UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. ___)

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

IntegraMed America, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.01 per share (“Common Stock”), of IntegraMed America, Inc. (the “Company”)
(2)

Aggregate number of securities to which transaction applies:

11,986,713 outstanding shares of Common Stock (including outstanding shares of Common Stock that are subject to restrictions on transfer or forfeiture, and which were granted pursuant to the Company’s stock option or long-term compensation plans (“Restricted Stock”)) and an aggregate of 192,240 shares of Common Stock underlying outstanding options of the Company, which were issued under the Company’s stock option or long-term compensation plans (“Options”), with an exercise price of less than $14.05, each as of July 6, 2012.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for purposes of calculating the filing fee, the maximum aggregate value of the transaction was calculated based upon the sum of (i) 11,986,713 issued and outstanding shares of Common Stock (including outstanding shares of Restricted Stock) multiplied by $14.05 per share and (ii) 192,240 shares of Common Stock underlying outstanding Options with an exercise price of less than $14.05 multiplied by $5.84126 (which is the difference between $14.05 and the weighted average exercise price of $8.20874 per share). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the amount of the filing fee was calculated by multiplying the maximum aggregate value of the transaction by 0.0001146.

	(4)	Proposed maximum aggregate value of transaction: $169,536,242
	(5)	Total fee paid: $19,429
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

, 2012

To the Stockholders of IntegraMed America, Inc.:

I am pleased to inform you that, on June 10, 2012, IntegraMed America, Inc., or the Company, entered into an Agreement and Plan of Merger, or the merger agreement, with SCP-325 Holding Corp., or Buyer, and Buyer’s wholly-owned subsidiary, SCP-325 Merger Sub, Inc., or Merger Sub, providing for the merger of Merger Sub with and into the Company, or the merger, with the Company surviving the merger as a wholly-owned subsidiary of Buyer. Buyer and Merger Sub are both affiliates of Sagard Capital Partners, L.P., an investment firm. If the merger is completed, each share of the Company’s common stock, or a common share, other than as provided below, will be converted into the right to receive $14.05 in cash, without interest and less applicable withholding tax. The following common shares will not be converted into the right to receive $14.05 in cash, without interest and less applicable withholding tax, in connection with the merger: (i) common shares owned by Buyer, Merger Sub or any other direct or indirect wholly-owned subsidiary of Buyer, (ii) common shares owned by the Company as treasury stock or any direct or indirect wholly-owned subsidiary of the Company and (iii) common shares owned by stockholders who have properly exercised appraisal rights under the Delaware General Corporation Law.

You will be asked, at a special meeting of the holders of common shares, or the special meeting, to be held on                    , 2012, at 10:00 a.m. local time, at the Company’s headquarters located at Two Manhattanville Road, 3rd Floor, Purchase, New York 10577, to consider and vote on a proposal to adopt and approve the merger agreement.

After careful consideration, the Company’s board of directors approved the merger agreement and the transactions contemplated by the merger agreement and determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the Company and the holders of common shares. THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT.

The accompanying proxy statement provides you with information about the merger agreement, the merger and the special meeting of the holders of common shares. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement. The Company encourages you to read the entire proxy statement and merger agreement carefully. You may also obtain more information about the Company from documents that it has filed with the Securities and Exchange Commission.

Your vote is important. Adoption and approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding common shares entitled to vote thereon. The failure of any holder of common shares to vote will have the same effect as a vote “AGAINST” adopting and approving the merger agreement. Accordingly, whether or not you plan to attend the special meeting, you are requested to promptly vote your common shares by completing, signing and dating the enclosed proxy card and returning it in the envelope provided, or by voting over the telephone or over the internet as instructed in the accompanying materials. If your common shares are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you should instruct that entity how to vote in accordance with the voting instruction form that it furnished to you. The failure to instruct your broker, dealer, commercial bank, trust company or other nominee to vote your common shares “FOR” adoption and approval of the merger agreement will have the same effect as a vote “AGAINST” adopting and approving the merger agreement.

Voting by proxy will not prevent you from voting your common shares in person if you subsequently choose to attend the special meeting.

Thank you for your cooperation and continued support.

Sincerely,

Jay Higham

Chairman, President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the merger, or upon the adequacy or accuracy of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

THE ACCOMPANYING PROXY STATEMENT IS DATED                          , 2012 AND IS FIRST BEING MAILED TO HOLDERS OF COMMON SHARES ON OR ABOUT                        , 2012.

INTEGRAMED AMERICA, INC.

Two Manhattanville Road, 3rd Floor

Purchase, New York 10577

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                              , 2012

To the Stockholders of IntegraMed America, Inc.:

Notice is hereby given that a special meeting, or the special meeting, of the stockholders of IntegraMed America, Inc., or the Company, will be held on                             , 2012, at 10:00 a.m. local time, at the Company’s headquarters located at Two Manhattanville Road, 3rd Floor, Purchase, New York 10577. The special meeting is called for the following purposes:

1.                   To consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger, dated as of June 10, 2012, or the merger agreement, by and among SCP-325 Holding Corp., a Delaware corporation, or Buyer, Buyer’s wholly-owned subsidiary, SCP-325 Merger Sub, Inc., a Delaware corporation, or Merger Sub, and the Company, pursuant to which Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Buyer;

2.                   To consider and vote on a proposal to approve, on a non-binding advisory basis, the merger-related executive compensation payable under existing agreements with the Company that the Company’s named executive officers will or may receive in connection with the merger contemplated by the merger agreement;

3.                   To consider and vote on a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement or to constitute a quorum; and

4.                   To transact such other business as may properly come before the special meeting.

Only holders of record of shares of the Company’s common stock, or common shares, at the close of business on                              , 2012 are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. All holders of record of common shares are cordially invited to attend the special meeting in person.

Holders of common shares who do not vote in favor of adopting and approving the merger agreement will have the right to seek appraisal of the fair value of their common shares if the merger contemplated by the merger agreement is completed, but only if they submit a written demand for appraisal to the Company prior to the time the vote is taken on the adoption and approval of the merger agreement and comply with all other requirements of the Delaware General Corporation Law, or the DGCL. A copy of the applicable DGCL statutory provisions is included as Annex C to the accompanying proxy statement, and a summary of those provisions can be found under “Appraisal Rights” beginning on page 82 of the accompanying proxy statement.

The adoption and approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding common shares entitled to vote thereon. The failure to vote will have the same effect as a vote “AGAINST” the adoption and approval of the merger agreement. Even if you plan to attend the special meeting in person, please complete, sign, date and return the enclosed proxy, or vote over the telephone or the internet as instructed in the accompanying materials, as promptly as possible to ensure that your common shares will be represented at the special meeting if you are unable to attend. If your common shares are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you should instruct that entity how to vote in accordance with the voting instruction form that it furnishes to you. Your failure to instruct your broker, dealer, commercial bank, trust company or other nominee to vote your common shares “FOR” the adoption and approval of the merger agreement will have the same effect as a vote “AGAINST” the adoption and approval of the merger agreement. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person. However, if your common shares are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you must provide a legal proxy from such nominee in order to vote your common shares in person at the special meeting.

Whether or not you plan to attend the special meeting, you are requested to promptly vote your COMMON shares by completing, signing and dating the enclosed proxy card and returning it in the envelope provided, or by voting over the telephone or over the Internet as instructed in the accompanying materials. VOTING BY PROXY WILL NOT PREVENT YOU FROM ATTENDING THE SPECIAL MEETING IF YOU SO DESIRE.

Claude E. White

Vice President, General Counsel and Secretary

   , 2012

-i-

-ii-

SUMMARY

This summary highlights selected information from this proxy statement. It may not contain all of the information that is important to you. Accordingly, you are urged to read carefully the entire proxy statement, its annexes and the other documents referred to in this proxy statement. See “Where You Can Find More Information” beginning on page 87. Each item in this summary refers to the page of this proxy statement on which that subject is discussed in more detail. In this proxy statement, the terms “we,” “us,” “our” and the “Company” refer to IntegraMed America, Inc. and its subsidiaries, unless the context requires otherwise.

The Merger (see page 25)

You are being asked to vote to adopt and approve the Agreement and Plan of Merger, dated as of June 10, 2012, which we refer to as the merger agreement, by and among us, SCP-325 Holding Corp., a Delaware corporation, which we refer to as Buyer, and Buyer’s wholly-owned subsidiary, SCP-325 Merger Sub, Inc., a Delaware corporation, which we refer to as Merger Sub, pursuant to which Merger Sub would merge with an into the Company and the Company would continue as the surviving corporation and a wholly-owned subsidiary of Buyer following the merger. In this proxy statement, we refer to the merger contemplated by the merger agreement as the merger and we refer to the surviving corporation in the merger as the surviving corporation. Adoption and approval of the merger agreement requires the approval of our stockholders, as described herein. Upon completion of the merger, each share of our common stock, par value $0.01 per share, which we refer to as a common share, other than as provided below, will be automatically cancelled and converted into the right to receive $14.05 per common share in cash, which we refer to as the per common share merger consideration, without interest and less applicable withholding tax. The following common shares will not be converted into the right to receive the per common share merger consideration in connection with the merger: (i) common shares owned by Buyer, Merger Sub or any other direct or indirect wholly-owned subsidiary of Buyer, (ii) common shares owned by us as treasury stock or any of our direct or indirect wholly-owned subsidiaries and (iii) common shares owned by stockholders who have properly exercised appraisal rights under the Delaware General Corporation Law, which we refer to as the DGCL.

Parties to the Merger (see page 25)

The parties to the merger agreement are:

IntegraMed America, Inc. (see page 25)

We are a specialty healthcare services company offering products and services to patients and providers in the fertility and vein care segments of the health industry. We provide services and products through our three operating divisions, fertility centers, consumer services and vein clinics, and shared support services for providers through our corporate offices. We provide our fertility centers and vein clinics with administrative services, such as finance, accounting, human resources, risk management, legal and purchasing support, marketing and sales support, internet marketing and website support, access to integrated information systems, in some instances, non-physician practitioners and access to capital for financing clinic operations and expansion.

SCP-325 Holding Corp. (see page 26)

Buyer is a Delaware corporation and is a controlled affiliate of Sagard Capital Partners, L.P., an investment firm, which we refer to as Sagard. Buyer was formed at the direction of Sagard solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement and the related financing transactions. At the effective time of the merger, the Company will become a direct, wholly-owned subsidiary of Buyer. Buyer has de minimis assets and has not engaged in any business or operations other than activities incidental to its formation and in connection with the merger and the other transactions contemplated by the merger agreement.

SCP-325 Merger Sub, Inc. (see page 26)

Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Buyer. Merger Sub was formed at the direction of Buyer solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement and the related financing transactions. At the effective time of the merger, Merger Sub will merge with and into the Company and cease to exist, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Buyer. Merger Sub has de minimis assets and has not engaged in any business or operations other than activities incidental to its formation and in connection with the merger and the other transactions contemplated by the merger agreement.

The Special Meeting (see page 20)

Date, Time and Place (see page 20)

The special meeting of the holders of common shares, which we refer to as the special meeting, will be held on                    , 2012, at 10:00 a.m. local time, at our headquarters located at Two Manhattanville Road, 3rd Floor, Purchase, New York 10577.

Purpose (see page 20)

At the special meeting, you will be asked to consider and vote on the following proposals:

•	to adopt and approve the merger agreement;
•	to approve, on a non-binding advisory basis, the merger-related executive compensation payable under existing agreements with us that our named executive officers will or may receive in connection with the merger;
•	to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement or to constitute a quorum; and
•	such other proposals as may properly come before the special meeting.

Record Date (see page 20)

Only holders of record of common shares at the close of business on                    , 2012, the record date for the special meeting, are entitled to vote at the special meeting and at any adjournment or postponement of the special meeting. On the record date for the special meeting,                    common shares were issued and outstanding and were held by                    holders of record. Holders of record of common shares on the record date for the special meeting are entitled to one vote per common share at the special meeting on each proposal to be voted on at the special meeting.

Quorum (see page 20)

A quorum is necessary to hold the special meeting. The presence at the special meeting, in person or by proxy, of the holders of a majority of the common shares issued and outstanding at the close of business on the record date, and entitled to vote at the special meeting, constitutes a quorum for purposes of the special meeting. Abstentions and broker non-votes will be counted as present for the purposes of determining whether a quorum is present at the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.

Vote Required (see page 21)

The adoption and approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding common shares entitled to vote thereon.

The approval, on a non-binding advisory basis, of the merger-related executive compensation payable under existing agreements with us that our named executive officers will or may receive in connection with the merger requires the approval of a majority of the votes properly cast on this proposal at the special meeting.

The approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies requires the approval of a majority of the votes properly cast on this proposal at the special meeting.

Our directors and executive officers have informed us that, as of the date of this proxy statement, they intend to vote all of their common shares in favor of the proposal to adopt and approve the merger agreement, in favor of the proposal to approve, on a non-binding advisory basis, the merger-related executive compensation payable under existing agreements with us that our named executive officers will or may receive in connection with the merger and in favor of the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. As of                    , 2012, the record date for the special meeting, our directors and executive officers owned, in the aggregate,                    common shares, or collectively approximately      % of the outstanding common shares.

In addition, pursuant to the Voting Agreement, dated as of June 10, 2012, which we refer to as the voting agreement, among Buyer, IAT Reinsurance Company Ltd., which we refer to as IAT, Wilshire Insurance Company, which we refer to as Wilshire, and Peter R. Kellogg, IAT, Wilshire and Mr. Kellogg have generally agreed, subject to certain exceptions and among other things, to vote all of the common shares beneficially owned by them in favor of the proposal to adopt and approve the merger agreement and the transactions contemplated thereby unless the voting agreement is terminated. As of                    , 2012, the record date for the special meeting, IAT, Wilshire and Mr. Kellogg owned, in the aggregate, 3,221,286 common shares, or collectively approximately 26.9% of the outstanding common shares. The voting agreement is described under “The Merger—Voting Agreement” beginning on page 46.

Proxies and Revocation (see page 23)

Any holder of record of common shares entitled to vote at the special meeting may submit a proxy by telephone, over the internet or by returning the enclosed proxy card in the envelope provided or may vote in person at the special meeting. If your common shares are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you should instruct that entity how to vote in accordance with the voting instruction form that it furnished to you. If you fail to submit a proxy or to vote in person at the special meeting, or if you vote “ABSTAIN,” or if you do not provide your broker, dealer, commercial bank, trust company or other nominee with voting instructions, it will have the same effect as a vote “AGAINST” the adoption and approval of the merger agreement.

If you are a holder of record of common shares, you can change your vote at any time before your proxy is voted at the special meeting by properly delivering a later-dated proxy through any of the methods available to you or attending the special meeting in person and voting. You may also revoke your proxy by delivering a notice of revocation to our Secretary prior to the time your proxy is voted at the special meeting. If your common shares are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee to revoke your proxy.

Reasons for the Merger (see page 34)

After consideration of the various factors described under “The Merger—Recommendation of the Board of Directors; Reasons for the Merger” beginning on page 34, our board of directors unanimously determined that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of the Company and the holders of common shares, approved the merger agreement and the transactions contemplated thereby, resolved that a special meeting of the holders of common shares be called to adopt and approve the merger agreement and recommended that the holders of common shares adopt and approve the merger agreement and, on a non-binding advisory basis, approve the merger-related execution compensation that the Company’s named executive officers will or may receive in connection with the merger at that meeting.

In considering the recommendation of our board of directors with respect to the proposal to adopt and approve the merger agreement, you should be aware that certain of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of the holders of common shares generally. Our board of directors was aware of and considered these interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the merger agreement, and in recommending that the merger agreement be adopted and approved by the holders of common shares. See “The Merger—Interests of Certain Persons in the Merger” beginning on page 47.

Our board of directors unanimously recommends that you vote “FOR” the adoption and approval of the merger agreement, “FOR” the approval, on a non-binding advisory basis, of the merger-related executive compensation that our named executive officers will or may receive in connection with the merger and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

Opinion of the Company’s Financial Advisor (see page 36)

In connection with the merger, our board of directors received an opinion from the Company’s financial advisor, Jefferies & Company, Inc., which we refer to as Jefferies, dated June 9, 2012, as to the fairness, from a financial point of view and as of that date, of the per common share merger consideration to be received by holders of common shares (other than Sagard and its affiliates). The full text of Jefferies’ opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Jefferies. This opinion is attached as Annex B to this proxy statement, which the Company encourages you to read in its entirety, and is incorporated herein by reference. Jefferies’ opinion was provided for the use and benefit of our board of directors (in its capacity as such) in its evaluation of the per common share merger consideration from a financial point of view and did not address any other aspect of the merger. The opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transactions or opportunity that might be available to the Company, nor did it address the Company’s underlying business decision to engage in the merger or the terms of the merger agreement or any voting or other agreements, documents or other arrangements referred to in the merger agreement or entered into in connection with the merger. Jefferies’ opinion does not constitute a recommendation as to how any holder of common shares should vote or act with respect to the merger or any related matter.

Financing of the Merger (see page 42)

Buyer anticipates that the total funds needed to complete the merger, including the funds needed to:

•	pay the holders of common shares (and the holders of our other equity-based interests) the amounts due to them under the merger agreement, which, based upon the common shares (and our other equity-based interests) outstanding as of the record date, would be approximately $169.5 million;
•	refinance our outstanding indebtedness, which, as of , 2012, was approximately $8.0 million in principal amount; and
•	pay all fees and expenses relating to the merger and the financing of the merger,

will be funded through a combination of:

•	up to approximately $79.5 million of equity financing to be provided by Sagard or one or more of its affiliated entities, or other parties to whom Sagard allocates a portion of its commitment pursuant to the equity commitment letter described below;
•	a $95.0 million senior secured credit facility, consisting of a $90.0 million term loan and a $5.0 million revolving loan facility; and
•	our cash on hand.

Buyer has obtained the equity commitment letter and Sagard and Merger Sub have obtained the debt commitment letter described below. The funding under those commitment letters is subject to certain conditions, including conditions that do not relate directly to the merger agreement. We believe the amounts committed under the commitment letters will be sufficient to complete the transaction, but we cannot assure you of that. Those amounts might be insufficient if, among other things, one or more of the parties to the commitment letters fails to fund the committed amounts in breach of a commitment letter or if the conditions to a commitment are not met. Although obtaining the proceeds of any financing, including any financing under the commitment letters, is not a condition to the completion of the merger, the failure of Buyer and Merger Sub to obtain any portion of the committed financing (or alternate financing) will likely result in the failure of the merger to be completed. In that case, Buyer may be obligated to pay us a termination fee, as described under “The Merger Agreement—Termination Fees and Reimbursement of Expenses” beginning on page 75. Buyer’s obligation to pay the termination fee is guaranteed by Sagard pursuant to the limited guaranty referred to below.

Equity Financing (see page 43)

Buyer has entered into an equity commitment letter with Sagard, dated as of June 10, 2012, which we refer to as the equity commitment letter, pursuant to which Sagard has committed to purchase, directly or indirectly through one or more affiliated entities, at or prior to the closing of the merger, equity interests of Buyer, for an amount equal to approximately $79.5 million, to fund a portion of the aggregate merger consideration to be paid by Buyer under the merger agreement and to pay the related fees and expenses pursuant to and in accordance with the merger agreement. Sagard may allocate a portion of its equity commitment to other investors. However, the allocation of any portion of Sagard’s equity commitment to other investors will only reduce Sagard’s equity commitment by the amount actually contributed to Buyer by those other investors (and not returned) at or prior to the closing date of the merger for the purpose of funding a portion of the merger consideration, any other amounts required to be paid pursuant to the merger agreement and related fees and expenses pursuant to the merger agreement.

Sagard’s obligation to fund the equity financing contemplated by the equity commitment letter is subject to:

•	our execution and delivery of the merger agreement (which took place on June 10, 2012);
•	the satisfaction or waiver (with Sagard’s prior written approval) of each of the conditions to the obligations of Buyer and Merger Sub to consummate the transactions contemplated by the merger agreement; and
•	the contemporaneous funding of the debt financing, or any alternate debt financing that is accepted from alternate sources in accordance with the merger agreement, in accordance with the terms and conditions thereof.

Debt Financing (see page 43)

In connection with the execution of the merger agreement, Sagard and Merger Sub received a debt commitment letter, dated as of June 10, 2012, which, along with the related fee letter, we refer to as the debt commitment letter, from GCI Capital Markets LLC, which we refer to as the commitment party. Pursuant to the debt commitment letter, the commitment party or, to the extent all or a portion of any syndication contemplated by the debt commitment letter has occurred, a syndicate of lenders, which we refer to as the lenders, have committed to provide a $95.0 million senior secured credit facility, consisting of a $90.0 million term loan and a $5.0 million revolving loan facility, to us and Merger Sub on the terms and subject to the conditions set forth in the debt commitment letter. The debt commitment letter will expire if either the closing of the debt facilities contemplated by the debt commitment letter or the funding of the loans thereunder has not occurred on or prior to November 15, 2012.

The debt facilities contemplated by the debt commitment letter are subject to a number of closing conditions, as described under “The Merger—Financing of the Merger—Debt Financing” beginning on page 43. However, the debt commitment letter is not subject to a due diligence or a “market out” condition that would allow the commitment party not to fund its commitment if the financial markets are materially adversely affected. There is a risk that the conditions to the debt financing will not be satisfied and the debt financing may not be funded when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event that the debt financing described in this proxy statement is not available as anticipated.

Limited Guaranty (see page 45)

Pursuant to the limited guaranty, dated as of June 10, 2012, which we refer to as the limited guaranty, by Sagard in favor of the Company, Sagard has agreed to guarantee:

•	the payment by Buyer of the $8,476,812 termination fee payable to us in certain circumstances; and
•	the reimbursement and indemnification obligations of Buyer in connection with the costs and expenses incurred by us in connection with the arrangement of the financing of the merger and successful suits to enforce the termination fee provisions of the merger agreement.

See “The Merger Agreement—Termination Fees and Reimbursement of Expenses” beginning on page 75 and “The Merger Agreement—Expenses” beginning on page 77. However, Sagard’s obligations under the limited guaranty are subject to a cap equal to $8,476,812.

Voting Agreement (see page 46)

In connection with the execution of the merger agreement, Buyer, IAT, Wilshire and Peter R. Kellogg entered into the voting agreement, pursuant to which IAT, Wilshire and Mr. Kellogg have generally agreed, subject to certain exceptions and among other things, to vote all of the common shares beneficially owned by them in favor of the proposal to adopt and approve the merger agreement and the transactions contemplated thereby unless the voting agreement is terminated. As of                    , 2012, the record date for the special meeting, IAT, Wilshire and Mr. Kellogg owned, in the aggregate, 3,221,286 common shares, or collectively approximately 26.9% of the outstanding common shares. A copy of the voting agreement is attached as Annex D to this proxy statement, which we encourage you to read in its entirety.

Interests of Certain Persons in the Merger (see page 47)

In considering the recommendation of our board of directors with respect to the proposal to adopt and approve the merger agreement, you should be aware that certain of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of the holders of common shares generally. Our board of directors was aware of and considered these interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the merger agreement, and in recommending that the merger agreement be adopted and approved by the holders of common shares, as described under “The Merger—Recommendation of the Board of Directors; Reasons for the Merger” beginning on page 34. These interests include, among others:

•	accelerated vesting of options to purchase common shares that were issued under our stock option or long-term compensation plans, and cash payments with respect to those options to purchase common shares that have an exercise price of less than $14.05;
•	accelerated vesting of common shares that are subject to restrictions on transfer or forfeiture and that were granted pursuant to our stock option or long-term compensation plans, which we refer to as restricted stock, and cash payments of $14.05, without interest and less applicable withholding tax, with respect to each share of restricted stock;
•	a lump sum cash payment to Jay Higham, our Chairman, President and Chief Executive Officer, representing his base salary for a 24-month period, plus twice the full amount of his annual bonus based on current salary, without regard to the conditions precedent established for the bonus payment, pursuant to his employment agreement, if, within one year after the merger, Mr. Higham’s employment is terminated by Mr. Higham for “Good Reason” (as defined in the employment agreement) or by the surviving corporation without cause;
•	certain payments and benefits to our executive officers who have entered into employee retention agreements with us, in the event that, within 18 months of the completion of the merger, their employment is terminated, either by the surviving corporation without cause or by themselves for “Good Reason” (as defined in the employee retention agreements), including:
o	a cash lump sum payment equal to the executive officer’s annual base salary, plus the pro rata portion of the cash bonus that he or she would have earned for the fiscal year during which the termination occurred, plus the most recent annual cash bonus, if any, paid by us to him or her prior to the date that his or her employment is terminated or the date of the completion of the merger, whichever is higher;
o	continuation of certain employee benefits for one year following the date that the executive officer’s employment is terminated (or if that continuation of benefits is not available, payment of the equivalent value thereof);
o	accelerated vesting of all incentive stock options granted to the executive officer;
o	reimbursement of up to $15,000 of reasonable expenses incurred within two years of the date that the executive officer’s employment is terminated for outplacement services; and
o	payment of reasonable fees and expenses incurred in successfully litigating the executive officer’s rights under his or her employee retention agreement;
•	if our board of directors were to terminate our Long-Term Cash Award Plan as of the effective date of the merger, lump sum cash payments would be made to certain of our executive officers representing the entire unpaid balance of their cash award accounts maintained by us under the Long-Term Cash Award Plan;
•	continued indemnification and liability insurance for our directors and officers following the completion of the merger;
•	for a period of at least one year following the completion of the merger, Buyer will provide, or cause the surviving corporation and its subsidiaries to provide, our executive officers who remain employed by Buyer, the surviving corporation or any of their respective subsidiaries, with base salaries, bonus opportunities and employee pension and welfare benefits (other than equity-based or change in control compensation) that that are substantially comparable in the aggregate to those provided by us and our subsidiaries to such individuals immediately prior to the completion of the merger; and
•	credit for prior service with us for purposes of eligibility, vesting and other determinations under benefit plans in which our executive officers may become eligible to participate following the completion of the merger.

See “The Merger—Interests of Certain Persons in the Merger” beginning on page 47 for additional information.

Material U.S. Federal Income Tax Consequences of the Merger (see page 55)

The exchange of common shares for cash pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose common shares are converted into the right to receive cash in the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to his, her or its common shares (determined before the deduction of any applicable withholding taxes) and his, her or its adjusted tax basis in those common shares. Any gain recognized on the exchange of common shares for cash pursuant to the merger by non-U.S. holders will generally not be subject to U.S. federal income tax unless the non-U.S. holder has certain connections to the United States. Backup withholding may also apply to the cash payments made pursuant to the merger unless the holder or other payee provides the required information and certification and otherwise complies with the backup withholding rules. For the definitions of “U.S. holder” and “non-U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the merger, see “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 55. You should also consult your tax advisor regarding the specific tax consequences of the merger applicable to you in light of your particular circumstances and for a complete analysis of the effect of the merger on your federal, state, local and foreign taxes.

Required Antitrust Approvals (see page 57)

Under the terms of the merger agreement, the merger cannot be consummated until the waiting period, and any extensions thereof, applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, has expired or been earlier terminated.

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, the merger cannot be consummated until each of the Company and Buyer files a notification and report form with the Federal Trade Commission and the Antitrust Division of the Department of Justice under the HSR Act and the applicable waiting period has expired or been terminated. These notification and report forms were filed on June 22, 2012 and the parties received notification of early termination of the waiting period on June 29, 2012.

Litigation Related to the Merger (see page 57)

On June 21, 2012, we, the members of our board of directors, Buyer, Merger Sub and Sagard were named as defendants in a putative class action filed in the Supreme Court of the State of New York, County of Westchester. The complaint relating to this lawsuit alleges that the members of our board of directors breached their fiduciary duties and that we, Buyer, Merger Sub and Sagard aided and abetted purported breaches of fiduciary duties by our board of directors. This lawsuit seeks injunctive and other equitable relief, including enjoining the merger, and damages, as well as recovery of the costs of the action, including reasonable attorneys’ fees. We believe that this lawsuit is without merit and intend to defend it vigorously.

On June 26, 2012, we, the members of our board of directors, our former director Wayne R. Moon, Buyer, Merger Sub and Sagard were named as defendants in a putative class action filed in the Court of Chancery of the State of Delaware. The complaint relating to this lawsuit alleges that the members of our board of directors and Mr. Moon breached their fiduciary duties and that Buyer, Merger Sub and Sagard aided and abetted purported breaches of fiduciary duties by our board of directors and Mr. Moon. This lawsuit seeks injunctive and other equitable relief, including enjoining the merger, and damages, as well as recovery of the costs and disbursements of the action, including reasonable attorneys’ and experts’ fees. We believe that this lawsuit is without merit and intend to defend it vigorously.

Delisting and Deregistration (see page 58)

Following the consummation of the merger, the common shares will be delisted from the Nasdaq Global Market and deregistered under the Securities Exchange Act of 1934, as amended, and will cease to be publicly traded. Therefore, following the consummation of the merger, we would no longer file periodic reports with the Securities and Exchange Commission on account of the common shares.

The Merger Agreement (see page 59)

Treatment of Options and Restricted Stock (see page 60)

Immediately prior to the effective time of the merger, each outstanding and unexercised option to purchase common shares that was issued under our stock option or long-term compensation plans, whether or not then vested or exercisable, will become fully vested and exercisable and, at the effective time of the merger, each such option that is not exercised will be cancelled and automatically converted into the right to receive, as soon as reasonably practicable after the effective time of the merger (but in any event no later than three business days after the effective time of the merger), an amount in cash equal to the product of (i) the total number of common shares subject to that option immediately prior to the effective time of the merger and (ii) the excess, if any, of $14.05 over the exercise price of that option, without interest and less applicable withholding tax. In the event that the exercise price per common share of any option to purchase common shares that was issued under our stock option or long-term compensation plans is equal to or greater than $14.05, at the effective time of the merger, that option will be cancelled without any consideration being payable in respect thereof.

Immediately prior to the effective time of the merger, each outstanding share of restricted stock, whether or not then vested, will become free of all restrictions, fully vested and transferable and, at the effective time of the merger, will be cancelled and automatically converted into the right to receive, as soon as reasonably practicable after the effective time of the merger (but in any event no later than three business days after the effective time of the merger), $14.05 in cash, without interest and less applicable withholding tax.

No Solicitation (see page 67)

As of the date of the merger agreement, we were generally required to, and generally must use our reasonable best efforts to instruct and cause our representatives to, cease and cause to be terminated any discussions or negotiations with any person or entity that may have been ongoing with respect to an acquisition proposal.

From the date of the merger agreement until the effective time of the merger, we generally may not, and generally must use our reasonable best efforts to instruct and cause our representatives not to:

•	initiate, solicit or knowingly encourage the making of any acquisition proposals;
•	engage in or otherwise participate in any discussions or negotiations with any person or entity with respect to any acquisition proposals;
•	provide any non-public information concerning us or any of our subsidiaries to any person or entity with the intent to initiate, solicit or knowingly encourage the making of any acquisition proposals; or
•	enter into any alternative acquisition agreement.

However, at any time following the date of the merger agreement and prior to obtaining the vote of the holders of common shares required for the consummation of the merger, if we or any of our representatives receives an acquisition proposal from any person or entity that did not result from our material breach of the non-solicitation provisions of the merger agreement, we and our representatives may contact that person or entity to clarify the terms and conditions of the acquisition proposal and (i) we and our representatives may provide access to non-public information concerning us and our subsidiaries to that person or entity pursuant to a confidentiality agreement that meets certain criteria set forth in the merger agreement (so long as we promptly make that material non-public information available to Buyer and Merger Sub, to the extent that it has not previously been provided to Buyer and Merger Sub), (ii) we and our representatives may engage, enter into or participate in any discussions or negotiations with that person or entity with respect to the acquisition proposal, if and only to the extent that, prior to taking any action described above, our board of directors determines in good faith (after consultation with our outside legal counsel and financial advisor) that the acquisition proposal either constitutes a superior proposal or could reasonably be expected to lead to a superior proposal and (iii) after complying with the relevant provisions of the merger agreement, our board of directors may authorize, adopt, approve, recommend or otherwise declare advisable such acquisition proposal if, and only to the extent that, prior to taking any action referenced to in this clause (iii), our board of directors determines in good faith (after consultation with our outside legal counsel and financial advisor) that the acquisition proposal is a superior proposal.

Generally, our board of directors may not (i) withhold, withdraw, modify or amend, in a manner adverse to Buyer, its recommendation that the holders of common shares adopt the merger agreement, (ii) authorize, adopt, approve, recommend or otherwise declare advisable any acquisition proposal or (iii) cause or permit us to enter into an alternative acquisition agreement; provided, however, so long as we comply with certain terms of the merger agreement, described under “The Merger Agreement—No Solicitation” beginning on page 67, prior to obtaining the vote of the holders of common shares required for the consummation of the merger, our board of directors may (a) withhold, modify or amend its recommendation that the holders of common shares adopt the merger agreement or (b) authorize, adopt, approve, recommend or otherwise declare advisable any acquisition proposal made after the date of the merger agreement that our board of directors determines in good faith (after consultation with our outside legal counsel and financial advisor) is a superior proposal, in each case if our board of directors determines in good faith (after consultation with our outside legal counsel) that failure to do so could be inconsistent with its fiduciary obligations under applicable law. In addition, prior to obtaining the vote of the holders of common shares required for the consummation of the merger, if our board of directors determines in good faith (after consultation with our outside legal counsel and financial advisor) that an acquisition proposal is a superior proposal, we may terminate the merger agreement and enter into an alternative acquisition agreement with respect to that superior proposal, so long as we comply with certain terms of the merger agreement, described under “The Merger Agreement—No Solicitation” beginning on page 67, including paying a termination fee to Buyer. See “The Merger Agreement—Termination Fees and Reimbursement of Expenses” beginning on page 75. In addition, we must notify Buyer at least 72 hours prior to terminating the merger agreement to enter into an alternative acquisition agreement with respect to a superior proposal. Buyer would then have the opportunity to deliver to us a written, binding and irrevocable offer altering the terms of the merger agreement, the equity commitment letter, the debt commitment letter and the limited guaranty as would permit our board of directors to conclude that the superior proposal no longer constitutes a superior proposal.

Please refer to “The Merger Agreement—No Solicitation” beginning on page 67 for the definitions of “acquisition proposal,” “alternative acquisition agreement” and “superior proposal.”

Conditions to the Merger (see page 73)

The respective obligations of the Company, Buyer and Merger Sub to effect the merger are subject to the satisfaction or waiver (where permissible under applicable law) of the following conditions:

•	the merger agreement must have been duly adopted by the holders of a majority of the outstanding common shares;
•	any waiting period, and extensions thereof, applicable to the consummation of the merger under the HSR Act relating to the merger must have expired or been earlier terminated (notification of which was received on June 29, 2012) and all required approvals and clearances by any other applicable governmental antitrust entity applicable to the merger under applicable antitrust law must have been obtained and any applicable waiting period, or extension thereof, thereunder must have expired or been earlier terminated; and
•	no governmental entity of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any statute, law, common law, ordinance, code, rule, order, judgment, injunction, writ, decree, directive, regulation, guideline or interpretation having the force of the law, permit or franchise that is in effect and has the effect of making the merger illegal or otherwise prohibiting consummation of the merger.

The obligations of Buyer and Merger Sub to effect the merger are also subject to the satisfaction or waiver (where permissible under applicable law) of the following additional conditions:

•	our representations and warranties regarding the absence of a Company material adverse effect since December 31, 2011 and our and our subsidiaries’ security interests in certain assets of the fertility centers and vein clinics to which we or one of our subsidiaries provides management services must be true and correct in all respects at and as of the effective time of the merger;
•	our representations and warranties regarding our capitalization and the absence of encumbrances on our ownership of the capital stock of our subsidiaries must be true and correct in all respects, except for inaccuracies that are de minimis relative to those representations and warranties taken as a whole, at and as of the effective time of the merger (except to the extent expressly made as of an earlier date, in which case as of that date);
•	our representations and warranties regarding the absence of any undisclosed broker’s or finder’s fee and our and our subsidiaries’ indebtedness, without giving effect to any materiality or Company material adverse effect qualifications, must be true and correct in all material respects at and as of the effective time of the merger with the same effect as though made as of the effective time of the merger (except to the extent expressly made as of an earlier date, in which case as of that date);
•	our representations and warranties (other than those referenced in the preceding bullet points), without giving effect to any materiality or Company material adverse effect qualifications, must be true and correct as of the effective time of the merger (except to the extent expressly made as of an earlier date, in which case as of that date), except for failures to be true and correct that would not have, individually or in the aggregate, a Company material adverse effect;
•	we must have performed in all material respects the obligations required to be performed by us under the merger agreement prior to the closing date of the merger;
•	a Company material adverse effect must not have occurred since the date of the merger agreement;
•	we must have delivered to Buyer a certificate, dated as of the closing date of the merger, signed on our behalf by a duly authorized officer, certifying as to the satisfaction of the conditions set forth in the preceding six bullet points; and
•	if the closing of the merger has not occurred by August 15, 2012, we must have filed a Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2012.

Please refer to “The Merger Agreement—Representations and Warranties” beginning on page 63 for the definition of “Company material adverse effect.”

Our obligation to effect the merger is also subject to the satisfaction or waiver of the following additional conditions:

•	each of the representations and warranties of Buyer and Merger Sub set forth in the merger agreement, without giving any effect to any materiality qualifications, must be true and correct at and as of the effective time of the merger as though made as of the effective time of the merger (except to the extent expressly made as of an earlier date, in which case as of that date), except for failures to be true and correct that would not, individually or in the aggregate, prevent, materially delay or materially impede the ability of Buyer or Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement;
•	each of Buyer and Merger Sub must have performed in all material respects all of its obligations required to be performed by it under the merger agreement on or prior to the closing date of the merger; and
•	Buyer must have delivered to us a certificate, dated as of the closing date of the merger, signed on behalf of Buyer by a duly authorized officer of Buyer, certifying as to the satisfaction of the conditions set forth in the preceding two bullet points.

Termination of the Merger Agreement (see page 74)

The Company and Buyer may, by mutual written agreement, terminate the merger agreement at any time prior to the effective time of the merger. In addition, with certain exceptions, the merger agreement may be terminated at any time prior to the effective time of the merger by either the Company or Buyer, with written notice from the terminating party to the other party, if:

•	the merger has not been consummated by November 15, 2012;
•	the meeting of the holders of common shares to consider and vote upon the adoption of the merger agreement has been held and completed, or postponed or adjourned, and the adoption of the merger agreement by the holders of common shares was not obtained at that meeting or at any adjournment or postponement thereof; or
•	a governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered into any statute, law, common law, ordinance, code, rule, order, judgment, injunction, writ, decree, directive, regulation, guideline or interpretation having the force of law, permit or franchise permanently restraining, enjoining or otherwise prohibiting the consummation of the merger that has become final and non-appealable.

With certain exceptions, the merger agreement may also terminated by us, with written notice to Buyer:

•	at any time prior to the time that the merger agreement is duly adopted by the holders of a majority of the outstanding common shares, if (i) our board of directors authorizes us, subject to complying with the terms set forth under “The Merger Agreement—No Solicitation” beginning on page 67, to enter into an alternative acquisition agreement with respect to a superior proposal, (ii) immediately prior to or substantially concurrently with the termination of the merger agreement, we enter into an alternative acquisition agreement with respect to that superior proposal and (iii) we, immediately prior to or substantially concurrently with the termination of the merger agreement, pay to Buyer or its designees any termination fee that is required to be paid by us pursuant to the merger agreement;
•	at any time prior to the effective time of the merger, if there has been a breach of any representation, warranty, covenant or agreement made by Buyer or Merger Sub in the merger agreement, or any representation or warranty made by Buyer or Merger Sub in the merger agreement has become untrue after the date of the merger agreement, which breach would cause the closing conditions not to be satisfied and is not curable or, if curable, is not cured within 30 days following Buyer’s receipt of written notice of the breach from us (or, if earlier, three business days prior to November 15, 2012);
•	at any time prior to the time that the merger agreement is duly adopted by the holders of a majority of the outstanding common shares, if our board of directors has withheld, withdrawn, modified or amended its recommendation that the holders of common shares adopt the merger agreement in response to, or as a result of, an event, development, occurrence or change in circumstances or facts occurring or arising after the date of the merger agreement (other than in connection with an acquisition proposal) and we, immediately prior to or substantially concurrently with the termination of the merger agreement, pay to Buyer or its designees any termination fee that is required to be paid by us pursuant to the merger agreement;
•	at any time prior to the effective time of the merger, if all of the closing conditions have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger or have not been satisfied as a result of Buyer or Merger Sub’s breach of, or failure to perform any of their respective covenants or agreements contained in, the merger agreement) and we have, in good faith, indicated, in writing, to Buyer, at least one business day prior to the date that closing of the merger should have occurred under the merger agreement that we are ready, willing and able to consummate the merger and Buyer fails to close the transactions contemplated by the merger agreement, including the merger, within three business days following the date that the closing of the merger should have occurred under the merger agreement; or

•	at any time prior to the effective time of the merger, if the debt commitment letter has been terminated and a satisfactory replacement debt commitment letter has not been obtained by the 90th day after the termination of the debt commitment letter, and is not obtained prior to our termination of the merger agreement pursuant to the termination right described in this bullet point.

With certain exceptions, the merger agreement may also be terminated, at any time prior to the effective time of the merger, by Buyer, with written notice to us, if:

•	our board of directors has withheld, withdrawn, modified or amended its recommendation that the holders of common shares adopt the merger agreement;
•	our board of directors has authorized, adopted, approved, recommended or otherwise declared advisable any acquisition proposal made after the date of the merger agreement that our board of directors determined in good faith (after consultation with our outside legal counsel and financial advisor) is a superior proposal;
•	a tender or exchange offer for common shares that constitutes an acquisition proposal (whether or not a superior proposal) has been commenced by a person or entity unaffiliated with Buyer and, within 10 business days after the public announcement of the acquisition proposal, we have not recommended that the holders of common shares reject the acquisition proposal and not tender any common shares into the tender or exchange offer; or
•	there has been a breach of any representation, warranty, covenant or agreement made by us in the merger agreement, or any representation or warranty made by us in the merger agreement has become untrue after the date of the merger agreement, which breach would cause the closing conditions not to be satisfied and is not curable or, if curable, is not cured within 30 days following our receipt of written notice of the breach from Buyer (or, if earlier, three business days prior to November 15, 2012).

The termination of the merger agreement will not relieve any party to the merger agreement for liability for fraud in connection with the merger agreement.

Termination Fees and Reimbursement of Expenses (see page 75)

If the merger agreement is terminated, depending upon the circumstances under which the termination occurs:

•	we may be obligated to pay Buyer a termination fee of $5,086,087;
•	we may be obligated to reimburse Buyer for out-of-pocket costs and expenses incurred by or on behalf of Buyer and Merger Sub in connection with the transactions contemplated by the merger agreement, up to a maximum about equal to $2,119,203, which out-of-pocket costs and expenses will be credited against any termination fee that we must pay to Buyer; and
•	Buyer may be obligated to pay us a termination fee of $8,476,812.

Sagard has guaranteed the obligation of Buyer to pay the termination fee pursuant to the limited guaranty.

Remedies (see page 77)

In the event that the merger agreement is terminated and we receive the termination fee from Buyer, or Sagard pursuant to the limited guaranty, the receipt of the termination fee will generally be our, our subsidiaries’ and the holders of common shares’ sole and exclusive remedy against Buyer, Merger Sub, Sagard, their debt financing sources, their respective affiliates and certain of their respective related parties for any loss or damage suffered or incurred by us or any other person or entity in connection with the merger agreement, the transactions contemplated by the merger agreement or any matter forming the basis for the termination of the merger agreement. Upon payment of these amounts, none of the Company, any of its affiliates or any other person or entity will be entitled to bring or maintain any other claim, action or proceeding against Buyer, Merger Sub, Sagard, their debt financing sources, their respective affiliates or certain of their respective related parties arising out of the merger agreement, the equity commitment letter, the debt commitment letter, the limited guaranty or any of the transactions contemplated by the merger agreement, or any matters forming the basis for the termination of the merger agreement.

In the event that the merger agreement is terminated and Buyer receives the termination fee from us, the receipt of the termination fee will generally be the sole and exclusive remedy of Buyer, Merger Sub and their respective affiliates against us, our subsidiaries, the holders of common shares, our and their respective affiliates and certain of our and their respective related parties for any loss or damage suffered or incurred by Buyer, Merger Sub or any other person or entity in connection with the merger agreement, the transactions contemplated by the merger agreement or any matter forming the basis for the termination of the merger agreement. Upon payment of these amounts, none of Buyer, Merger Sub, any of their respective affiliates or any other person or entity will be entitled to bring or maintain any other claim, action or proceeding against us, our subsidiaries, the holders of common shares, our and their respective affiliates or certain of our and their respective related parties arising out of the merger agreement, any of the transactions contemplated by the merger agreement or any matters forming the basis for the termination of the merger agreement.

Under no circumstances will we be entitled to monetary damages in excess of the amount of the termination fee payable by Buyer, except that, in addition to the termination fee payable by Buyer, we will also be entitled to reimbursement and indemnification for the costs and expenses that we incur in connection with the arrangement of the financing of the merger and successful suits to enforce the termination fee provisions of the merger agreement. Similarly, under no circumstances will Buyer be entitled to monetary damages in excess of the amount of the termination fee payable by us, except that, in addition to the termination fee payable by us, Buyer will also be entitled to reimbursement and indemnification for the costs and expenses that it incurs in connection with successful suits to enforce the termination fee provisions of the merger agreement. In addition, although both the Company and Buyer may pursue both a grant of specific performance and the payment of the termination fee by the other party, neither the Company nor Buyer will be entitled to receive both a grant of specific performance and all or any portion of the termination fee payable by the other party.

The parties to the merger agreement are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to specifically enforce the terms and provisions of the merger agreement, in addition to any other remedy to which they are entitled at law or in equity. However, we are only entitled to specifically enforce the obligations of Buyer and Merger Sub to cause the equity financing contemplated by the equity commitment letter to be funded to fund the merger if certain conditions are met, including the funding of the debt financing contemplated by the debt commitment letter (or alternative financing).

Market Price of the Company’s Common Stock (see page 79)

The common shares are currently traded on the Nasdaq Global Market under the trading symbol “INMD.” On June 8, 2012, the last full trading day prior to the public announcement of the execution of the merger agreement, the reported closing sales price for the common shares on the Nasdaq Global Market was $11.34 per common share. On                    , 2012, the latest practicable trading day before this proxy statement was printed, the reported closing sales price for the common shares on the Nasdaq Global Market was $                    per common share. You are encouraged to obtain current market quotations for common shares in connection with voting your common shares.

Appraisal Rights (see page 82)

Under the DGCL, holders of common shares who do not vote in favor of the adoption and approval of the merger agreement have the right to seek appraisal of the fair value of their common shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption and approval of the merger agreement and comply with the other DGCL procedures explained in this proxy statement. This appraisal amount could be more than, the same as or less than the amount that a holder of common shares would have been entitled to receive under the merger agreement. A copy of Section 262 of the DGCL is attached as Annex C to this proxy statement, which we encourage you to read in its entirety.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some questions you may have regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that are important to you as a holder of common shares. Please refer to the “Summary” beginning on page 1 and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety.

Q:	Why am I receiving this proxy statement?
A:	On June 10, 2012, we entered into the merger agreement with Buyer and Merger Sub providing for the merger of Merger Sub with and into us, with us continuing as the surviving corporation and a wholly-owned subsidiary of Buyer following the merger. Buyer and Merger Sub are both controlled affiliates of Sagard. You are receiving this proxy statement in connection with the solicitation of proxies by our board of directors in favor of the proposal to adopt and approve the merger agreement.
Q:	What matters will be voted on at the special meeting?
A:	At the special meeting, you will be asked to consider and vote on the following proposals:
•	to adopt and approve the merger agreement;
•	to approve, on a non-binding advisory basis, the merger-related executive compensation payable under existing agreements with us that our named executive officers will or may receive in connection with the merger;
•	to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement or to constitute a quorum; and
•	such other proposals as may properly come before the special meeting.
Q:	Where and when is the special meeting?
A:	The special meeting will be held on , 2012, at 10:00 a.m. local time, at our headquarters located at Two Manhattanville Road, 3rd Floor, Purchase, New York 10577.
Q:	Who is eligible to attend and vote at the special meeting?
A:	Only holders of record of common shares at the close of business on , 2012, the record date for the special meeting, are entitled to vote at the special meeting and at any adjournment or postponement of the special meeting. All holders of record of common shares at the close of business on , 2012 are cordially invited to attend the special meeting in person. If you wish to attend the special meeting and your common shares are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you will need to bring a copy of your statement reflecting your common share ownership as of the record date. If your common shares are held in an account at a broker, dealer, commercial bank, trust company or other nominee, and you wish to vote your common shares in person at the special meeting, you must provide a legal proxy from such nominee.
Q:	How many votes do the holders of common shares have?
A:	Holders of common shares have one vote for each common share that they owned at the close of business on , 2012, the record date for the special meeting.
Q:	What constitutes a quorum for the special meeting?
A:	The presence at the special meeting, in person or by proxy, of the holders of a majority of the common shares issued and outstanding at the close of business on the record date, and entitled to vote at the special meeting, constitutes a quorum for purposes of the special meeting. Abstentions and broker non-votes will be counted as present for the purposes of determining whether a quorum is present at the special meeting. The special meeting may be adjourned whether or not a quorum is present.

Q:	What vote of the holders of common shares is required to adopt and approve the merger agreement?
A:	The adoption and approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding common shares entitled to vote thereon. Because the affirmative vote required to adopt and approve the merger agreement is based upon the total number of outstanding common shares, if you fail to submit a proxy or to vote in person at the special meeting, or if you vote “ABSTAIN,” or if you do not provide your broker, dealer, commercial bank, trust company or other nominee with voting instructions, it will have the same effect as a vote “AGAINST” the adoption and approval of the merger agreement.
Q:	What vote of the holders of common shares is required to approve, on a non-binding advisory basis, the merger-related compensation that the Company’s named executive officers will or may receive in connection with the merger?
A:	The approval, on a non-binding advisory basis, of the merger-related executive compensation payable under existing agreements with us that our named executive officers will or may receive in connection with the merger requires the approval of a majority of the votes properly cast on this proposal at the special meeting. If you vote “ABSTAIN” on this proposal, it will have no effect on this proposal. If you fail to submit a proxy or to vote in person at the special meeting, or if you do not provide your broker, dealer, commercial bank, trust company or other nominee with voting instructions, your common shares will not be voted on this proposal and it will have no effect on this proposal.
Q:	What vote of the holders of common shares is required to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies?
A:	The approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies requires the approval of a majority of the votes properly cast on this proposal at the special meeting. If you vote “ABSTAIN” on this proposal, it will have no effect on this proposal. If you fail to submit a proxy or to vote in person at the special meeting, or if you do not provide your broker, dealer, commercial bank, trust company or other nominee with voting instructions, your common shares will not be voted on this proposal and it will have no effect on this proposal.
Q:	Why am I being asked to cast an advisory non-binding vote to approve the merger-related compensation that the Company’s named executive officers will or may receive in connection with the merger?
A:	The Securities and Exchange Commission has adopted rules that require us to seek an advisory non-binding vote with respect to certain payments that could become payable to our named executive officers in connection with the merger.
Q:	What is merger-related or “golden parachute” compensation?
A:	Merger-related or “golden parachute” compensation is certain compensation that is tied to or based on the merger and payable to our named executive officers. See “The Merger—Golden Parachute Compensation” beginning on page 51.
Q:	As a holder of common shares, what will I receive in the merger?
A:	If the merger is completed, you will be entitled to receive $14.05 in cash, without interest and less applicable withholding tax, for each common share that you own immediately prior to the effective time of the merger, unless you exercise and perfect your appraisal rights under the DGCL. You will not own any shares in the surviving corporation.
Q:	How does the per common share merger consideration compare to the market price of common shares prior to the announcement of the merger?
A:	On June 8, 2012, the last full trading day prior to the public announcement of the execution of the merger agreement, the reported closing sales price for the common shares on the Nasdaq Global Market was $11.34 per common share. The $14.05 per common share to be paid for each common share in the merger represents a premium of approximately 23.9% to the closing sales price for the common shares on the Nasdaq Global Market on June 8, 2012.
Q:	Is the merger expected to be taxable to me?
A:	The exchange of common shares for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. If you are a U.S. holder and your common shares are converted into the right to receive cash in the merger, you will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to your common shares (determined before deduction of any applicable backup withholding) and your adjusted tax basis in your common shares. Any gain recognized on the exchange of common shares for cash pursuant to the merger by non-U.S. holders will generally not be subject to U.S. federal income tax unless the non-U.S. holder has certain connections to the United States. For the definitions of “U.S. holder” and “non-U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the merger, see “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 55. You should also consult your tax advisor regarding the specific tax consequences of the merger to you in light of your particular circumstances and for a complete analysis of the effect of the merger on your federal, state, local and foreign taxes.
Q:	Is completion of the merger subject to any conditions?
A:	Yes. The Company, Buyer and Merger Sub may not effect the merger unless a number of conditions are satisfied or waived. These conditions include the adoption of the merger agreement by the holders of a majority of the outstanding common shares and expiration or early termination of the waiting period, and any extensions thereof, applicable to the consummation of the merger under the HSR Act (notification of which was received on June 29, 2012). For a more complete summary of the conditions that must be satisfied or waived prior to the completion of the merger, see “The Merger Agreement—Conditions to the Merger” beginning on page 73.
Q:	When do you expect the merger to be completed?
A:	The Company, Buyer and Merger Sub are working to complete the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, including the adoption of the merger agreement by the holders of a majority of the outstanding common shares, we currently anticipate that the merger will be consummated by , 2012; however, we cannot predict the exact timing of the merger.
Q:	What happens if the merger is not completed?
A:	If the merger agreement is not adopted and approved by the holders of common shares, or if the merger is not completed for any other reason, you will not receive any payment for your common shares in connection with the merger. Instead, we will remain an independent public company and the common shares will continue to be traded on the Nasdaq Global Market. Under certain specified circumstances, we may be required to pay Buyer a termination fee or expense reimbursement, or Buyer may be required to pay us a termination fee, with respect to the termination of the merger agreement, as described under “The Merger Agreement—Termination Fees and Reimbursement of Expenses” beginning on page 75.
Q:	What will happen if the holders of common shares do not approve the merger-related compensation that the Company’s named executive officers will or may receive in connection with the merger?
A:	Approval of the merger-related compensation payable under existing agreements with us that our named executive officers will or may receive in connection with the merger is not a condition of the completion of the merger. The vote with respect to the merger-related compensation payable under existing agreements with us that our named executive officers will or may receive in connection with the merger is an advisory vote and will not be binding on us. Therefore, regardless of whether the holders of common shares approve such merger-related compensation, if the merger agreement is adopted and approved by the holders of common shares and the merger is completed, that merger-related compensation will still be paid to our named executive officers to the extent payable in connection with the terms of that merger-related compensation.
Q:	How does the Company’s board of directors recommend that I vote?
A:	Our board of directors unanimously recommends that you vote “FOR” the adoption and approval of the merger agreement, “FOR” the approval, on a non-binding advisory basis, of the merger-related executive compensation that our named executive officers will or may receive in connection with the merger and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement or to constitute a quorum.
Q:	How will the Company’s directors and executive officers vote on the proposal to adopt and approve the merger agreement?
A:	Our directors and executive officers have informed us that, as of the date of this proxy statement, they intend to vote all of their common shares in favor of the proposal to adopt and approve the merger agreement. As of , 2012, the record date for the special meeting, our directors and executive officers owned, in the aggregate, common shares, or collectively approximately % of the outstanding common shares.
Q:	Do any of the Company’s directors or executive officers have interests in the merger that may differ from or be in addition to my interests as a holder of common shares?
A:	Yes. In considering the recommendation of our board of directors with respect to the proposal to adopt and approve the merger agreement, you should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the holders of common shares generally. Our board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted and approved by the holders of common shares. See “The Merger—Interests of Certain Persons in the Merger” beginning on page 47.
Q:	How do I vote?
A:	If you are a holder of record of common shares, you may vote your common shares on matters presented at the special meeting in any of the following ways:
•	in person—you may attend the special meeting and cast your vote there;
•	by proxy—holders of record of common shares have a choice of voting by proxy;
•	over the internet—the website for internet proxy submissions is on your proxy card;
•	by using a toll-free telephone number noted on your proxy card; or
•	by completing, signing and dating the enclosed proxy card and returning it in the envelope provided.

If your common shares are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you should instruct that entity how to vote in accordance with the voting instruction form that it furnishes to you. Please note that if your common shares are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you must provide a legal proxy from such nominee in order to vote your common shares in person at the special meeting.

A control number, located on your proxy card, is designed to verify your identity and allow you to submit a proxy for your common shares, and to confirm that your voting instructions have been properly recorded when submitting a proxy over the internet or by telephone. Please be aware that, although there is no charge for voting your common shares, if you submit a proxy over the internet, you may incur costs such as telephone and internet access charges for which you will be responsible.

Q:	What is the difference between being a holder of record of common shares and a beneficial owner of common shares?
A.	If your common shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered to be, with respect to those common shares, a holder of record. This proxy statement, and your proxy card, have been sent directly to you by us.

If your common shares are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you are considered the beneficial owner of common shares held in street name. In that case, this proxy statement has been forwarded to you by your broker, dealer, commercial bank, trust company or other nominee, who is considered to be, with respect to those common shares, the holder of record. As the beneficial owner, you have the right to direct your broker, dealer, commercial bank, trust company or other nominee how to vote your common shares by following their instructions for voting.

Q:	If my common shares are held in an account at a broker, dealer, commercial bank, trust company or other nominee, will my broker, dealer, commercial bank, trust company or other nominee vote my common shares for me?
A.	Your broker, dealer, commercial bank, trust company or other nominee will only be permitted to vote your common shares if you instruct your broker, dealer, commercial bank, trust company or other nominee how to vote. You should follow the procedures provided by your broker, dealer, commercial bank, trust company or other nominee regarding the voting of your common shares. If you do not instruct your broker, dealer, commercial bank, trust company or other nominee to vote your common shares, your common shares will not be voted and the effect will be the same as a vote

“AGAINST” the adoption and approval of the merger agreement and your common shares will not have an effect on the proposal to approve, on a non-binding advisory basis, the merger-related executive compensation that our named executive officers will or may receive in connection with the merger or the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:	How do I vote common shares that I hold through a 401(k) plan?
A:	If you hold common shares in your 401(k) account, you may vote these common shares by instructing The Principal Group, which we refer to as the trustee, pursuant to the directions on the enclosed proxy card. The trustee will vote your shares in accordance with your duly executed instructions.
Q:	What is a proxy?
A:	A proxy is your legal designation of another person, referred to as a proxy, to vote your common shares. The written document describing the matters to be considered and voted on at the special meeting is called a proxy statement. The document used to designate a proxy to vote your common shares is called a proxy card. Our board of directors has designated Jay Higham, Timothy P. Sheehan and Claude E. White, and each of them, with full power of substitution, as proxies for the special meeting.
Q:	If a holder of common shares gives a proxy, how will that holder’s common shares be voted?
A:	Regardless of the method that you provide your proxy, the individuals named on the enclosed proxy card will vote your common shares in the way that you indicate. When completing the internet or telephone processes or the proxy card, you may specify whether your common shares should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your common shares should be voted on a matter, the common shares represented by your properly signed proxy card will be voted “FOR” the proposal to adopt and approve the merger agreement, “FOR” the proposal to approve, on a non-binding advisory basis, the merger-related executive compensation that our named executive officers will or may receive in connection with the merger and “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:	How do I change or revoke my proxy?
A:	If you are a holder of record of common shares, you can change your vote at any time before your proxy is voted at the special meeting by properly delivering a later-dated proxy through any of the methods available to you or attending the special meeting in person and voting. You may also revoke your proxy by delivering a notice of revocation to our Secretary prior to the time your proxy is voted at the special meeting. If your common shares are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee to revoke your proxy.
Q:	What happens if I do not return a proxy card or otherwise vote?
A:	The failure to return your proxy card or to otherwise vote will have the same effect as voting “AGAINST” the adoption and approval of the merger agreement. A vote to “ABSTAIN” will also have the same effect as voting “AGAINST” the adoption and approval of the merger agreement. The failure to return your proxy card or to otherwise vote will have no effect on (i) the proposal to approve, on a non-binding advisory basis, the merger-related compensation payable under existing agreements with us that our named executive officers will or may receive in connection with the merger or (ii) the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. A vote to “ABSTAIN” will also have no effect on these proposals.
Q:	What happens if I sell my common shares before the special meeting?
A:	The record date for holders of common shares entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your common shares after the record date, but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your common shares and each of you notifies us in writing of those special arrangements, you will retain your right to vote those common shares at the special meeting but will transfer the right to receive the per common share merger consideration to the person to whom you transfer your common shares.

Q:	Who will solicit and pay the cost of soliciting proxies?
A:	We will pay for the costs of soliciting proxies; provided, that we and Buyer have agreed to each pay 50% of the costs and expenses, other than accountants’ and attorneys’ fees, incurred with respect to the printing, filing and mailing of this proxy statement, including any related preliminary materials. We may also reimburse brokers, dealers, commercial banks, trust companies, nominees and fiduciaries representing beneficial owners of common shares for their expenses in forwarding soliciting materials to beneficial owners of common shares and in obtaining voting instructions from those beneficial owners. Our directors, officers and employees may solicit proxies by telephone, by facsimile, by mail, on the internet or in person. Our directors, officers and employees will not be paid any additional amounts for soliciting proxies.
Q:	What do I need to do now?
A:	Please read this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement carefully to consider how the merger affects you. After you read this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, whether or not you plan to attend the special meeting, you should promptly vote your common shares by completing, signing and dating the enclosed proxy card and returning it in the envelope provided, or by voting over the telephone or over the internet. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If your common shares are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you should instruct that entity how to vote in accordance with the voting instruction form that it furnished to you. The failure to instruct your broker, dealer, commercial bank, trust company or other nominee to vote your common shares “FOR” adoption and approval of the merger agreement will have the same effect as a vote “AGAINST” adopting and approving the merger agreement.
Q:	What do I do if I receive more than one proxy or set of voting instructions?
A:	If you hold common shares in more than one account, you may receive more than one proxy or set of voting instructions relating to the special meeting. For example, if you hold your common shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold common shares. These should each be voted or returned separately in accordance with the instructions provided in this proxy statement in order to ensure that all of your common shares are voted.
Q:	Should I send in my stock certificates now?
A:	No. A letter of transmittal will be mailed to you promptly, and in any event within three business days, after the effective time of the merger, describing how you should surrender your common shares for the per common share merger consideration. If your common shares are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you will receive instructions from your broker, dealer, commercial bank, trust company or other nominee as to how to effect the surrender of your common shares in exchange for the per common share merger consideration. Please do NOT return your stock certificates with your proxy.
Q:	What rights do I have if I oppose the merger?
A:	Holders of record of common shares as of the record date are entitled to exercise appraisal rights under Delaware law by following the procedures and satisfying the requirements specified in Section 262 of the DGCL. A copy of Section 262 of the DGCL is attached as Annex C to this proxy statement, which we encourage you to read in its entirety. See “Appraisal Rights” beginning on page 82.
Q:	Who can help answer my questions?
A:	If you have any questions about the merger, need assistance in submitting your proxy or voting your common shares or need additional copies of this proxy statement or the enclosed proxy card, please contact us at IntegraMed America, Inc., Two Manhattanville Road, 3rd Floor, Purchase, New York 10577, Attention: Secretary, telephone (914) 253-8000.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. For this purpose, any statements contained in this proxy statement regarding the anticipated timing of the merger, future plans or operations, financial position, prospects and objectives of management, other than statements of historical facts, may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. There are a number of important factors that could cause actual events or our actual results to differ materially from those indicated by forward-looking statements, including, without limitation, the risks detailed in our filings with the Securities and Exchange Commission, including the risk factors contained in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and factors and matters contained in this proxy statement. In addition, any forward-looking statements represent our estimates only as of the date they were made and should not be relied upon as representing our estimates as of any subsequent date. Although we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change. In addition to other factors and matters contained in this proxy statement, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a termination fee;
•	Buyer’s failure to obtain the necessary equity and debt financing or the failure of that financing to be sufficient to complete the merger and the other transactions contemplated by the merger agreement;
•	the inability to complete the merger due to the failure to obtain the adoption and approval of the merger agreement by the holders of common shares or the failure to satisfy other conditions to completion of the merger, including the receipt of required regulatory approvals;
•	the failure of the merger to close for any other reason;
•	the possibility that alternative acquisition proposals will or will not be made;
•	risks that the proposed merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;
•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that have been or may be instituted against us or others relating to the merger agreement;
•	diversion of management’s attention from ongoing business concerns;
•	the merger agreement’s contractual restrictions on the conduct of our business prior to the completion of the merger;
•	the possible adverse effect on our business and the price of the common shares if the merger is not consummated in a timely manner or at all;
•	the effect of the announcement of the merger on our business relationships, operating results and business generally, including our ability to retain key employees; and
•	the amount of the costs, fees, expenses and charges related to the merger.

THE SPECIAL MEETING

We are furnishing this proxy statement to the holders of common shares as part of the solicitation of proxies by our board of directors for use at the special meeting or any adjournment or postponement thereof.

Date, Time and Place

The special meeting will be held on                     , 2012, at 10:00 a.m. local time, at our headquarters located at Two Manhattanville Road, 3rd Floor, Purchase, New York 10577. If you plan to attend the special meeting, please note that you may be asked to present valid photo identification, such as a driver’s license or passport. If you wish to attend the special meeting and your common shares are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you will need to bring a copy of your statement reflecting your common share ownership as of the record date.

Purpose

At the special meeting, you will be asked to consider and vote on the following proposals:

•	to adopt and approve the merger agreement;
•	to approve, on a non-binding advisory basis, the merger-related executive compensation payable under existing agreements with us that our named executive officers will or may receive in connection with the merger;
•	to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement or to constitute a quorum; and
•	such other proposals as may properly come before the special meeting.

A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read in its entirety.

Recommendation of the Board of Directors

After careful consideration, our board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement and determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the Company and the holders of common shares. Our board of directors unanimously recommends that you vote “FOR” the adoption and approval of the merger agreement, “FOR” the approval, on a non-binding advisory basis, of the merger-related executive compensation that our named executive officers will or may receive in connection with the merger and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement or to constitute a quorum.

Record Date; Holders of Common Shares Entitled to Vote

Only holders of record of common shares at the close of business on                     , 2012, the record date for the special meeting, are entitled to vote at the special meeting and at any adjournment or postponement of the special meeting. On the record date for the special meeting,                     common shares were issued and outstanding and were held by                     holders of record. Holders of record of common shares on the record date for the special meeting are entitled to one vote per common share at the special meeting on each proposal to be voted on at the special meeting. For ten days prior to the special meeting, a complete list of holders of common shares entitled to vote at the special meeting will be available for examination by any holder of common shares, for any purpose relating to the special meeting, during ordinary business hours at our headquarters located at Two Manhattanville Road, 3rd Floor, Purchase, New York 10577.

Quorum

A quorum is necessary to hold the special meeting. The presence at the special meeting, in person or by proxy, of the holders of a majority of the common shares issued and outstanding at the close of business on the record date, and entitled to vote at the special meeting, constitutes a quorum for purposes of the special meeting. Abstentions and broker non-votes will be counted as present for the purposes of determining whether a quorum is present at the special meeting. A broker non-vote occurs when a broker, dealer, commercial bank, trust company or other nominee does not vote on a particular matter because it does not have the discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Brokers, dealers, commercial banks, trust companies and other nominees will not have discretionary voting power with respect to any of the proposals to be voted on at the special meeting. Once a common share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment or postponement of the special meeting. However, if a new record date is set for an adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.

Vote Required

Adoption and Approval of the Merger Agreement

The adoption and approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding common shares entitled to vote thereon. Because the affirmative vote required to adopt and approve the merger agreement is based upon the total number of outstanding common shares, if you fail to submit a proxy or to vote in person at the special meeting, or if you vote “ABSTAIN,” or if you do not provide your broker, dealer, commercial bank, trust company or other nominee with voting instructions, it will have the same effect as a vote “AGAINST” the adoption and approval of the merger agreement.

Approval, on a Non-binding Advisory Basis, of the Merger-Related Executive Compensation that the Company’s Named Executive Officers Will or May Receive in Connection with the Merger

The approval, on a non-binding advisory basis, of the merger-related executive compensation payable under existing agreements with us that our named executive officers will or may receive in connection with the merger requires the approval of a majority of the votes properly cast on this proposal at the special meeting. If you vote “ABSTAIN” on this proposal, it will have no effect on this proposal. If you fail to submit a proxy or to vote in person at the special meeting, or if you do not provide your broker, dealer, commercial bank, trust company or other nominee with voting instructions, your common shares will not be voted on this proposal and it will have no effect on this proposal. The non-binding advisory vote to approve the merger-related executive compensation that our named executive officer will or may receive in connection with the merger is a vote separate and apart from the vote to adopt and approve the merger agreement. Because the vote with respect to the merger-related compensation that our named executive officers will or may receive in connection with the merger is an advisory vote, it will not be binding on us. Therefore, regardless of whether the holders of common shares approve such merger-related compensation, if the merger agreement is adopted and approved by the holders of common shares and the merger is completed, that merger-related compensation will still be paid to our named executive officers to the extent payable in connection with the terms of that merger-related compensation.

Approval of the Adjournment of the Special Meeting, if Necessary, to Solicit Additional Proxies

The approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies requires the approval of a majority of the votes properly cast on this proposal at the special meeting. If you vote “ABSTAIN” on this proposal, it will have no effect on this proposal. If you fail to submit a proxy or to vote in person at the special meeting, or if you do not provide your broker, dealer, commercial bank, trust company or other nominee with voting instructions, your common shares will not be voted on this proposal and it will have no effect on this proposal.

The Company’s Directors and Executive Officers and Certain Holders of Common Shares

Our directors and executive officers have informed us that, as of the date of this proxy statement, they intend to vote all of their common shares in favor of the proposal to adopt and approve the merger agreement, in favor of the proposal to approve, on a non-binding advisory basis, the merger-related executive compensation payable under existing agreements with us that our named executive officers will or may receive in connection with the merger and in favor of the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. As of                     , 2012, the record date for the special meeting, our directors and executive officers owned, in the aggregate,                     common shares, or collectively approximately % of the outstanding common shares.

In addition, pursuant to the voting agreement, IAT, Wilshire and Peter R. Kellogg have generally agreed, subject to certain exceptions and among other things, to vote all of the common shares beneficially owned by them in favor of the proposal to adopt and approve the merger agreement and the transactions contemplated thereby unless the voting agreement is terminated. As of                     , 2012, the record date for the special meeting, IAT, Wilshire and Mr. Kellogg owned, in the aggregate, 3,221,286 common shares, or collectively approximately 26.9% of the outstanding common shares. The voting agreement is described under “The Merger—Voting Agreement” beginning on page 46.

Voting Procedures

Please ensure that your common shares can be voted at the special meeting by submitting your proxy or contacting your broker, dealer, commercial bank, trust company or other nominee.

If your common shares are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you should promptly instruct that entity how to vote in accordance with the voting instruction form that it furnished to you, or contact it in order to obtain directions on how to assure that your common shares are voted at the special meeting.

If you are a holder of record of common shares, you are requested to promptly vote your common shares by completing, signing and dating the enclosed proxy card and returning it in the envelope provided, or by voting over the telephone or over the internet, so that your common shares can voted at the special meeting. Instructions regarding telephone and internet voting are included on the proxy card.

A failure to vote will have the same effect as a vote “AGAINST” the proposal to adopt and approve the merger agreement. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the proposal to adopt the merger agreement, the non-binding proposal to approve merger-related executive compensation and the proposal to adjourn the special meeting, if necessary and appropriate, to solicit additional proxies. If you properly sign your proxy card but do not mark the boxes showing how your common shares should be voted on a matter, the common shares represented by your properly signed proxy card will be voted “FOR” the proposal to adopt and approve the merger agreement, “FOR” the proposal to approve, on a non-binding advisory basis, the merger-related executive compensation that our named executive officers will or may receive in connection with the merger and “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Voting in Person or by Proxy at the Special Meeting

Holders of record of common shares can ensure that their common shares are voted at the special meeting by completing, signing and dating the enclosed proxy card and returning it in the envelope provided. Submitting your proxy by this method or by voting by telephone of the internet as described below will not affect your right to attend the special meeting and to vote in person. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your common shares are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you must provide a legal proxy from such nominee in order to vote your common shares in person at the special meeting.

If you vote your common shares by submitting a proxy, regardless of the method that you provide your proxy, the individuals named on the enclosed proxy card will vote your common shares in the way that you indicate. If you properly sign your proxy card but do not mark the boxes showing how your common shares should be voted on a matter, the common shares represented by your properly signed proxy card will be voted “FOR” the proposal to adopt and approve the merger agreement, “FOR” the proposal to approve, on a non-binding advisory basis, the merger-related executive compensation that our named executive officers will or may receive in connection with the merger and “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Electronic Voting

Please note that there are separate arrangements for voting by telephone and internet depending on whether you are a holder of record of common shares or your common shares are held in an account at a broker, dealer, commercial bank, trust company or other nominee. If you hold your common shares in an account at a broker, dealer, commercial bank, trust company or other nominee, you should check your voting instruction card forwarded to you by that broker, dealer, commercial bank, trust company or other nominee to see which options are available to you.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO PROMPTLY VOTE YOUR COMMON SHARES BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENVELOPE PROVIDED, OR BY VOTING OVER THE TELEPHONE OR OVER THE INTERNET. VOTING BY PROXY WILL NOT PREVENT YOU FROM ATTENDING THE SPECIAL MEETING IF YOU SO DESIRE.

Please read and follow carefully the instructions on your proxy card or voting instruction card. Please do not send in your stock certificates with your proxy card. If you are a holder of record of common shares and the merger is completed, a letter of transmittal will be mailed to you promptly, and in any event within three business days, after the effective time of the merger, describing how you should surrender your common shares for the per common share merger consideration. If your common shares are held in an account at a broker, dealer, commercial bank, trust company or other nominee and the merger is completed, you will receive instructions from your broker, dealer, commercial bank, trust company or other nominee as to how to effect the surrender of your common shares in exchange for the per common share merger consideration.

Proxies and Revocation

Any holder of record of common shares entitled to vote at the special meeting may submit a proxy by telephone, over the internet or by returning the enclosed proxy card in the envelope provided or may vote in person at the special meeting. If your common shares are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you should instruct that entity how to vote in accordance with the voting instruction form that it furnished to you. If you fail to submit a proxy or to vote in person at the special meeting, or if you vote “ABSTAIN,” or if you do not provide your broker, dealer, commercial bank, trust company or other nominee with voting instructions, it will have the same effect as a vote “AGAINST” the adoption and approval of the merger agreement.

If you are a holder of record of common shares, you can change your vote at any time before your proxy is voted at the special meeting by properly delivering a later-dated proxy through any of the methods available to you or attending the special meeting in person and voting. You may also revoke your proxy by delivering a notice of revocation to our Secretary, at IntegraMed America, Inc., Two Manhattanville Road, 3rd Floor, Purchase, New York 10577, prior to the time your proxy is voted at the special meeting. If your common shares are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee to revoke your proxy.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the proposal to adopt and approve the merger agreement or if a quorum is not present at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the holders of common shares who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Anticipated Date of Completion of the Merger

The Company, Buyer and Merger Sub are working to complete the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, including the adoption of the merger agreement by the holders of a majority of the outstanding common shares, we currently anticipate that the merger will be consummated                     ; however, we cannot predict the exact timing of the merger.

Rights of Holders of Common Shares Who Seek Appraisal Rights

Holders of common shares are entitled to statutory appraisal rights under Delaware law in connection with the merger. This means that you are entitled to have the fair value of your common shares determined by the Court of Chancery of the State of Delaware in accordance with Delaware law, and to receive payment based on that valuation instead of receiving the per common share merger consideration. The ultimate amount you would receive in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to us before the vote is taken on the merger agreement and you must not vote in favor of the adoption and approval of the merger agreement. Voting “AGAINST” the adoption and approval of the merger agreement or voting to “ABSTAIN” on that proposal is not sufficient to exercise your appraisal rights. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 82 and the text of the Delaware appraisal rights statute, Section 262 of the DGCL, which is reproduced in its entirety as Annex C to this proxy statement and which we encourage you to read carefully. If you hold your common shares through a broker, dealer, commercial bank, trust company or other nominee and you wish to exercise appraisal rights, you should consult with your broker, dealer, commercial bank, trust company or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your broker, dealer, commercial bank, trust company or other nominee. In view of the complexity of the Delaware appraisal rights statute, holders of common shares who may wish to pursue appraisal rights should consult their legal and financial advisors.

Solicitation of Proxies; Payment of Solicitation Expenses

We will pay for the costs of soliciting proxies; provided, that we and Buyer have agreed to each pay 50% of the costs and expenses, other than accountants’ and attorneys’ fees, incurred with respect to the printing, filing and mailing of this proxy statement, including any related preliminary materials. We may also reimburse brokers, dealers, commercial banks, trust companies, nominees and fiduciaries representing beneficial owners of common shares for their expenses in forwarding soliciting materials to beneficial owners of common shares and in obtaining voting instructions from those beneficial owners. Our directors, officers and employees may solicit proxies by telephone, by facsimile, by mail, on the internet or in person. Our directors, officers and employees will not be paid any additional amounts for soliciting proxies.

Other Matters

As of the date of this proxy statement, our board of directors knows of no other matter which may be presented for consideration at the special meeting. However, if any other matter is presented properly for consideration and action at the special meeting or any adjournment or postponement of the special meeting, it is intended that the proxies will be voted with respect to that matter in accordance with the best judgment and in the discretion of the proxy holders.

Questions and Additional Information

If you have any questions about the merger, need assistance in submitting your proxy or voting your common shares or need additional copies of this proxy statement or the enclosed proxy card, please contact us at IntegraMed America, Inc., Two Manhattanville Road, 3rd Floor, Purchase, New York 10577, Attention: Secretary, telephone (914) 253-8000.

THE MERGER

The following is a description of certain material aspects of the merger. This description may not contain all of the information that is important to you. This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Overview of the Merger

The Company, Buyer and Merger Sub entered into the merger agreement on June 10, 2012. Under the terms of the merger agreement, Merger Sub will merge with and into the Company and the Company will continue as the surviving corporation and a wholly-owned subsidiary of Buyer following the merger. The following will also occur in connection with the merger:

•	each common share (other than (i) common shares owned by Buyer, Merger Sub or any other direct or indirect wholly-owned subsidiary of Buyer, (ii) common shares owned by us as treasury stock or any of our direct or indirect wholly-owned subsidiaries and (iii) common shares owned by stockholders who have properly exercised appraisal rights under the DGCL) will be automatically cancelled and converted into the right to receive $14.05 per common share in cash, without interest and less applicable withholding tax;
•	each outstanding and unexercised option to purchase common shares that was issued under our stock option or long-term compensation plans, whether or not vested or exercisable, will become fully vested and exercisable and each such option that is not exercised will be cancelled and automatically converted into the right to receive an amount in cash equal to the product of (i) the total number of common shares subject to that option immediately prior to the effective time of the merger and (ii) the excess, if any, of $14.05 over the exercise price of that option, without interest and less applicable withholding tax; and
•	each outstanding share of restricted stock, whether or not then vested, will become free of all restrictions, fully vested and transferable and will be cancelled and automatically converted into the right to receive $14.05 in cash, without interest and less applicable withholding tax.

Following and as a result of the merger:

•	holders of common shares will no longer have any interest in, and will no longer be stockholders of, the Company, and will not participate in any of the Company’s future earnings or growth; and
•	the common shares will be delisted from the Nasdaq Global Market and deregistered under the Securities Exchange Act of 1934, as amended, and will cease to be publicly traded.

Directors and Officers of the Surviving Corporation

After the effective time of the merger, the directors of Merger Sub immediately prior to the effective time of the merger will be the initial directors of the surviving corporation, and our officers immediately prior to the effective time of the merger will be the initial officers of the surviving corporation, in each case until their respective successors have been duly elected or appointed and qualified or until their respective deaths, resignations or removals in accordance with the certificate of incorporation and bylaws of the surviving corporation.

Parties to the Merger

The parties to the merger agreement are:

IntegraMed America, Inc.

We are a specialty healthcare services company offering products and services to patients and providers in the fertility and vein care segments of the health industry. We provide services and products through our three operating divisions, fertility centers, consumer services and vein clinics, and shared support services for providers through our corporate offices. We provide our fertility centers and vein clinics with administrative services, such as finance, accounting, human resources, risk management, legal and purchasing support, marketing and sales support, internet marketing and website support, access to integrated information systems, in some instances, non-physician practitioners and access to capital for financing clinic operations and expansion.

The principal trading market for the common shares is the Nasdaq Global Market. Our principal executive offices are located at Two Manhattanville Road, 3rd Floor, Purchase, New York 10577. Our telephone number is (914) 253-8000.

SCP-325 Holding Corp.

Buyer is a Delaware corporation and is a controlled affiliate of Sagard. Buyer was formed at the direction of Sagard solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement and the related financing transactions. At the effective time of the merger, the Company will be a direct, wholly-owned subsidiary of Buyer. Buyer has de minimis assets and has not engaged in any business or operations other than activities incidental to its formation and in connection with the merger and the other transactions contemplated by the merger agreement.

Buyer’s principal executive offices are located at 325 Greenwich Avenue, Greenwich, Connecticut 06830. Its telephone number is (203) 629-6700.

SCP-325 Merger Sub, Inc.

Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Buyer. Merger Sub was formed at the direction of Buyer solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement and the related financing transactions. At the effective time of the merger, Merger Sub will merge with and into the Company and cease to exist, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Buyer. Merger Sub has de minimis assets and has not engaged in any business or operations other than activities incidental to its formation and in connection with the merger and the other transactions contemplated by the merger agreement.

Merger Sub’s principal executive offices are located at 325 Greenwich Avenue, Greenwich, Connecticut 06830. Its telephone number is (203) 629-6700.

Background of the Merger

In the ordinary course of business, our board of directors and senior management continually review and assess strategic alternatives available to us. From time to time over the past few years, a number of parties have approached us regarding the possibility of engaging in a strategic transaction, including our possible sale. Most of these approaches have been through Jay Higham, our Chairman, President and Chief Executive Officer. Until the discussions described below, those approaches did not proceed past preliminary conversations.

On May 20, 2011, Mr. Higham received a telephone call from a representative of an investment banking firm. During this telephone call, the representative of the investment banking firm informed Mr. Higham that a private equity firm, which we refer to as Party A, was interested in having a conversation with Mr. Higham to discuss a potential strategic transaction involving the Company.

On June 2, 2011, at a regularly scheduled meeting of our board of directors, which was also attended by Claude E. White, our Vice President, General Counsel and Secretary, after discussing, among other things, the call that Mr. Higham received from the representative of the investment banking firm on May 20, 2011, our board of directors indicated that if a credible offer to purchase the Company was received from a third party, it would be considered in due course.

On June 16, 2011, Mr. Higham and Timothy P. Sheehan, our Senior Vice President and then interim Chief Financial Officer, met with a representative of Party A. During this discussion, Party A did not indicate a specific proposed value of the Company or a specific proposed transaction.

On June 21, 2011, a representative of Party A called Mr. Sheehan to ask a number of clarifying questions regarding our business.

On June 27, 2011, representatives of Party A called Mr. Higham and Mr. Sheehan to inform them that Party A desired to enter into a strategic transaction with the Company, pursuant to which Party A would purchase a majority of the Company at a price of $14.25 per common share. The representatives of Party A also informed Mr. Higham and Mr. Sheehan that the proposed strategic transaction would require the sale of at least a portion of the common shares beneficially owned by Peter R. Kellogg, the largest beneficial owner of common shares. Party A also requested negotiating exclusivity for a period of 30 days. Mr. Higham and Mr. Sheehan informed the representatives of Party A that they would communicate Party A’s proposal to our board of directors.

On July 7, 2011, our board of directors convened a special meeting, by telephone conference call, which was also attended by Mr. Sheehan and Mr. White, to discuss, among other things, Party A’s proposal. After discussing Party A’s proposal, our board of directors instructed Mr. Higham to indicate to Party A that a price of $14.25 per common share would likely not be high enough to justify a sale of the Company. At this meeting, our board of directors also instructed Mr. Higham to have Mr. Kellogg execute a confidentiality agreement and then meet with him to determine his level of interest in pursuing a transaction involving the sale of the Company, either with Party A or another third party.

On July 11, 2011, a representative of Party A called Mr. Higham to request an update on our board of directors’ response to Party A’s proposal. Mr. Higham informed the representative of Party A that our board of directors had authorized Mr. Higham to discuss the proposal with Mr. Kellogg, but that a price of $14.25 per common share would likely not be high enough to justify a sale of the Company. The representative of Party A responded that Party A would continue to evaluate what it believed was a fair price for the Company.

On July 20, 2011, Mr. Higham and Mr. Sheehan met with representatives of a private equity firm, which we refer to as Party B. Party B had requested a meeting with Mr. Higham and Mr. Sheehan to discuss a potential strategic transaction involving the Company. Party B did not make an offer regarding a specific proposed transaction, but generally discussed a number of alternatives involving investments by Party B in the Company.

On August 3, 2011, Mr. Kellogg and the Company executed and delivered a confidentiality agreement and Mr. Kellogg met with Mr. Higham and Mr. Sheehan. During this meeting, Mr. Higham, Mr. Sheehan and Mr. Kellogg discussed the proposal from Party A, as well as our strategic options. Mr. Higham and Mr. Sheehan expressed their belief that it would be difficult to consummate a strategic transaction involving the Company without Mr. Kellogg’s support. Mr. Higham and Mr. Sheehan also informed Mr. Kellogg that, in the event that we pursued a formal sale process, either with or without Mr. Kellogg’s support, our board of directors would have a fiduciary duty to pursue the highest price reasonably available for the Company. Mr. Kellogg then told Mr. Higham and Mr. Sheehan that he would consider his options and let them know his position.

On August 8, 2011, Mr. Kellogg called Mr. Higham to inform him that, after considering his options, he would be in favor of a potential sale transaction in which he would agree to sell all of the common shares beneficially owned by him.

On August 23, 2011, our board of directors convened a special meeting, by telephone conference call, which was also attended by Mr. Sheehan, Mr. White and a representative of our outside legal counsel, Dorsey & Whitney LLP, which we refer to as Dorsey & Whitney, to discuss recent developments regarding a potential sale of the Company and the conversations between Mr. Higham, Mr. Sheehan and Mr. Kellogg. After discussion, the non-employee members of our board of directors met in an executive session, before reconvening with the full board of directors and the other participants who were present at the meeting. After all of these discussions, our board of directors authorized our management to explore the engagement of a financial advisor.

On August 29, 2011, Mr. Higham met with representatives of Jefferies. There was no pre-existing relationship between us, our management or our board of directors, on the one hand, and Jefferies, on the other hand. During this meeting, Mr. Higham and the representatives of Jefferies discussed Party A’s proposal and Mr. Higham requested that the representatives of Jefferies meet with our board of directors.

On September 26, 2011, at a regularly scheduled meeting of our board of directors, which was also attended by Mr. Sheehan, our Senior Vice President and Chief Financial Officer, Mr. White, a representative of Dorsey & Whitney and representatives of Jefferies, our board of directors discussed with Jefferies its possible engagement as the Company’s financial advisor. The representatives of Jefferies were then excused from the meeting. The representative of Dorsey & Whitney then reviewed the fiduciary duties that our directors owe under Delaware law. After further discussion, and reaching no decision with respect to our possible sale, our board of directors determined to engage Jefferies as the Company’s financial advisor, subject to negotiation of an engagement letter with terms agreeable to the Company. Our board of directors selected Jefferies to act as the Company’s financial advisor because Jefferies is an internationally recognized investment banking firm with substantial experience in merger and acquisition transactions. Our board of directors then discussed with the representative of Dorsey & Whitney whether our possible sale presented conflict of interest issues for any members of our board of directors that would require or make advisable the formation of a special committee of our board of directors for the purpose of evaluating proposals relating to our possible sale. Our board of directors concluded that no conflict of interest issues were present that would warrant the formation of a special committee of our board of directors at that time. The representatives of Jefferies were then requested to return to the meeting and, at the request of our board of directors, Jefferies discussed the process by which potential purchasers would be contacted and a market check would be conducted. Our board of directors was concerned about publicity regarding the process and the negative impact any publicity would have on our business, our employees and our affiliated physicians. After discussion, our board of directors instructed Jefferies to contact potential purchasers that were viewed as most likely to be interested in pursuing a transaction with the Company to gauge their interest in doing so. Jefferies noted for our board of directors that, based on the specialized nature of the Company’s business and discussions with the Company’s management, there were not many, if any, companies that managed or publicly stated an interest in managing fertility or vein care centers that would likely effect an acquisition of the Company, and that, accordingly, there were not many, if any, logical potential strategic purchasers.

On October 10, 2011, in accordance with our board’s directives, representatives of Jefferies contacted a representative of Party A. The representative of Party A indicated interest in pursuing a potential strategic transaction with the Company.

On October 14, 2011, Mr. Higham met with a group of holders of common shares, who introduced him, via telephone, to representatives of a private equity firm, which we refer to as Party C, that was interested in pursuing a potential strategic transaction with the Company. Mr. Higham informed the representatives of Party C that our board of directors would review an offer to purchase the Company. The representatives of Party C told Mr. Higham that they needed to do some additional work regarding Party C’s level of interest in the Company.

Also on October 14, 2011, Mr. Higham had a meeting with representatives of Sagard. The representatives of Sagard informed Mr. Higham that Sagard had been following the Company for approximately one year. The representatives of Sagard indicated that with respect to public companies, Sagard was comfortable making open market purchases, effecting block purchases from a company or its stockholders or consummating an entire company purchase. Mr. Higham informed the representatives of Sagard that he was not aware of any holder of a large amount of common shares that was willing to sell its common shares and that our board of directors would review any offer to purchase the Company.

In addition, on October 14, 2011, a draft confidentiality agreement was sent to Party A. That confidentiality agreement was negotiated between October 14, 2011 and October 21, 2011 and was executed and delivered on October 21, 2011, at which time Party A was provided due diligence materials.

On October 31, 2011, representatives of Party C called Mr. Higham to inform him that Party C was interested in making an offer to purchase the Company for a price of $11.50 per common share. Mr. Higham responded that our board of directors would not consider an offer at that price.

On November 8, 2011, representatives of Party C called Mr. Higham to inform him that Party C did not intend to pursue additional discussions with us regarding a potential strategic transaction.

On November 15, 2011, Mr. Higham and Mr. Sheehan, together with representatives of Jefferies, met with representatives of Party A. Mr. Higham and Mr. Sheehan made a presentation and discussed the Company’s business.

Also on November 15, 2011, in accordance with our board’s directives, Jefferies began contacting nine potential purchasers regarding their interest in the Company.

Between November 15, 2011 and December 8, 2011, we negotiated, executed and delivered confidentiality agreements with five of the nine potential purchasers contacted since November 15, 2011.

On November 18, 2011, representatives of Party A called Mr. Sheehan to discuss our operations and financial performance.

Beginning on November 21, 2011, the potential purchasers that executed and delivered confidentiality agreements with the Company, as well as their advisors, were granted access to an online data room containing confidential information regarding the Company and its subsidiaries, which we refer to as the data room. From November 21, 2011 through June 5, 2012, the Company added confidential information to the data room in response to requests from certain potential purchasers and their advisors; however, not all potential purchasers and their advisors were granted access to all of the confidential information that was contained in the data room.

On November 29, 2011, in accordance with our board’s directives, Jefferies began contacting an additional 11 potential purchasers.

Between November 29, 2011 and December 28, 2011, we negotiated, executed and delivered confidentiality agreements with 10 of the 11 additional potential purchasers contacted since November 29, 2011.

On December 5, 2011, we received an unsolicited letter of interest from Party B offering to purchase 100% of the Company for a price between $12.50 and $13.50 per common share.

On December 12, 2011, at a regularly scheduled meeting of our board of directors, which was also attended by Mr. Sheehan, Mr. White, a representative of Dorsey & Whitney and representatives of Jefferies. Our board of directors was updated on the process to date.

Between December 15, 2011 and February 20, 2012, Mr. Higham and Mr. Sheehan met with representatives of a number of companies and private equity firms that were contacted by Jefferies at the direction of our board of directors to discuss the Company’s business.

On January 9, 2012, Party A submitted a term sheet outlining a proposal involving the sale by the Company of preferred shares to Party A, the proceeds of which would be used, together with bank borrowings, to launch a tender offer, upon consummation of which Party A would own approximately one-half of the Company.

On February 10, 2012, an initial draft of the merger agreement, which was substantially prepared by Dorsey & Whitney, was added to the data room. The initial draft of the merger agreement provided for a “go shop” period after the execution and delivery of the merger agreement, during which we could initiate, solicit, facilitate and encourage acquisition proposals from third parties and engage in discussions and negotiate with those third parties.

Also on February 10, 2012, a private equity firm that had conducted due diligence and met with Mr. Higham and Mr. Sheehan verbally indicated that it valued the Company at between $12.00 and $13.00 per common share. The private equity firm dropped out of the process after being informed that their valuation was too low.

On February 14, 2012, a special meeting of our board of directors was held, by telephone conference call, to update the members of our board of directors. Mr. Higham and Mr. Sheehan discussed the various meetings and calls that they had had with representatives of potential purchasers.

On February 21, 2012, an initial draft of the limited guaranty, which was substantially prepared by Dorsey & Whitney, was added to the data room.

On February 29, 2012, our board of directors convened a special meeting, by telephone conference call, which was also attended by Mr. Sheehan, Mr. White, a representative of Dorsey & Whitney and representatives of Jefferies, to review three indications of interest that had been received from Party A, Party B and another private equity firm that had conducted due diligence and met with Mr. Higham and Mr. Sheehan, which we refer to as Party D. Our board of directors was informed that:

•	Party A had submitted a formal written offer to purchase preferred shares of the Company, which preferred shares would be convertible into common shares at a price of $14.50 per common share, the proceeds of which would be used, together with bank borrowings, to launch a tender offer at a price of $14.50 per common share, upon consummation of which Party A would own approximately one-half of the Company;
•	Party B had submitted a formal written offer to purchase 100% of the Company at a price of $12.50 per common share; and
•	Party D had verbally indicated that it valued the Company at between $10.00 and $11.00 per common share.

The members of our board of directors and the representatives of Dorsey & Whitney and Jefferies then discussed the offers from Party A, Party B and Party D. After this discussion, our board of directors determined not to proceed with Party D. Our board of directors then directed the representatives of Jefferies to contact representatives of Party A to gauge whether Party A would be willing to purchase 100% of the Company and to also contact representatives of Party B to increase Party B’s offer.

On March 4, 2012, our board of directors convened a special meeting, by telephone conference call, which was also attended by Mr. Sheehan, Mr. White, a representative of Dorsey & Whitney and representatives of Jefferies. At this meeting, our board of directors was updated on the sale process to date.

On March 7, 2012, Mr. Higham had a telephone conference call with representatives of Party B to discuss certain aspects of the Company’s business and Party B’s offer to purchase 100% of the Company. Representatives of Jefferies also joined the call. During this telephone call, Party B was informed that its offer of $12.50 per common share was too low.

On March 8, 2012, representatives of Jefferies informed Mr. Higham that representatives of Party A had stated that Party A was unwilling to purchase 100% of the Company, but that it was willing to revise its offer such that the preferred shares to be purchased from the Company would be convertible into common shares at a price of $14.75 per common share, rather than $14.50 per common share, and that the proceeds of the sale of the preferred shares would be used, together with bank borrowings, to launch a tender offer at a price of $14.75 per common share, rather than $14.50 per common share, upon consummation of which Party A would own approximately one-half of the Company. The representatives of Jefferies also informed Mr. Higham that representatives of Party B had stated that Party B was willing to increase its offer from $12.50 to $13.00 per common share and that the representatives of both Party A and Party B had indicated that their respective revised offers constituted their respective best and final offers, subject to further confirmatory diligence.

On March 12, 2012, an unsolicited article appeared in dealReporter stating that we were exploring a sale with the Company’s financial advisor, Jefferies, and that, according to one of dealReporter’s sources, we had already collected what were termed as final round bids.

On March 14, 2012, we received an unsolicited letter from Sagard outlining a potential strategic transaction pursuant to which Sagard would purchase 100% of the Company at a price of $15.00 per common share. This letter also stated that Sagard had conducted an extensive due diligence review of the Company over 18 months based on publicly available information and that this review and analysis would enable it to move quickly. Sagard was not contacted by the Company or any of its representatives prior to the receipt of this letter. The Company was subsequently informed by Sagard that affiliates of Jefferies from time to time act in the ordinary course of business as a broker for Sagard and entities affiliated with Sagard in connection with purchases and sales of securities, for which services such affiliates of Jefferies receive customary compensation.

Also on March 14, 2012, our board of directors convened a special meeting, by telephone conference call, which was also attended by representatives of Dorsey & Whitney and Jefferies. During this meeting, our board of directors was informed about the letter that had been received from Sagard earlier that day and that another private equity firm, which we refer to as Party E, had approached Jefferies about pursuing an acquisition of the Company. After a discussion regarding these developments, as well as Party A and Party B’s revised offers, our board of directors decided that it would provide Sagard and Party E with an opportunity to submit formal offers to purchase the Company, on an expedited basis.

On March 15, 2012, Mr. Higham called Mr. Kellogg to update him on the sale process and to determine his level of interest in the Company pursuing the type of strategic transaction that was being proposed by Party A. During this telephone call, Mr. Kellogg informed Mr. Higham that if our board of directors determined that the strategic transaction proposed by Party A was the best option available to the Company and the holders of common shares, he would be supportive of that transaction.

On March 16, 2012, we executed and delivered a confidentiality agreement with an affiliate of Sagard, which confidentiality agreement was supplemented on four occasions between March 26, 2012 and May 23, 2012.

On March 17, 2012, Mr. Kellogg called Mr. Higham and informed him that, upon further reflection, he would not support the type of strategic transaction that was being proposed by Party A. Mr. Higham then communicated this information to the other members of our board of directors.

On March 19, 2012, our board of directors convened a special meeting, by telephone conference call, which was also attended by Mr. Sheehan, Mr. White, a representative of Dorsey & Whitney and representatives of Jefferies. During this meeting, Jefferies reviewed with our board of directors financial terms of the offers from Sagard, Party A, Party B and Party E. The representatives of Jefferies were then excused from the meeting. Although there were no actual conflicts of interest, out of an abundance of caution and in order to avoid any potential conflicts of interest due to his position as our President and Chief Executive Officer, Mr. Higham also recused himself from the decision making process and left the meeting at this time. It was then determined that Elizabeth E. Tallett, one of our independent directors, would act as the primary point of contact for the Company with respect to discussions with the various parties. The representative of Dorsey & Whitney then again reviewed, in detail, the fiduciary duties that our directors owe under Delaware law. After a discussion, our board of directors determined that Sagard and Party E would be allowed to continue their due diligence investigation of the Company. Our board of directors also determined not to proceed with Party A’s proposal and instructed Jefferies to convey that message to representatives of Party A. Our board of directors also instructed Jefferies to inform representatives of Party B that Party B’s offer was still too low.

On March 23, 2012, Mr. Higham and Mr. Sheehan met with representatives of Sagard and its advisors and one of its potential financing sources. During this meeting, Mr. Higham, Mr. Sheehan and the representatives of Sagard and its advisors and potential financing source reviewed our business in detail and the representatives of Sagard and its advisors and potential financing source asked questions regarding our business to Mr. Higham and Mr. Sheehan.

Also on March 23, 2012, during a telephone call between Mr. Higham and representatives of Party B, Mr. Higham informed the representatives of Party B that Party B’s offered price of $13.00 per common share was still too low. As a result, the representatives of Party B informed Mr. Higham that Party B did not intend to pursue additional discussions with us regarding a potential strategic transaction at that time.

On March 26, 2012, we executed and delivered confidentiality agreements with Party E and an affiliate of an investment firm, which we refer to as Party F, that was interested in making a proposal to purchase the Company with Party E. Mr. Higham and Mr. Sheehan, together with representatives of Jefferies, then met with representatives of Party E and Party F and their potential financing sources. During this meeting, Mr. Higham, Mr. Sheehan and the representatives of Party E and Party F and their potential financing sources reviewed our business in detail and the representatives of Party E and Party F and their potential financing sources asked questions regarding our business to Mr. Higham and Mr. Sheehan.

On March 28, 2012, a private equity firm, which we refer to as Party G, submitted a written indication of interest to purchase 100% of the Company at a price between $13.00 and $15.00 per common share, with the participation of one of its portfolio healthcare services companies that offered similar products and services to one of the Company’s business segments, which we refer to as Party H.

Also on March 28, 2012, we executed and delivered confidentiality agreements with Party G and Party H.

On March 29, 2012, Mr. Higham and Mr. Sheehan had a telephone conference call with representatives of Party E and Party F to answer questions that Party E and Party F had regarding our business. Representatives of Jefferies also joined the conference call.

On April 2, 2012, Mr. Higham and Mr. Sheehan met with representatives of Party G and Party H to discuss the Company’s business. Representatives of Jefferies also attended the meeting.

On April 3, 2012, Sagard submitted a letter reaffirming its interest in purchasing 100% of the Company at a price of $15.00 per common share. The letter also requested negotiating exclusivity for a period of 21 days and attached Sagard’s comments to the initial draft of the merger agreement and a letter of support from a potential financing source. In its comments to the initial draft of the merger agreement, Sagard stated, among other things, that, in light of the March 12, 2012 article regarding the Company, representatives of Sagard wanted to discuss eliminating the “go shop” period that was provided for in the initial draft of the merger agreement. Sagard also emphasized that its 18 months of analysis gave it a detailed understanding of our business.

On April 4, 2012, our board of directors convened a special meeting, by telephone conference call, which was also attended by a representative of Dorsey & Whitney. Due to his recusal from the decision making process, Mr. Higham did not attend this meeting. After a discussion regarding the letter from Sagard dated April 3, 2012, our board of directors determined that the process should continue as planned and that no decision regarding negotiating exclusivity would be made prior to the receipt of final indications of interest from the remaining potential purchasers. Our board of directors set a deadline of April 12, 2012 to receive final indications of interest.

On April 10, 2012, representatives of Dorsey & Whitney provided an initial draft of the voting agreement to representatives of Finn Dixon & Herling LLP, Sagard’s outside legal counsel, which we refer to as Finn Dixon.

On April 11, 2012, Mr. Higham, Mr. Sheehan and representatives of Sagard met in person to discuss our business and questions from Sagard regarding our business.

On April 12, 2012, Party G and Party H indicated that they were not interested in pursuing a transaction with us based on their due diligence.

On April 12, 2012, Sagard submitted a letter reaffirming its interest in purchasing 100% of the Company at a price of $15.00 per common share. The letter also requested negotiating exclusivity for a period of 21 days, stated that the merger agreement should be modified to remove the “go shop” period provided for in the initial draft of the merger agreement and attached a draft exclusivity agreement to be executed and delivered by the Company and Sagard, which we refer to as the exclusivity agreement. The letter also included Sagard’s comments to the initial draft of the limited guaranty, draft debt commitment letters from two potential financing sources and an initial draft of the equity commitment letter.

On April 12, 2012, a formal written offer to purchase 100% of the Company at a price of $15.50 per common share was received from Party F. Party F’s formal written offer indicated that Party F was partnering with Party E for purposes of the offer, requested negotiating exclusivity for a period of 21 days and attached a draft debt commitment letter from a potential financing source.

On April 14, 2012, our board of directors convened a special meeting, by telephone conference call, which was also attended by a representative of Dorsey & Whitney and representatives of Jefferies. At this meeting, Mr. Higham and Jefferies discussed with our board of directors the offers from Sagard and Party F. Mr. Higham and the representatives of Jefferies were then excused from the meeting. Our board of directors then discussed the two offers, including the fact that Sagard had completed a large portion of its due diligence investigation of the Company and that Sagard had made substantial progress in connection with finalizing the documentation relating to the proposed transaction and had multiple financing sources. After this discussion, our board of directors directed the representatives of Jefferies to contact representatives of Sagard to indicate to them that if Sagard was willing to raise its purchase price to $16.00 per common share, the Company would likely be willing to grant Sagard negotiating exclusivity for a period of 14 days.

On April 23, 2012, Sagard was provided with a revised draft of the exclusivity agreement.

Between April 23, 2012 and May 4, 2012, representatives of the Company and Dorsey & Whitney and representatives of Sagard and Finn Dixon negotiated the terms of the exclusivity agreement. In negotiating the terms of the exclusivity agreement, Sagard indicated that it would need an exclusivity period longer than 14 days in order to complete its diligence and that it would not proceed without a longer exclusivity period because of the substantial regulatory, legal and business due diligence required by Sagard to evaluate our multi-line business.

On April 25, 2012, representatives of Dorsey & Whitney provided a revised draft of the merger agreement to representatives of Finn Dixon. This revised draft of the merger agreement did not provide for a “go shop” period after the execution and delivery of the merger agreement, during which we could initiate, solicit, facilitate and encourage acquisition proposals from third parties and engage in discussions and negotiate with those third parties. Our board of directors agreed to remove the provisions of the merger agreement providing for a “go shop” period because we were satisfied that we had undergone a sufficient market check.

On April 30, 2012, our board of directors convened a special meeting, by telephone conference call, which was also attended by a representative of Dorsey & Whitney. At this meeting, our board of directors again discussed the offers from Sagard and Party F. In particular, our board of directors emphasized the importance of deal certainty in connection with the process and the desire to only move forward with a potential purchaser that was likely to be able to consummate a transaction. Our board of directors discussed that Sagard was much further along than Party F in terms of its due diligence investigation of the Company, financing and documentation relating to the proposed transaction and that a principal of Party F had cancelled and not rescheduled a previously scheduled meeting with members of the Company’s senior management. In addition, our board of directors discussed that Party F would not be able to consummate a transaction without the approval and equity commitment of Party E, which had not been included in the offer materials, thus creating additional uncertainty. Jefferies noted that, to its knowledge, there appeared to be no history of Party E and Party F working together. Our board of directors also had a perception that Party F had a poor history in closing transactions and that Party E and Party F had a lack of experience with transactions of this type. After this discussion, Mr. Higham was excused from the meeting. After further discussion, our board of directors determined that the Company should proceed with Sagard and that the representative from Dorsey & Whitney should revise and send the draft exclusivity agreement to representatives of Finn Dixon.

On May 3, 2012, our board of directors convened a special meeting, by telephone conference call, which was also attended by a representative of Dorsey & Whitney. At this meeting, Ms. Tallett updated the other members of our board of directors regarding her discussions with representatives of Sagard relating to the exclusivity agreement. After discussion, our board of directors authorized the execution and delivery of an exclusivity agreement with Sagard.

On May 4, 2012, the Company and Sagard executed and delivered the exclusivity agreement, which provided for a negotiation exclusivity period through 5:00 p.m., Eastern Time, on May 25, 2012, which negotiation exclusivity period could be extended, at the Company’s option, until 5:00 p.m., Eastern Time, June 1, 2012.

Between May 4, 2012 and June 10, 2012, Sagard and its representatives continued their due diligence investigation of the Company and representatives of the Company and Dorsey & Whitney and representatives of Sagard and Finn Dixon continued negotiating and finalized the merger agreement and the related documentation, including the limited guaranty, the equity commitment letter and the debt commitment letter. Significant issues relating to the merger agreement that were negotiated during this period included, among others:

•	the fees payable by the Company and Buyer, as well as the Company’s obligation to reimburse Buyer for Buyer and Merger Sub’s out-of-pocket costs and expenses, in connection with the termination of the merger agreement under certain specified circumstances;

•	the definition of Company material adverse effect; and
•	the covenant regarding the operation of the Company’s and its subsidiaries’ businesses between the execution and delivery of the merger agreement and the effective time of the merger.

On May 17, 2012, representatives of Finn Dixon provided a revised draft of the voting agreement to representatives of Dorsey & Whitney.

On May 18, 2012, representatives of Sagard informed representatives of Jefferies that Sagard was revising the price at which it was offering to purchase 100% of the Company from $15.00 per common share to $14.00 per common share. The representatives of Sagard indicated that the price reduction was justified by, among other things, substantial infrastructure improvements that we would need to undergo in the near term.

On May 20, 2012, our board of directors convened a special meeting, by telephone conference call, which was also attended by a representative of Dorsey & Whitney and representatives of Jefferies, to discuss Sagard’s revision to the proposed purchase price. After discussion, our board of directors determined to continue negotiating the merger agreement and the related documentation with Sagard, but that representatives of the Company and Jefferies should continue to indicate to representatives of Sagard that Sagard would need to increase its proposed purchase price.

On May 23, 2012, representatives of Finn Dixon inquired regarding the status of the draft voting agreement.

On May 25, 2012, we extended the negotiation exclusivity period under the exclusivity agreement through 5:00 p.m., Eastern Time, on May 29, 2012.

On May 29, 2012, we extended the negotiation exclusivity period under the exclusivity agreement through 5:00 p.m., Eastern Time, on May 31, 2012.

On May 31, 2012, Sagard revised the price at which it was offering to purchase 100% of the Company from $14.00 per common share to $14.05 per common share.

On June 1, 2012, the Company and Sagard agreed to extend the negotiation exclusivity period under the exclusivity agreement through 5:00 p.m., Eastern Time, on June 5, 2012.

On June 4, 2012, representatives of Dorsey & Whitney provided Mr. Kellogg with the draft of the voting agreement that representatives of Finn Dixon provided to representatives of Dorsey & Whitney on May 17, 2012.

Between June 4, 2012 and June 10, 2012, representatives of Sagard and Finn Dixon and representatives of IAT, Wilshire and Mr. Kellogg negotiated and finalized the voting agreement.

On June 5, 2012, at a regularly scheduled meeting of our board of directors, which was also attended by Mr. Sheehan, Mr. White, a representative of Dorsey & Whitney and representatives of Jefferies, the representative of Dorsey & Whitney reviewed the current draft of the merger agreement, as well as the current drafts of the limited guaranty, the equity commitment letter and the debt commitment letter, in detail and answered extensive questions from the members of our board of directors regarding those documents. The representative of Dorsey & Whitney also again reviewed the fiduciary duties that our directors owe under Delaware law.

Also on June 5, 2012, the Company and Sagard agreed to extend the negotiation exclusivity period under the exclusivity agreement through 5:00 p.m., Eastern Time, on June 11, 2012.

On June 9, 2012, our board of directors convened a special meeting, by telephone conference call, which was also attended by Mr. White, representatives of Dorsey & Whitney and representatives of Jefferies. During the meeting, a representative of Dorsey & Whitney reviewed the changes that had been made to the draft merger agreement, limited guaranty, equity commitment letter and debt commitment letter since the board of directors had last met on June 5, 2012. Jefferies then reviewed with our board of directors Jefferies’ financial analysis of the per common share merger consideration and delivered to our board of directors an oral opinion, confirmed by delivery of a written opinion dated June 9, 2012, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations and qualifications described in its written opinion, the per common share merger consideration to be received by holders of common shares (other than Sagard and its affiliates) was fair, from a financial point of view, to those holders. The representatives of Jefferies were then excused from the meeting. A representative of Dorsey & Whitney then again reviewed the fiduciary duties that our directors owe under Delaware law. Our board of directors then resolved, by unanimous vote, that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of the Company and the holders of common shares, approved the merger agreement and the transactions contemplated thereby, resolved that a special meeting of the holders of common shares be called to adopt and approve the merger agreement and recommended that the holders of common shares adopt and approve the merger agreement and, on a non-binding advisory basis, approve the merger-related execution compensation that the Company’s named executive officers will or may receive in connection with the merger at that meeting.

On June 10, 2012, the Company, Buyer and Merger Sub executed and delivered the merger agreement, Sagard and the Company executed and delivered the limited guaranty, Buyer, IAT, Wilshire and Mr. Kellogg executed the voting agreement, Sagard and Buyer executed the equity commitment letter and Sagard, Merger Sub and the commitment party executed the debt commitment letter.

Prior to the opening of trading on the Nasdaq Global Market on June 11, 2012, we issued a press release announcing the execution of the merger agreement.

Recommendation of the Board of Directors; Reasons for the Merger

At a meeting held on June 9, 2012, our board of directors, by a unanimous vote of all of its members, after careful consideration, determined that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of the Company and the holders of common shares, approved the merger agreement and the transactions contemplated thereby, resolved that a special meeting of the holders of common shares be called to adopt and approve the merger agreement and recommended that the holders of common shares adopt and approve the merger agreement and, on a non-binding advisory basis, approve the merger-related execution compensation that the Company’s named executive officers will or may receive in connection with the merger at that meeting.

Before making its recommendation, our board of directors consulted with our senior management and our outside legal and financial advisors. In reaching its recommendation, our board of directors reviewed a significant amount of information and considered a number of factors, including, among others, the following:

•	our board of directors’ understanding of our business, financial condition and results of operations, on both a historical and a prospective basis;
•	the belief that the merger is more favorable to the holders of common shares than the alternatives to the merger, which belief was formed based upon a review by our board of directors, with the assistance of our senior management and our outside advisors, of potential strategic alternatives available to us, including continuing to operate as a public company;
•	the fact that we contacted, with the assistance of Jefferies, 26 potential purchasers of the Company, entered into confidentiality agreements with 20 of these potential purchasers and received six indications of interest from these potential purchasers;
•	the belief that we could not reasonably expect to obtain more than the per common share merger consideration by conducting a wider sale process;
•	the belief that $14.05 per common share was the highest price Sagard was willing to offer, taking into account the extensive negotiations between the parties and Sagard’s indication that it was its best and final offer;
•	the fact that the merger consideration is to be paid in cash, which provides certainty of value to the holders of common shares and allows them to monetize their investment in us in the near future, while avoiding long-term stock market and business risk;
•	the fact that the $14.05 per common share to be paid for each common share in the merger represents a premium of approximately 23.9% to the closing sales price for the common shares on the Nasdaq Global Market on June 8, 2012, the last full trading day prior to the public announcement of the execution of the merger agreement;
•	the fact that, as a public company, we face continuing pressures from investors and financial analysts that may conflict with our long-term strategic plan, creating the risk of disruption and distraction that may reduce value for the holders of common shares;
•	the opinion of Jefferies, dated June 9, 2012, to our board of directors as to the fairness, from a financial point of view and as of that date, of the per common share merger consideration to be received by holders of common shares (other than Sagard and its affiliates), which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Jefferies, as more fully described under “—Opinion of the Company’s Financial Advisor” beginning on page 36;
•	the likelihood that the merger would be completed, based on, among other things:
o	the fact that Buyer and Merger Sub had obtained committed debt and equity financing for the transactions contemplated by the merger agreement, the amounts of the debt and equity financing commitments, the limited number and nature of the conditions to the debt and equity financing and the obligation of Buyer to use its reasonable best efforts to obtain the debt financing;
o	Sagard’s interest in and knowledge of our business;
o	the fact that IAT, Wilshire and Peter R. Kellogg have generally agreed to vote all of the common shares beneficially owned by them, which represent approximately 26.9% of the issued and outstanding common shares, in favor of the merger unless the voting agreement is terminated, as described under “—The Voting Agreement” beginning on page 46;
o	the absence of financing or due diligence conditions to the completion of the merger;
o	the limited number of conditions to the completion of the merger, including the fact that there were not expected to be any substantive issues in connection with HSR Act clearance and that there are no other significant regulatory approvals that are a condition to the completion of the merger;
o	the fact that the merger agreement provides that, in the event of a failure of the merger to be consummated in certain circumstances, Buyer will pay us a $8,476,812 termination fee, as described under “The Merger Agreement—Termination Fees and Reimbursement of Expenses” beginning on page 75, without us having to establish any damages, the payment of which is guaranteed by Sagard pursuant to the limited guaranty; and
o	our ability, under certain circumstances, to seek specific performance of the obligations of Buyer and Merger Sub under the merger agreement;
•	the fact that our independent directors do not have interests in the merger that are materially different from, or in addition to, those of the holders of common shares generally;
•	the negotiations with Sagard, which, among other things, resulted in certain better contractual terms than those initially proposed by Sagard, including a significantly larger termination fee payable by Buyer to us under certain circumstances;
•	the fact that, as of the date of the merger agreement, our employees and the employees of our subsidiaries were not party to any binding agreements or arrangements with Buyer or any of its affiliates regarding their post-closing employment with, or equity participation in, the surviving corporation, including with respect to any equity rollover;
•	our ability, under the merger agreement, to respond to persons and entities submitting acquisition proposals to us that do not result from our material breach of the non-solicitation provisions of the merger agreement, and to engage, enter into or participate in any discussions or negotiations with that person or entity with respect to the acquisition proposal and to provide access to non-public information concerning us and our subsidiaries to that person or entity pursuant to a confidentiality agreement that meets certain criteria set forth in the merger agreement, if our board of directors determines in good faith (after consultation with our outside legal counsel and financial advisor) that the acquisition proposal either constitutes a superior proposal or could reasonably be expected to lead to a superior proposal;
•	our board of directors’ ability, under certain circumstances, to withhold, withdraw, modify or amend its recommendation that the holders of common shares adopt the merger agreement;
•	our ability, under certain circumstances, to terminate the merger agreement in order to enter into an agreement providing for a superior proposal, subject to our compliance with certain obligations and conditions described under “The Merger Agreement—No Solicitation” beginning on page 67, including payment of a $5,086,087 termination fee; and
•	the availability of appraisal rights under the DGCL to holders of common shares who comply with all of the required procedures under the DGCL, which allows holders of common shares to seek appraisal of the “fair value” of their common shares as determined by the Delaware Court of Chancery.

Our board of directors also considered potentially negative factors in its deliberations concerning the merger agreement and the merger, including, among others, the following:

•	the potential negative effect the pendency of the merger, or the failure to complete the merger, could have on our business and relationships with its employees, fertility centers, vein clinics, vendors, landlords and other third parties;
•	the risk that the merger will not occur if the debt or equity financing, described under “—Financing of the Merger” beginning on page 42, is not obtained, even though the merger is not conditioned on the receipt of that financing;
•	the fact that Buyer and Merger Sub are newly formed corporations with de minimis assets, and that our remedy in the event of breach of the merger agreement by Buyer or Merger Sub may be limited to receipt of the $8,476,812 termination fee, which termination fee is guaranteed by Sagard pursuant to the limited guaranty, and that, under certain circumstances, we may not be entitled to that termination fee;
•	the restrictions on the conduct of our business prior to the completion of the merger, which may delay or prevent us from undertaking business opportunities that may arise or any other action we would otherwise take with respect to our operations pending completion of the merger;
•	although we currently expect that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to effect the merger will be satisfied, and, as a result, the merger may not be consummated;
•	the debt commitment letter expires on November 15, 2012, and either the Company or Buyer may, in certain circumstances, terminate the merger agreement if the merger has not been consummated by that date;
•	the significant costs involved in connection with entering into the merger agreement and completing the merger, and the substantial time and effort of management required to complete the merger;
•	the merger agreement does not provide for a “go shop” period during which we could initiate, solicit, facilitate and encourage acquisition proposals from third parties and engage in discussions and negotiate with those third parties;
•	the per common share merger consideration is less than Sagard’s initial indication of interest of $15.00 per common share on March 14, 2012;
•	another potential acquiror made a formal written offer, on April 12, 2012, to purchase 100% of the Company for $15.50 per common share;
•	as of the day that our board of directors approved the merger agreement, certain securities analysts had target prices for the common shares in excess of $14.05;
•	the possibility that the amounts that may be payable by us upon the termination of the merger agreement could discourage other potential acquirors from making a competing bid to acquire us, including a termination fee of $5,086,087 and up to $2,119,203 of Buyer and Merger Sub’s out-of-pocket expenses, which out-of-pocket costs and expenses would be credited against any termination fee that we must pay to Buyer;
•	that the current holders of common shares would not have the opportunity to participate in any of our possible growth and profits following the merger; and
•	the fact that the merger will be a taxable transaction to the holders of common shares that are U.S. holders for U.S. federal income tax purposes.

In considering the recommendation of our board of directors with respect to the proposal to adopt and approve the merger agreement, you should be aware that certain of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of the holders of common shares generally. Our board of directors was aware of and considered these interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the merger agreement, and in recommending that the merger agreement be adopted and approved by the holders of common shares. See “—Interests of Certain Persons in the Merger” beginning on page 47.

The foregoing discussion of the information and factors considered by our board of directors is not intended to be exhaustive, but includes the material factors considered by our board of directors. In view of the complexity and wide variety of factors considered, our board of directors did not find it practicable to and did not attempt to quantify, rank or otherwise assign any relative or specific weights to the various factors. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable, but rather our board of directors conducted an overall analysis of the factors described above, including discussions with our senior management and our outside legal and financial advisors. In considering the factors described above, individual members of our board of directors may have given different weights to different factors.

Our board of directors unanimously recommends that you vote “FOR” the adoption and approval of the merger agreement, “FOR” the approval, on a non-binding advisory basis, of the merger-related executive compensation that our named executive officers will or may receive in connection with the merger and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

Opinion of the Company’s Financial Advisor

On June 9, 2012, at a meeting of our board of directors held to evaluate the merger, Jefferies delivered to our board of directors an oral opinion, confirmed by delivery of a written opinion dated June 9, 2012, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations and qualifications described in its written opinion, the per common share merger consideration to be received by holders of common shares (other than Sagard and its affiliates) was fair, from a financial point of view, to those holders.

The full text of Jefferies’ opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Jefferies. This opinion is attached as Annex B to this proxy statement, which the Company encourages you to read in its entirety, and is incorporated herein by reference. Jefferies’ opinion was provided for the use and benefit of our board of directors (in its capacity as such) in its evaluation of the per common share merger consideration from a financial point of view and did not address any other aspect of the merger. The opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transactions or opportunity that might be available to the Company, nor did it address the Company’s underlying business decision to engage in the merger or the terms of the merger agreement or any voting or other agreements, documents or other arrangements referred to in the merger agreement or entered into in connection with the merger. Jefferies’ opinion does not constitute a recommendation as to how any holder of common shares should vote or act with respect to the merger or any related matter. The following summary is qualified in its entirety by reference to the full text of Jefferies’ opinion.

In arriving at its opinion, Jefferies, among other things:

•	reviewed an execution version provided on June 9, 2012 of the merger agreement;
•	reviewed certain publicly available financial and other information about the Company;
•	reviewed certain information furnished to Jefferies by the Company’s management relating to the Company’s business, operations and prospects, including financial forecasts and estimates prepared by Company management;
•	held discussions with members of the Company’s senior management concerning the matters described in the two preceding bullet points;
•	held discussions, at the Company’s direction, with third parties to solicit indications of interest in the possible acquisition of the Company;
•	reviewed the stock trading price history and implied multiples for the common shares and compared them with those of certain publicly traded companies that Jefferies deemed relevant;
•	compared the financial terms of the merger with the financial terms of certain other transactions that Jefferies deemed relevant; and
•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In its review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by the Company or that was publicly available to Jefferies (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies. Jefferies relied on assurances of Company management that it was not aware of any facts or circumstances that would make any Company information inaccurate or misleading. In its review, Jefferies did not obtain any independent evaluation or appraisal of any of the Company’s assets or liabilities (contingent or otherwise), nor did Jefferies conduct a physical inspection of any of the Company’s properties or facilities, and Jefferies was not furnished with, and assumed no responsibility to obtain, any such evaluations, appraisals or physical inspections.

With respect to the financial forecasts provided to and examined by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. Jefferies was informed, however, and assumed, that the financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Company management as to the Company’s future financial performance. Jefferies expressed no opinion as to any of the financial forecasts or the assumptions on which they were made.

Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of Jefferies’ opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies becomes aware after the date of the opinion. Jefferies made no independent investigation of any legal, accounting or tax matters affecting the Company and assumed the correctness in all respects material to its analysis of all legal, accounting and tax advice given to the Company or the Company’s board of directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the merger agreement to the Company and the holders of common shares. In addition, in preparing its opinion, Jefferies did not take into account any tax consequences of the merger to any holder of common shares. Jefferies assumed that the final merger agreement would be substantially similar to the execution version reviewed. Jefferies also assumed that, in the course of obtaining the necessary regulatory or third-party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company or the merger.

Jefferies was not asked to address, and its opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than holders of common shares as expressly set forth in its opinion. Jefferies expressed no opinion as to the price at which common shares would trade at any time. Furthermore, Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors or employees, or any class of those persons, in connection with the merger relative to the per common share merger consideration or otherwise. The issuance of Jefferies’ opinion was authorized by the Fairness Committee of Jefferies & Company, Inc. Except as described in this summary, the Company imposed no other instructions or limitations on Jefferies with respect to the investigations made or the procedures followed by Jefferies in rendering its opinion.

In connection with rendering its opinion to the Company’s board of directors, Jefferies performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by Jefferies in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected companies and selected transactions analyses summarized below, no company or transaction used as a comparison was identical to the Company or the merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

Jefferies believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Jefferies’ analyses and opinion. Jefferies did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the Company’s future performance in or underlying Jefferies’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Jefferies considered industry performance, general business and economic conditions and other matters, many of which were beyond the Company’s control. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or securities actually may be sold or acquired.

The per common share merger consideration was determined through negotiation between the Company and Sagard, and the Company’s decision to enter into the merger was solely that of the Company’s board of directors. Jefferies’ opinion and financial analyses were only one of many factors considered by the Company’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the Company’s board of directors or management with respect to the merger or the consideration payable in the merger.

The following is a brief summary of the material financial analyses performed by Jefferies and reviewed with the Company’s board of directors on June 9, 2012. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses.

Selected Companies Analysis

Jefferies reviewed selected financial and stock market data of the Company and the following 10 selected publicly traded healthcare service companies:

•	Almost Family, Inc.
•	Amedisys, Inc.
•	AmSurg Corp.
•	Chemed Corporation
•	Gentiva Health Services Inc.
•	Hanger Orthopedic Group, Inc.
•	LHC Group, Inc.
•	Lincare Holdings Inc.
•	RadNet, Inc.
•	US Physical Therapy Inc.

Jefferies reviewed total enterprise values of the selected companies, calculated as equity values based on closing stock prices on June 8, 2012 plus total debt, preferred stock and minority interest, less cash, cash equivalents and equity in affiliates, as a multiple of estimated calendar years 2012 and 2013 earnings before interest, taxes, depreciation and amortization as adjusted for non-recurring items, referred to as adjusted EBITDA. The overall low to high calendar years 2012 and 2013 estimated adjusted EBITDA multiples observed for the selected companies were 4.5x to 7.7x (with a median multiple of 5.5x) and 4.3x to 7.2x (with a median multiple of 5.3x), respectively. Jefferies then applied selected ranges of calendar years 2012 and 2013 estimated adjusted EBITDA multiples of 4.0x to 6.0x and 3.5x to 5.5x, respectively, derived from the selected companies to corresponding data of the Company. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of the Company were based on internal estimates of Company management. This analysis indicated the following approximate implied per common share equity value reference ranges for the Company, as compared to the per common share merger consideration:

Implied Per Common Share Equity Value Reference Ranges for the Company Based on:		Per Common Share Merger Consideration
2012E Adjusted EBITDA	2013E Adjusted EBITDA
$10.85 - $14.26	$11.55 - $15.85	$14.05

Selected Transactions Analysis

Jefferies reviewed publicly available financial information for the following 14 selected transactions announced between January 1, 2007 and June 8, 2012 involving healthcare service companies with transaction values of between $100 million and $1.6 billion:

Announcement Date	Acquiror	Target
November 4, 2011	JLL Partners, Inc.	American Dental Partners, Inc.
July 29, 2011	Saga Group Ltd.	Allied Healthcare International Inc.
April 7, 2011	AmSurg Corp.	National Surgical Care, Inc.
March 3, 2011	Valitas Health Services, Inc.	America Service Group Inc.
January 21, 2011	Surgery Center Holdings, Inc.	NovaMed, Inc.
September 27, 2010	Virtual Radiologic Corporation	NightHawk Radiology Holdings, Inc.
August 16, 2010	Leonard Green & Partners, L.P.	Prospect Medical Holdings, Inc.
August 14, 2010	Onex Corporation	Res-Care, Inc.
May 24, 2010	Gentiva Health Services Inc.	Odyssey Healthcare, Inc.
April 5, 2010	GDC Holdings, Inc.	National Dentex Corporation
January 24, 2010	Bioscrip, Inc.	Critical Homecare Solutions Holdings, Inc.
June 19, 2008	The Blackstone Group L.P.	Apria Healthcare Group Inc.
February 19, 2008	Amedisys, Inc.	TLC Health Care Services, Inc.
April 24, 2007	Crestview Partners, L.P.	Symbion, Inc.

Jefferies reviewed enterprise values of the selected transactions, calculated as the purchase prices paid for the target companies’ equity plus total debt, preferred stock and minority interest, less cash, cash equivalents and equity in affiliates, as a multiple of latest 12 months adjusted EBITDA. The overall low to high latest 12 months adjusted EBITDA multiples observed for the selected transactions were 5.2x to 9.3x (with a median multiple of 7.6x). Jefferies then applied a selected range of latest 12 months adjusted EBITDA multiples of 5.5x to 7.5x derived from the selected transactions to the Company’s latest 12 months (as of March 31, 2012) adjusted EBITDA. Financial data of the selected transactions were based on publicly available information. Financial data of the Company were based on the Company’s public filings and internal estimates of Company management. This analysis indicated the following approximate implied per common share equity value reference range for the Company, as compared to the per common share merger consideration:

Implied Per Common Share Equity Value Reference Range for the Company	Per Common Share Merger Consideration
$12.52 - $15.61	$14.05

Discounted Cash Flow Analysis

Jefferies performed a discounted cash flow analysis of the Company by calculating the implied present value of the free cash flows that the Company was forecasted to generate during the fiscal years ending December 31, 2012 through December 31, 2016 based on internal estimates of Company management. The implied terminal value of the Company was derived by applying to the Company’s calendar year 2016 unlevered free cash flows (adjusted to reflect normalized levels of depreciation and amortization, taxes, capital expenditures and changes in net working capital) a selected range of perpetuity growth rates of 1.0% to 3.0%. Present values of cash flows and terminal values were calculated using a discount rate range of 13.5% to 14.5% derived from a weighted average cost of capital calculation. This analysis indicated the following approximate implied per common share equity value reference range for the Company, as compared to the per common share merger consideration:

Implied Per Common Share Equity Value Reference Range for the Company	Per Common Share Merger Consideration
$14.38 - $17.17	$14.05

Other Information

Jefferies also noted certain additional factors that were not considered part of Jefferies’ financial analysis with respect to its opinion but were referenced for informational purposes, including premiums paid in selected North American transactions involving healthcare service companies announced between January 1, 2008 and June 8, 2012 with transaction values of between $50 million and $1.0 billion which, when applying a selected range of premiums of 24% to 56% derived from the closing stock prices of the target companies one trading day, one week and one month prior to public announcement of the relevant transaction to the closing price of the common shares on March 12, 2012 (the last trading day prior to news reports that the Company was exploring a sale and had hired a financial advisor), indicated an implied per common share equity value reference range for the Company of approximately $13.84 to $17.51.

Miscellaneous

Under the terms of Jefferies’ engagement, the Company agreed to pay Jefferies for its financial advisory services in connection with the merger an aggregate fee of $2.0 million, of which a portion was payable upon delivery of Jefferies’ opinion and $1.0 million is payable contingent upon completion of the merger. In addition, the Company agreed to reimburse Jefferies for its expenses, including fees and expenses of counsel, and to indemnify Jefferies and related parties against liabilities, including liabilities under federal securities laws, arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement.

Jefferies maintains a market in the securities of the Company and, in the ordinary course of business, Jefferies and its affiliates may trade or hold securities of the Company and/or affiliates of Sagard for Jefferies’ own account and for the accounts of Jefferies’ customers and, accordingly, may at any time hold long or short positions in those securities. In addition, Jefferies may in the future seek to provide financial advisory and financing services to the Company, Sagard or entities that are affiliated with the Company or Sagard, for which Jefferies would expect to receive compensation.

Jefferies was selected to act as the Company’s financial advisor in connection with the merger because Jefferies is an internationally recognized investment banking firm with substantial experience in merger and acquisition transactions. Jefferies is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Certain Financial Forecasts

We do not, as a matter of course, publicly disclose financial forecasts as to future financial performance, earnings or other results, and are especially cautious of making financial forecasts because of the unpredictability of the underlying assumptions and estimates. However, in connection with the evaluation of a possible transaction, we provided projections to our board of directors and our advisors, as well as to prospective bidders and their financing sources in connection with their due diligence review of us, which contained certain non-public financial forecasts that were prepared by Company management.

A summary of the financial forecasts included in the projections has been included below. This summary is not being included in this proxy statement to influence your decision whether to vote “FOR” or “AGAINST” the proposal to adopt and approve the merger agreement, but is being included because these financial forecasts were made available to and were considered by our board of directors and our advisors, as well as to prospective bidders and their financing sources. The inclusion of this information should not be regarded as an indication that our board of directors or our advisors, or any other person, considered, or now considers, the financial forecasts to be material or to be necessarily predictive of actual future results, and you should not be on them as such. Our management’s financial forecasts, upon which the summary financial forecasts included below were based, are inherently subjective in many respects. There can be no assurance that these financial forecasts will be realized or that actual results will not be significantly more positive or negative than forecasted.

In addition, the financial forecasts were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, which we refer to as GAAP, the published guidelines of the Securities and Exchange Commission regarding projections or the use of non-GAAP financial measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither our independent registered public accounting firm, nor any other independent accountants, have audited, compiled, examined or performed any procedures with respect to the financial forecasts contained in this proxy statement, nor have they expressed any opinion or any other form of assurance on this information or its achievability.

These financial forecasts were based on numerous variables and assumptions that are inherently uncertain and are in significant respects beyond our control. We believe the assumptions that our management used as a basis for the financial forecasts were reasonable; however, important factors that may affect actual results and cause these financial forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to our business (including our ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, general business and economic conditions, the regulatory environment and other factors described in or referenced under “Cautionary Statement Concerning Forward-Looking Information” beginning on page 19. In addition, the financial forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for our business, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared. Accordingly, there can be no assurance that these financial forecasts will be realized or that our future financial results will not materially vary from these financial forecasts.

No one has made or makes any representation to any holder of common shares regarding the information included in the financial forecasts. We have made no representation to Sagard, Buyer or Merger Sub in the merger agreement or otherwise concerning these financial forecasts.

You are cautioned not to rely on the forecasted financial information. We have not updated and do not intend to update or otherwise revise the financial forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions on which the financial forecasts were based are shown to be in error.

The following is a summary of the financial forecasts prepared by our management and provided to our board of directors and our advisors, as well as to prospective bidders and their financing sources:

($ in thousands)
	2011E	2012E	2013E	2014E	2015E	2016E
Revenues	$ 270,319	$ 302,770	$ 338,024	$ 379,848	$ 427,118	$479,729
Cost of services and sales	249,947	276,424	307,215	342,516	381,894	426,156
Gross profit	20,372	26,346	30,809	37,332	45,224	53,573
Total operating expenses	11,514	13,173	13,864	14,933	16,281	17,749
Earnings before interest and taxes	8,857	13,173	16,945	22,399	28,943	35,824
EBITDA	15,728	18,906	23,657	29,892	37,394	45,473
Adjusted EBITDA(1)	17,478	20,941	26,330	33,064	41,643	51,040
Capital expenditures and acquisitions of intangible assets	8,500	11,831	19,320	13,490	15,645	16,583
Working capital	43,688	47,108	53,376	57,625	62,131	67,203

(1)	Adjusted EBITDA includes add-back of stock-based compensation.

These financial forecasts were updated in May 2012 for actual 2011 and first quarter 2012 results, which updated forecasts were provided to our board of directors and our advisors and utilized by the Company’s financial advisor for purposes of its financial analyses. The following is a summary of the updated financial forecasts.

($ in thousands)
	2012E	2013E	2014E	2015E	2016E
Revenues	$ 302,770	$ 338,024	$ 379,848	$ 427,118	$479,729
Cost of services and sales	276,424	307,215	342,516	381,894	426,156
Gross profit	26,346	30,809	37,332	45,224	53,573
Total operating expenses	13,173	13,864	14,933	16,281	17,749
Earnings before interest and taxes	13,173	16,945	22,399	28,943	35,824
EBITDA	15,207	19,618	25,572	33,191	41,392
Adjusted EBITDA(1)	20,760	26,180	32,937	41,533	50,946
Free cash flow	1,862	5,238	13,407	17,028	22,755
Capital expenditures and acquisitions of intangible assets	11,780	19,286	13,453	15,605	16,540
Working capital	44,370	50,660	54,939	59,482	64,595

(1)	Adjusted EBITDA includes add-back of stock-based compensation.

In preparing the financial forecasts our management made the following material assumptions:

•	revenue and contribution from our fertility centers will grow due to organic growth at existing fertility centers, tuck-in acquisitions and new fertility center contracts;
•	revenue and contribution from our Attain IVF programs will grow due to increased enrollments;
•	revenue and contribution from our vein clinics will grow due to organic growth at existing vein clinics and de novo vein clinics; and
•	corporate selling, general and administrative expenses and division specific overhead expenses will grow at a slower rate than revenue.

Financing of the Merger

Buyer anticipates that the total funds needed to complete the merger, including the funds needed to:

•	pay the holders of common shares (and the holders of our other equity-based interests) the amounts due to them under the merger agreement, which, based upon the common shares (and our other equity-based interests) outstanding as of the record date, would be approximately $169.5 million;
•	refinance our outstanding indebtedness, which, as of , 2012, was approximately $8.0 million in principal amount; and
•	pay all fees and expenses relating to the merger and the financing of the merger,

will be funded through a combination of:

•	up to approximately $79.5 million of equity financing to be provided by Sagard or one or more of its affiliated entities, or other parties to whom Sagard allocates a portion of its commitment pursuant to the equity commitment letter;
•	a $95.0 million senior secured credit facility, consisting of a $90.0 million term loan and a $5.0 million revolving loan facility; and
•	our cash on hand.

Buyer has obtained the equity commitment letter and Sagard and Merger Sub have obtained the debt commitment letter. The funding under those commitment letters is subject to certain conditions, including conditions that do not relate directly to the merger agreement. We believe the amounts committed under the commitment letters will be sufficient to complete the transaction, but we cannot assure you of that. Those amounts might be insufficient if, among other things, one or more of the parties to the commitment letters fails to fund the committed amounts in breach of a commitment letter or if the conditions to a commitment are not met. Although obtaining the proceeds of any financing, including any financing under the commitment letters, is not a condition to the completion of the merger, the failure of Buyer and Merger Sub to obtain any portion of the committed financing

(or alternate financing) will likely result in the failure of the merger to be completed. In that case, Buyer may be obligated to pay us the termination fee, as described under “The Merger Agreement—Termination Fees and Reimbursement of Expenses” beginning on page 75. Buyer’s obligation to pay the termination fee is guaranteed by Sagard pursuant to the limited guaranty.

Equity Financing

Buyer has entered into an equity commitment letter with Sagard, dated as of June 10, 2012, pursuant to which Sagard has committed to purchase, directly or indirectly through one or more affiliated entities, at or prior to the closing of the merger, equity interests of Buyer, for an amount equal to approximately $79.5 million, to fund a portion of the aggregate merger consideration to be paid by Buyer under the merger agreement and to pay the related fees and expenses pursuant to and in accordance with the merger agreement.

Sagard may allocate a portion of its equity commitment to other investors. However, the allocation of any portion of Sagard’s equity commitment to other investors will only reduce Sagard’s equity commitment by the amount actually contributed to Buyer by those other investors (and not returned) at or prior to the closing date of the merger for the purpose of funding a portion of the merger consideration, any other amounts required to be paid pursuant to the merger agreement and related fees and expenses pursuant to the merger agreement.

Sagard’s obligation to fund the equity financing contemplated by the equity commitment letter is subject to:

•	our execution and delivery of the merger agreement (which took place on June 10, 2012);
•	the satisfaction or waiver (with Sagard’s prior written approval) of each of the conditions to the obligations of Buyer and Merger Sub to consummate the transactions contemplated by the merger agreement; and
•	the contemporaneous funding of the debt financing, or any alternate debt financing that is accepted from alternate sources in accordance with the merger agreement, in accordance with the terms and conditions thereof.

We are a third-party beneficiary of the equity commitment letter to the extent that we seek specific performance of the obligations of Buyer and Merger Sub to cause Sagard to fund its equity commitment in certain circumstances in accordance with the terms of the merger agreement and the equity commitment letter.

The obligation of Sagard to fund its equity commitment will terminate upon the earliest to occur of:

•	the valid termination of the merger agreement in accordance with its terms;
•	the Company or any of its affiliates accepting payment from Sagard under the limited guaranty or the occurrence of any event which, by the terms of the limited guaranty, is an event that terminates Sagard’s obligations or liabilities under the limited guaranty;
•	the Company or any of its affiliates, securityholders or agents directly or indirectly asserting a claim against Sagard, or any other party expressly described in the limited guaranty, in connection with the equity commitment letter, the merger agreement, the limited guaranty or any transaction contemplated thereby or otherwise relating thereto, other than a claim against Sagard under the limited guaranty pursuant to its terms, a claim against Sagard under the equity commitment letter pursuant to its terms or a claim against Buyer or Merger Sub under the merger agreement pursuant to its terms; and
•	the effective time of the merger, following payment by Sagard of its equity commitment.

Debt Financing

In connection with the execution of the merger agreement, Sagard and Merger Sub obtained the debt commitment letter. Pursuant to the debt commitment letter, GCI Capital Markets LLC and the lenders have committed to provide a $95.0 million senior secured credit facility, consisting of a $90.0 million term loan and a $5.0 million revolving loan facility, to us and Merger Sub on the terms and subject to the conditions set forth in the debt commitment letter. The debt commitment letter will expire if either the closing of the debt facilities contemplated by the debt commitment letter or the funding of the loans thereunder has not occurred on or prior to November 15, 2012.

The debt facilities contemplated by the debt commitment letter are subject to a number of closing conditions, including the following:

•	the initial capitalization of the borrower under the debt facilities contemplated by the debt commitment letter consisting of (i) the loans under the debt facilities contemplated by the debt commitment letter, (ii) cash equity capital representing a minimum of 40% of the total debt and equity capitalization of the borrower from a group of investors arranged by Sagard, and providing Sagard (or its controlled investment affiliates) with direct or indirect ownership of no less than 60% of the capital stock of Buyer on a fully-diluted basis and control of the board of directors of Buyer, and (iii) a minimum of $5.0 million of cash or cash equivalents (or a lesser amount agreed between the commitment party and the borrower), other than certain cash and cash equivalents that are excluded for purposes of this calculation in accordance with the debt commitment letter;
•	the consummation of the merger in accordance with applicable law, the merger agreement and the other documentation relating to the merger (without giving effect to any modifications, amendments or waivers thereto that would be materially adverse to the interests of the commitment party and the lenders without the consent of the commitment party) prior to, or substantially concurrently with, the initial funding of the loans under the debt facilities contemplated by the debt commitment letter, and delivery to the commitment party of reasonably satisfactory evidence that the merger has been consummated;
•	funded consolidated total debt of the borrower under the debt facilities contemplated by the debt commitment letter, on the closing date of the merger, after giving effect to the merger and the other transactions contemplated by the merger agreement, may not exceed 3.75 times trailing 12 months adjusted EBITDA, as calculated in the manner set forth in the debt commitment letter;
•	the revolving loan facility, exclusive of letters of credit issued on the closing date of the merger, must be unfunded on the closing date of the merger;
•	the borrower under the debt facilities contemplated by the debt commitment letter having a minimum trailing 12 months adjusted EBITDA, as calculated in the manner set forth in the debt commitment letter, of $23,750,000;
•	receipt of the consolidated audited financial statements for the fiscal year ended December 31, 2011 of the borrower under the debt facilities contemplated by the debt commitment letter and receipt of the unaudited financial statements for the most recent end of a quarter for which financial statements are available of the borrower, which end of a quarter will be no earlier than June 30, 2012 if the closing date of the merger occurs on or after August 15, 2012;
•	the absence of any order or injunction prohibiting the funding of the loans under the debt facilities contemplated by the debt commitment letter;
•	the accuracy of certain representations made by us, our subsidiaries and their respective businesses in the merger agreement, which are referred to in the debt commitment letter as the “Merger Agreement Representations,” and certain representations made by the borrower under the debt facilities contemplated by the debt commitment letter, Buyer and their subsidiaries in the definitive documentation relating to the debt facilities contemplated by the debt commitment letter, which are referred to in the debt commitment letter as the “Specified Representations,” in all material respects, without duplication of any materiality qualifiers contained therein;
•	delivery and execution of certain customary loan documents (including a credit agreement), security documents, opinions, insurance deliveries, certificates (including as to solvency), searches, surveys, government and third party consents (to the extent required under the terms of the documentation relating to the merger), subordination agreements (to the extent that any debt is required to be subordinated to the loans under the debt facilities contemplated by the debt commitment letter), control agreements (other than for a certain account specified in the debt commitment letter, so long as the borrower under the debt facilities contemplated by the debt commitment letter complies with certain agreements relating to that account), landlord and bailee waivers (it being understood that the borrower will only be required to use commercially reasonable efforts to obtain landlord and bailee waivers) and certain other customary closing deliveries, in each case containing the terms set forth in the debt commitment letter or, if not set forth in the debt commitment letter, mutually reasonably acceptable to the commitment party and the borrower;
•	all actions necessary to establish that the commitment party will have a perfected first priority security interest in the property of Buyer, the borrower under the debt facilities contemplated by the debt commitment letter and their direct and indirect domestic subsidiaries must have been taken;

•	the borrower under the debt facilities contemplated by the debt commitment letter and its domestic subsidiaries must have first priority perfected liens on substantially all of the assets of certain physician practices that are managed by the borrower or one of its domestic subsidiaries, which physician practices are contemplated to include, at a minimum, all vein clinics managed by the borrower or one of its domestic subsidiaries;
•	the borrower under the debt facilities contemplated by the debt commitment letter and its domestic subsidiaries must, with respect to vein clinics managed by the borrower or one of its domestic subsidiaries, maintain stock option agreements or other stock restriction agreements with the owners of the vein clinics providing the borrower or the applicable subsidiary with the ability to transfer ownership of the applicable vein clinic to a third party of its choosing, in each case in form and substance reasonably satisfactory to the commitment party;
•	the borrower under the debt facilities contemplated by the debt commitment letter and each of its domestic subsidiaries must have granted to the commitment party a lien on all security interests and its rights under all stock option agreements and stock restriction agreements described in the preceding two bullet points;
•	the commitment party must have received all documentation and other information regarding Buyer, the borrower under the debt facilities contemplated by the debt commitment letter and their direct and indirect subsidiaries required by the Office of Foreign Assets Control, the PATRIOT Act and other applicable anti-money laundering and “know your customer” rules and regulations, as well as, to the extent requested by the commitment party and if applicable, the Small Business Administration;
•	the information provided to the commitment party by or on behalf of Sagard, the borrower under the debt facilities contemplated by the debt commitment letter or any of their respective affiliates must be accurate and complete in all material respects, taken as a whole, it being understood that any projections as to future events will not be viewed as facts, that the actual results during the period or periods covered by those projections may differ from the projected results and that those differences may be material, it being further understood that those projections must have been prepared in good faith upon assumptions that were believed to be reasonable at the time prepared and furnished;
•	all fees and expenses required under the debt commitment letter, to be paid on the closing date of the merger, must have been paid; and
•	the commitment party must be satisfied that since December 31, 2011 there has been no Company material adverse effect (as defined in the merger agreement and described under “The Merger Agreement—Representations and Warranties” beginning on page 63, without giving affect to any amendment or other modification to that term after the date of the debt commitment letter, unless agreed to in writing by the commitment party).

The debt commitment letter is not subject to a due diligence or a “market out” condition that would allow the commitment party not to fund its commitment if the financial markets are materially adversely affected. There is a risk that the conditions to the debt financing will not be satisfied and the debt financing may not be funded when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event that the debt financing described in this proxy statement is not available as anticipated.

Subject to the terms and conditions of the merger agreement, Buyer will use its reasonable best efforts to take (or cause to be taken) all actions or do, or cause to be done, all things necessary proper or advisable to obtain the debt financing on the terms and conditions described in the debt commitment letter. Buyer will not, without our prior written consent, permit any amendment or modification to be made to, or any waiver of any provisions or remedy under, the debt commitment letter, if such amendment, modification or waiver would (i) reduce the aggregate amount of the debt financing, including by changing the amount of fees to be paid or original issue discount of the debt financing, unless the equity financing is increased by a corresponding amount, or (ii) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the debt financing in a manner that would reasonably be expected to (a) prevent, delay or impair the closing of the merger, (b) make the funding of the debt financing (or satisfaction of the conditions to obtaining the debt financing) less likely to occur or (c) adversely impact the ability of Sagard, Buyer or Merger Sub to enforce its rights against the other parties to the debt commitment letter or the definitive agreements contemplated by the debt commitment letter, the ability of Buyer or Merger Sub to consummate the transactions contemplated by the merger agreement or the likelihood of consummation of the transactions contemplated by the merger agreement.

Limited Guaranty

Pursuant to the limited guaranty, Sagard has agreed to guarantee:

•	the payment by Buyer of the $8,476,812 termination fee payable to us in certain circumstances; and

•	the reimbursement and indemnification obligations of Buyer in connection with the costs and expenses incurred by us in connection with the arrangement of the financing of the merger and successful suits to enforce the termination fee provisions of the merger agreement.

See “The Merger Agreement—Termination Fees and Reimbursement of Expenses” beginning on page 75 and “The Merger Agreement—Expenses” beginning on page 77. However, Sagard’s obligations under the limited guaranty are subject to a cap equal to $8,476,812.

The limited guaranty will terminate upon the earlier of:

•	receipt by us of payment in full of the obligations guaranteed under the limited guaranty and any other amounts that may be payable under the limited guaranty;
•	the effective time of the merger; and
•	the three month anniversary of the termination of the merger agreement in accordance with its terms, unless, prior to that three month anniversary, we have commenced a proceeding to enforce our rights under the merger agreement, the equity commitment letter, our confidentiality agreement with an affiliate of Sagard or the limited guaranty, and that proceeding has not reached a final, non-appealable resolution as of that three month anniversary, in which case the limited guaranty will terminate upon either (i) the final, non-appealable resolution of that proceeding and payment in full of the obligations guaranteed under the limited guaranty and any other amounts payable under the limited guaranty or (ii) a written agreement signed by each of the parties to the limited guaranty terminating the limited guaranty.

Voting Agreement

In connection with the execution of the merger agreement, on June 10, 2012, Buyer, IAT, Wilshire and Peter R. Kellogg entered into the voting agreement, pursuant to which IAT, Wilshire and Mr. Kellogg agreed, subject to certain exceptions and among other things, to:

•	vote all of the common shares beneficially owned by each of them in favor of the merger and against any other acquisition proposals relating to the Company or any action, proposal, transaction or agreement that would either (i) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the merger agreement or of IAT, Wilshire or Mr. Kellogg contained in the voting agreement or (ii) would impede, interfere with, delay, discourage, adversely affect or inhibit the transactions contemplated by the merger agreement, including the merger;
•	grant an irrevocable proxy to Buyer with respect to the common shares beneficially owned by them;
•	not transfer, directly or indirectly, any common shares beneficially owned by them; and
•	not solicit or encourage submission of an acquisition proposal relating to the Company or participate in any discussions or negotiations concerning any other acquisition proposals relating to the Company.

As of                            , 2012, the record date for the special meeting, IAT, Wilshire and Mr. Kellogg owned, in the aggregate, 3,221,286 common shares, or collectively approximately 26.9% of the outstanding common shares. Any additional common shares that IAT, Wilshire or Mr. Kellogg purchases, acquires the right to vote or otherwise acquires beneficial ownership of prior to the termination of the voting agreement will automatically become subject to the voting agreement. The voting agreement will automatically terminate upon the earliest to occur of:

•	the mutual consent of Buyer, IAT, Wilshire and Mr. Kellogg;
•	the effective time of the merger;
•	the termination of the merger agreement in accordance with its terms;
•	our board of directors expressly withdrawing its recommendation that the holders of common shares adopt the merger agreement; and
•	upon written notice by IAT, Wilshire and Mr. Kellogg to Buyer upon a third party having made a bona fide written proposal which is a superior proposal to acquire all of the common shares for cash at a per share price of at least $16.50 per common share.

A copy of the voting agreement is attached as Annex D to this proxy statement, which we encourage you to read in its entirety.

Closing and Effective Time of the Merger

The closing of the merger will take place on the third business day following the satisfaction or waiver in accordance with the merger agreement of all of the conditions to the closing of the merger, as described under “The Merger Agreement—Conditions to the Merger” beginning on page 73 (other than the conditions that by their nature are to be satisfied at the closing of the merger, but subject to the fulfillment or waiver of those conditions), or at such other date as we and Buyer may agree in writing.

Assuming timely satisfaction of necessary closing conditions, including the adoption of the merger agreement by the holders of a majority of the outstanding common shares, we currently anticipate that the merger will be consummated                     ; however, we cannot predict the exact timing of the merger. The effective time of the merger will occur at the time when a certificate of merger has been duly filed with the office of the Secretary of State of the State of Delaware (or at such later time as may be agreed by us and Buyer in writing and specified in the certificate of merger).

Payment of Merger Consideration and Surrender of Stock Certificates

Promptly after the effective time of the merger, but not later than three business days after the effective time of the merger, a letter of transmittal will be mailed to each holder of record of common shares (other than common shares that are also shares of restricted stock or that are owned by stockholders that have perfected and not withdrawn a demand for, or lost their right to, appraisal pursuant to Section 262 of the DGCL) describing how that holder should surrender its common shares for the per common share merger consideration.

You should not return your stock certificates with the enclosed proxy card and you should not forward your stock certificates to the paying agent, as described under “The Merger Agreement—Exchange and Payment Procedures” beginning on page 60, without a letter of transmittal.

If you are the holder of record of common shares, you will not be entitled to receive the per common share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your common shares are certificated, you must also surrender your stock certificate or certificates to the paying agent and, if your common shares are not certificated, the paying agent must also receive an “agent’s message” or such other evidence of transfer of your common shares as the paying agent may reasonably request. If ownership of your common shares is not in our transfer records, the per common share merger consideration will only be delivered if the applicable letter of transmittal is accompanied by all documents reasonably required by us and the paying agent to evidence and effect the underlying transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable. If you are a beneficial owner of common shares that are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you will receive the per common share merger consideration in accordance with the procedures of your broker, dealer, commercial bank, trust company or other nominee.

If you have lost a stock certificate, or if it has been stolen or destroyed, then, before you will be entitled to receive the per common share merger consideration, you will have to make an affidavit of the loss, theft or destruction and, if required by Buyer, post a bond in such reasonable amount as Buyer may direct, as indemnity against any claim that may be made against the surviving corporation with respect to that stock certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully and in its entirety.

Interests of Certain Persons in the Merger

In considering the recommendation of our board of directors with respect to the proposal to adopt and approve the merger agreement, you should be aware that certain of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of the holders of common shares generally. Our board of directors was aware of and considered these interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the merger agreement, and in recommending that the merger agreement be adopted and approved by the holders of common shares.

Options

Immediately prior to the effective time of the merger, each outstanding and unexercised option to purchase common shares that was issued under our stock option or long-term compensation plans, whether or not then vested or exercisable, will become fully vested and exercisable and, at the effective time of the merger, each such option that is not exercised will be cancelled and automatically converted into the right to receive, as soon as reasonably practicable after the effective time of the merger (but in any event no later than three business days after the effective time of the merger), an amount in cash equal to the product of (i) the total number of common shares subject to that option immediately prior to the effective time of the merger and (ii) the excess, if any, of $14.05 over the exercise price of that option, without interest and less applicable withholding tax.

No person who has served as our director since the beginning of its last completed fiscal year, except for Jay Higham, who is also our President and Chief Executive Officer, currently holds options to purchase common shares that were issued under our stock option or long-term compensation plans. The following table sets forth, as of June 30, 2012, for each person who has served as our executive officer since the beginning of our last completed fiscal year and who currently holds options to purchase common shares that were issued under our stock option or long-term compensation plans: (i) the aggregate number of common shares subject to vested options to purchase common shares that were issued under our stock option or long-term compensation plans and the value of those options, on a pre-tax basis, at the per common share merger consideration; (ii) the aggregate number of unvested options to purchase common shares that were issued under our stock option or long-term compensation plans that will vest in connection with the merger, assuming the executive officer remains employed by us through the effective time of the merger, and the value of those options, on a pre-tax basis, at the per common share merger consideration; and (iii) the aggregate number of common shares subject to vested and unvested options to purchase common shares that were issued under our stock option or long-term compensation plans, assuming the executive officer remains employed by us through the effective time of the merger, and the value of those options, on a pre-tax basis, at the per common share merger consideration:

	Vested Option		Unvested Option		Aggregate Options
Name	Shares	Value ($)(1)	Shares	Value ($)(1)	Shares	Value ($)(1)
Daniel P. Doman	21,937	132,083	16,177	97,017	38,114	229,100
Jay Higham	53,948	307,506	35,852	215,610	89,800	523,116
Timothy P. Sheehan	—	—	10,314	61,368	10,314	61,368
Scott Soifer	18,598	106,082	15,827	94,921	34,425	201,003

(1)	Calculated for each option to purchase common shares by multiplying (i) the total number of common shares subject to that option and (ii) the excess, if any, of $14.05 over the exercise price of that option. All options to purchase common shares that are included in the table are incentive stock options, other than 9,007 vested options to purchase common shares and 4,367 unvested options to purchase common shares held by Mr. Higham. In addition, all options to purchase common shares that are included in the table were granted under our 2000 Long-Term Compensation Plan or our 2007 Long-Term Compensation Plan.

Restricted Stock

Immediately prior to the effective time of the merger, each outstanding share of restricted stock, whether or not then vested, will become free of all restrictions, fully vested and transferable and, at the effective time of the merger, will be cancelled and automatically converted into the right to receive, as soon as reasonably practicable after the effective time of the merger (but in any event no later than three business days after the effective time of the merger), $14.05 in cash, without interest and less applicable withholding tax.

No person who has served as our director since the beginning of its last completed fiscal year, except for Mr. Higham, currently holds shares of restricted stock. The following table sets forth, as of June 30, 2012, for each person who has served as our executive officer since the beginning of our last completed fiscal year and who currently holds shares of restricted stock: (i) the number of shares of restricted stock that will vest in connection with the merger; and (ii) the pre-tax value of those shares of restricted stock at the per common share merger consideration:

Name	Number of Shares of Restricted Stock	Value ($)(1)
Daniel P. Doman	19,023	267,269
Jeffrey Futterman	3,998	56,172
Jay Higham	59,646	838,020
John J. Kearns	4,461	62,671
Joyce Murty	381	5,348
Andrew Mintz(2)	16,781	235,771
Timothy P. Sheehan	20,589	289,278
Scott Soifer	23,777	334,067
Claude E. White	4,461	62,671

(1)	Calculated by multiplying the $14.05 per common share merger consideration by the number of shares of restricted stock.
(2)	Mr. Mintz resigned effective December 31, 2011. We have sued Mr. Mintz for the return of shares of restricted stock that were forfeited due to his resignation.

Employment Agreement

We previously entered into an employment agreement with Mr. Higham to serve as our President and Chief Executive Officer. The employment agreement provides that if, within one year after our “Change of Control” (as defined in the employment agreement), Mr. Higham’s employment is terminated by Mr. Higham for “Good Reason” (as defined in the employment agreement) or by us without cause, we will pay Mr. Higham a lump sum amount equal to his base salary for a 24-month period, plus twice the full amount of his annual bonus based on current salary, without regard to the conditions precedent established for the bonus payment. Under the employment agreement, Mr. Higham would also be entitled to accrued but unpaid bonus and stock incentive compensation, if any, for the fiscal year preceding the termination. Pursuant to an amendment to Mr. Higham’s employment agreement, effective as of June 10, 2012, in the event that we determine that any payments or distributions by us, or any person or entity affiliated with us, to or for Mr. Higham’s benefit, whether paid or payable or distributed or distributable pursuant to the terms of the employment agreement, any option agreement, any restricted stock award agreement or otherwise, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, or Mr. Higham would incur any interest or penalties with respect to that excise tax, then those payments would be reduced by the amount, if any, necessary to prevent any part of those payments from being treated as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. In addition, in order to receive any of the payments described above, Mr. Higham must not have breached certain provisions of the employment agreement, including the confidentiality, non-competition and non-solicitation provisions thereof.

The merger will constitute a “Change of Control” under the employment agreement. If the merger had been consummated on June 30, 2012 and Mr. Higham’s employment had been terminated immediately following the consummation of the merger for “Good Reason” or by the surviving corporation without cause, Mr. Higham would have been entitled to receive a lump sum cash payment equal to $1,722,000, $861,000 of which represents his annualized base salary for 24 months and $861,000 of which represents twice the full amount of his annual bonus without regard to the established conditions precedent for the annual bonus. If this lump sum cash payment were to be made, Mr. Higham would not be liable for excise taxes under Section 4999 of the Code and, therefore, would receive the entire amount of the payment.

Employee Retention Agreements

We previously entered into employee retention agreements with each of our current executive officers, other than Mr. Higham and John J. Kearns, our Controller. Each employee retention agreement provides that if, within 18 months after we experience a “Change in Control” (as defined in the employee retention agreement), the employment of the executive officer who is party to that employee retention agreement is terminated, either by us without cause or by the executive officer for “Good Reason” (as defined in the employee retention agreement), the executive officer will be entitled to:

•	a cash lump sum payment equal to his or her annual base salary;
•	a cash lump sum payment equal to the greater of (i) the pro rata portion of the cash bonus that he or she would have earned for the fiscal year during which the termination occurred and (ii) an amount equal to (a) the most recent annual cash bonus, if any, paid by us to him or her prior to the date that his or her employment is terminated or the date of the “Change in Control,” whichever is higher, multiplied by (b) the number of days in the fiscal year in which the termination occurred through the date of the termination divided by 365;

•	a cash lump sum payment equal to the most recent annual cash bonus, if any, paid by us to him or her prior to the date that his or her employment is terminated or the date of the “Change in Control,” whichever is higher;
•	medical insurance, dental insurance, life insurance and long-term disability insurance benefits continuation for one year following the date that his or her employment is terminated (or, if the benefits continuation described in this bullet point is not available, payment of the equivalent value thereof); and
•	accelerated vesting of all incentive stock options granted to him or her.

In addition to the above, pursuant to the employee retention agreements, we are required to (i) pay, or reimburse, each executive officer that is a party to an employee retention agreement up to $15,000 of reasonable expenses incurred within two years of the date that his or her employment is terminated for outplacement services and (ii) pay each executive officer that is a party to an employee retention agreement for all reasonable fees and expenses incurred by him or her in litigating his or her rights under the employee retention agreement, to the extent he or she is successful in that litigation.

The merger will constitute a “Change in Control” under the employee retention agreements. The following table sets forth, for each executive officer that is a party to an employee retention agreement, the value of the payments and other benefits that would be provided to him or her under the employee retention agreement, assuming that the consummation of the merger occurred on June 30, 2012 and that the employment of each executive officer that is a party to an employee retention agreement was terminated immediately following the consummation of the merger, either by the surviving corporation without cause or by the executive officer for “Good Reason”:

Name	Cash Payment Equal to Annual Base Salary ($)	Cash Payment Equal to Pro Rata Cash Bonus ($)	Cash Payment Equal to Most Recent Annual Cash Bonus ($)	Value of Benefits Continuation ($)(1)	Estimated Value of Incentive Stock Option Acceleration ($)(2)	Total Value of Payments and Benefits Under Employee Retention Agreement ($)(3)
Daniel P. Doman	275,000	89,375	34,814	14,337	97,017	510,543
Jeffrey Futterman	200,000	30,000	20,000	12,484	—	262,484
Joyce Murty	167,400	8,370	8,166	1,059	—	184,995
Timothy P. Sheehan	240,000	60,000	3,700	9,996	61,638	375,334
Scott Soifer	267,800	66,950	6,695	9,072	94,921	445,438
Gool Thakarar	200,000	30,000	—	1,137	—	231,137
Claude E. White	183,195	27,479	13,045	9,782	—	233,501

(1)	Value based on continued benefits of all medical insurance, dental insurance, life insurance and long-term disability insurance policies in which the executive officer was entitled to participate immediately prior to his or her termination
(2)	See “The Merger Agreement —Options” beginning on page 60 for details regarding the accelerated incentive stock options.
(3)	Assumes that the executive officer does not, within two years of the date that his or her employment is terminated, incur any expenses for outplacement services. Also assumes that there is no litigation relating to the executive officer’s rights under the employee retention agreement.

Long-Term Incentive Cash Award Plan

Under our Long-Term Cash Award Plan, in the event of a “Company Sale” (as defined in the Long-Term Cash Award Plan), our board of directors may elect to terminate the Long-Term Cash Award Plan and pay the entire unpaid balance of each cash award account (whether or not then vested) then maintained by us in a lump sum to the holder of that account as of the effective date of the “Company Sale.”

The merger will constitute a “Company Sale” under the Long-Term Cash Award Plan. If the consummation of the merger had occurred on June 30, 2012, and our board of directors had terminated the Long-Term Cash Award Plan and made a lump sum payment of the entire unpaid balance of each cash award account then maintained by us to the holder of that account on that date, the following executive officers would have received the following payments:

Name	Payment of Unpaid Balance of Cash Award Account ($)
Daniel P. Doman	11,850
Jeffrey Futterman	4,740
Jay Higham	23,700
John J. Kearns	4,740
Timothy P. Sheehan	11,850
Scott Soifer	11,850
Claude E. White	4,740

Under the merger agreement, we may not terminate the Long-Term Cash Award Plan, or make payments under the Long-Term Cash Award Plan in relation to the transactions contemplated by the merger agreement, without Buyer’s prior written approval, which prior written approval may not be unreasonably withheld, delayed or conditioned.

Indemnification; Directors’ and Officers’ Insurance and Fiduciary Liability Insurance

Buyer has agreed to cause the surviving corporation in the merger to indemnify and hold harmless our present and former directors and officers and the present and former directors and officers of our subsidiaries against certain costs, liabilities and expenses arising out of or pertaining to their service as a director or officer (or in certain capacities for another entity at our request). We are generally required to use our commercially reasonable efforts prior to the effective time of the merger to purchase a six year prepaid “tail policy” with terms, conditions, retentions and limits of liability that are at least as favorable to the beneficiaries thereof as provided in our directors’ and officers’ insurance policies and fiduciary liability insurance policies, as in effect on the date of the merger agreement, with respect to matters existing or occurring at or prior to the effective time of the merger. If we fail to obtain a six year prepaid “tail policy” prior to the effective time of the merger, the surviving corporation will, and Buyer will cause the surviving corporation to, generally maintain in effect for at least six years from the effective time of the merger, at no expense to the beneficiaries thereof, our directors’ and officers’ insurance policies and fiduciary liability insurance policies, with terms, conditions, retentions and limits of liability that are at least as favorable to the beneficiaries thereof as provided in our directors’ and officers’ insurance policies and fiduciary liability insurance policies as of the date of the merger agreement, with respect to matters existing or occurring at or prior to the effective time of the merger. Our present and former directors and officers will have the right to enforce the provisions of the merger agreement relating to their indemnification and are express third-party beneficiaries of the merger agreement for this purpose. A more complete description of the indemnification and insurance rights provided to our present and former directors and officers is set forth under “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance and Fiduciary Liability Insurance” beginning on page 72.

Agreements with the Surviving Corporation

As of the date of this proxy statement, no members of our management have entered into any agreement, arrangement or understanding with Buyer or any of its affiliates regarding employment with, or the right to convert into or reinvest or participate in the equity of, the surviving corporation, Buyer or any of its subsidiaries, and no members of our management currently expect to enter into any of these type of agreements, arrangements or understandings prior to the completion of the merger. Moreover, as of the date of this proxy statement, no discussions have occurred between members of our management and representatives of Buyer or its affiliates with respect to any of these type of agreements, arrangements and understandings.

However, the merger agreement provides that:

•	for at least one year following the effective time of the merger, Buyer will provide, or cause the surviving corporation and any of its subsidiaries to provide, all individuals who are employees of ours or any of our subsidiaries as of the effective time of the merger, who remain in the employment of Buyer, the surviving corporation or any of their respective subsidiaries, with base salaries, bonus opportunities and employee pension and welfare benefits (other than equity-based or change in control compensation) that are substantially comparable in the aggregate to those provided by us and our subsidiaries to such individuals immediately prior to the effective time of the merger;
•	Buyer will cause the surviving corporation and its subsidiaries to comply with the terms, including terms that provide for amendment or termination, of all contracts, agreements, arrangements, policies, plans and written commitments of ours or any of our subsidiaries that are in effect immediately prior to the effective time of the merger that are applicable to any current or former directors or employees of ours or any of our subsidiaries;
•	Buyer will provide all individuals who are employees of ours or any of our subsidiaries as of the effective time of the merger, who remain in the employment of Buyer, the surviving corporation or any of their respective subsidiaries, with full credit for their prior service with us or our subsidiary for purposes of eligibility and vesting and, in the case of vacation and severance pay only, benefit accrual under any employee benefit plan, program or arrangement established or maintained by Buyer, the surviving corporation or any of their respective subsidiaries under which those individuals may be eligible to participate from or after the effective time of the merger, except when this credit would result in a duplication of benefits or was not recognized immediately prior to the effective time of the merger for purposes of any comparable plan, program or arrangement of ours or any of our subsidiaries;
•	Buyer will cause to be waived pre-existing condition limits and at-work condition limits, to the extent those limits are waived under a comparable plan, program or arrangement of ours or any of our subsidiaries;
•	Buyer will cause to be recognized deductible, co-insurance and out-of-pocket expenses paid by employees of ours or any of our subsidiaries during the calendar year in which the merger occurs, to the same extent those payments are recognized under a comparable plan, program or arrangement of ours or any of our subsidiaries; and
•	Buyer will waive any waiting period or evidence of insurability requirement that would otherwise affect employees of ours or any of our subsidiaries who remain in the employment of Buyer, the surviving corporation or any of their respective subsidiaries, and their eligible dependents, from or after the effective time of the merger during the calendar year in which the merger occurs.

These provisions of the merger agreement are not enforceable by employees or others as third-party beneficiaries.

Golden Parachute Compensation

Golden Parachute Compensation Table

The following table sets forth the information required by Item 402(t) of Regulation S-K promulgated by the Securities and Exchange Commission regarding the merger-related executive compensation payable under existing agreements with us that our named executive officers will or may receive in connection with the merger, assuming:

•	the price per common share was $14.05, the per share price payable under the merger agreement;
•	the consummation of the merger occurred on June 30, 2012, which is the latest practicable date prior to the filing of this proxy statement; and
•	each of the named executive officers was terminated by the surviving corporation without cause immediately following the consummation of the merger.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Jay Higham(4)	1,745,700	1,361,136	—	3,106,836
Timothy P. Sheehan(5)	315,550	350,646	24,996	691,192
Daniel P. Doman(6)	411,039	496,369	29,337	936,745
Andrew Mintz(7)	—	235,771	—	235,771
Scott Soifer(8)	353,295	535,070	24,072	912,437
Claude E. White(9)	228,459	62,671	24,782	315,912

(1)	Cash payments pursuant to employee retention agreements that are included in this column are payable only upon a “double trigger” (that is, if the named executive officer’s employment is terminated by the named executive officer for “Good Reason” (as defined in the employee retention agreement) or by the surviving corporation without cause, in either case, within 18 months after the merger). However, in the case of Mr. Higham, he would be entitled to a reduced cash payment and benefits upon such termination, irrespective of the consummation of the merger. The cash payments of the unpaid balances of named executive officers’ cash award accounts under our Long-Term Cash Award Plan that are included in this column are payable only if our board of directors terminates our Long-Term Cash Award Plan and makes a lump sum payment of the entire unpaid balance of each cash award account to the holder of that account on the date that the merger is consummated. We are prohibited under the merger agreement from making such payments in relation to the merger.
(2)	As described under “The Merger Agreement—Options” beginning on page 60, immediately prior to the effective time of the merger, each outstanding and unexercised option to purchase common shares that was issued under our stock option or long-term compensation plans, whether or not then vested or exercisable, will become fully vested and exercisable and, at the effective time of the merger, each such option that is not exercised will be cancelled and automatically converted into the right to receive an amount in cash equal to the product of (i) the total number of common shares subject to that option immediately prior to the effective time of the merger and (ii) the excess, if any, of $14.05 over the exercise price of that option, without interest and less applicable withholding tax. In addition, as described under “The Merger Agreement—Restricted Stock” beginning on page 60, immediately prior to the effective time of the merger, each outstanding share of restricted stock, whether or not then vested, will become free of all restrictions, fully vested and transferable and, at the effective time of the merger, will be cancelled and automatically converted into the right to receive $14.05 in cash, without interest and less applicable withholding tax. Payments for outstanding and unexercised options to purchase common shares and outstanding shares of restricted stock that are included in this column are “single trigger” (that is, payment for those outstanding and unexercised options to purchase common shares and outstanding shares of restricted stock will be made as soon as reasonably practicable after the effective time of the merger (but in any event no later than three business days after the effective time of the merger)).
(3)	The values of perquisites and benefits that are included in this column will be provided only upon a “double trigger” (that is, if the named executive officer’s employment is terminated by the named executive officer for “Good Reason” (as defined in the applicable employee retention agreement) or by the surviving corporation without cause, in either case, within 18 months after the merger). The values included in this column include the value of medical insurance, dental insurance, life insurance and long-term disability insurance benefits continuation for one year for each named executive officer that is a party to an employee retention agreement, which value is equal to $9,996, $14,337, $9,072 and $9,782 for Messrs. Sheehan, Doman, Soifer and White, respectively. The value of this benefits continuation is estimated based upon costs currently paid by us for similar benefits and the current benefit plans in which the named executives and their dependents participate. In addition, pursuant to the employee retention agreements, we are required to (i) pay, or reimburse, each named executive officer that is a party to an employee retention agreement up to $15,000 of reasonable expenses incurred within two years of the date that his employment is terminated for outplacement services and (ii) pay each named executive officer that is a party to an employee retention agreement for all reasonable fees and expenses incurred by him in litigating his rights under the employee retention agreement, to the extent he is successful in that litigation. For purposes of this table, we have assumed that each of the named executive officers that is a party to an employee retention agreement would incur $15,000 of expenses for outplacement services within two years of the date that the termination occurred and would not incur any fees or expenses in connection with successful litigation relating to the employee retention agreements.
(4)	For Mr. Higham, the cash column consists of (i) a lump-sum cash payment equal to $1,722,000 pursuant to Mr. Higham’s employment agreement, $861,000 of which represents his annualized base salary for 24 months and $861,000 of which represents twice the full amount of his annual bonus without regard to the established conditions precedent for the annual bonus, and (ii) a lump-sum cash payment equal to $23,700, which represents the unpaid balance of Mr. Higham’s cash award account under our Long-Term Cash Award Plan. The cash payment pursuant to Mr. Higham’s employment agreement is payable only upon a “double trigger” (that is, if Mr. Higham’s employment is terminated by Mr. Higham for “Good Reason” (as defined in Mr. Higham’s employment agreement) or by the surviving corporation without cause, in either case, within one year after the merger). For Mr. Higham, the equity column consists of (a) $523,116, which represents the value that Mr. Higham will receive for his outstanding and unexercised options to purchase common shares, and (b) $838,020, which represents the value that Mr. Higham will receive for his outstanding shares of restricted stock.
(5)	For Mr. Sheehan, the cash column consists of (i) a lump-sum cash payment equal to $315,550 pursuant to Mr. Sheehan’s employee retention agreement, $240,000 of which represents his annual base salary, $60,000 of which represents the pro rata portion of the cash bonus that he would have earned for the fiscal year during which the termination occurred and $3,700 of which represents the most recent annual cash bonus paid by us to him prior to the date that the termination occurred, and (ii) a lump-sum cash payment equal to $11,850, which represents the unpaid balance of Mr. Sheehan’s cash award account under our Long-Term Cash Award Plan. For Mr. Sheehan, the equity column consists of (a) $61,368, which represents the value that Mr. Sheehan will receive for his outstanding and unexercised options to purchase common shares, and (b) $289,278, which represents the value that Mr. Sheehan will receive for his outstanding shares of restricted stock.
(6)	For Mr. Doman, the cash column consists of (i) a lump-sum cash payment equal to $411,039 pursuant to Mr. Doman’s employee retention agreement, $275,000 of which represents his annual base salary, $89,375 of which represents the pro rata portion of the cash bonus that he would have earned for the fiscal year during which the termination occurred and $34,814 of which represents the most recent annual cash bonus paid by us to him prior to the date that the termination occurred, and (ii) a lump-sum cash payment equal to $11,850, which represents the unpaid balance of Mr. Doman’s cash award account under our Long-Term Cash Award Plan. For Mr. Doman, the equity column consists of (a) $229,100, which represents the value that Mr. Doman will receive for his outstanding and unexercised options to purchase common shares, and (b) $267,269, which represents the value that Mr. Doman will receive for his outstanding shares of restricted stock.
(7)	For Mr. Mintz, the equity column represents the value that Mr. Mintz may receive for his outstanding shares of restricted stock. Mr. Mintz resigned effective December 31, 2011. We have sued Mr. Mintz for the return of shares of restricted stock that were forfeited due to his resignation.
(8)	For Mr. Soifer, the cash column consists of (i) a lump-sum cash payment equal to $353,295 pursuant to Mr. Soifer’s employee retention agreement, $267,800 of which represents his annual base salary, $66,950 of which represents the pro rata portion of the cash bonus that he would have earned for the fiscal year during which the termination occurred and $6,695 of which represents the most recent annual cash bonus paid by us to him prior to the date that the termination occurred, and (ii) a lump-sum cash payment equal to $11,850, which represents the unpaid balance of Mr. Soifer’s cash award account under our Long-Term Cash Award Plan. For Mr. Soifer, the equity column consists of (a) $201,003, which represents the value that Mr. Soifer will receive for his outstanding and unexercised options to purchase common shares, and (b) $334,067, which represents the value that Mr. Soifer will receive for his outstanding shares of restricted stock.
(9)	For Mr. White, the cash column consists of (i) a lump-sum cash payment equal to $223,719 pursuant to Mr. White’s employee retention agreement, $183,195 of which represents his annual base salary, $27,479 of which represents the pro rata portion of the cash bonus that he would have earned for the fiscal year during which the termination occurred and $13,045 of which represents the most recent annual cash bonus paid by us to him prior to the date that the termination occurred, and (ii) a lump-sum cash payment equal to $4,740, which represents the unpaid balance of Mr. White’s cash award account under our Long-Term Cash Award Plan. For Mr. White, the equity column represents the value that Mr. White will receive for his outstanding shares of restricted stock.

Any changes in the assumptions or estimates above would affect the amounts shown in the table. In addition, a portion of the equity awards represented in the equity column are expected to vest in the ordinary course prior to the actual date that the merger is consummated, the pro rata bonuses for 2012 included in the cash column for each of the named executive officers, other than Messrs. Higham and Mintz, are expected to be higher based on the actual date that the merger is consummated and the unpaid balances of named executive officers’ cash award accounts under our Long-Term Cash Award Plan included in the cash column for each of the named executive officers, other than Mr. Mintz, may be higher based on the actual date that the merger is consummated.

Narrative to Golden Parachute Compensation Table

The merger-related executive compensation payable under existing agreements with us that our named executive officers will or may receive in connection with the merger is described under “—Interests of Certain Persons in the Merger” beginning on page 47.

Non-binding Advisory Vote

Section 14A of the Securities Exchange Act of 1934, as amended, and Rule 14a-21(c) under that Act require that we seek approval, on a non-binding advisory basis, from the holders of common shares, of the merger-related executive compensation payable under existing agreements with us that our named executive officers will or may receive in connection with the merger. Accordingly, we are asking the holders of common shares to vote on the adoption of the following resolution at the special meeting:

RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, as disclosed in the table entitled “Golden Parachute Compensation” on page 51 of the Company’s proxy statement dated                     , 2012, including the associated narrative discussion in the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 47 of the Company’s proxy statement dated                     , 2012, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.

The approval, on a non-binding advisory basis, of the merger-related executive compensation payable under existing agreements with us that our named executive officers will or may receive in connection with the merger requires the approval of a majority of the votes properly cast on this proposal at the special meeting. If you vote “ABSTAIN” on this proposal, it will have no effect on this proposal. If you fail to submit a proxy or to vote in person at the special meeting, or if you do not provide your broker, dealer, commercial bank, trust company or other nominee with voting instructions, your common shares will not be voted on this proposal and it will have no effect on this proposal.

Holders of common shares should note that approval of the merger-related compensation payable under existing agreements with us that our named executive officers will or may receive in connection with the merger is not a condition of the completion of the merger. Rather, the vote with respect to the merger-related compensation payable under existing agreements with us that our named executive officers will or may receive in connection with the merger is an advisory vote and will not be binding on us. Therefore, regardless of whether the holders of common shares approve such merger-related compensation, if the merger agreement is adopted and approved by the holders of common shares and the merger is completed, that merger-related compensation will still be paid to our named executive officers to the extent payable in connection with the terms of that merger-related compensation.

Our board of directors unanimously recommends that you vote “FOR” the approval, on a non-binding advisory basis, of the merger-related executive compensation that our named executive officers will or may receive in connection with the merger.

Intent to Vote in Favor of the Adoption and Approval of the Merger Agreement

Our directors and executive officers have informed us that, as of the date of this proxy statement, they intend to vote all of their common shares in favor of the proposal to adopt and approve the merger agreement. As of                      , 2012, the record date for the special meeting, our directors and executive officers owned, in the aggregate,                      common shares, or collectively approximately                      % of the outstanding common shares.

In addition, pursuant to the voting agreement, IAT, Wilshire and Peter R. Kellogg have generally agreed, subject to certain exceptions and among other things, to vote all of the common shares beneficially owned by them in favor of the proposal to adopt and approve the merger agreement and the transactions contemplated thereby unless the voting agreement is terminated. As of                      , 2012, the record date for the special meeting, IAT, Wilshire and Mr. Kellogg owned, in the aggregate, 3,221,286 common shares, or collectively approximately 26.9% of the outstanding common shares. The voting agreement is described under “—Voting Agreement” beginning on page 46.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion summarizes the material U.S. federal income tax consequences of the merger to holders of common shares. This discussion is based upon the provisions of the Code, final, temporary and proposed U.S. Treasury Regulations promulgated thereunder and judicial decisions and administrative rulings, all as in effect as of the date of this proxy statement and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any of those changes or differing interpretations could alter the tax consequences set forth herein. We have not obtained, and will not obtain, a ruling from the U.S. Internal Revenue Service, which we refer to as the IRS, with respect to any U.S. federal tax consequences of the merger. The IRS may disagree with the discussion herein, and its determination may be upheld by a court.

This discussion assumes that holders of common shares hold their common shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to a holder of common shares in light of that holder’s particular circumstances, nor does it discuss any special considerations applicable to holders of common shares subject to special rules under the U.S. federal income tax laws. For example, this summary does not address the tax treatment of special classes of holders of common shares, such as financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities and their partners or members, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, holders who acquired their common shares through the exercise of options or otherwise as compensation, holders who hold their common shares as part of a hedge, straddle, constructive sale or conversion transaction or holders whose functional currency is not the U.S. dollar.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds common shares, the tax treatment of a partner as a beneficial owner of those common shares generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding common shares, you should consult your own tax advisor regarding the U.S. federal income tax consequences of the merger to you. This discussion does not address any aspect of foreign, state, local, alternative minimum, estate, gift or other tax law that may be applicable to a holder of common shares.

We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the merger to holders of common shares. This discussion is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger that may result to a particular holder of common shares. The U.S. federal income tax laws are complex and subject to varying interpretation.

All holders of common shares should consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for common shares pursuant to the merger.

NOTICE PURSUANT TO IRS CIRCULAR 230: NOTHING CONTAINED IN THIS SUMMARY CONCERNING ANY U.S. FEDERAL TAX ISSUE IS INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED, BY A HOLDER OF COMMON SHARES, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL TAX PENALTIES UNDER THE CODE. THIS SUMMARY WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED IN THIS PROXY STATEMENT. EACH HOLDER OF COMMON SHARES SHOULD SEEK U.S. FEDERAL TAX ADVICE, BASED ON THAT HOLDER’S PARTICULAR CIRCUMSTANCES, FROM AN INDEPENDENT TAX ADVISOR.

For purposes of this discussion, the term U.S. holder means a beneficial owner of common shares that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;
•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or
•	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

A non-U.S. holder is a beneficial owner (other than a partnership or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) of common shares that is not a U.S. holder.

Tax Consequences of the Merger for U.S. Holders

The conversion of common shares into cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the merger (determined before the deduction of any applicable withholding taxes) and that U.S. holder’s adjusted tax basis in the common shares converted into cash pursuant to the merger. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for his, her or its common shares. The gain or loss recognized for U.S. federal income tax purposes generally will be capital gain or loss, and will be long-term capital gain or loss if the holder’s holding period for his, her or its common shares exceeds one year as of the date of the merger. Long-term capital gains for certain non-corporate U.S. holders, including individuals, are generally eligible for a reduced rate of federal income taxation. There are currently no preferential tax rates for long-term capital gains of a U.S. holder that is a corporation. The deductibility of capital losses is subject to limitations under the Code. If a U.S. holder acquired different blocks of common shares at different times or different prices, that U.S. holder must determine its tax basis, holding period and gain or loss separately with respect to each block of common shares.

A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at the applicable rate (currently, 28%) with respect to the cash received pursuant to the merger, unless the holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a payee’s U.S. federal income tax liability, if any, provided that the U.S. holder furnishes the required information to the IRS in a timely manner. All U.S. holders surrendering common shares pursuant to the merger should complete and sign, under penalty of perjury, the IRS Form W-9 included as part of the letter of transmittal and return it to the paying agent to provide the information, including the holder’s taxpayer identification number, and certifications necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to us and the paying agent). Corporations are not subject to backup withholding. U.S. holders should consult their own tax advisor regarding the information reporting and backup withholding rules in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding.

Tax Consequences of the Merger for Non-U.S. Holders

Any gain recognized on the receipt of cash pursuant to the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax, unless:

•	the gain is effectively connected with a U.S. trade or business of the non-U.S. holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or, in the case of an individual, a fixed base in the United States maintained by the non-U.S. holder);
•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met; or
•	we are or have been a “United States real property holding corporation,” as defined in the Code, at any time within the five-year period preceding the merger or the non-U.S. holder’s holding period, whichever period is shorter, and the non-U.S. holder owned (directly, indirectly or constructively) more than 5% of the common shares during that period.

If gain is described in the first bullet point above, unless an applicable treaty provides otherwise, the non-U.S. holder generally will be subject to U.S. federal income tax on the net gain in the same manner as a U.S. holder, provided that the non-U.S. holder completes an IRS Form W-8ECI. Non-U.S. holders that are taxed as corporations for purposes of U.S. federal income tax may also be subject to a branch profits tax at a rate of 30% (or a lower rate as specified by an applicable income tax treaty) on the portion of its effectively connected earnings and profits for the taxable year. Individual non-U.S. holders described in the second bullet point above will generally be subject to U.S. federal income tax at a flat rate of 30% (or a lower rate as specified by an applicable income tax treaty) on the gain derived, which may be offset by U.S.-source capital losses, even though the non-U.S. holders are not considered to be residents of the United States.

Generally a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests, as defined in the Code and applicable U.S. Treasury Regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We do not believe that we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes.

A non-U.S. holder will be subject to information reporting and, in certain circumstances, backup withholding tax (currently at a rate of 28%) with respect to the cash received by the holder pursuant to the merger, unless the non-U.S. holder certifies under penalties of perjury that it is not a United States person, as defined under the Code (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code), or the holder otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner. In order to avoid backup withholding, a non-U.S. holder should complete and sign an appropriate Form W-8 which may be obtained from the paying agent or at www.irs.gov.

Non-U.S. holders should consult their own tax advisors regarding the tax consequences of the merger and the potential applicability of any income tax treaty in their particular circumstances, as well as their qualification for exemption from backup withholding and the procedure for obtaining exemption.

Appraisal Rights

Holders of common shares are entitled to appraisal rights in connection with the merger. If a holder of common shares receives cash pursuant to the exercise of appraisal rights, that holder will generally recognize gain or loss, measured by the difference between the cash received and that holder’s tax basis in his, her or its common shares. Interest, if any, awarded in an appraisal proceeding by a court would be included in the holder’s income as ordinary income for U.S. federal income tax purposes. Holders of common shares who exercise appraisal rights are urged to consult their own tax advisors as to the U.S. federal income tax consequences of their exercise of appraisal rights.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES RELEVANT TO HOLDERS OF COMMON SHARES. THE TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH HOLDER OF COMMON SHARES. YOU SHOULD CONSULT YOUR TAX ADVISOR CONCERNING THE FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES OF THE MERGER TO YOU.

Regulatory Approvals and Notices

Under the terms of the merger agreement, the merger cannot be consummated until the waiting period, and any extensions thereof, applicable to the consummation of the merger under the HSR Act has expired or been earlier terminated.

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, the merger cannot be consummated until each of the Company and Buyer files a notification and report form with the Federal Trade Commission and the Antitrust Division of the Department of Justice under the HSR Act and the applicable waiting period has expired or been terminated. These notification and report forms were filed on June 22, 2012 and the Company and Buyer received notification of early termination of the waiting period on June 29, 2012.

At any time before or after the consummation of the merger, and irrespective of the expiration or termination of the waiting period under the HSR Act, the Antitrust Division of the Department of Justice, the Federal Trade Commission or any state could take such action under the antitrust laws as it considers necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger, seeking divestiture of substantial assets of the Company or Buyer or requiring the Company or Buyer to terminate existing relationships or contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

There can be no assurance that a challenge to the merger on antitrust grounds will not be made and, if a challenge is made, there can be no assurance as to its result.

Litigation Related to the Merger

On June 21, 2012, we, the members of our board of directors, Buyer, Merger Sub and Sagard were named as defendants in a putative class action, captioned Shane Ruth v. Jay Higham et al., filed in the Supreme Court of the State of New York, County of Westchester. The plaintiff in this lawsuit alleges that he is a holder of common shares and purports to bring this lawsuit as a class action on behalf of himself and a class of holders of common shares. The complaint relating to this lawsuit alleges that the members of our board of directors breached their fiduciary duties by, among other things, failing to take steps to maximize our value to the public holders of common shares, taking steps to avoid competitive bidding, failing to properly value us and ignoring and not protecting against conflicts of interest resulting from our directors’ own interrelationships or connection with the merger, and that we, Buyer, Merger Sub and Sagard aided and abetted the members of our board of directors’ purported breaches of fiduciary duties. This lawsuit seeks injunctive and other equitable relief, including enjoining the merger, and damages, as well as recovery of the costs of the action, including reasonable attorneys’ fees. We believe that this lawsuit is without merit and intend to defend it vigorously.

On June 26, 2012, we, the members of our board of directors, our former director Wayne R. Moon, Buyer, Merger Sub and Sagard were named as defendants in a putative class action, captioned Charles Francis v. IntegraMed America, Inc. et al., filed in the Court of Chancery of the State of Delaware. The plaintiff in this lawsuit alleges that he is a holder of common shares and purports to bring this lawsuit as a class action on behalf of himself and a class of holders of common shares. The complaint relating to this lawsuit alleges that the members of our board of directors and Mr. Moon breached their fiduciary duties by, among other things, failing to take steps to maximize our value to the public holders of common shares, and that Buyer, Merger Sub and Sagard aided and abetted the members of our board of directors’ and Mr. Moon’s purported breaches of fiduciary duties. This lawsuit seeks injunctive and other equitable relief, including enjoining the merger, and damages, as well as recovery of the costs and disbursements of the action, including reasonable attorneys’ and experts’ fees. We believe that this lawsuit is without merit and intend to defend it vigorously.

Delisting and Deregistration

Following the consummation of the merger, the common shares will be delisted from the Nasdaq Global Market and deregistered under the Securities Exchange Act of 1934, as amended, and will cease to be publicly traded. Therefore, following the consummation of the merger, we would no longer file periodic reports with the Securities and Exchange Commission on account of the common shares.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. The descriptions of the merger agreement in this section and elsewhere in this proxy statement are qualified in their entirety by reference to the full text of the merger agreement, a copy of which is attached as Annex A to this proxy statement, and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety because it is the legal document that governs the merger. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings that we make with the Securities and Exchange Commission, as described under “Where You Can Find More Information” beginning on page 87.

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Our representations, warranties, covenants and agreements contained in the merger agreement have been made solely for the benefit of Buyer and Merger Sub. In addition, these representations, warranties, covenants and agreements (i) have been made only for purposes of the merger agreement, (ii) have been qualified by (a) matters disclosed in certain of our Securities and Exchange Commission filings and (b) confidential disclosures made to Buyer and Merger Sub in the disclosure letter delivered in connection with the merger agreement, (iii) are subject to materiality qualifications contained in the merger agreement which may differ from what may be viewed as material by investors, (iv) were made only as of the date of the merger agreement or such other date as is specified in the merger agreement and (v) have been included in the merger agreement for the purpose of allocating risk between the parties rather than establishing matters as fact. Accordingly, the merger agreement is attached as Annex A to this proxy statement only to provide you with information regarding the terms of the merger agreement, and not to provide you with any other factual information regarding us or our business. You should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of us or any of our subsidiaries or affiliates. In addition, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in our public disclosures.

Certain Effects of the Merger

The merger agreement provides that, at the effective time of the merger, Merger Sub will be merged with and into us and, as a result of the merger, the separate corporate existence of Merger Sub will cease and we will continue as the surviving corporation and a wholly-owned subsidiary of Buyer.

After the effective time of the merger, the directors of Merger Sub immediately prior to the effective time of the merger will be the initial directors of the surviving corporation, and our officers immediately prior to the effective time of the merger will be the initial officers of the surviving corporation, in each case until their respective successors have been duly elected or appointed and qualified or until their respective deaths, resignations or removals in accordance with the certificate of incorporation and bylaws of the surviving corporation.

At the effective time of the merger, our certificate of incorporation will be amended to read in its entirety as set forth in Exhibit B to the merger agreement and, as so amended, will be the certificate of incorporation of the surviving corporation, until duly amended in accordance with its terms and applicable law. At the effective time of the merger, our bylaws will be amended to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the effective time of the merger and, as so amended, will be the bylaws of the surviving corporation until amended in accordance with their terms and applicable law.

Following the consummation of the merger, the common shares will be delisted from the Nasdaq Global Market and deregistered under the Securities Exchange Act of 1934, as amended, and will cease to be publicly traded.

Closing and Effective Time of the Merger

The closing of the merger will take place on the third business day following the satisfaction or waiver in accordance with the merger agreement of all of the conditions to the closing of the merger, as described under “—Conditions to the Merger” beginning on page 73 (other than the conditions that by their nature are to be satisfied at the closing of the merger, but subject to the fulfillment or waiver of those conditions), or at such other date as we and Buyer may agree in writing.

Assuming timely satisfaction of necessary closing conditions, including the adoption of the merger agreement by the holders of a majority of the outstanding common shares, we currently anticipate that the merger will be consummated                          ; however, we cannot predict the exact timing of the merger. The effective time of the merger will occur at the time when a certificate of merger has been duly filed with the office of the Secretary of State of the State of Delaware (or at such later time as may be agreed by us and Buyer in writing and specified in the certificate of merger).

Treatment of Common Shares, Options and Restricted Stock

Common Shares

At the effective time of the merger, each common share that is issued and outstanding immediately prior to the effective time of the merger, other than issued and outstanding common shares (i) that are owned by Buyer, Merger Sub or any other direct or indirect wholly-owned subsidiary of Buyer, (ii) that are owned by us as treasury stock or any of our direct or indirect wholly-owned subsidiaries, (iii) that are also shares of restricted stock or (iv) that are owned by stockholders that have perfected and not withdrawn a demand for, or lost their right to, appraisal pursuant to Section 262 of the DGCL with respect to those common shares, will be automatically converted into the right to receive $14.05 per common share in cash, without interest and less applicable withholding tax. Each common share held by us, Buyer, Merger Sub or any other direct or indirect wholly-owned subsidiary of Buyer or ours will be cancelled without payment of any consideration therefor and will cease to exist. Common shares held by stockholders who have properly exercised their appraisal rights for these common shares in accordance with Section 262 of the DGCL will be entitled to payment of the appraised value of these common shares in accordance with Section 262 of the DGCL. If any holder of common shares effectively withdraws its demand for, or fails to perfect or otherwise loses his, her, or its right to, appraisal under Section 262 of the DGCL with respect to any common shares, then the right of that holder of common shares to receive the payment of the appraised value of those common shares will cease and those common shares will be deemed to have been automatically converted into, as of the effective time of the merger, and will represent only, the right to receive $14.05 per common share, without interest and less applicable withholding taxes. See “Appraisal Rights” beginning on page 82.

Options

Immediately prior to the effective time of the merger, each outstanding and unexercised option to purchase common shares that was issued under our stock option or long-term compensation plans, whether or not then vested or exercisable, will become fully vested and exercisable and, at the effective time of the merger, each such option that is not exercised will be cancelled and automatically converted into the right to receive, as soon as reasonably practicable after the effective time of the merger (but in any event no later than three business days after the effective time of the merger), an amount in cash equal to the product of (i) the total number of common shares subject to that option immediately prior to the effective time of the merger and (ii) the excess, if any, of $14.05 over the exercise price of that option, without interest and less applicable withholding tax. In the event that the exercise price per common share of any option to purchase common shares that was issued under our stock option or long-term compensation plans is equal to or greater than $14.05, at the effective time of the merger, that option will be cancelled without any consideration being payable in respect thereof.

Restricted Stock

Immediately prior to the effective time of the merger, each outstanding share of restricted stock, whether or not then vested, will become free of all restrictions, fully vested and transferable and, at the effective time of the merger, will be cancelled and automatically converted into the right to receive, as soon as reasonably practicable after the effective time of the merger (but in any event no later than three business days after the effective time of the merger), $14.05 in cash, without interest and less applicable withholding tax.

Exchange and Payment Procedures

Under the merger agreement, the paying agent will be American Stock Transfer & Trust Company or another bank or trust company mutually acceptable to us and Buyer. Immediately prior to, or at, the effective time of the merger, Buyer will deposit, or will cause to be deposited, with the paying agent a cash amount in immediately available funds sufficient to make payment of the aggregate consideration to be paid pursuant to the merger agreement to the holders of common shares (other than common shares that are also shares of restricted stock or that are owned by stockholders that have perfected and not withdrawn a demand for, or lost their right to, appraisal pursuant to Section 262 of the DGCL). Promptly after the effective time of the merger, but not later than three business days after the effective time of the merger, Buyer will cause the paying agent to mail to each holder of record of common shares (other than common shares that are also shares of restricted stock or that are owned by stockholders that have perfected and not withdrawn a demand for, or lost their right to, appraisal pursuant to Section 262 of the DGCL) a letter of transmittal and instructions for use in effecting the surrender of the certificates formerly representing common shares (or affidavits of loss in lieu thereof).

You should not return your stock certificates with the enclosed proxy card and you should not forward your stock certificates to the paying agent without a letter of transmittal.

If you are the holder of record of common shares, you will not be entitled to receive the per common share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your common shares are certificated, you must also surrender your stock certificate or certificates to the paying agent and, if your common shares are not certificated, the paying agent must also receive an “agent’s message” or such other evidence of transfer of your common shares as the paying agent may reasonably request. If ownership of your common shares is not in our transfer records, the per common share merger consideration will only be delivered if the applicable letter of transmittal is accompanied by all documents reasonably required by us and the paying agent to evidence and effect the underlying transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable. If you are a beneficial owner of common shares that are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you will receive the per common share merger consideration in accordance with the procedures of your broker, dealer, commercial bank, trust company or other nominee.

No interest will be paid or accrued on the cash payable upon the surrender of any stock certificate or any common share that is not certificated. Buyer, the surviving corporation and the paying agent will be entitled to deduct and withhold any applicable taxes from the merger consideration. To the extent that any amount is so withheld, that withheld amount will be treated as having been paid to the person or entity in respect of whom it is withheld.

From and after the effective time of the merger, our stock transfer books will be closed and thereafter there will be no further registration of transfers of common shares that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, a stock certificate is presented to the surviving corporation, Buyer or the paying agent for transfer, it will be cancelled and exchanged for the per common share merger consideration.

After the date that is one year after the effective time of the merger, Buyer may require the paying agent to deliver to it any remaining undistributed funds that have not been disbursed to holders of common shares. After that date, holders of common shares immediately prior to the effective time of the merger will be entitled to look only to the surviving corporation for payment of the merger consideration. The surviving corporation, Buyer and the paying agent will not be liable to any holder of common shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

If you have lost a stock certificate, or if it has been stolen or destroyed, then, before you will be entitled to receive the per common share merger consideration, you will have to make an affidavit of the loss, theft or destruction and, if required by Buyer, post a bond in such reasonable amount as Buyer may direct, as indemnity against any claim that may be made against the surviving corporation with respect to that stock certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully and in its entirety.

Financing Covenant; Cooperation

Buyer and Merger Sub will each use its reasonable best efforts to take (or cause to be taken) all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the equity financing on the terms and conditions described in the equity commitment letter, including:

•	maintaining in effect the equity commitment letter;
•	using reasonable best efforts to ensure the accuracy of all representations and warranties of Buyer or Merger Sub in the equity commitment letter;
•	complying with all covenants and agreements of Buyer or Merger Sub in the equity commitment letter;
•	satisfying, on a timely basis, all conditions applicable to Buyer or Merger Sub in the equity commitment letter that are within their control;
•	consummating the equity financing in accordance with the equity commitment letter, subject to the terms and conditions of the equity commitment letter, at or prior to the closing of the merger, and, in any event, prior to November 15, 2012; and
•	enforcing the obligations of Sagard and its investment affiliates, and the rights of Buyer and Merger Sub, under the equity commitment letter.

Each of Buyer and Merger Sub will not, without our prior written consent, amend, alter or waive, or agree to amend, alter or waive, any term of the equity commitment letter, if such amendment, alteration or waiver would (i) reduce the aggregate amount of the equity financing unless the amount of the debt financing is increased by a corresponding amount or (ii) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the equity financing in a manner that would reasonably be expected to (a) prevent, delay or impair the closing of the merger, (b) make the funding of the equity financing (or satisfaction of the conditions to obtaining the equity financing) less likely to occur or (c) adversely impact the ability of Buyer and the Merger Sub to enforce its rights against other parties to the equity commitment letter or adversely impact their ability to consummate the transactions contemplated by the merger agreement or the likelihood of consummation of the transactions contemplated by the merger agreement.

Neither Buyer nor Merger Sub is required to seek or obtain other equity financing and Sagard is not required to provide equity financing in an amount that exceeds the amount set forth in the equity commitment letter.

Further, subject to the terms and conditions of the merger agreement, Buyer will use its reasonable best efforts to take (or cause to be taken) all actions or do, or cause to be done, all things necessary proper or advisable to obtain the debt financing on the terms and conditions described in the debt commitment letter. Buyer will not, without our prior written consent, permit any amendment or modification to be made to, or any waiver of any provisions or remedy under, the debt commitment letter, if such amendment, modification or waiver would (i) reduce the aggregate amount of the debt financing, including by changing the amount of fees to be paid or original issue discount of the debt financing, unless the equity financing is increased by a corresponding amount, or (ii) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the debt financing in a manner that would reasonably be expected to (a) prevent, delay or impair the closing of the merger, (b) make the funding of the debt financing (or satisfaction of the conditions to obtaining the debt financing) less likely to occur or (c) adversely impact the ability of Sagard, Buyer or Merger Sub to enforce its rights against the other parties to the debt commitment letter or the definitive agreements contemplated by the debt commitment letter, the ability of Buyer or Merger Sub to consummate the transactions contemplated by the merger agreement or the likelihood of consummation of the transactions contemplated by the merger agreement. Buyer and Merger Sub may amend or modify the debt commitment letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the debt commitment letter (if the addition of those additional parties, individually or in the aggregate, would not prevent, delay or impair the availability of the debt financing or the consummation of the transactions contemplated by the merger agreement) and enter into additional financing commitment letters with respect to the debt financing of the transactions contemplated by the merger agreement, so long as those commitment letters either do not contain any new or additional conditions other than those set forth in the debt commitment letter or that would not adversely affect the ability of Buyer or Merger Sub to consummate the transactions contemplated by the merger agreement or the likelihood of consummation of the transactions contemplated by the merger agreement.

Each of Buyer and Merger Sub will use its reasonable best efforts:

•	to maintain in effect the debt commitment letter until the transactions contemplated by the merger agreement are consummated;
•	to ensure the accuracy of all representations and warranties of Sagard and Buyer in the debt commitment letter;
•	to comply with all covenants of Buyer in the debt commitment letter;
•	to satisfy, on a timely basis, all conditions applicable to Sagard and Buyer set forth in the debt commitment letter (including by consummating the equity financing pursuant to the terms of the equity commitment letter) that are within its control;
•	to enter into definitive agreements with respect to the debt financing on the terms and conditions contemplated by the debt commitment letter; and
•	to consummate the debt financing at or prior to the closing of the merger (and, in any event, prior to November 15, 2012).

If all conditions precedent in the debt commitment letter, other than the availability of funding of the equity financing contemplated under the equity commitment letter, have been satisfied, or upon funding will be satisfied, each of Buyer and Merger Sub is required to use its reasonable best efforts to cause the lender parties to the debt commitment letter to fund on the closing date of the merger the debt financing required to consummate the transactions contemplated by the merger agreement and otherwise enforce its rights under the debt commitment letter, including through litigation pursued in good faith. Buyer has agreed to keep us informed, on a reasonably current basis, in reasonable detail, with respect to the debt financing and to provide us with prompt notice if Buyer becomes aware of any material adverse change with respect to the availability of the debt financing.

Obtaining financing is not a condition to the closing of the merger, such that, if any financing (or any alternative financing) has not been obtained, Buyer and Merger Sub will continue to be obligated, subject to the satisfaction or waiver of the conditions to the closing of the merger specified in the merger agreement, to consummate the merger. However, we may specifically enforce Buyer’s and Merger Sub’s obligations to consummate the merger only if, among other things, the debt has been funded in accordance with the terms of the merger agreement or will be funded in accordance with the terms of the debt commitment letter at the closing of the merger if the equity financing is funded at the closing of the merger. See “—Remedies” beginning on page 77 for a further discussion of our remedies if Buyer and Merger Sub fail to consummate the merger under certain circumstances.

If all or any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letter, or the debt commitment letter is terminated or modified in a manner materially adverse to Buyer or Merger Sub for any reason, each of Buyer and Merger Sub will use its reasonable best efforts (i) to arrange to promptly obtain debt financing from alternative sources in an amount that is sufficient, when added to the portion of the equity financing and debt financing that is available and together with any cash or cash equivalents held by us as of the effective time of the merger, to pay in cash all amounts required to be paid by Buyer, Merger Sub and the surviving corporation in connection with the transactions contemplated by the merger agreement and (ii) to promptly obtain a new debt financing commitment letter and a new definitive agreement that provides for debt financing on terms not materially less favorable, in the aggregate, to Buyer and Merger Sub, taken as a whole, and in an amount that is sufficient, when added to the portion of the equity financing and debt financing that is available and together with any cash or cash equivalents held by us as of the effective time of the merger, to pay in cash all amounts required to be paid by Buyer, Merger Sub and the surviving corporation in connection with the transactions contemplated by the merger agreement.

We have agreed to use our reasonable best efforts to provide Buyer and Merger Sub with the cooperation that is customary in connection with the financing of the merger and is reasonably requested by Buyer, but (i) no liability or obligation, including any liability or obligation to pay any commitment or other similar fee, of ours or any of our subsidiaries under any certificate, document or instrument will be effective until the effective time of the merger and neither us nor any of our subsidiaries will be required to take any action under any certificate, document or instrument that is not contingent upon the closing of the merger, including the entry into any agreement that is effective before the effective time of the merger, or that would be effective prior to the effective time of the merger, (ii) we are not required to provide cooperation to the extent it would interfere unreasonably with our business or operations or the business or operations of any of our subsidiaries and (iii) neither us nor any of our subsidiaries will be required to issue any offering or information document. Buyer has agreed to, promptly upon our request, reimburse us for all reasonable out-of-pocket costs, including reasonable attorneys’ fees, that we have incurred in connection with the cooperation contemplated by the merger agreement.

Representations and Warranties

The representations and warranties of ours contained in the merger agreement have been made solely for the benefit of Buyer and Merger Sub. In addition, these representations and warranties (i) have been made only for purposes of the merger agreement, (ii) have been qualified by (a) matters disclosed in certain of our Securities and Exchange Commission filings and (b) confidential disclosures made to Buyer and Merger Sub in the disclosure letter delivered in connection with the merger agreement, (iii) are subject to materiality qualifications contained in the merger agreement which may differ from what may be viewed as material by investors, (iv) were made only as of the date of the merger agreement or such other date as is specified in the merger agreement and (v) have been included in the merger agreement for the purpose of allocating risk between the parties rather than establishing matters as fact. The representations and warranties made by us to Buyer and Merger Sub in the merger agreement include representations and warranties relating to, among other things:

•	our, our subsidiaries’ and, to our knowledge, our fertility centers’ due organization, existence, good standing and qualification to do business;
•	our capitalization;
•	the absence of encumbrances on our ownership of the capital stock of our subsidiaries;
•	our corporate power and authority to execute, deliver and perform, and to consummate the transactions contemplated by, the merger agreement, and the enforceability of the merger agreement against us;
•	the approval and declaration of advisability of the merger agreement and the transactions contemplated by the merger agreement by our board of directors, the recommendation of adoption of the merger agreement by our board of directors to the holders of common shares, and the receipt of an opinion of the Company’s financial advisor;
•	required governmental notices, reports, filings, consents, registrations, approvals and authorizations;
•	the absence of violations or breaches of our and any of our subsidiaries’ governing documents, applicable laws or certain agreements as a result of our entering into and performing our obligations under the merger agreement;

•	our Securities and Exchange Commission filings since January 1, 2011 and the financial statements included in these filings;
•	our disclosure controls and procedures and internal controls over financial reporting;
•	the conduct of our, our subsidiaries’ and our fertility centers’ businesses in accordance with the ordinary course, consistent with past practice, since December 31, 2011;
•	the absence of a Company material adverse effect (as described below) since December 31, 2011;
•	the absence of legal proceedings, investigations or governmental orders against us, our subsidiaries and our fertility centers;
•	the absence of certain undisclosed liabilities;
•	employee benefits matters;
•	compliance with laws and the receipt of required permits, licenses, certifications, accreditations, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a governmental entity and compliance with the terms thereof;
•	the inapplicability of any anti-takeover law to the merger;
•	environmental matters;
•	tax matters;
•	certain employment and labor matters;
•	intellectual property;
•	insurance policies and our captive insurance company;
•	real property;
•	material contracts and the absence of any default under any material contract;
•	this proxy statement;
•	the absence of certain related party transactions;
•	the absence of any undisclosed broker’s or finder’s fee;
•	certain regulatory matters;
•	our and our subsidiaries’ indebtedness; and
•	our and our subsidiaries’ security interests in certain assets of the fertility centers and vein clinics to which we or one of our subsidiaries provides management services.

Certain of our representations and warranties include representations and warranties (in certain cases, to our knowledge) with respect to fertility centers and vein clinics to which we or one of our subsidiaries provides management services. Many of our representations and warranties are qualified by, among other things, exceptions relating to materiality or a Company material adverse effect. For the purposes of the merger agreement, a Company material adverse effect means a change, event or occurrence that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on our and our subsidiaries’ financial condition, business, operations, assets or results of operations, taken as a whole. However, none of the following, and no changes, events or occurrences, individually or in the aggregate, to the extent arising out of, resulting from or attributable to any of the following, will constitute or be taken into account in determining whether a Company material adverse effect has occurred or may, would or could occur:

•	changes generally affecting the economy, credit, securities, currency or other financial markets or political conditions in the United States or elsewhere in the world, including changes in interest or exchange rates or any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;
•	changes that are the result of acts of war (whether or not declared), armed hostilities, sabotage or terrorism, or any escalation or worsening of any of those acts of war (whether or not declared), armed hostilities, sabotage or terrorism;

•	epidemics, pandemics, earthquakes, tsunamis, hurricanes, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions or other force majeure events;
•	changes that are the result of factors generally affecting the industries in which we and our subsidiaries operate or in which our and our subsidiaries’ products or services are used or distributed;
•	any loss of, or adverse change in, our or our subsidiaries’ relationship with any of their respective customers, employees, physician practices to which they provide management services (including physicians employed by those physician practices), financing sources, distributors or suppliers caused by the pendency or the announcement of the transactions contemplated by the merger agreement;
•	other than for purposes of certain representations and warranties, changes or effects from the entry into, announcement or performance of the merger agreement or the consummation of the transactions contemplated by the merger agreement, including any litigation arising from allegations of any breach of fiduciary duty or violation of law relating to the merger agreement or the transactions contemplated by the merger agreement, or our compliance with the terms of the merger agreement;
•	changes or prospective changes in any law or U.S. GAAP or interpretation or enforcement thereof after the date of the merger agreement;
•	our failure to meet any internal or public projections or forecasts or estimates of revenues, earnings or other financial performance or results of operations for any period (but the exception in this clause will not prevent or otherwise affect a determination that any change, event or occurrence underlying that failure has resulted in, or contributed to, a Company material adverse effect);
•	any actions taken or failure to take action, in each case, to which Buyer has approved, consented to or requested in writing, or the failure to take any action that is prohibited by the merger agreement;
•	any change resulting or arising from the identity of, or any facts or circumstances relating to, Buyer, Merger Sub or their respective affiliates;
•	any decline in the price or trading volume of the common shares on the Nasdaq Global Market (but the exception in this clause will not prevent or otherwise affect a determination that any change, event or occurrence underlying that decline has resulted in, or contributed to, a Company material adverse effect); or
•	certain actions taken in order to obtain the expiration of the waiting period under the HSR Act or the consents from governmental antitrust entities that are necessary in order to consummate the transactions contemplated by the merger agreement.

Any change, event or occurrence referred to in the first, second, third, fourth and seventh bullet points above may be taken into account in determining whether there has been a Company material adverse effect solely if and to the extent that change, event or occurrence has a materially disproportionate effect on us and our subsidiaries, taken as a whole, as compared to other companies operating in the industries in which we and our subsidiaries operate.

The representations and warranties of Buyer and Merger Sub contained in the merger agreement have been made solely for our benefit. In addition, these representations and warranties (i) have been made only for purposes of the merger agreement, (ii) are subject to certain qualifications and exceptions that are contained in the merger agreement, (iii) were made only as of the date of the merger agreement or such other date as is specified in the merger agreement and (iv) have been included in the merger agreement for the purpose of allocating risk between the parties rather than establishing matters as fact. The representations and warranties made by Buyer and Merger Sub to us in the merger agreement include representations and warranties relating to, among other things:

•	their due organization, existence, good standing and qualification to do business;
•	their corporate power and authority to execute, deliver and perform, and to consummate the transactions contemplated by, the merger agreement, and the enforceability of the merger agreement against them;
•	required governmental notices, reports, filings, consents, registrations, approvals and authorizations;
•	the absence of violations or breaches of their governing documents, applicable laws or certain agreements as a result of their entering into and performing their obligations under the merger agreement;
•	the absence of legal proceedings, investigations or governmental orders against Buyer and Merger Sub;
•	the validity and enforceability of the equity commitment letter and the debt commitment letter;

•	the absence of any breach or default under the equity commitment letter or the debt commitment letter;
•	the absence of conditions precedent or other contingencies relating to the funding of the equity financing and the debt financing, other than as set forth in the equity commitment letter and the debt commitment letter;
•	sufficiency of funds;
•	the operations of Buyer and Merger Sub;
•	the absence of any broker’s or finder’s fee;
•	the solvency of Buyer and the surviving corporation as of the effective time of the merger and immediately following the consummation of the merger;
•	the enforceability of the limited guaranty against Sagard and the absence of any default on the part of Sagard under the limited guaranty;
•	the inapplicability of the “interested stockholder” provisions of Section 203 of the DGCL to Buyer or Merger Sub;
•	the ownership of common shares by Buyer, Merger Sub and their respective affiliates and associates;
•	the absence of certain agreements, arrangements and understandings, including certain employee agreements, arrangements and understandings;
•	information supplied for inclusion in this proxy statement;

None of the representations and warranties made by us, Buyer or Merger Sub that are contained in the merger agreement or any instrument delivered pursuant to the merger agreement will survive the effective time of the merger.

Interim Operations

Under the merger agreement, we have agreed that, subject to certain exceptions that are set forth in the merger agreement and the disclosure letter delivered in connection with the merger agreement, between the date of the merger agreement and the effective time of the merger, unless Buyer otherwise approves in writing (which approval may not be unreasonably withheld, delayed or conditioned), we will, and will cause our subsidiaries (including vein clinics to which we or one of our subsidiaries provides services) to, conduct their respective businesses in the ordinary course and use their respective commercially reasonable efforts to preserve their respective business organizations intact and maintain existing relations and goodwill with governmental entities, customers, suppliers, employees and business associates. Under the merger agreement, we have also agreed that, subject to certain exceptions that are set forth in the merger agreement and the disclosure letter delivered in connection with the merger agreement, between the date of the merger agreement and the effective time of the merger, unless Buyer otherwise approves in writing (which approval may not be unreasonably withheld, delayed or conditioned, except in the cases of the first, second, third, fourth, fifth, sixth, eighth, tenth, eleventh and thirteenth bullet points below, clauses (i) and (ii) of the twelfth bullet point below and the eighteenth bullet point below (solely to the extent relating to one of the preceding bullet points or clauses), as to each of which Buyer will have the right to approve in its sole discretion), the Company will not and will not permit any of the Company’s subsidiaries to:

•	amend or otherwise change its governing documents;
•	merge or consolidate with any other corporation, partnership, limited liability company, joint venture, association or other business organization or restructure, reorganize or completely or partially liquidate;
•	issue, sell, pledge, dispose of, grant, confer, award, transfer or encumber any shares of our or our subsidiaries’ capital, or securities convertible or exchangeable into or exercisable for any shares of our or our subsidiaries’ capital stock, or any options, warrants or other rights of any kind to acquire any shares of our or our subsidiaries’ capital stock or securities convertible or exchangeable into or exercisable for any shares of our or our subsidiaries’ capital stock;
•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;
•	reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;
•	incur any indebtedness for borrowed money or guarantee any indebtedness for borrowed money of another individual, corporation, partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or other entity, or issue or sell any debt securities or warrants or other rights to acquire any debt security of ours or any of our subsidiaries;
•	make any material changes in accounting methods, principles or practices;
•	(i) increase the compensation or other benefits payable or to become payable to directors or executive officers of ours or any of our subsidiaries, (ii) grant or materially increase any retention, severance or termination pay to, or enter into or materially amend any retention agreement, severance agreement or termination agreement with any director or executive officer of ours or any of our subsidiaries, (iii) enter into or materially amend any employment agreement with any executive officer of ours or any of our subsidiaries or (iv) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries;
•	(i) enter into any new, or amend, terminate or renew any existing, bonus or change in control or severance agreement with or for the benefit of any officers, directors or employees of ours or our subsidiaries, (ii) establish, adopt, enter into, amend, renew or terminate any benefit plan of ours or any of our subsidiaries, (iii) make any deposits or contributions of cash or other property to, or take any other action to fund or in any other way secure the payment of compensation or benefits under, any benefit plan of ours or any of our subsidiaries or agreements subject to any benefit plan of ours or any of our subsidiaries or any other plan, agreement, contract or arrangement of ours or (v) hire or terminate, other than for cause, any employee;
•	grant, confer or award options, convertible securities, restricted stock units or other rights to acquire any or our or our subsidiaries’ capital stock or take any action to cause to be exercisable any otherwise unexercisable options to purchase common shares that were issued under our stock option or long-term compensation plans;
•	acquire, including by merger, consolidation, business combination, acquisition of stock or assets or otherwise, any corporation, partnership, limited liability company, joint venture, association or other business organization or any division thereof, or all or substantially all of the assets of any corporation, partnership, limited liability company, joint venture, association or other business organization, in connection with acquisitions or investments;
•	(i) modify or amend in any material respect any material contract with a term longer than one year which cannot be terminated without material penalty to us or our applicable subsidiary upon notice of 60 calendar days or less, (ii) waive, release or assign any material rights or claims under any material contract or (iii) enter into any material contract;
•	sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any lien, or otherwise dispose of, any material portion of our or our subsidiaries’ properties or assets;
•	file any amendment to any tax return or make any election relating to taxes, change any election relating to taxes already made, adopt or change any accounting method relating to taxes, enter into any closing agreement relating to taxes, settle any claim or assessment relating to taxes or consent to any claim or assessment relating to taxes or any waiver of the statute of limitations for any of those claims or assessments if any of the foregoing would reasonably be expected to materially increase our and our subsidiaries’ tax liability or materially reduce a tax attribute of ours and our subsidiaries;
•	settle, compromise, discharge or agree to settle any litigation, investigation, arbitration or proceeding other than those that do not involve the payment by us or our subsidiaries of monetary damages in excess of $500,000 in the aggregate, after taking into account any applicable reserves and insurance coverage, and which do not involve any material injunctive or other material non-monetary relief or impose restrictions on the business or operations of us or our subsidiaries;
•	make any capital expenditures, other than capital expenditures made in accordance with our annual budget and capital expenditure plan and capital expenditures made in the ordinary course of business consistent with past practice in an aggregate amount that does not exceed $1.0 million;
•	solely to the extent that we or one of our subsidiaries has the right, but not the obligation, whether by contract or otherwise, to consent to any of the foregoing actions of a fertility center or vein clinic to which it provides managements services, grant that consent; or
•	authorize or enter into any written agreement or otherwise make any commitment to do any of the foregoing actions.

Under the merger agreement, Buyer and Merger Sub have agreed that, except as otherwise expressly contemplated or expressly required by the merger agreement, between the date of the merger agreement and the effective time of the merger, unless we otherwise approve in writing, Buyer and Merger Sub will not enter into any agreement, arrangement or understanding that would reasonably be expected to materially prevent, delay or impair the consummation of the transactions contemplated by the merger agreement, or propose, announce an intention, enter into any agreement, arrangement or understanding or otherwise make a commitment to take any such action.

No Solicitation

As of the date of the merger agreement, we generally must, and generally must use our reasonable best efforts to instruct and cause our representatives to, cease and cause to be terminated any discussions or negotiations with any person or entity that may be ongoing with respect to an acquisition proposal.

From the date of the merger agreement until the effective time of the merger, except as set forth below, we may not, and we will use our reasonable best efforts to instruct and cause our representatives not to:

•	initiate, solicit or knowingly encourage the making of any acquisition proposal;
•	engage in or otherwise participate in any discussions or negotiations with any person or entity with respect to any acquisition proposals;
•	provide any non-public information concerning us or any of our subsidiaries to any person or entity with the intent to initiate, solicit or knowingly encourage the making of any acquisition proposals; or
•	enter into any alternative acquisition agreement.

However, at any time following the date of the merger agreement and prior to obtaining the vote of the holders of common shares required for the consummation of the merger, if we or any of our representatives receives an acquisition proposal from any person or entity that did not result from a material breach of our obligations that are described in this section, we and our representatives may contact that person or entity to clarify the terms and conditions of the acquisition proposal and (i) we and our representatives may provide access to non-public information concerning us and our subsidiaries to that person or entity pursuant to a confidentiality agreement that meets certain criteria set forth in the merger agreement (so long as we promptly make that material non-public information available to Buyer and Merger Sub, to the extent that it has not previously been provided to Buyer and Merger Sub), (ii) we and our representatives may engage, enter into or participate in any discussions or negotiations with that person or entity with respect to the acquisition proposal, if and only to the extent that, prior to taking any action described above, our board of directors determines in good faith (after consultation with our outside legal counsel and financial advisor) that the acquisition proposal either constitutes a superior proposal or could reasonably be expected to lead to a superior proposal and (iii) after complying with the relevant provisions of the merger agreement, our board of directors may authorize, adopt, recommend or otherwise declare advisable such acquisition proposal if, and only to the extent that, prior to taking any action referenced to in this clause (iii) our board of directors determines in good faith (after consultation with our outside legal counsel and financial advisor) that the acquisition proposal is a superior proposal.

Generally, our board of directors may not:

•	withhold, withdraw, modify or amend, in a manner adverse to Buyer, its recommendation that the holders of common shares adopt the merger agreement;
•	authorize, adopt, approve, recommend or otherwise declare advisable any acquisition proposal; or
•	cause or permit us to enter into an alternative acquisition agreement.

However, notwithstanding the above, but subject to the following two paragraphs, prior to obtaining the vote of the holders of common shares required for the consummation of the merger, our board of directors may (i) withhold, modify or amend its recommendation that the holders of common shares adopt the merger agreement or (ii) authorize, adopt, approve, recommend or otherwise declare advisable any acquisition proposal made after the date of the merger agreement that our board of directors determines in good faith (after consultation with our outside legal counsel and financial advisor) is a superior proposal, in each case, if our board of directors determines in good faith (after consultation with our outside legal counsel) that failure to do so could be inconsistent with its fiduciary obligations under applicable law, and may also terminate the merger agreement to enter into an alternative acquisition agreement with respect to a superior proposal. In this proxy statement, we refer to any action in clause (i) or (ii) above as a change of recommendation.

We may not effect a change of recommendation, in connection with a superior proposal or otherwise, prior to taking the following actions:

•	we must notify Buyer in writing, at least 72 hours in advance, that we intend to effect a change of recommendation;

•	upon Buyer’s request, we will discuss with Buyer the facts and circumstances giving rise to the change of recommendation to facilitate Buyer’s evaluation of whether to improve the terms and conditions of the merger agreement, the equity commitment letter, the debt commitment letter or the limited guaranty as would permit our board of directors not to effect a change of recommendation;
•	if Buyer delivers to us a written, binding and irrevocable offer capable of being accepted by us to alter the terms of the merger agreement, the equity commitment letter, the debt commitment letter or the limited guaranty during the seventy-two hour notice period, our board of directors must have determined in good faith, after considering the terms of Buyer’s offer and (i) if the change of recommendation is in connection with a superior proposal, after consultation with our outside legal counsel and financial advisor, that the superior proposal would continue to constitute a superior proposal or (ii) after consultation with our outside legal counsel, that failure to effect a change of recommendation could be inconsistent with our fiduciary obligations under applicable law; and
•	with respect to an intended change of recommendation in connection with a superior proposal, in the event of any material change to the material terms of the superior proposal, we will, in each case, provide Buyer with an additional notice and, unless we provide the additional notice to Buyer within 48 hours of providing Buyer with the original notice, the notice period will start again, except that the notice period will be 24 hours.

In addition, we may not enter into an alternative agreement with respect to a superior proposal prior to taking the following actions:

•	we must notify Buyer in writing, at least 72 hours in advance, that we intend to enter into the alternative acquisition agreement, and that written notice must include a copy of the superior proposal and any related financing commitments, to facilitate Buyer’s evaluation of whether to improve the terms and conditions of the merger agreement, the equity commitment letter, the debt commitment letter or the limited guaranty in a manner that would cause the superior proposal to no longer constitute a superior proposal;
•	if Buyer delivers to us a written, binding and irrevocable offer capable of being accepted by us to alter the terms of the merger agreement, the equity commitment letter, the debt commitment letter or the limited guaranty during the seventy-two hour notice period, our board of directors must have determined in good faith (after consultation with our outside legal counsel and financial advisor), after considering the terms of Buyer’s offer, that the superior proposal would continue to constitute a superior proposal; and
•	in the event of any material change to the material terms of the superior proposal, we will, in each case, provide Buyer with an additional notice and, unless we provide the additional notice to Buyer within 48 hours of providing Buyer with the original notice, the notice period will start again, except that the notice period will be 24 hours.

Neither we nor our board of directors is prohibited from taking and disclosing to the holders of common shares a position with respect to a tender offer or exchange offer by a third party pursuant to applicable law or making any other disclosure with respect to an acquisition proposal required by applicable law.

We will notify Buyer promptly if (i) an acquisition proposal is received by us or any of our representatives, which notice will include the material terms and conditions of the acquisition proposal (including, if applicable, providing Buyer with a copy of the acquisition proposal and any proposed agreements relating thereto), (ii) any non-public information is requested from us or any of our representatives by any person or entity that has made an acquisition proposal, (iii) we or our representatives engage, enter into or participate in any discussions or negotiations with any person or entity that has made an acquisition proposal, other than to clarify the terms and conditions of the acquisition proposal (and will keep Buyer reasonably informed on a reasonably current basis of any material discussions or negotiations with that person or entity), or (iv) an amendment to a previously disclosed acquisition proposal is received by us or any of our representatives, which notice will include the material terms and conditions of the amendment (including, if applicable, providing Buyer with a copy of the amendment and any revised agreements relating thereto).

An acquisition proposal means any bona fide offer or proposal (other than an offer or proposal by Buyer or Merger Sub) to engage in an acquisition transaction.

An acquisition transaction means any transaction or series of transactions (other than the transactions contemplated by the merger agreement) involving:

•	the purchase or other acquisition from us, directly or indirectly, of more than 20% of the common shares outstanding as of the consummation of the purchase or other acquisition, or any tender offer or exchange offer that, if consummated in accordance with its terms, would result in the beneficial ownership of more than 20% of the common shares outstanding as of the consummation of the tender or exchange offer;
•	a merger, consolidation, business combination or other similar transaction involving us, pursuant to which our stockholders immediately preceding the merger, consolidation, business combination or transaction own less than 80% of the voting equity interests in the surviving or resulting entity of the merger, consolidation, business combination or transaction; or
•	a sale, transfer, acquisition or disposition, directly or indirectly, of more than 20% of our and our subsidiaries’ consolidated assets, taken as a whole, measured by the fair market value thereof.

An alternative acquisition agreement means any letter of intent, acquisition agreement, merger agreement or other similar definitive agreement, other than confidentiality agreements meeting certain criteria set forth in the merger agreement, relating to an acquisition transaction.

A superior proposal means a bona fide written acquisition proposal for an acquisition transaction involving:

•	the purchase or other acquisition from us, directly or indirectly, of more than 50% of the common shares outstanding as of the consummation of the purchase or other acquisition, or any tender offer or exchange offer that, if consummated in accordance with its terms, would result in the beneficial ownership of more than 50% of the common shares outstanding as of the consummation of the tender or exchange offer;
•	a merger, consolidation, business combination or other similar transaction involving us, pursuant to which our stockholders immediately preceding the merger, consolidation, business combination or transaction own less than 50% of the voting equity interests in the surviving or resulting entity of the merger, consolidation, business combination or transaction; or
•	a sale, transfer, acquisition or disposition, directly or indirectly, of more than 50% of our and our subsidiaries’ consolidated assets, taken as a whole, measured by the fair market value thereof,

that our board of directors determines in good faith (after consultation with our outside legal counsel and financial advisor) (i) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the acquisition proposal (including the financing thereof and any conditions thereto) and the identity of the person or entity making the acquisition proposal and (ii) if consummated, would result in a transaction more favorable to our stockholders (in their capacity as stockholders) from a financial point of view than the transactions contemplated by the merger agreement, taking into account all of the terms and conditions of the acquisition proposal and the merger agreement, including any written proposal by Buyer and Merger Sub to amend the terms of the merger agreement and any break-up fees, expense reimbursement or similar provisions.

Stockholder Meeting

Unless the merger agreement has been terminated in accordance with its terms, we are required to, as promptly as reasonably practicable, take all reasonable action necessary to convene and hold a meeting of the holders of common shares to consider and vote upon the adoption of the merger agreement. However, we may postpone or adjourn the meeting of the holders of common shares (i) with the consent of Buyer in its sole discretion, (ii) for the absence of a quorum, (iii) to the extent necessary to ensure that any supplement or amendment to this proxy statement required under applicable law is provided to the holders of common shares within a reasonable period of time in advance of the meeting of the holders of common shares, (iv) to allow reasonable additional time to solicit additional proxies, (v) to the extent required by law, (vi) if we have provided a written notice to Buyer that we intend to make a change of recommendation in connection with a superior proposal and the notice period set forth above has not yet expired or (vii) if we have provided a written notice to Buyer that we intend to enter into an alternative acquisition agreement with respect to a superior proposal and the notice period set forth above has not yet expired. Subject to a change of recommendation pursuant to the provisions described under “—No Solicitation” beginning on page 67, our board of directors is required to recommend the adoption of the merger agreement by the holders of common shares, to include that recommendation in this proxy statement and to take all reasonable lawful action to solicit the adoption of the merger agreement by the holders of common shares.

Filings; Other Actions; Notification

The Company and Buyer will cooperate with each other and use, and will cause their respective affiliates to use, their reasonable best efforts to take or cause to be taken all actions, and do and cause to be done all things, reasonably necessary, proper or advisable to consummate the merger and the other transactions contemplated by the merger agreement as soon as reasonably practicable, including effecting the regulatory filings, described under “The Merger—Regulatory Approvals and Notices”

beginning on page 57, and obtaining, as promptly as reasonably practicable, all actions, non-actions, waivers, consents, registrations, approvals, permits and authorizations that may be required, necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the merger or any of the other transactions contemplated by the merger agreement.

The Company and Buyer have agreed, subject to certain exceptions and applicable law:

•	to furnish the other, upon request, with all information concerning itself, its affiliates, directors officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Buyer, the Company or their respective affiliates in connection with the merger and the transactions contemplated by the merger agreement;
•	keep the other apprised of the status of matters relating to the completion of the transactions contemplated by the merger agreement; and
•	not to permit any of their affiliates, officers or other representatives to participate in any meeting with any governmental entity in respect of any filing, investigation or other inquiry with respect to the merger or any of the other transactions contemplated by the merger agreement unless it consults with the other party in advance and, to the extent permitted by that governmental entity, gives the other party the opportunity to attend and participate.

In addition, subject to the terms and conditions of the merger agreement:

•	we and Buyer have agreed to promptly provide to each and every governmental entity with jurisdiction over the enforcement of applicable antitrust laws all non-privileged information and documents that they request or that are necessary, proper or advisable to permit the consummation of the transactions contemplated by the merger agreement;
•	Buyer has agreed to use its reasonable best efforts to avoid the entry or enactment of any permanent, preliminary or temporary injunction or other order, decree, decision, determination, judgment, investigation or law that would delay, restrain, prevent, enjoin or otherwise prohibit the consummation of the transactions contemplated by the merger agreement, including unconditionally committing to:
o	selling, divesting or otherwise conveying particular assets, categories, portions or parts of assets of businesses of Buyer, Sagard, its affiliate Sagard Capital Partners Management Corp., any fund or investment entity to which Sagard Capital Partners Management Corp. provides management services or any entity controlled by Buyer, Sagard, Sagard Capital Partners Management Corp. or any fund or investment entity to which Sagard Capital Partners Management Corp. provides management services;
o	agreeing to sell, divest or otherwise convey any particular asset, category, portion or part of an asset or business of ours or any of our subsidiaries contemporaneously with or subsequent to the effective time of the merger;
o	permitting us to sell, divest or otherwise convey any of the particular assets, categories, portions or parts of assets or businesses of ours or any of our subsidiaries prior to the effective time of the merger; and
o	licensing, holding separate or entering into similar arrangements with respect to its respective assets or our assets or conduct of business arrangements or terminating any and all existing relationships and contractual rights and obligations, in each case, as a condition to obtaining any and all expirations of waiting periods under the HSR Act or consents from any governmental entity with jurisdiction over the enforcement of applicable antitrust laws necessary to consummate the transactions contemplated by the merger agreement; and

•	each of the Company and Buyer have agreed, that if any injunction, decision, order, judgment, determination, decree or law is entered, issued or enacted, or becomes reasonably foreseeable to be entered, issued or enacted, in any proceeding, review or inquiry of any kind that would make the consummation of the merger in accordance with the merger agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the merger or the other transactions contemplated by the merger agreement, to use its reasonable best efforts to take any and all steps necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove that actual, anticipated or threatened injunction, decision, order, judgment, determination, decree or enactment so as to permit the consummation of the merger on a schedule as close as possible to that contemplated by the merger agreement.

Employee Matters

For at least one year following the effective time of the merger, Buyer has agreed to provide, or to cause the surviving corporation and its subsidiaries to provide, all individuals who are employees of ours or any of our subsidiaries as of the effective time of the merger, who remain in the employment of Buyer, the surviving corporation or any of their respective subsidiaries, with base salaries, bonus opportunities and employee pension and welfare benefits (other than equity-based or change in control compensation) that are substantially comparable in the aggregate to those provided by us and our subsidiaries to such individuals immediately prior to the effective time of the merger. Buyer has also agreed to cause the surviving corporation and its subsidiaries to comply with the terms, including terms that provide for amendment or termination, of all contracts, agreements, arrangements, policies, plans and written commitments of ours or any of our subsidiaries that are in effect immediately prior to the effective time of the merger that are applicable to any current or former directors or employees of ours or any of our subsidiaries.

Buyer has agreed to provide all individuals who are employees of ours or any of our subsidiaries as of the effective time of the merger, who remain in the employment of Buyer, the surviving corporation or any of their respective subsidiaries, with full credit for their prior service with us or our subsidiary for purposes of eligibility and vesting and, in the case of vacation and severance pay only, benefit accrual under any employee benefit plan, program or arrangement established or maintained by Buyer, the surviving corporation or any of their respective subsidiaries under which those individuals may be eligible to participate from or after the effective time of the merger, except when this credit would result in a duplication of benefits or was not recognized immediately prior to the effective time of the merger for purposes of any comparable plan, program or arrangement of ours or any of our subsidiaries. In addition, Buyer has agreed to cause to be waived pre-existing condition limits and at-work condition limits, to the extent those limits are waived under a comparable plan, program or arrangement of ours or any of our subsidiaries, to cause to be recognized deductible, co-insurance and out-of-pocket expenses paid by employees of ours or any of our subsidiaries during the calendar year in which the merger occurs, to the same extent those payments are recognized under a comparable plan, program or arrangement of ours or any of our subsidiaries, and to waive any waiting period or evidence of insurability requirement that would otherwise affect employees of ours or any of our subsidiaries who remain in the employment of Buyer, the surviving corporation or any of their respective subsidiaries, and their eligible dependents, from or after the effective time of the merger during the calendar year in which the merger occurs.

Indemnification; Directors’ and Officers’ Insurance and Fiduciary Liability Insurance

For a period of six years after the effective time of the merger, the surviving corporation will, and Buyer will cause the surviving corporation to, indemnify and hold harmless, to the fullest extent permitted by law, each person who was as of the date of the merger agreement, has been at any time prior to the date of the merger agreement or becomes prior to the effective time of the merger a director or officer of ours or any of our subsidiaries against any fees, costs or expenses, including reasonable attorneys’ fees and disbursements, judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal administrative or investigative, arising out of or related to that person’s service as a director, officer, employee or agent of ours or any of our subsidiaries or services performed by that person at our or any of our subsidiaries’ request, whether asserted or claimed prior to, at or after the effective time of the merger. Each such person will also be entitled to advancement of expenses as incurred, to the fullest extent permitted by law, subject to that person’s execution of an undertaking to repay any expenses so advanced if it is ultimately determined that such person was not entitled to be indemnified.

For a period of six years after the effective time of the merger, the certificate of incorporation and bylaws of the surviving corporation and the governing documents of each of its subsidiaries must contain, and Buyer will cause the certificate of incorporation and bylaws of the surviving corporation and the governing documents of each of its subsidiaries to contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of directors and officers than were set forth in our certificate of incorporation or bylaws or the governing documents of our applicable subsidiary on the date of the merger agreement.

We will use our commercially reasonable efforts prior to the effective time of the merger to purchase a six year prepaid “tail policy” with terms, conditions, retentions and limits of liability that are at least as favorable to the beneficiaries thereof as provided in our directors’ and officers’ insurance policies and fiduciary liability insurance policies, as in effect on the date of the merger agreement, with respect to matters existing or occurring at or prior to the effective time of the merger. However, we may not purchase that “tail policy” without Buyer’s written consent, which will not be unreasonably withheld, conditioned or delayed, and that “tail policy” must not require the payment of an aggregate annual premium in excess of 300% of the aggregate annual premium most recently paid by us prior to the date of the merger agreement to maintain our directors’ and officers’ insurance policies and fiduciary liability insurance policies. If the aggregate annual premium of that “tail policy” exceeds that amount, we will use our commercially reasonable efforts prior to the effective time of the merger to purchase a prepaid “tail policy” with the greatest coverage available for a cost not exceeding that amount.

If we fail to obtain a six year prepaid “tail policy” prior to the effective time of the merger, the surviving corporation will, and Buyer will cause the surviving corporation to, maintain in effect for at least six years from the effective time of the merger, at no expense to the beneficiaries thereof, our directors’ and officers’ insurance policies and fiduciary liability insurance policies, with terms, conditions, retentions and limits of liability that are at least as favorable to the beneficiaries thereof as provided in our directors’ and officers’ insurance policies and fiduciary liability insurance policies as of the date of the merger agreement, with respect to matters existing or occurring at or prior to the effective time of the merger. However, neither Buyer nor the surviving corporation will be required to pay an aggregate annual premium for those directors’ and officers’ insurance policies and fiduciary liability insurance policies in excess of 300% of the aggregate annual premium most recently paid by us prior to the date of the merger agreement to maintain our directors’ and officers’ insurance policies and fiduciary liability insurance policies. If the aggregate annual premium of those directors’ and officers’ insurance policies and fiduciary liability insurance policies exceeds that amount, the surviving corporation will, and Buyer will cause the surviving corporation to, obtain directors’ and officers’ insurance policies and fiduciary liability insurance policies with the greatest coverage available for a cost not exceeding that amount.

Our present and former directors and officers will have the right to enforce the provisions of the merger agreement relating to their indemnification and are express third-party beneficiaries of the merger agreement for this purpose.

Conditions to the Merger

The respective obligations of the Company, Buyer and Merger Sub to effect the merger are subject to the satisfaction or waiver (where permissible under applicable law) of the following conditions:

•	the merger agreement must have been duly adopted by the holders of a majority of the outstanding common shares;
•	any waiting period, and extensions thereof, applicable to the consummation of the merger under the HSR Act relating to the merger must have expired or been earlier terminated (notification of which was received on June 29, 2012) and all required approvals and clearances by any other applicable governmental antitrust entity applicable to the merger under applicable antitrust law must have been obtained and any applicable waiting period, or extension thereof, thereunder must have expired or been earlier terminated; and
•	no governmental entity of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any statute, law, common law, ordinance, code, rule, order, judgment, injunction, writ, decree, directive, regulation, guideline or interpretation having the force of law, permit or franchise that is in effect and has the effect of making the merger illegal or otherwise prohibiting consummation of the merger.

The obligations of Buyer and Merger Sub to effect the merger are also subject to the satisfaction or waiver (where permissible under applicable law) of the following additional conditions:

•	our representations and warranties regarding the absence of a Company material adverse effect since December 31, 2011 and our and our subsidiaries’ security interests in certain assets of the fertility centers and vein clinics to which we or one of our subsidiaries provides management services must be true and correct in all respects at and as of the effective time of the merger;
•	our representations and warranties regarding our capitalization and the absence of encumbrances on our ownership of the capital stock of our subsidiaries must be true and correct in all respects, except for inaccuracies that are de minimis relative to those representations and warranties taken as a whole, at and as of the effective time of the merger (except to the extent expressly made as of an earlier date, in which case as of that date);
•	our representations and warranties regarding the absence of any undisclosed broker’s or finder’s fee and our and our subsidiaries’ indebtedness, without giving effect to any materiality or Company material adverse effect qualifications, must be true and correct in all material respects at and as of the effective time of the merger with the same effect as though made as of the effective time of the merger (except to the extent expressly made as of an earlier date, in which case as of that date);
•	our representations and warranties (other than those referenced in the preceding bullet points), without giving effect to any materiality or Company material adverse effect qualifications, must be true and correct as of the effective time of the merger (except to the extent expressly made as of an earlier date, in which case as of that date), except for failures to be true and correct that would not have, individually or in the aggregate, a Company material adverse effect;
•	we must have performed in all material respects the obligations required to be performed by us under the merger agreement prior to the closing date of the merger;

•	a Company material adverse effect must not have occurred since the date of the merger agreement;
•	we must have delivered to Buyer a certificate, dated as of the closing date of the merger, signed on our behalf by a duly authorized officer, certifying as to the satisfaction of the conditions set forth in the preceding six bullet points; and
•	if the closing of the merger has not occurred by August 15, 2012, we must have filed a Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2012.

Our obligation to effect the merger is also subject to the satisfaction or waiver of the following additional conditions:

•	each of the representations and warranties of Buyer and Merger Sub set forth in the merger agreement, without giving any effect to any materiality qualifications, must be true and correct at and as of the effective time of the merger as though made as of the effective time of the merger (except to the extent expressly made as of an earlier date, in which case as of that date), except for failures to be true and correct that would not, individually or in the aggregate, prevent, materially delay or materially impede the ability of Buyer or Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement;
•	each of Buyer and Merger Sub must have performed in all material respects all of its obligations required to be performed by it under the merger agreement on or prior to the closing date of the merger; and
•	Buyer must have delivered to us a certificate, dated as of the closing date of the merger, signed on behalf of Buyer by a duly authorized officer of Buyer, certifying as to the satisfaction of the conditions set forth in the preceding two bullet points.

Termination

The Company and Buyer may, by mutual written agreement, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger.

The merger agreement may be terminated, and the merger may be abandoned, at any time prior to the effective time of the merger by either the Company or Buyer, with written notice from the terminating party to the other party, if:

•	the merger has not been consummated by November 15, 2012, provided that the termination rights described in this bullet point will not be available to any party whose actions or omissions have been the primary cause of, or the primary factor that resulted in, either the failure to satisfy the conditions to the obligations of the terminating party to consummate the merger prior to that date or the failure of the effective time of the merger to have occurred prior to that date or the Company (if the Company seeks to terminate the merger agreement on or after August 15, 2012), to the extent that the Company has not filed a Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2012;
•	the meeting of the holders of common shares to consider and vote upon the adoption of the merger agreement has been held and completed, or postponed or adjourned, and the adoption of the merger agreement by the holders of common shares was not obtained at that meeting or at any adjournment or postponement thereof; or
•	a governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any statute, law, common law, ordinance, code, rule, order, judgment, injunction, writ, decree, directive, regulation, guideline or interpretation having the force of law, permit or franchise permanently restraining, enjoining or otherwise prohibiting the consummation of the merger that has become final and non-appealable, provided that the termination rights described in this bullet point will not be available to any party whose actions or omissions have been the primary cause of, or the primary factor that resulted in, that statute, law, common law, ordinance, code, rule, order, judgment, injunction, writ, decree, directive, regulation, guideline, interpretation having the force of law, permit or franchise being issued.

The merger agreement may be terminated, and the merger may be abandoned, by us, with written notice to Buyer:

•	at any time prior to the time that the merger agreement is duly adopted by the holders of a majority of the outstanding common shares, if (i) our board of directors authorizes us, subject to complying with the terms set forth under “—No Solicitation” beginning on page 67, to enter into an alternative acquisition agreement with respect to a superior proposal, (ii) immediately prior to or substantially concurrently with the termination of the merger agreement, we enter into an alternative acquisition agreement with respect to that superior proposal and (iii) we, immediately prior to or substantially concurrently with the termination of the merger agreement, pay to Buyer or its designees any termination fee that is required to be paid by us pursuant to the merger agreement, as described under “—Termination Fees and Reimbursement of Expenses” beginning on page 75;
•	at any time prior to the effective time of the merger, if there has been a breach of any representation, warranty, covenant or agreement made by Buyer or Merger Sub in the merger agreement, or any representation or warranty made by Buyer or Merger Sub in the merger agreement has become untrue after the date of the merger agreement, which breach would cause the closing conditions not to be satisfied and is not curable or, if curable, is not cured within 30 days following Buyer’s receipt of written notice of the breach from us (or, if earlier, three business days prior to November 15, 2012), provided that the termination right described in this bullet point will not be available to us if we are in material breach of the merger agreement so as to cause the closing conditions not to be satisfied;
•	at any time prior to the time that the merger agreement is duly adopted by the holders of a majority of the outstanding common shares, if our board of directors has effected a change of recommendation in response to, or as a result of, an event, development, occurrence or change in circumstances or facts occurring or arising after the date of the merger agreement (other than in connection with an acquisition proposal) and we, immediately prior to or substantially concurrently with the termination of the merger agreement, pay to Buyer or its designees any termination fee that is required to be paid by us pursuant to the merger agreement, as described under “—Termination Fees and Reimbursement of Expenses” beginning on page 75, provided that the termination right described in this bullet point will not be available to us if we are in material breach of the merger agreement so as to cause the closing conditions not to be satisfied;
•	at any time prior to the effective time of the merger, if all of the closing conditions have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger or have not been satisfied as a result of Buyer or Merger Sub’s breach of, or failure to perform any of their respective covenants or agreements contained in, the merger agreement) and we have, in good faith, indicated, in writing, to Buyer, at least one business day prior to the date that closing of the merger should have occurred under the merger agreement that we are ready, willing and able to consummate the merger and Buyer fails to close the transactions contemplated by the merger agreement, including the merger, within three business days following the date that the closing of the merger should have occurred under the merger agreement; or
•	at any time prior to the effective time of the merger, if (i) the debt commitment letter has been terminated and (ii) a satisfactory replacement debt commitment letter has not been obtained by the 90th day after the termination of the debt commitment letter, and is not obtained prior to our termination of the merger agreement pursuant to the termination right described in this bullet point, provided that the termination right described in this bullet point will not be available to us if, at the time of the potential termination of the merger agreement, (a) we have not filed a Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2012 (if we are seeking to terminate the merger agreement on or after August 15, 2012), (b) we are in material breach of the merger agreement so as to cause the closing conditions not to be satisfied (except if the occurrence of the events described in (i) and (ii) of this bullet point are the primary cause of the material breach), (c) a Company material adverse effect has occurred since the date of the merger agreement (except if the occurrence of the events described in (i) and (ii) of this bullet point are the primary cause of the Company material adverse effect) or (d) Buyer and Merger Sub would be entitled to terminate the merger agreement pursuant to the termination rights that are described in the first two paragraphs of this “—Termination” section (except a right to terminate the merger agreement because the merger has not been consummated by November 15, 2012 that arises solely due to the occurrence of the events described in (i) and (ii) of this bullet point).

The merger agreement may be terminated, and the merger may be abandoned, at any time prior to the effective time of the merger, by Buyer, with written notice to us, if:

•	our board of directors has withheld, withdrawn, modified or amended its recommendation that the holders of common shares adopt the merger agreement;
•	our board of directors has authorized, adopted, approved, recommended or otherwise declared advisable any acquisition proposal made after the date of the merger agreement that our board of directors determined in good faith (after consultation with our outside legal counsel and financial advisor) is a superior proposal;
•	a tender or exchange offer for common shares that constitutes an acquisition proposal (whether or not a superior proposal) has been commenced by a person or entity unaffiliated with Buyer and, within 10 business days after the public announcement of the acquisition proposal, we have not recommended that the holders of common shares reject the acquisition proposal and not tender any common shares into the tender or exchange offer; or

•	there has been a breach of any representation, warranty, covenant or agreement made by us in the merger agreement, or any representation or warranty made by us in the merger agreement has become untrue after the date of the merger agreement, which breach would cause the closing conditions not to be satisfied and is not curable or, if curable, is not cured within 30 days following our receipt of written notice of the breach from Buyer (or, if earlier, three business days prior to November 15, 2012), provided that the termination right described in this bullet point will not be available to Buyer if it or Merger Sub is in material breach of the merger agreement so as to cause the closing conditions not to be satisfied.

The termination of the merger agreement will not relieve any party to the merger agreement for liability for fraud in connection with the merger agreement.

Termination Fees and Reimbursement of Expenses

We must pay Buyer a termination fee of $5,086,087 if the merger agreement is terminated:

•	by either Buyer or us because (i) the merger agreement has not been duly adopted by the holders of a majority of the outstanding common shares, and the merger has not been consummated, by November 15, 2012 or (ii) the meeting of the holders of common shares to consider and vote upon the adoption of the merger agreement has been held and completed, or postponed or adjourned, and the adoption of the merger agreement by the holders of common shares was not obtained at that meeting or at any adjournment or postponement thereof, so long as, (a) after the date of the merger agreement but prior to the termination of the merger agreement, a bona fide written acquisition proposal has been publicly announced or otherwise publicly communicated to the holders of common shares and not subsequently withdrawn at least three days prior to the termination of the merger agreement and (b) within nine months following the termination of the merger agreement either an acquisition proposal is consummated or we have entered into a definitive agreement with respect to an acquisition transaction that is subsequently consummated, provided that for purposes of (b) of this bullet point, all references to “20%” and “80%” in the definition of acquisition transaction will be deemed to be references to “50%”;
•	by Buyer because:
o	our board of directors has withheld, withdrawn, modified or amended its recommendation that the holders of common shares adopt the merger agreement;
o	our board of directors has authorized, adopted, approved, recommended or otherwise declared advisable any acquisition proposal made after the date of the merger agreement that our board of directors determined in good faith (after consultation with our outside legal counsel and financial advisor) is a superior proposal;
o	a tender or exchange offer for common shares that constitutes an acquisition proposal (whether or not a superior proposal) has been commenced by a person or entity unaffiliated with Buyer and, within 10 business days after the public announcement of the acquisition proposal, we have not recommended that the holders of common shares reject the acquisition proposal and not tender any common shares into the tender or exchange offer; or
o	there has been a breach of any representation, warranty, covenant or agreement made by us in the merger agreement, or any representation or warranty made by us in the merger agreement has become untrue after the date of the merger agreement, which breach would cause the closing conditions not to be satisfied and is not curable or, if curable, is not cured within 30 days following our receipt of written notice of the breach from Buyer (or, if earlier, three business days prior to November 15, 2012); or
•	by us because:
o	our board of directors authorizes us, subject to complying with the terms set forth under “—No Solicitation” beginning on page 67, to enter into an alternative acquisition agreement with respect to a superior proposal and, immediately prior to or substantially concurrently with the termination of the merger agreement, we enter into an alternative acquisition agreement with respect to that superior proposal; or
o	our board of directors has effected a change of recommendation in response to, or as a result of, an event, development, occurrence or change in circumstances or facts occurring or arising after the date of the merger agreement (other than in connection with an acquisition proposal).

In addition to the payment of the termination fee described above, in the event that the merger agreement is terminated by either Buyer or us because (i) the merger agreement has not been duly adopted by the holders of a majority of the outstanding common shares, and the merger has not been consummated, by November 15, 2012 or (ii) the meeting of the holders of common shares to consider and vote upon the adoption of the merger agreement has been held and completed, or postponed or adjourned, and the adoption of the merger agreement by the holders of common shares was not obtained at that meeting or at any adjournment or postponement thereof, we must, no later than 3 business bays after receiving a demand from Buyer, reimburse Buyer for the out-of-pocket costs and expenses incurred by or on behalf of Buyer or Merger Sub in connection with the transactions contemplated by the merger agreement, up to a maximum amount equal to $2,119,203. If we are required to reimburse any of Buyer’s out-of-pocket costs and expenses, the amount paid by us to reimburse those out-of-pocket costs and expenses will be credited against any termination fee that we must pay to Buyer.

Buyer must pay us a termination fee of $8,476,812 if the merger agreement is terminated:

•	by us because:
o	there has been a breach of any representation, warranty, covenant or agreement made by Buyer or Merger Sub in the merger agreement, or any representation or warranty made by Buyer or Merger Sub in the merger agreement has become untrue after the date of the merger agreement, which breach would cause the closing conditions not to be satisfied and is not curable or, if curable, is not cured within 30 days following Buyer’s receipt of written notice of the breach from us (or, if earlier, three business days prior to November 15, 2012);
o	all of the closing conditions have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger or have not been satisfied as a result of Buyer or Merger Sub’s breach of, or failure to perform any of their respective covenants or agreements contained in, the merger agreement) and we have, in good faith, indicated, in writing, to Buyer, at least one business day prior to the date that closing of the merger should have occurred under the merger agreement that we are ready, willing and able to consummate the merger and Buyer fails to close the transactions contemplated by the merger agreement, including the merger, within three business days following the date that the closing of the merger should have occurred under the merger agreement; or
o	(i) the debt commitment letter has been terminated and (ii) a satisfactory replacement debt commitment letter has not been obtained by the 90th day after the termination of the debt commitment letter, and is not obtained prior to the termination of the merger agreement; or
•	by either Buyer or us because the merger has not been consummated by November 15, 2012, so long as, at the time of the termination of the merger agreement, the merger agreement could have been terminated by us because (i) there has been a breach of any representation, warranty, covenant or agreement made by Buyer or Merger Sub in the merger agreement, or any representation or warranty made by Buyer or Merger Sub in the merger agreement has become untrue after the date of the merger agreement, which breach would cause the closing conditions not to be satisfied and is not curable or, if curable, is not cured within 30 days following Buyer’s receipt of written notice of the breach from us (or, if earlier, three business days prior to November 15, 2012), or (ii) all of the closing conditions have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger or have not been satisfied as a result of Buyer or Merger Sub’s breach of, or failure to perform any of their respective covenants or agreements contained in, the merger agreement) and we have, in good faith, indicated, in writing, to Buyer, at least one business day prior to the date that closing of the merger should have occurred under the merger agreement that we are ready, willing and able to consummate the merger and Buyer fails to close the transactions contemplated by the merger agreement, including the merger, within three business days following the date that the closing of the merger should have occurred under the merger agreement.

Sagard has agreed, pursuant the limited guaranty, to guarantee the obligation of Buyer to pay us the termination fee. See “The Merger—Limited Guaranty” beginning on page 45.

Expenses

The merger agreement provides that, in general, each of parties will pay its own costs and expenses incurred in connection with the transactions contemplated by the merger agreement and the financing thereof. Nevertheless, (i) we and Buyer have agreed to each pay 50% of the costs and expenses, other than accountants’ and attorneys’ fees, incurred with respect to the printing, filing and mailing of this proxy statement, including any related preliminary materials, (ii) Buyer and Merger Sub have agreed to reimburse us, our subsidiaries and our representatives for any and all costs and expenses that we or they incur in connection with the arrangement of the equity financing and the debt financing, (iii) in the event that the merger agreement is terminated in certain specified circumstances set forth under “—Termination Fees and Reimbursement of Expenses” beginning on page 75, we have agreed to reimburse Buyer for the out-of-pocket costs and expenses incurred by or on behalf of Buyer or Merger Sub in connection with the transactions contemplated by the merger agreement, up to a maximum amount equal to $2,119,203, which out-of-pocket costs and expenses will be credited against any termination fee that we must pay to Buyer, and (iv) we and

Buyer have agreed to reimburse each other for the reasonable costs and expenses, including reasonable attorneys’ fees, incurred in connection with successful suits to enforce the termination fee provisions of the merger agreement.

Amendment

In general, the merger agreement may be amended at any time by a written instrument signed by each of the Company, Buyer and Merger Sub. However, after the merger agreement has been duly adopted by the holders of common shares, no amendment will be made to the merger agreement that requires the approval of the holders of common shares under applicable law without that approval.

Remedies

In the event that the merger agreement is terminated and we receive the termination fee from Buyer, or Sagard pursuant to the limited guaranty, the receipt of the termination fee, together with any reimbursement and indemnification obligations of Buyer in connection with the costs and expenses incurred by us in connection with the arrangement of the financing of the merger or successful suits to enforce the termination fee provisions of the merger agreement, will be our, our subsidiaries’ and the holders of common shares’ sole and exclusive remedy against Buyer, Merger Sub, Sagard, their debt financing sources, their respective affiliates and certain of their respective related parties for any loss or damage suffered or incurred by us or any other person or entity in connection with the merger agreement, the transactions contemplated by the merger agreement or any matter forming the basis for the termination of the merger agreement. Upon payment of these amounts, none of the Company, any of its affiliates or any other person or entity will be entitled to bring or maintain any other claim, action or proceeding against Buyer, Merger Sub, Sagard, their debt financing sources, their respective affiliates or certain of their respective related parties arising out of the merger agreement, the equity commitment letter, the debt commitment letter, the limited guaranty or any of the transactions contemplated by the merger agreement, or any matters forming the basis for the termination of the merger agreement.

In the event that the merger agreement is terminated and Buyer receives the termination fee from us, the receipt of the termination fee, together with any reimbursement and indemnification obligations of ours in connection with successful suits to enforce the termination fee provisions of the merger agreement, will be the sole and exclusive remedy of Buyer, Merger Sub and their respective affiliates against us, our subsidiaries, the holders of common shares, our and their respective affiliates and certain of our and their respective related parties for any loss or damage suffered or incurred by Buyer, Merger Sub or any other person or entity in connection with the merger agreement, the transactions contemplated by the merger agreement or any matter forming the basis for the termination of the merger agreement. Upon payment of these amounts, none of Buyer, Merger Sub, any of their respective affiliates or any other person or entity will be entitled to bring or maintain any other claim, action or proceeding against us, our subsidiaries, the holders of common shares, our and their respective affiliates or certain of our and their respective related parties arising out of the merger agreement, any of the transactions contemplated by the merger agreement or any matters forming the basis for the termination of the merger agreement.

Under no circumstances will we be entitled to monetary damages in excess of the amount of the termination fee payable by Buyer, except that, in addition to the termination fee payable by Buyer, we will also be entitled to reimbursement and indemnification for the costs and expenses that we incur in connection with the arrangement of the financing of the merger and successful suits to enforce the termination fee provisions of the merger agreement. Similarly, under no circumstances will Buyer be entitled to monetary damages in excess of the amount of the termination fee payable by us, except that, in addition to the termination fee payable by us, Buyer will also be entitled to reimbursement and indemnification for the costs and expenses that it incurs in connection with successful suits to enforce the termination fee provisions of the merger agreement. In addition, although both the Company and Buyer may pursue both a grant of specific performance and the payment of the termination fee by the other party, neither the Company nor Buyer will be entitled to receive both a grant of specific performance and all or any portion of the termination fee payable by the other party.

The parties to the merger agreement are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to specifically enforce the terms and provisions of the merger agreement, in addition to any other remedy to which they are entitled at law or in equity. However, we are only entitled to specifically enforce the obligations of Buyer and Merger Sub to cause the equity financing contemplated by the equity commitment letter to be funded to fund the merger if (i) all conditions to the obligations of Buyer and Merger Sub to effect the merger, described under “—Conditions to the Merger” beginning on page 73, have been satisfied (other than the delivery of items to be delivered at the closing of the merger and other than satisfaction of those conditions that by their nature are to be satisfied at the closing of the merger) at the time when the closing of the merger would have occurred but for the failure of the equity financing contemplated by the equity commitment letter to be funded, (ii) the debt financing contemplated by the debt commitment letter (or alternative financing) has been funded or will be funded at the closing of the merger if the equity financing contemplated by the equity commitment letter is funded at the closing of the merger and (iii) we have irrevocably confirmed that if specific performance is granted and the equity financing contemplated by the equity commitment letter and the debt financing contemplated by the debt commitment letter (or the alternative financing) is funded, then we will take all actions required of us to cause the closing of the merger to occur.

MARKET PRICE AND DIVIDEND INFORMATION

The common shares are currently traded on the Nasdaq Global Market under the trading symbol “INMD.” The following table sets forth the high and low closing sales prices for the common shares for the periods indicated, as reported on the Nasdaq Global Market:

	High ($)	Low ($)
2010
First Quarter	8.98	7.24
Second Quarter	9.08	7.97
Third Quarter	9.75	7.63
Fourth Quarter	9.18	8.00
2011
First Quarter	10.72	8.60
Second Quarter	10.30	9.18
Third Quarter	9.94	7.73
Fourth Quarter	8.24	7.25
2012
First Quarter	12.35	7.96
Second Quarter	13.85	10.93
Third Quarter (through July 6, 2012)	13.98	13.85

On June 8, 2012, the last full trading day prior to the public announcement of the execution of the merger agreement, the reported closing sales price for the common shares on the Nasdaq Global Market was $11.34 per common share. The $14.05 per common share to be paid for each common share in the merger represents a premium of approximately 23.9% to the closing sales price for the common shares on the Nasdaq Global Market on June 8, 2012. On                        , 2012, the latest practicable trading day before this proxy statement was printed, the reported closing sales price for the common shares on the Nasdaq Global Market was $                        per common share. You are encouraged to obtain current market quotations for common shares in connection with voting your common shares.

On                        , 2012, the record date for the special meeting, there were                        holders of record of common shares and approximately                        beneficial owners of common shares registered in “street name.”

We have not paid dividends on common shares during the last two fiscal years. We do not expect to declare or pay any dividends on common shares prior to the consummation of the merger and, under the merger agreement, we are prohibited from doing so without Buyer’s prior written approval, which approval would be in Buyer’s sole discretion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of                         , 2012, the record date for the special meeting, certain information concerning the ownership of common shares by all persons and entities known by us to own beneficially 5% or more of the common shares, each of our directors, each of our named executive officers and all of our directors and executive officers as a group. Except as indicated in the footnotes to this table, we believe that each person and entity set forth in this table has sole voting and dispositive power with respect to all common shares attributable to that person or entity.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Sagard Capital Partners, L.P. 325 Greenwich Avenue, 2nd Floor, Greenwich, CT 06830	3,666,184(2)(3)	30.6%
Peter R. Kellogg IAT Reinsurance Company Ltd., 120 Broadway, New York, NY 10271	3,221,286(3)(4)	26.9%
Diamondback Capital Management, LLC One Landmark Square, 15th Floor, Stamford, CT 07901	905,040(5)	7.6%
Blue Line Catalyst Fund IX, L.P. 319 Diablo Road, Suite 200, Danville, CA 94526	742,490(6)	6.2%

Directors and Executive Officers
Jay Higham	239,384(7)	2.0%
Timothy P. Sheehan	24,913	*
Daniel P. Doman	47,864 (7)	*
Scott Soifer	65,479 (7)	*
Claude E. White	4,752	*

Gerardo Canet	47,730	*
Michael C. Howe	5,586	*
Lawrence J. Stuesser	80,556	*
Elizabeth E. Tallett	99,100	*
Yvonne S. Thornton, M.D.	23,056	*

All directors and executive officers as a group (12 persons)	639,847 (8)	5.3%

*	Represents less than 1% of outstanding common shares
(1)	For the purposes of this proxy statement, beneficial ownership is defined in accordance with the rules and regulations of the Securities and Exchange Commission and generally means the power to vote and/or to dispose of the securities regardless of any economic interest therein.
(2)	Based on a Schedule 13D filing made on June 20, 2012. Represents 445,100 common shares owned directly by Sagard and 3,221,084 common shares owned by IAT, Wilshire and Peter R. Kellogg. The common shares owned directly by Sagard may also be deemed to be beneficially owned by Buyer, Merger Sub, Sagard Capital Partners GP, Inc., Sagard’s general partner, and Sagard Capital Partners Management Corp., Sagard’s investment manager. By virtue of the voting agreement, Sagard, Buyer, Merger Sub, Sagard Capital Partners GP, Inc. and Sagard Capital Partners Management Corp. may be deemed to beneficially own the 3,221,084 common shares owned by IAT, Wilshire and Mr. Kellogg. However, Sagard, Buyer, Merger Sub, Sagard Capital Partners GP, Inc. and Sagard Capital Partners Management Corp. expressly disclaim beneficial ownership of those common shares.
(3)	In connection with the execution of the merger agreement, Buyer, IAT, Wilshire and Mr. Kellogg entered into the voting agreement, pursuant to which IAT, Wilshire and Mr. Kellogg agreed, among other things, to: (i) vote all of the common shares beneficially owned by them in favor of the merger and against any other acquisition proposals relating to the Company or any action, proposal, transaction or agreement that would either (a) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the merger agreement or of IAT, Wilshire or Mr. Kellogg contained in the voting agreement or (b) would impede, interfere with, delay, discourage, adversely affect or inhibit the transactions contemplated by the merger agreement, including the merger; (ii) grant an irrevocable proxy to Buyer with respect to the common shares beneficially owned by them; (iii) not transfer, directly or indirectly, any common shares beneficially owned by them; and (iv) not solicit or encourage submission of an acquisition proposal relating to the Company or participate in any discussions or negotiations concerning any other acquisition proposals relating to the Company. The voting agreement will automatically terminate upon the earliest to occur of (a) the mutual consent of Buyer, IAT, Wilshire and Mr. Kellogg, (b) the effective time of the merger, (c) the termination of the merger agreement in accordance with its terms, (d) our board of directors expressly withdrawing its recommendation that the holders of common shares adopt the merger agreement and (e) upon written notice by IAT, Wilshire and Mr. Kellogg to Buyer upon a third party having made a bona fide written proposal which is a superior proposal to acquire all of the common shares for cash at a per share price of at least $16.50 per common share.
(4)	Based on a Form 4 filed with the Securities and Exchange Commission on March 2, 2010. Represents 202 common shares owned by Mr. Kellogg and 3,221,084 common shares owned by IAT. Mr. Kellogg is the sole owner of IAT’s voting stock.
(5)	Based on a Schedule 13G filing made on January 9, 2012 with respect to common shares owned by Diamondback Master Fund, Ltd. as of December 31, 2011. Diamondback Capital Management, LLC is the investment manager of Diamondback Master Fund, Ltd. and DBMC Partners, LLC is the managing member of Diamondback Capital Management, LLC and, accordingly, they may be deemed the beneficial owner of the 905,040 common shares beneficially owned by Diamondback Master Fund, Ltd.
(6)	Based on an amendment to Schedule 13D filing made on January 9, 2012 with respect to common shares owned by BlueLine Capital Partners, L.P., BlueLine Capital Partners II, L.P., BlueLine Capital Partners III, L.P., BlueLine Catalyst Fund IX, L.P., BlueLine Partners, L.L.C., and BlueLine Partners II, L.L.C. as of December 31, 2011. These entities may have been deemed to be a “group” under Section 13(d) of the Securities Exchange Act of 1934, as amended, and accordingly each entity may have been deemed to have beneficial ownership of the common shares.
(7)	Includes exercisable options to purchase common shares within 60 days of , 2012 as follows: Jay Higham—57,923; Daniel P. Doman—23,675; and Scott Soifer—19,986.
(8)	Includes 101,584 exercisable options to purchase common shares within 60 days of , 2012. The address for each of our directors and executive officers is c/o IntegraMed America, Inc., Two Manhattanville Road, 3rd Floor, Purchase, NY 10577.

Transactions by the Company’s Directors and Executive Officers

There have been no transactions in common shares by our directors and executive officers within the 60 days prior to the date of this proxy statement.

APPRAISAL RIGHTS

Under the DGCL, you have the right to dissent from the merger and to receive payment in cash for the “fair value” of your common shares as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the court, but exclusive of any element of value arising from the accomplishment or expectation of the merger, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. We will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement, which we encourage you to read in its entirety. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights. All references in Section 262 of the DGCL and this summary to a “stockholder” are to the holder of record of common shares immediately prior to the effective time of the merger as to which appraisal rights are asserted, unless otherwise indicated.

Section 262 of the DGCL requires that stockholders, who were stockholders on the record date for notice of the stockholders’ meeting at which the merger will be voted upon and who are entitled to exercise appraisal rights, be notified not less than 20 days before that stockholders’ meeting that appraisal rights will be available. A copy of Section 262 of the DGCL must be included with that notice. This proxy statement constitutes our notice to stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262 of the DGCL. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex C to this proxy statement, because failure to timely and properly comply with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your common shares, you must satisfy each of the following conditions:

•	You must deliver to us a written demand for appraisal of your common shares before the vote on whether to adopt and approve the merger agreement is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption and approval of the merger agreement. Voting against or failing to vote for the adoption and approval of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL.
•	You must not vote in favor of, or consent in writing to, the adoption and approval of the merger agreement. A vote in favor of the adoption and approval of the merger agreement, by proxy, over the internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the common shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the adoption and approval of the merger agreement. Therefore, a stockholder who votes by proxy and who wishes to exercise and perfect appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement.
•	You must continue to hold your common shares through the effective date of the merger. Therefore, a stockholder who is the holder of record of common shares on the date the written demand for appraisal is made but who thereafter transfers the common shares prior to the effective date of the merger will lose any right to appraisal with respect to those common shares.

If you fail to comply with any of these conditions or any other applicable requirements of Section 262 of the DGCL and the merger is completed, you will be entitled to receive $14.05 per common share in cash, without interest and less applicable withholding tax, but you will have no appraisal rights with respect to your common shares.

All demands for appraisal should be addressed to IntegraMed America, Inc., Two Manhattanville Road, 3rd Floor, Purchase, New York 10577, Attention: Secretary, and must be delivered before the vote on whether to adopt and approve the merger agreement is taken at the special meeting and must be executed by, or on behalf of, the holder of record of the common shares. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its common shares.

To be effective, a demand for appraisal by a stockholder must be made by, or in the name of, such registered stockholder, fully and correctly, with respect to common shares evidenced by certificates, as the stockholder’s name appears on his, her or its stock certificate(s) or, with respect to book entry common shares, on the stock ledger. Beneficial owners who do not also hold the common shares of record may not directly make appraisal demands to us. The beneficial holder must, in such cases, have the registered owner, such as a broker, bank, trust or other nominee, submit the required demand in respect of those common shares. If common shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the common shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he, she or it is acting as agent for the record owner. A record owner, such as a broker, who holds common shares as a nominee for others, may exercise his, her or its right of appraisal with respect to the common shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of common shares as to which appraisal is sought. If you hold common shares through a broker who in turn holds the common shares through a central securities depositary nominee such as Cede & Co., a demand for appraisal must be made by or on behalf of the depositary nominee and must identify the depositary nominee as record holder. Where no number of common shares is expressly mentioned, the demand will be presumed to cover all common shares held in the name of the record owner.

If you hold your common shares in an account with a bank, broker or other nominee and you wish to exercise appraisal rights, you are urged to consult with your broker, bank or the other nominee to determine the appropriate procedures for the making of a demand for appraisal. A person having a beneficial interest in common shares held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow properly and in a timely manner the steps necessary to perfect appraisal rights in accordance with Section 262 of the DGCL.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the adoption and approval of the merger agreement. At any time within 60 days after the effective time of the merger, any stockholder who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined that proceeding as a named party, will have the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his, her or its common shares; after this period, the stockholder may withdraw his, her or its demand for appraisal only with the written consent of the surviving corporation. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 of the DGCL will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of common shares not voted in favor of the adoption and approval of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of those common shares. A person who is the beneficial owner of common shares held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the surviving corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL and who is otherwise entitled to appraisal rights may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the common shares held by all stockholders entitled to appraisal. A person who is the beneficial owner of common shares held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition will be made upon us, as the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. There is no present intent on our part to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that we will file such a petition or that we will initiate any negotiations with respect to the fair value of such common shares. Accordingly, stockholders who desire to have their common shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

If a petition for appraisal is timely filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their common shares and with whom agreements as to the value of their common shares have not been reached by the surviving corporation. After notice is made to dissenting stockholders who demanded appraisal of their common shares as required by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require stockholders who have demanded appraisal for their common shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After the Delaware Court of Chancery determines which stockholders are entitled to appraisal of their common shares, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will appraise the common shares, determining the fair value of the common shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by such stockholders of the certificates representing those common shares.

In determining fair value, and, if applicable, interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your common shares as determined under Section 262 of the DGCL could be more than, the same as or less than the value that you are entitled to receive under the terms of the merger agreement if you did not seek appraisal of your common shares. Investment banking opinions as to the fairness from a financial point of view of the consideration payable in a sale transaction, such as the merger, are not opinions as to, and do not in any manner address, fair value under Section 262 of the DGCL.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all common shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote common shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those common shares, other than with respect to payment as of a record date prior to the effective time of the merger; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his, her or its demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for common shares of his, her or its common shares pursuant to the merger agreement. If the stockholder fails to perfect, withdraws or loses the appraisal right, the stockholder’s common shares will be converted into the right to receive the per common share merger consideration, without interest and less applicable withholding tax. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the cash that such holder would have received pursuant to the merger agreement within 60 days after the effective date of the merger.

In view of the complexity of Section 262 of the DGCL, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors. To the extent there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, the DGCL shall govern.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

If the merger is completed, we will no longer be a publicly held company, and there will be no public participation in any future meetings of our stockholders. However, if the merger is not completed, the holders of common shares will continue to be entitled to attend and participate in our stockholder meetings, and we will hold a 2013 annual meeting of stockholders. In that event, holders of common shares that intend to present a proposal at our 2013 annual meeting of stockholders must give notice of the proposal to us no later than December 27, 2012 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Holders of common shares that intend to present a proposal at the 2013 annual meeting of stockholders that will not be included in the proxy statement and form of proxy relating to that meeting must give notice of the proposal to us no earlier than February 5, 2013 and no later than March 7, 2013. Receipt by us of any such proposal from a qualified holder of common shares in a timely manner will not guarantee its inclusion in our proxy materials or its presentation at the 2013 annual meeting of stockholders because there are other requirements in the proxy rules. Pursuant to Rule 14a-4 under the Securities Exchange Act of 1934, as amended, we intend to retain discretionary authority to vote proxies with respect to stockholder proposals for which the proponent does not seek inclusion of the proposed matter in our proxy statement for the 2013 annual meeting of stockholders, except in circumstances where (i) we receive notice of the proposed matter no earlier than February 7, 2013 and no later than March 5, 2013 and (ii) the proponent complies with the other requirements set forth in Rule 14a-4 under the Securities Exchange Act of 1934, as amended.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no other matter which may be presented for consideration at the special meeting. However, if any other matter is presented properly for consideration and action at the special meeting or any adjournment or postponement of the special meeting, it is intended that the proxies will be voted with respect to that matter in accordance with the best judgment and in the discretion of the proxy holders.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and other information at the Securities and Exchange Commission’s Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a website, located as www.sec.gov, that contains reports, proxy statements and other information regarding us and other companies and individuals that file electronically with the Securities and Exchange Commission.

You may also obtain free copies of the documents that we file with the Securities and Exchange Commission, including this proxy statement, by going to our website at www.integramed.com. The information provided on our website is not part of this proxy statement and is not incorporated herein by reference.

If you have any questions about the merger, need assistance in submitting your proxy or voting your common shares or need additional copies of this proxy statement or the enclosed proxy card, please contact us at IntegraMed America, Inc., Two Manhattanville Road, 3rd Floor, Purchase, New York 10577, Attention: Secretary, telephone (914) 253-8000.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR COMMON SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED                         , 2012. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO HOLDERS OF COMMON SHARES SUBSEQUENT TO THAT DATE DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

SCP-325 HOLDING CORP.,

SCP-325 MERGER SUB, INC.

and

INTEGRAMED AMERICA, INC.

Dated as of June 10, 2012

A-i

4.19	Confidentiality	A-63
4.20	Company Stockholder, Director and Employee Arrangements	A-64
ARTICLE V. CONDITIONS		A-64
5.1	Conditions to Each Party’s Obligation to Effect the Merger	A-64
5.2	Conditions to Obligations of Parent and Merger Sub	A-64
5.3	Conditions to Obligation of the Company	A-65
5.4	Frustration of Closing Conditions	A-66
ARTICLE VI. TERMINATION		A-66
6.1	Termination by Mutual Consent	A-66
6.2	Termination by Either the Company or Parent	A-66
6.3	Termination by the Company	A-67
6.4	Termination by Parent	A-68
6.5	Effect of Termination	A-68
ARTICLE VII. MISCELLANEOUS AND GENERAL		A-71
7.1	Survival	A-71
7.2	Amendment	A-72
7.3	Extension; Waiver	A-72
7.4	Counterparts	A-72
7.5	Governing Law	A-72
7.6	Consent to Jurisdiction	A-72
7.7	Waiver of Jury Trial	A-73
7.8	Remedies	A-73
7.9	Notices	A-74
7.10	Entire Agreement	A-75
7.11	No Third Party Beneficiaries	A-75
7.12	Obligations of Parent, the Company and the Surviving Corporation	A-76
7.13	Transfer Taxes	A-76
7.14	Severability	A-77
7.15	Company Disclosure Letter	A-77
7.16	Assignment	A-77
EXHIBIT A	FORM OF VOTING AGREEMENT
EXHIBIT B	FORM OF SURVIVING CORPORATION CERTIFICATE OF INCORPORATION

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of June 10, 2012 by and among SCP-325 Holding Corp., a Delaware corporation (“Parent”), SCP-325 Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and IntegraMed America, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the respective Boards of Directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, each of IAT Reinsurance Company Ltd. (“IAT”), Wilshire Insurance Company (“Wilshire”) and Peter R. Kellogg (“Kellogg”) is entering into a voting agreement with Parent, in the form attached hereto as Exhibit A (the “Voting Agreement”), pursuant to which, among other things, and subject to the terms and conditions contained therein, each of Kellogg, IAT and Wilshire has agreed to vote the Common Shares beneficially owned by him or it in favor of the Merger, this Agreement and the other transactions contemplated hereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Sagard Capital Partners, L.P., a Delaware limited partnership (the “Guarantor”), is entering into a limited guaranty with the Company (the “Limited Guaranty”), pursuant to which the Guarantor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement as specified therein; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

Article I.
DEFINITIONS; INTERPRETATION; CONSTRUCTION

1.1              Definitions.

(a)                For purposes of this Agreement, each of the following terms has the meaning assigned to such term in this Section 1.1(a):

“ARTIC” means Assisted Reproductive Technology Insurance Company, Ltd., a limited liability company domiciled in the Cayman Islands.

A-1

“Acceptable Confidentiality Agreement” means an agreement with respect to the confidentiality of material non-public information concerning the Company and its Subsidiaries that is either (i) in effect on the date hereof or (ii) executed and delivered after the date hereof and, in each case, does not prohibit the Company from providing the notifications required by Section 4.2(e) and contains customary terms not materially more favorable to the recipient of such information than those contained in the Confidentiality Agreement (it being understood that an Acceptable Confidentiality Agreement need not contain “standstill” or other similar provisions).

“Acquisition Proposal” means any bona fide offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) the purchase or other acquisition from the Company by any Person or “group,” within the meaning of Section 13(d) of the Exchange Act, directly or indirectly, of more than twenty percent (20%) of the Common Shares outstanding as of the consummation of such purchase or other acquisition, or any tender offer or exchange offer by any Person or “group,” within the meaning of Section 13(d) of the Exchange Act, that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than twenty percent (20%) of the Common Shares outstanding as of the consummation of such tender or exchange offer; (ii) a merger, consolidation, business combination or other similar transaction involving the Company, pursuant to which the stockholders of the Company immediately preceding such merger, consolidation, business combination or transaction own less than eighty percent (80%) of the voting equity interests in the surviving or resulting entity of such merger, consolidation, business combination or transaction; or (iii) a sale, transfer, acquisition or disposition, directly or indirectly, of more than twenty percent (20%) of the consolidated assets of the Company and its Subsidiaries, taken as a whole, measured by the fair market value thereof.

“Affiliate” means, when used with respect to any Person, any other Person that is an “affiliate” of that Person within the meaning of Rule 405 promulgated under the Securities Act.

“Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Benefit Plans” means all benefit and/or compensation plans, contracts, policies or other arrangements, whether written or unwritten, maintained, sponsored, contributed or required to be contributed to (i) by the Company or any of its Subsidiaries relating to or covering Employees and/or current or former directors of the Company or any of its Subsidiaries or any dependent or beneficiary thereof (ii) by any Company ERISA Affiliate under which there is or may be any liability or obligation (contingent or otherwise) of the Company or any of its Subsidiaries, in each case, including “employee benefit plans,” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), and deferred compensation, consulting, employment, termination or severance, retention, equity compensation, stock option, stock

A-2

purchase, stock appreciation rights, stock unit, stock based, incentive, change in control, bonus, medical, hospitalization, supplemental unemployment, health or life insurance, long- or short-term disability, vacation, sick leave, scholarship, fringe benefits, welfare, profit sharing and pension plans, contracts, policies or other arrangements.

“Book-Entry Shares” means the Common Shares held in the Direct Registration System.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

“Closing Date” means the date on which the Closing actually occurs.

“Company Credit Agreement” means that certain Third Amended and Restated Loan Agreement, dated as of May 21, 2010, among the Company, as Borrower, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the Lenders party thereto, as amended as of the date of this Agreement.

“Company Material Adverse Effect” means a change, event or occurrence that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, business, operations, assets or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following, and no changes, events or occurrences, individually or in the aggregate, to the extent arising out of, resulting from or attributable to any of the following, shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred or may, would or could occur: (i) changes generally affecting the economy, credit, securities, currency or other financial markets or political conditions in the United States or elsewhere in the world, including changes in interest or exchange rates or any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market; (ii) changes that are the result of acts of war (whether or not declared), armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), armed hostilities, sabotage or terrorism; (iii) epidemics, pandemics, earthquakes, tsunamis, hurricanes, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions or other force majeure events; (iv) changes that are the result of factors generally affecting the industries in which the Company and its Subsidiaries operate or in which the products or services of the Company and its Subsidiaries are used or distributed; (v) any loss of, or adverse change in, the relationship of the Company or any of its Subsidiaries with any of their respective customers, employees, Physician Practices (including physicians employed by the Physician Practices), financing sources, distributors or suppliers caused by the pendency or the announcement of the transactions contemplated by this Agreement; (vi) other than for purposes of Section 3.1(d), changes or effects from the entry into, announcement or performance of this Agreement or the consummation of the transactions contemplated by the Agreement, including any litigation arising from allegations of any breach of fiduciary duty or violation of Law relating to this Agreement or the transactions contemplated by this Agreement, or compliance by the Company with the terms of this Agreement; (vii) changes or prospective changes in any Law or GAAP or interpretation or enforcement thereof after the date hereof; (viii) any failure by the Company to meet any internal or public projections or forecasts or estimates of revenues,

A-3

earnings or other financial performance or results of operations for any period (it being understood that the exception in this clause shall not prevent or otherwise affect a determination that any change, event or occurrence underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect); (ix) any actions taken or failure to take action, in each case, to which Parent has approved, consented to or requested in writing, or the failure to take any action that is prohibited by this Agreement; (x) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Affiliates; (xi) any decline in the price or trading volume of the Common Shares on NASDAQ (it being understood that the exception in this clause shall not prevent or otherwise affect a determination that any change, event or occurrence underlying such decline has resulted in, or contributed to, a Company Material Adverse Effect); or (xi) any actions taken pursuant to Section 4.5(d)(ii); provided, further, that any change, event or occurrence referred to in clause (i), (ii), (iii), (iv) or (vii) may be taken into account in determining whether there has been a Company Material Adverse Effect solely if and to the extent such change, event or occurrence has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the industries in which the Company and its Subsidiaries operate.

“Company Restricted Stock” means any Common Share that is subject to restrictions on transfer and/or forfeiture granted pursuant a Stock Plan.

“Company Stock-Based Award” means each right of any kind, contingent or accrued, to receive Common Shares or benefits measured in whole or in part by the value of a number of Common Shares issued under a Stock Plan (including performance shares, restricted stock units, phantom units, deferred stock units and dividend equivalents, but not including any 401(k) plan of the Company), other than Company Options and Company Restricted Stock.

“Contract” means a written or oral agreement, lease, license, contract, note, bond, mortgage, indenture or other instrument or obligation.

“Control” means the possession, directly or indirectly, of the power (i) to vote fifty percent (50%) or more of the securities having ordinary voting power for the election of directors of a Person or (ii) to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by Contract or otherwise.

“Copyrights” means registered and unregistered copyrights, including all applications therefor and renewals thereof, as well as software, designs and other works of authorship.

“Direct Registration System” means the service of The Depository Trust Company that provides for electronic direct registration of securities in an investor’s name on the books for the transfer agent or issuer, and allows securities to be transferred between a transfer agent and broker electronically.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis, and Retrieval system.

“Employee” means a current or former employee or officer of the Company or any of its Subsidiaries.

A-4

“Environmental Law” means any applicable law, regulation, code, license, permit, order, judgment, decree or injunction from any Governmental Entity concerning (i) the protection of human health as it relates to exposure to any Hazardous Substance or the protection, investigation or restoration of the environment, including air (both ambient air and indoor air), surface water, groundwater, drinking water, soil, wildlife and natural resources, or (ii) the production, use, storage, handling, treatment, transport, release or disposal of Hazardous Substances, in each case as presently in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or other financings (other than the Equity Financing) in connection with the transactions contemplated hereby, including the parties to the Debt Financing Commitment and any joinder agreements, credit agreements or other definitive agreements with respect thereto.

“Hazardous Substance” means any substance, material or waste listed, defined, designated, classified or regulated as hazardous, toxic or a pollutant (or terms of like meaning) under any applicable Environmental Law, including asbestos or asbestos-containing material, polychlorinated biphenyls, petroleum, radioactive materials and any by-product thereof.

“Indebtedness” means, with respect to a Person, without duplication, (i) any liability of that Person (A) for borrowed money, including any accrued but unpaid interest thereon and any cost or penalty associated with prepaying any such liability, (B) evidenced by a note, debenture or similar instrument, (C) for the deferred purchase price of property or services, (D) under a capital lease agreement or (E) arising out of interest rate or currency swap arrangements and other arrangements designed to provide protection against fluctuations in interest or currency rates or (ii) any guaranty by that Person of any liability described in clause (i) of another Person; provided, however, that trade payables and accrued expenses arising in the ordinary course of business and intercompany indebtedness among the Company and/or its wholly-owned Subsidiaries shall not be deemed to be Indebtedness.

“Intellectual Property” means (i) Trademarks, (ii) Patents, (iii) trade secrets and other tangible or intangible proprietary or confidential information and know-how, including trade secrets in process, business methods, processes, formulae, designs, customer or patient lists and supplier or payor lists, and (iv) Copyrights.

“Knowledge of Parent” means the actual knowledge of Michael Braner or Dan Friedberg.

“Knowledge of the Company” means the actual knowledge of the persons listed on Section 1.1(a) of the Company Disclosure Letter.

“Material Contract” means:

(i)                 any Contract (other than a Stock Plan) listed as an exhibit, pursuant to Item 601(b)(10) of Regulation S-K, to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC;

A-5

(ii)               any Contract pursuant to which the Company or any of its Subsidiaries provides services to any Physician Practice (or any other similar professional corporation, association, limited liability company, service company, limited liability partnership, doctor or other entity, even if such Person is not a Physician Practice), together with all side agreements, supplements, annexes, addenda or exhibits relating thereto;

(iii)             any Contract or group of related Contracts pursuant to which the Company and its Subsidiaries paid, or were paid, in the aggregate during the Company’s fiscal year ended December 31, 2011, or reasonably expect to pay, or be paid, in the aggregate during the Company’s current fiscal year, Two Hundred Thousand Dollars ($200,000) or more;

(iv)             any Contract with any of the top ten (10) suppliers or third party payors of the Company, its Subsidiaries and the Vein Clinics, taken as a whole, for the Company’s fiscal year ended December 31, 2011;

(v)               (A) any joint venture or partnership Contract or (B) any so-called “Attain IVF” or affiliate agreement in connection with which or pursuant to which, in the case of this clause (B), the Company and its Subsidiaries paid, or were paid, in the aggregate during the Company’s fiscal year ended December 31, 2011, or reasonably expect to pay, or be paid, in the aggregate during the Company’s current fiscal year, One Hundred Thousand Dollars ($100,000) or more;

(vi)             (A) any Contract for or relating to the employment by the Company or any of its Subsidiaries of any director or officer involving base salary in excess of $200,000 per annum or (B) any other type of Contract with any of the directors or officers of the Company or any of its Subsidiaries that, in the case of this clause (B), cannot be terminated without the Company and its Subsidiaries incurring aggregate obligations and liabilities of One Hundred Thousand Dollars ($100,000) or more, including any Contract requiring the Company or any of its Subsidiaries to make aggregate payments of One Hundred Thousand Dollars ($100,000) or more to the directors, officers or employees of the Company or any of its Subsidiaries, taken as a whole, as a result of the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

(vii)           any Contract relating to outstanding Indebtedness of the Company or any of its Subsidiaries (other than certain guaranties by the Company and/or its Subsidiaries of certain business related credit card obligations of employees of the Company and/or its Subsidiaries);

(viii)         any Contract of guarantee, support or assumption to which the Company or any of its Subsidiaries is a party with respect to the Indebtedness of, or any other obligations or liabilities (whether accrued, absolute, contingent or otherwise) of, any Physician Practice;

(ix)             any Contract to which the Company or any of its Subsidiaries is a party that materially restricts it from (A) engaging in any aspect of its business, (B) participating or competing in any line of business, market or geographic area or (C) freely setting prices for its products, services or technologies (including most favored customer pricing provisions);

A-6

(x)               any Contract to which the Company or any of its Subsidiaries is a party that grants any material exclusive rights, rights of refusal, rights of first negotiation or similar rights to any Person;

(xi)             any Contract to which the Company or any of its Subsidiaries is a party relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of its capital stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefor, except for those Contracts in substantially the form of the standard agreements evidencing equity awards under a Stock Plan;

(xii)           (A) any Contract to which the Company or any of its Subsidiaries is a party with any labor union or any collective bargaining agreement or similar Contract with its employees or (B) any employee leasing Contract (other than Contracts that provide for the hiring of employees on a temporary basis); or

(xiii)         any Contract to which the Company or any of its Subsidiaries is a party that is required to be disclosed in the Company Reports pursuant to Section 404(a) of Regulation S-K.

“NASDAQ” means the NASDAQ Global Market.

“Partner FC” means the fertility center physician practices to which the Company provides management services as of the date hereof, as listed on Section 3.1(a) of the Company Disclosure Letter.

“Patents” means patents and pending patent applications, invention disclosures and all renewals, reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof.

“Permitted Lien” means (i) a Lien imposed by Law, including a carrier’s, warehousemen’s, landlord’s, mechanic’s, materialmen’s or similar Lien, the underlying debt or obligation of which is not yet due and payable or is being contested in good faith through appropriate proceedings, (ii) a Lien for Taxes, assessments or other charges of a Governmental Entity not yet due and payable or which are being contested in good faith through appropriate proceedings and for which adequate reserves have been established, in accordance with GAAP, in the books and records of the Company and its Subsidiaries, (iii) an encumbrance or restriction on real property (including an easement, covenant, right of way, minor defect or irregularity in title or similar restriction of record) that does not materially and adversely interfere with the present use of such real property, (iv) a zoning, entitlement, building or other land use regulation imposed by a Governmental Entity that does not materially and adversely interfere with the present use of the real property subject thereto, (v) a pledge or deposit to secure the performance of a bid, trade contract, lease, surety or appeal bond, performance bond or other obligation of a similar nature, in each case in the ordinary course of business, (vi) a license granted to a third party in the ordinary course of business by the Company or a Subsidiary of the Company, (vii) a Lien created or permitted under the Company Credit Agreement that will be able to be terminated at Closing upon payoff of the Indebtedness under the Company Credit Agreement,

A-7

(viii) a Lien that will be released prior to or as of the Closing, (ix) a Lien arising under this Agreement, (x) a Lien created by or through Parent or Merger Sub or (xi) a Lien that does not materially and adversely impair the use or value of the asset subject thereto.

“Person” means any individual, corporation (including a not-for-profit corporation and/or professional corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Physician Practice” means a Partner FC or a Vein Clinic, and, collectively, means the Partner FCs and the Vein Clinics.

“Record Holder” means, with respect to any Common Shares, a Person who was, immediately prior to the Effective Time, the holder of record of such Common Shares.

“Regulation S-K” means Regulation S-K promulgated by the SEC.

“Representatives” means, with respect to a Person, the Affiliates, directors, officers, employees, financial advisors, investment bankers, financing sources, consultants, attorneys, accountants and other advisors, agents and representatives of such Person.

“Sagard Entity” means any of Sagard Capital Partners, L.P., Sagard Capital Partners Management Corp. or any fund or investment entity to which Sagard Capital Partners Management Corp. provides management services.

“Solvent” means, with respect to any Person as of any date of determination, that (i) the amount of the “fair saleable value” of the assets of such Person, as of such date, exceeds the value of all “liabilities of such Person, including a reasonable estimate of contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, (ii) such Person does not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged and (iii) such Person has the ability to pay its liabilities, as of such date, including a reasonable estimate of contingent and other liabilities, as they mature. For purposes of the foregoing, “not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged” and “the ability to pay its liabilities, as of such date, including a reasonable estimate of contingent and other liabilities, as they mature” means that, as of the applicable date of determination, such Person has the ability to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become due.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions is directly or indirectly owned or Controlled by such Person and/or by one or more of its Subsidiaries; provided, however, that solely for purposes of Section 3.1 and the first sentence of Section 4.1(a), each Vein Clinic shall be deemed to be a Subsidiary of the Company.

A-8

“Superior Proposal” means a bona fide written Acquisition Proposal for an Acquisition Transaction (with the percentages set forth in the definition of such term changed from twenty percent (20%) or eighty percent (80%), as the case may be, to fifty percent (50%)) that the Board of Directors of the Company determines in good faith (after consultation with the Company’s outside legal counsel and financial advisor) (i) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of such Acquisition Proposal (including the financing thereof and any conditions thereto) and the Person or Persons making such Acquisition Proposal and (ii) if consummated, would result in a transaction more favorable to the Company’s stockholders (in their capacity as such) from a financial point of view than the transactions contemplated by this Agreement, taking into account all of the terms and conditions of such Acquisition Proposal and this Agreement, including any written proposal by Parent and Merger Sub to amend the terms of this Agreement and any break-up fees, expense reimbursement or similar provisions.

“Tax Returns” means any and all material returns, forms, declarations, claims for refund or information returns or statements, reports and forms relating to Taxes filed or required to be filed with any Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of any such Tax, including any schedule or attachment thereto and any amendment thereof.

“Taxes” means any and all federal, state, local and foreign income, profits, corporation, franchise, gross receipts, capital gains, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, workers’ compensation, alternative or add-on minimum, sales, use, property, withholding, excise, production, value added, ad valorem, franchise, capital, transfer, estimated, occupancy and other taxes, charges, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any nature whatsoever, together with all interest, penalties and additions imposed with respect thereto.

“Trademarks” means registered and unregistered trademarks, service marks, internet domain names, logos, trade dress, trade names and other indicia of origin, all applications and registrations for the foregoing, including all renewals of the same, and all goodwill associated therewith and symbolized thereby.

“Treasury Regulations” means the regulations promulgated under the Code.

“Vein Clinic” means the vein clinic physician practices to which the Company or a Subsidiary of the Company provides management services as of the date hereof, as listed on Section 3.1(a) of the Company Disclosure Letter.

(b)               For purposes of this Agreement, each of the terms set forth below has the meaning assigned to such term in the Section of this Agreement set forth opposite such term.

Term	Section in Agreement
Affected Employees	4.9(a)
Agreement	Preamble
Alternative Acquisition Agreement	4.2(a)

A-9

Term	Section in Agreement
Applicable Date	3.1(e)(i)
Attain IVF Programs	3.1(u)(i)
Bankruptcy and Equity Exception	3.1(c)(i)
Bylaws	2.5
Capitalization Date	3.1(b)(i)
Certificate	2.8(a)
Change of Recommendation	4.2(c)(ii)
Charter	2.4
Closing	2.2
Code	2.11
Common Share	2.8(a)
Company	Preamble
Company Disclosure Letter	3.1
Company ERISA Affiliate	3.1(h)(iv)
Company Intellectual Property	3.1(n)(i)
Company Option	2.10(a)
Company Recommendation	3.1(c)(ii)
Company Related Parties	6.5(e)
Company Reports	3.1(e)(i)
Company Requisite Vote	3.1(c)(i)
Confidentiality Agreement	4.19
Current D&O Insurance Policies	4.11(b)
Debt Financing	3.2(e)(i)
Debt Financing Commitment	3.2(e)(i)
Delaware Certificate of Merger	2.3
DGCL	2.1
Dissenting Shares	2.8(a)
Dissenting Stockholders	2.8(a)
Effective Time	2.3
Equity Financing	3.2(e)(i)
Equity Financing Commitment	3.2(e)(i)
Exchange Act	3.1(d)(i)
Exchange Fund	2.9(a)
Excluded Shares	2.8(a)
Financing	3.2(e)(i)
Financing Commitments	3.2(e)(i)
GAAP	3.1(e)(iii)
Governmental Antitrust Entity	4.5(d)(i)(A)
Governmental Entity	3.1(d)(i)
Guarantor	Recitals
HIPAA	3.1(u)(iv)
HITECH	3.1(u)(iv)
HSR Act	3.1(d)(i)
IAT	Recitals
Indemnified Parties	4.11(a)
A-10

Term	Section in Agreement
Insurance Policies	3.1(o)(i)
IRS	3.1(h)(i)
Jefferies	3.1(c)(iii)
Kellogg	Recitals
Laws	3.1(i)
Leased Real Property	3.1(p)(ii)
Licenses	3.1(i)
Lien	3.1(b)(iv)
Limited Guaranty	Recitals
Material Lease	3.1(p)(ii)
Material Leased Real Property	3.1(p)(ii)
Merger	Recitals
Merger Sub	Preamble
Option Consideration	2.10(a)
Order	5.1(c)
Parent	Preamble
Parent Fee	6.5(c)
Parent Related Parties	6.5(f)
Parent Welfare Benefit Plans	4.9(c)
Partner FC Insurance Policies	3.1(o)(i)
Paying Agent	2.9(a)
Per Share Merger Consideration	2.8(a)
Preferred Shares	3.1(b)(i)
Proxy Statement	4.3(a)
Registered Intellectual Property	3.1(n)(ii)
Restricted Stock Consideration	2.10(b)
SEC	3.1
Satisfactory Replacement Debt Financing Commitment	4.14(c)
Securities Act	3.1(b)(iv)
Service Provider	3.1(h)(vii)
Stock Plans	3.1(b)(ii)
Stockholders Meeting	4.4
Surviving Corporation	2.1
Termination Date	6.2(a)
Termination Fee	6.5(b)(i)
Voting Agreement	Recitals
Wilshire	Recitals

1.2              Interpretation; Construction.

(a)                The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect the meaning or interpretation of this Agreement.

A-11

(b)               No summary of this Agreement prepared by a party hereto shall affect the meaning or interpretation of this Agreement.

(c)                Where a reference in this Agreement is made to an Article, Section or Exhibit, such reference shall be to an Article or Section of or Exhibit to this Agreement, unless otherwise indicated.

(d)               Where a reference in a Section of this Agreement is made to clause, such reference shall be to a clause of such Section, unless otherwise indicated.

(e)                The words “hereof,” “herein,” “hereunder,” “hereby” and “herewith” and words of similar import when used in this Agreement shall, unless otherwise indicated, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(f)                Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” unless otherwise indicated.

(g)               All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require.

(h)               Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(i)                 A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.

(j)                 A reference to any Law in this Agreement means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(k)               All accounting terms used and not defined herein have the respective meanings given to them under GAAP.

(l)                 All references to “dollars” or “$” in this Agreement are to United States dollars.

(m)             The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(n)               The phrase “made available” or any like phrase means that the document, information or Contract in question has been posted to the Intralinks “data room” managed by or on behalf of the Company, is available through EDGAR, has been made available to Parent, Merger Sub or one or more of their respective Representatives for review at the offices of the Company or any of its Subsidiaries or has been transmitted to Parent, Merger Sub or one or more

A-12

of their respective Representatives in writing or by electronic transmission, in each case no later than 12:01 a.m., New York City time, on the calendar day prior to the date hereof.

Article II.
THE MERGER

2.1              The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in this Article II. The Merger shall have the effects specified in the DGCL.

2.2              Closing. Unless otherwise mutually agreed in writing between the Company and Parent or unless this Agreement has been terminated in accordance with its terms, the closing of the Merger (the “Closing”) shall take place at the offices of Dorsey & Whitney LLP, 51 West 52nd Street, New York, New York 10019, at 10:00 a.m. (Eastern Time) on the third (3rd) Business Day following the satisfaction or waiver in accordance with this Agreement of all of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions).

2.3              Effective Time. Subject to the provisions of this Agreement, prior to the Closing, the Company and Parent will jointly prepare, and as soon as practicable following the Closing, the Company and Parent will cause to be filed with the office of the Secretary of State of the State of Delaware, a certificate of merger (the “Delaware Certificate of Merger”), in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the office of the Secretary of State of the State of Delaware or at such later time as may be agreed by the Company and Parent in writing and specified in the Delaware Certificate of Merger (the “Effective Time”).

2.4              Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended as a result of the Merger so as to read in its entirety as set forth in Exhibit B and, as so amended, shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until duly amended as provided therein or by applicable Law (subject to Section 4.11).

2.5              Bylaws. Parent shall take all actions necessary so that, immediately following the Effective Time, the bylaws of the Company are amended to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references to the name of Merger Sub therein shall be changed to refer to the name of the Company, and, as so amended, such bylaws shall be the bylaws of the Surviving Corporation (the “Bylaws”), until duly amended as provided therein or by applicable Law (subject to Section 4.11).

A-13

2.6              Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the Charter and the Bylaws.

2.7              Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the Charter and the Bylaws.

2.8              Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company or the sole stockholder of Merger Sub:

(a)                Merger Consideration. Each share of the common stock, par value $0.01 per share, of the Company (a “Common Share”) issued and outstanding immediately prior to the Effective Time (other than issued and outstanding Common Shares (i) that are owned by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent, (ii) that are owned by the Company as treasury stock or any direct or indirect wholly-owned Subsidiary of the Company, (iii) that are also shares of Company Restricted Stock or (iv) that are owned by stockholders (“Dissenting Stockholders”) that have perfected and not withdrawn a demand for, or lost their right to, appraisal pursuant to Section 262 of the DGCL with respect to such Common Shares (the “Dissenting Shares,” and, together with the Common Shares referred to in the immediately preceding clauses (i), (ii) and (iii), the “Excluded Shares”)) shall be automatically converted into the right to receive $14.05 per Common Share in cash (the “Per Share Merger Consideration”), without interest. At the Effective Time, all of the Common Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Common Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration for each such Common Share, without interest, in accordance with this Article II.

(b)               Cancellation of Excluded Shares. Each Excluded Share shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to the right of the Record Holder of any Dissenting Shares to receive the payment for such Dissenting Shares pursuant to Section 2.9(f) and subject to the right of a holder of any shares of Company Restricted Stock that are not Dissenting Shares to receive the Restricted Stock Consideration therefor pursuant to Section 2.10(b).

(c)                Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

2.9              Exchange of Certificates and Book-Entry Shares.

(a)                Paying Agent. Immediately prior to, or at, the Effective Time, Parent shall deposit, or shall cause to be deposited, with American Stock Transfer & Trust Company or such

A-14

other bank or trust company mutually acceptably to Parent and the Company (the “Paying Agent”), for the benefit of the Record Holders of Common Shares (other than Excluded Shares), a cash amount in immediately available funds necessary for the Paying Agent to make payments under Section 2.8(a) (such cash amount, the “Exchange Fund”). If a Dissenting Stockholder effectively withdraws its demand for, or fails to perfect or otherwise loses its rights to, appraisal pursuant to Section 262 of the DGCL with respect to any Dissenting Shares, (i) such Common Shares shall cease to be Excluded Shares and (ii) Parent shall make available, or cause to be made available, to the Paying Agent additional cash funds in an amount equal to the product of (x) the number of Dissenting Shares for which the Dissenting Stockholder has withdrawn its demand for, or failed to perfect or otherwise lost its rights to, appraisal pursuant to Section 262 of the DGCL and (y) the Per Share Merger Consideration.

(b)               Exchange Procedures. Promptly (and in any event within three (3) Business Days) after the Effective Time, Parent shall cause the Paying Agent to mail to each Record Holder of Common Shares (other than Excluded Shares) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.9(e)) to the Paying Agent, such letter of transmittal to be in customary form and to have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.9(e)) or Book-Entry Shares in exchange for the amount to which such Record Holder is entitled as a result of the Merger pursuant to Section 2.8(a). If any Excluded Shares cease to be Excluded Shares pursuant to Section 2.9(a), the Surviving Corporation shall cause the Paying Agent promptly (and in any event within three (3) Business Days) after the date on which such Excluded Shares cease to be Excluded Shares to mail to the Record Holder of such Common Shares the letter of transmittal and instructions referred to in the immediately preceding sentence, with respect to such Common Shares. Upon delivery of such letter of transmittal by any Record Holder of Common Shares (other than Excluded Shares), duly completed and duly executed in accordance with its instructions, and the surrender to the Paying Agent of a Certificate that immediately prior to the Effective Time represented such Common Shares (or affidavit of loss in lieu thereof as provided in Section 2.9(e)), or receipt by the Paying Agent of an “agent’s message” or other evidence of transfer of Book-Entry Shares as the Paying Agent may reasonably request, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor a cash amount by check or wire transfer of immediately available funds to an account designated by such holder (less any required Tax withholdings as provided in Section 2.11) equal to the product of (x) the number of Common Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.9(e)) or Book-Entry Shares immediately prior to the Effective Time and (y) the Per Share Merger Consideration, and the Certificate so surrendered shall immediately be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book-Entry Shares. In the event of a transfer of ownership of Common Shares that is not registered in the transfer records of the Company, a check for any cash to be delivered upon compliance with the procedures described above may be issued to the transferee if the applicable letter of transmittal is accompanied by all documents reasonably required by the Surviving Corporation to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

A-15

(c)                No Further Registration of Transfers. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Company of the Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and, subject to compliance with the procedures set forth in Section 2.9(b), exchanged for the cash amount to which the Record Holder thereof is entitled pursuant to this Article II (less any required Tax withholdings as provided in Section 2.11), to be paid by check or wire transfer of immediately available funds to an account designated by such holder.

(d)               Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the Record Holders of the Common Shares for one (1) year after the Effective Time shall be delivered to the Surviving Corporation upon demand. Any Record Holder of Common Shares (other than Excluded Shares) that has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the amount to which such Record Holder is entitled as a result of the Merger pursuant to Section 2.8(a) (less any required Tax withholdings as provided in Section 2.11), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any holder of Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e)                Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in the form and amount reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (less any required Tax withholdings as provided in Section 2.11) equal to the product of (i) the number of Common Shares represented by such lost, stolen or destroyed Certificate and (ii) the Per Share Merger Consideration.

(f)                Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, no Person that has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL with respect to any Dissenting Shares shall be entitled to receive the Per Share Merger Consideration with respect to such Dissenting Shares unless and until such Person shall have effectively withdrawn its demand for, or failed to perfect or otherwise lost its right to, appraisal under the DGCL with respect to such Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, unless and until a Dissenting Stockholder shall have effectively withdrawn its demand for, or failed to perfect or otherwise lost its right to, appraisal under the DGCL with respect to Dissenting Shares, each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to such Dissenting Shares. If any Dissenting Stockholder effectively withdraws it demand for, or fails to perfect or otherwise loses its rights to, appraisal pursuant to Section 262 of the DGCL with respect to any Dissenting Shares, then the right of such Dissenting Stockholder to receive the payment provided by Section 262 of the DGCL shall cease and such Dissenting Shares shall be deemed to have been automatically converted into, as of the Effective Time, and shall represent

A-16

only, the right to receive the Per Share Merger Consideration, without interest, pursuant to the provisions of this Section 2.9. At the Effective Time, the Dissenting Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except such rights provided in this Section 2.9(f). The Company shall give Parent (i) prompt notice of any written demands for appraisal pursuant to Section 262 of the DGCL received by the Company prior to the Effective Time, any withdrawals of such demands and any other demands, notices or instruments delivered to the Company pursuant to Section 262 of the DGCL prior to the Effective Time that relate to such demands and (ii) the opportunity to make decisions in respect of all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

2.10          Treatment of Outstanding Company Options and Company Restricted Stock Under Stock Plans.

(a)                Company Options. Immediately prior to the Effective Time, each outstanding and unexercised option to purchase Common Shares issued under a Stock Plan (a “Company Option”), whether or not then vested or exercisable, shall become fully vested and exercisable and, at the Effective Time, each such Company Option not theretofore exercised shall be cancelled and shall only entitle the holder thereof to receive an amount (less any required Tax withholdings as provided in Section 2.11) in cash equal to the product of (i) the total number of Common Shares subject to such Company Option immediately prior to the Effective Time and (ii) the excess, if any, of (A) the Per Share Merger Consideration over (B) the exercise price per Common Share under such Company Option (the “Option Consideration”), without interest. For the avoidance of doubt, in the event that the exercise price per Common Share of any Company Option is equal to or greater than the Per Share Merger Consideration, at the Effective Time, such Company Option shall be cancelled without any consideration being payable in respect thereof. As soon as reasonably practicable after the Effective Time (but in any event no later than three (3) Business Days after the Effective Time), Parent shall, or shall cause the Surviving Corporation to, pay to (or pay to the Surviving Corporation’s payroll provider for payment to) each holder of a Company Option the Option Consideration owed to such holder pursuant to this Section 2.10(a).

(b)               Company Restricted Stock. Immediately prior to the Effective Time, each outstanding share of Company Restricted Stock, whether or not then vested, shall become free of all restrictions, fully vested and transferable and, at the Effective Time, each such share of Company Restricted Stock shall be cancelled and shall only entitle the holder thereof to receive an amount (less any required Tax withholdings as provided in Section 2.11) in cash equal to the Per Share Merger Consideration (the “Restricted Stock Consideration”), without interest, subject, however, to any rights of the holder of such share of Restricted Stock pursuant to Section 2.9(f). As soon as reasonably practicable after the Effective Time (but in any event no later than three (3) Business Days after the Effective Time), Parent shall, or shall cause the Surviving Corporation to, pay to each holder of a share of Company Restricted Stock (other than a Dissenting Share) the Restricted Stock Consideration owed to such holder pursuant to this Section 2.10(b). If any shares of Company Restricted Stock that are also Dissenting Shares cease to be Dissenting Shares pursuant to Section 2.9(a), Parent shall, or shall cause the Surviving

A-17

Corporation to, promptly (and in any event within three (3) Business Days) pay to the holder of such shares of Company Restricted Stock the Restricted Stock Consideration owed to such holder pursuant to this Section 2.10(b).

(c)                Corporate Actions.

(i)                 Prior to the Effective Time, if and as required by the applicable Stock Plan, the Company shall provide notice to each holder of a Company Option or Company Restricted Stock describing the treatment of and payment for such Company Option or Company Restricted Stock under Section 2.10(a) or Section 2.10(b), as applicable.

(ii)               At or prior to the Effective Time, the Company, the Board of Directors of the Company and the Compensation Committee of the Board of Directors of the Company, as applicable, shall adopt resolutions and shall take such other appropriate actions (including obtaining any required consents) to implement the provisions of Section 2.10(a) and Section 2.10(b) and to terminate the Stock Plans at the Effective Time.

(iii)             From and after the Effective Time, each Company Option and each Company Stock-Based Award shall no longer represent the right to acquire Common Shares. The Company shall take all actions necessary to ensure that, from and after the Effective Time, neither Parent nor the Surviving Corporation shall be required to deliver Common Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Options or Company Stock-Based Awards.

2.11              Withholding Taxes. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable in respect of the Common Shares, Company Options and Company Restricted Stock cancelled at the Effective Time such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986 (the “Code”) or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by the Surviving Corporation, Parent or the Paying Agent, as applicable, to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Common Shares, Company Options or Company Restricted Stock in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

2.12              Adjustments to Prevent Dilution. In the event that, after the date hereof and prior to the Effective Time, the Company changes the number of Common Shares or securities convertible or exchangeable into or exercisable for Common Shares issued and outstanding prior to the Effective Time, in each case as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction (and, in each case, only with the consent of Parent pursuant to Section 4.1(a)), the Per Share Merger Consideration shall be equitably adjusted to reflect such change and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration.

A-18

2.13              Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub, the Company, Parent and Merger Sub shall, and shall be authorized to, cause their respective directors and officers to take all such lawful and necessary or desirable action, so long as such action is not inconsistent with this Agreement.

Article III.
REPRESENTATIONS AND WARRANTIES

3.1              Representations and Warranties of the Company. Except as set forth in (i) the Company Reports filed with the Securities and Exchange Commission (the “SEC”) prior to the date hereof, in each case, only if the nature and content of the applicable disclosure in such Company Report is such that its relevance to a representation or warranty in this Section 3.1 is reasonably apparent (but specifically excluding (x) any risk factor disclosures set forth under the heading “Risk Factors” and (y) any disclosure of risks included in any “forward-looking statements” disclaimer or any other forward-looking statements of risk that do not contain a reasonable level of detail about the specific risks of which the statements warn) or (ii) the disclosure letter delivered to Parent by the Company simultaneously with entering into this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub that:

(a)                Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries and, to the Knowledge of the Company, each of the Partner FCs is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such qualification, except where any such failure to be so organized, validly existing, qualified, in good standing or to have such power or authority would not, individually or in the aggregate, have a Company Material Adverse Effect. Section 3.1(a) of the Company Disclosure Letter contains a correct and complete list, as of the date hereof, of each Subsidiary of the Company that is not a Vein Clinic, together with the jurisdiction of organization of each such Subsidiary, the authorized and issued capital stock or other equity interests of each such Subsidiary and the name of each holder thereof. Section 3.1(a) of the Company Disclosure Letter also lists, as of the date hereof, each Partner FC, each Vein Clinic and the Subsidiary of the Company which contracts with each such Physician Practice. The Company has made available to Parent complete and correct copies of the Company’s and its Subsidiaries’ governing documents, each as amended to the date of this Agreement, and each as so made available is in full force and effect.

(b)               Capital Structure.

(i)                 The authorized capital stock of the Company consists of twenty million (20,000,000) Common Shares and five million (5,000,000) shares of preferred stock, par value $1.00 per share (the “Preferred Shares”). As of the close of business on June 5, 2012 (the

A-19

“Capitalization Date”), (A) 11,986,713 Common Shares were issued and outstanding, (B) 37,208 Common Shares were held by the Company as treasury shares and (C) no Preferred Shares were issued and outstanding. From the Capitalization Date to the date of this Agreement, no Company Options or Preferred Shares have been granted and no Common Shares or Preferred Shares have been issued, except for the issuance of Common Shares upon the exercise of Company Options or the vesting of Company Restricted Stock in accordance with its terms.

(ii)               As of the close of business on the Capitalization Date, there were 687,840 Common Shares reserved for issuance under the Company’s Amended and Restated 1992 Incentive and Non-Incentive Stock Option Plan, the Company’s 2000 Long-Term Compensation Plan and the Company’s 2007 Long-Term Compensation Plan (collectively, the “Stock Plans”). Section 3.1(b)(ii) of the Company Disclosure Letter contains a correct and complete list, as of the close of business on the Capitalization Date, of (A) all outstanding Company Options, indicating with respect to each such Company Option the name of the holder thereof, the Stock Plan under which such Company Option was issued, the number of Common Shares subject to such Company Option, the date of grant of such Company Option, the vesting schedule of such Company Option and the exercise price of such Company Option, and (B) all outstanding awards of Company Restricted Stock, indicating with respect to each such award of Company Restricted Stock the name of the holder thereof, the Stock Plan under which such Company Restricted Stock was issued, the number of Common Shares subject to such award of Company Restricted Stock, the date of grant of such award of Company Restricted Stock and the vesting schedule of such award of Company Restricted Stock. As of the close of business on the Capitalization Date, there were no outstanding Company Stock-Based Awards under the Stock Plans. The Company has made available to Parent complete and correct copies of all Stock Plans, the forms of all stock option agreements evidencing Company Options and the forms of all agreements evidencing Company Restricted Stock and Company Stock-Based Awards.

(iii)             All outstanding Common Shares are, and all Common Shares subject to issuance as set forth in Section 3.1(b)(ii), upon issuance in accordance with the terms of the applicable Stock Plan, will be, duly authorized, validly issued, fully paid and nonassessable.

(iv)             Each of the outstanding shares of capital stock of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid, nonassessable and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, mortgage, easement, claim or other encumbrance (each, a “Lien”), except for (A) such transfer restrictions of general applicability as may be provided under the Securities Act of 1933 (the “Securities Act”) and other applicable securities Laws and (B) Permitted Liens. Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other equity securities, or any securities or obligations convertible or exchangeable into or exercisable for capital stock or other equity securities, of any Person that is not a Subsidiary of the Company, other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than five percent (5%) of the outstanding capital stock of such Company.

(v)               Except (A) as set forth in this Section 3.1(b) and (B) as reserved for future grants under the Stock Plans, as of the date of this Agreement, there are no preemptive

A-20

or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity securities of, or voting interests in, the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of, or voting interests in, the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(vi)             The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(vii)           The Company does not have any stock appreciation or other equity compensation arrangements measured by the value of, or otherwise relating to, the capital stock of the Company. Except for this Agreement and the Voting Agreement, neither the Company nor any of its Subsidiaries is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. There are no registration rights by which the Company or any of its Subsidiaries is bound with respect to any equity security of any class of the Company or any of its Subsidiaries.

(viii)         There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Common Shares or other equity securities of the Company or any of its Subsidiaries or to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, the Company or any Subsidiary of the Company or any other Person for any purpose other than as provided in award agreements relating to Company Options or Company Restricted Stock as they relate to using Common Shares to pay the exercise price thereof or to pay required withholding of income Taxes.

(c)                Corporate Authority; Approval and Fairness; Opinion of Financial Advisor.

(i)                 The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and, subject only to, assuming the representations and warranties of Parent and Merger Sub set forth in Section 3.2 are true and correct, adoption of this Agreement by the holders of a majority of the outstanding Common Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Company Requisite Vote”), to perform its obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy,

A-21

insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii)               As of the date hereof, the Board of Directors of the Company has, by resolutions duly adopted at a meeting duly called and held, which resolutions have not been rescinded, modified or withdrawn as of the time of the execution and delivery of this Agreement, by unanimous vote of those directors present, (A) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby, and has resolved, subject only to Section 4.2, to recommend adoption of this Agreement to the holders of Common Shares (the “Company Recommendation”), (B) directed that this Agreement be submitted to the holders of Common Shares for their adoption at a stockholders’ meeting duly called and held for such purpose.

(iii)             As of the date hereof, the Board of Directors of the Company has received the opinion of the Company’s financial advisor, Jefferies & Company, Inc. (“Jefferies”), to the effect that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth therein, the Per Share Merger Consideration to be received in the Merger by the holders of Common Shares (other than the Guarantor and its Affiliates) is fair, from a financial point of view, to such holders. It is agreed and understood that such opinion is for the benefit of the Company’s Board of Directors and may not be relied on by Parent or Merger Sub. An executed copy of such opinion will be delivered, solely for informational purposes, to Parent promptly after execution of this Agreement.

(iv)             Assuming the representations and warranties of Parent and Merger Sub set forth in Section 3.2 are true and correct, the Company Requisite Vote is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary to adopt this Agreement.

(d)               Governmental Filings; No Violations; Certain Contracts.

(i)                 Except for: (A) the applicable requirements of the Securities Act, the Securities Exchange Act of 1934 (the “Exchange Act”) and state securities or “blue sky” laws; (B) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”); (C) the applicable requirements of NASDAQ; (D) the filing with the office of the Secretary of State of the State of Delaware of the Delaware Certificate of Merger as required by the DGCL and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business; and (E) the applicable requirements of antitrust, competition or other similar Laws, rules, regulations and judicial doctrines of jurisdictions other than the United States, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any Partner FC from, any domestic, foreign or supranational governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity, including any state medical board, any accreditation agency or any governmental healthcare reimbursement program (each, a

A-22

“Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, have a Company Material Adverse Effect.

(ii)               The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of the governing documents of the Company or any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligation under, or the creation of a Lien on any of the assets of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any Partner FC pursuant to, any Material Contract or (C) assuming compliance with the matters referred to in Section 3.1(d)(i), a violation of any Law to which the Company, any of its Subsidiaries or, to the Knowledge of the Company, any Partner FC is subject, except, in the case of clause (B) or (C), for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(e)                Company Reports; Financial Statements.

(i)                 The Company has filed or furnished, as applicable, on a timely basis all registration statements, forms, reports and other documents required to be filed or furnished by it with the SEC pursuant to the Securities Act or the Exchange Act on or after January 1, 2011 (the “Applicable Date”) (the registration statements, forms, reports and other documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof, including any schedules, exhibits and amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply when filed or furnished as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed or furnished with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no material outstanding and unresolved comments received from the SEC or its staff with respect to any of the Company Reports. There has been no material correspondence between the SEC and the Company since January 1, 2010 that is not available on EDGAR. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(ii)               Since the Applicable Date, subject to any applicable grace periods, the Company has been and is in compliance in all material respects with the applicable provisions of (A) the Sarbanes-Oxley Act of 2002 and (B) the applicable listing and corporate governance rules and regulations of NASDAQ.

A-23

(iii)             (A)              Each of the consolidated financial statements, including any related notes and schedules, included in or incorporated by reference into the Company Reports, as amended prior to the date hereof, or, in the case of Company Reports filed after the date hereof, to be included in or incorporated by reference into the Company Reports, at the time filed, (1) was or will be prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (2) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods indicated (subject, in the case of unaudited interim financial statements, to notes and year-end adjustments).

(B)              The financial information for the Partner FCs set forth in the Company Reports is derived from financial statements which, to the Knowledge of the Company, present fairly the financial condition, results of operations and changes in cash flows of the Partner FCs as of the date or for the period indicated in conformity with GAAP consistently applied throughout the periods involved.

(iv)             The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information required to be disclosed by the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15 under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to the Company’s auditors and the Audit Committee of the Board of Directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud or, to the Knowledge of the Company, any allegation of fraud that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Patient data for the Physician Practices set forth in the Company Reports is derived from medical management systems under the control and supervision of the Company and, to the Knowledge of the Company, is accurate and complete in all material respects.

(v)               As of the date hereof, neither the Company nor any of its Subsidiaries has outstanding “extensions of credit” to directors or executive officers of the Company within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002.

(f)                Absence of Certain Changes. Since December 31, 2011 through the date of this Agreement, (i) the Company and its Subsidiaries and, to the Knowledge of the Company,

A-24

the Partner FCs (taken as a whole) have conducted their respective businesses in all material respects only in accordance with the ordinary course of such businesses, consistent with past practices, except in connection with this Agreement and the transactions contemplated hereby, and (ii) none of the Company or any its Subsidiaries has taken any action that, had such action occurred after the date of this Agreement and prior to the Effective Time, would have required the approval of Parent under Section 4.1(a)(i), (ii), (iii), (iv), (v), (vi), (viii), (x), (xi), (xii) or (xv) or Section 4.1(a)(xviii) (solely to the extent relating to one of the preceding clauses). Since December 31, 2011, there has not occurred any Company Material Adverse Effect. Since January 1, 2011, none of the Company, its Subsidiaries or, to the Knowledge of the Company, the Partner FCs has adopted, or modified in any material respect, any prepaid arrangements, patient “guaranty of fertility” or patient satisfaction program, rebate, discount or referral arrangement, or other program or arrangement with its patients, Physician Practices or third parties which would reasonably be expected to result in a material reduction in revenues or profitability after the Closing.

(g)               Litigation and Liabilities.

(i)                 As of the date of this Agreement, (A) there is no investigation or review pending (or, to the Knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries, (B) to the Knowledge of the Company, there is no investigation or review pending (or threatened) by any Governmental Entity with respect to any Partner FC or any officer or director of any Partner FC, (C) there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations or other proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries and (D) to the Knowledge of the Company, there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations or other proceedings pending or threatened against any Partner FC or any officer or director of any Partner FC, which, in each case, if adversely determined, would, individually or in the aggregate, have a Company Material Adverse Effect.

(ii)               As of the date of this Agreement, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any Partner FC is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity specifically imposed upon the Company, any of its Subsidiaries or any Partner FC, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(iii)             Neither the Company nor any of its Subsidiaries has any liabilities or obligations (accrued, unaccrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, other than liabilities and obligations (A) reflected or reserved against in the Company’s consolidated balance sheet (and the related notes thereto) as of March 31, 2012, included in the Company Reports, (B) incurred in the ordinary course of business since March 31, 2012, (C) arising or incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement or (D) that would not, individually or in the aggregate, have a Company Material Adverse Effect.

A-25

(iv)             Neither the Company nor any Subsidiary of the Company is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K).

(h)               Employee Benefits.

(i)                 Section 3.1(h)(i) of the Company Disclosure Letter contains a correct and complete list of all Benefit Plans. With respect to each Benefit Plan, the Company has made available to Parent a correct and complete copy, as applicable, of (A) such Benefit Plan (or where a Benefit Plan has not been reduced to writing, a summary of all material terms of such Benefit Plan), including any amendments thereto, (B) the three (3) most recent annual reports filed with the Internal Revenue Service (“IRS”) on Form 5500 and all schedules thereto, (C) each trust or funding arrangement documentation prepared in connection with such Benefit Plan, (D) the most recently received IRS determination or opinion letter and any pending applications therefor, (E) the most recent summary plan description and summaries of material modifications and (F) for the past three (3) years, all material correspondence with any Governmental Entity relating to such Benefit Plan.

(ii)               Each Benefit Plan has been administered and operated in compliance with ERISA, the Code and all other applicable Laws and in accordance with its terms, except for failures to comply or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. No Benefit Plan is subject to the Law of any jurisdiction outside of the United States. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, and, to the Knowledge of the Company, no event has occurred or circumstances exist that would reasonably be expected to result in (A) the loss of the qualification of such Benefit Plan under Section 401(a) of the Code, (B) the loss of exemption from federal income taxation under Section 501 of the Code or (C) except for liabilities, penalties and taxes that have not had, individually or in the aggregate, a Company Material Adverse Effect, the imposition of any liability, penalty or tax under ERISA or the Code.

(iii)             All contributions, premiums and other payments under or in connection with any Benefit Plan required to be made under the terms of any Benefit Plan or pursuant to ERISA or the Code have been timely made by the due date thereof (including any valid extensions) and all payments and contributions for any period ending on or before the Closing Date which are not yet due will have been paid or reflected in the Company Reports.

(iv)             None of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) that, together with the Company or any of its Subsidiaries, is or ever been treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Company ERISA Affiliate”) has now or at any time within the past six (6) years (and, in the case of any such other Person, only during the period within the past six (6) years that such Person was a Company ERISA Affiliate) contributed to, been required to contribute to, sponsored or maintained (A) a “pension plan,” within the meaning of Section 3(2) of ERISA, subject to Section 412 of the Code or Title IV or ERISA, (B) a “multiemployer plan,” within the meaning of Section 3(37) or 4001(a)(3) of ERISA, or (C) a “multiple employer plan,” within the meaning of Section 4063 or 4064 of ERISA.

A-26

(v)               There is no material proceeding, action, claim or suit asserted, pending or, to the Knowledge of the Company, threatened relating to any Benefit Plan, the assets of any of the trusts under such Benefit Plan or against the Benefit Plan sponsor, Benefit Plan administrator or any fiduciary of a Benefit Plan, other than routine claims for benefits. None of the Benefit Plans promises or provides post-employment or retiree medical or other post-employment or retiree welfare benefits, except (A) as required by applicable Law and at the expense of the participant (or the participant’s beneficiary) for payment of premiums or (B) pursuant to and as set forth under the terms of individual employment, severance, retention and change in control agreements listed on Section 3.1(h)(v) of the Company Disclosure Letter and that have been made available to Purchaser.

(vi)             All Benefit Plans and all other agreements or arrangements with respect to which the Company or any of its Subsidiaries have any liability (contingent or otherwise), in each case, that are subject to Section 409A of the Code (A) have been administered in all material respects in good faith compliance since January 1, 2005 and in material compliance since January 1, 2009, in each case, with Section 409A of the Code, and all applicable regulations and notices issued thereunder, and (B) have been, since January 1, 2009, in documentary compliance with Section 409A of the Code or have been timely corrected without penalty.

(vii)           Neither the execution of this Agreement, the adoption of this Agreement by holders of Common Shares constituting the Company Requisite Vote nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) would reasonably be expected to (A) entitle any Employee or current or former director of the Company or any Subsidiary of the Company (each such Person, a “Service Provider”) to severance pay or any increase in severance pay, (B) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or benefit to any Service Provider or result in any limitation on the right of the Company or any Subsidiary of the Company to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or (C) accelerate the time of payment or vesting or exercisability, or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in the increase of any benefit or obligation pursuant to, any of the Benefit Plans. Without limiting the generality of the foregoing, no amount that has been or could be received (whether in cash, property, the vesting of property or otherwise) as a result of or in connection with the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event) by any Service Provider could be characterized as an “excess parachute payment,” within the meaning of Section 280G(b)(1) of the Code. No Benefit Plan provides for and neither the Company nor any of its Subsidiaries has any contractual obligation to make any gross-up or reimbursement of Taxes imposed under Section 4999 or Section 409A of the Code or any similar provisions of applicable Law.

(i)                 Compliance with Laws; Licenses. The Company, its Subsidiaries and, to the Knowledge of the Company, the Partner FCs are, and have been since the Applicable Date, in compliance with and are not in violation of any federal, state, local or foreign statute, law, common law, ordinance, code, rule, order, judgment, injunction, writ, decree, directive, regulation, guideline or interpretation having the force of law, permit or franchise of any Governmental Entity, including laws, regulations, guidelines or interpretations promulgated by

A-27

any state medical board, any accreditation agency, any healthcare reimbursement program or other similar entity (collectively, “Laws”), with respect to the conduct of its business, or the ownership of its properties or assets, except for failures to comply or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, none of the Company, any of its Subsidiaries or any Partner FC has received any written notice alleging any material violation of Law or any demand or request for documents or testimony from any Governmental Entity outside the ordinary course of business. The Company, its Subsidiaries and, to the Knowledge of the Company, the Partner FCs and the physicians affiliated with the Physician Practices have obtained and are in compliance with all permits, licenses, certifications, accreditations, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct their businesses as presently conducted, except such Licenses the absence of which or the non-compliance with which would not, individually or in the aggregate, have a Company Material Adverse Effect.

(j)                 Section 203 of the DGCL. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 3.2(j), the Board of Directors of the Company has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL, or any other applicable “fair price,” “moratorium,” “control share acquisition” or anti-takeover statute, applicable to a “business combination,” within the meaning of Section 203 of the DGCL, shall not apply to the execution, delivery or performance of this Agreement, the consummation of the Merger or the other transactions contemplated by this Agreement. The Company does not have in effect any stockholder rights plan or “poison pill.”

(k)               Environmental Matters. Except for such matters that would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company, its Subsidiaries and, to the Knowledge of the Company, the Partner FCs are in compliance with all applicable Environmental Laws, (ii) the Company, its Subsidiaries and, to the Knowledge of the Company, the Partner FCs possess all Licenses required under all applicable Environmental Laws for the operation of their businesses as presently conducted, (iii) none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any Partner FC has received from any Governmental Entity or any other Person any written claim, notice of violation or citation concerning any violation or alleged violation of, or liability or alleged liability under, any applicable Environmental Law during the past two (2) years, (iv) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings pending or, to the Knowledge of the Company, threatened concerning compliance by the Company or any of its Subsidiaries with, or liability of the Company or any of its Subsidiaries under, any Environmental Law and (v) to the Knowledge of the Company there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings pending or threatened concerning compliance by any Partner FC with, or liability of any Partner FC under, any Environmental Law. Notwithstanding anything to the contrary contained herein, the representations and warranties contained in this Section 3.1(k) constitute the sole representations and warranties of the Company relating to environmental matters, including Environmental Laws.

A-28

(l)                 Taxes.

(i)                 The Company and each of its Subsidiaries has timely filed (or has caused to be timely filed on its behalf) all Tax Returns that it was required to file. Each such Tax Return filed by the Company or any of its Subsidiaries (or filed on behalf of the Company or any of its Subsidiaries) is complete and accurate in all material respects. All material amounts of Taxes due and payable by the Company or its Subsidiaries (whether or not shown on any Tax Return) have been timely paid, except for Taxes being contested in good faith through appropriate proceedings and for which adequate reserves have been established, in accordance with GAAP, in the books and records of the Company or its Subsidiaries. The Company and each of its Subsidiaries has made adequate provision, in accordance with GAAP, in its books and records for the payment of all material Taxes that are not yet due and payable.

(ii)               No deficiencies for any material Taxes have been asserted, assessed or, to the Knowledge of the Company, proposed by any Taxing authority against the Company or any of its Subsidiaries that have not been resolved and paid in full, except for deficiencies that are being contested in good faith through appropriate proceedings and for which adequate reserves have been established, in accordance with GAAP, in the books and records of the Company and its Subsidiaries.

(iii)             There is no audit, examination, investigation or other proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries in respect of any material Taxes. There are no material Liens that arose in connection with any failure (or alleged failure) to pay any Tax upon any of the material assets of the Company or any of its Subsidiaries, other than Permitted Liens.

(iv)             The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof.

(v)               Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of a material amount of Taxes or agreed to any extension of time with respect to a material amount of Tax assessment or deficiency, which waiver or extension is still in effect.

(vi)             Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor, or pursuant to any contractual obligations.

(vii)           Neither the Company nor any of its Subsidiaries (A) is a party to any Tax allocation or sharing agreement or any material Tax indemnity agreement (other than any commercial contract or agreement entered into in the ordinary course of business that does not relate primarily to Taxes), (B) has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two (2) year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) or (C) is or has been a member of an affiliated group (other than a group the common parent of which is or was the Company) filing

A-29

an affiliated, consolidated, combined or unitary Tax Return for any taxable period for which the statute of limitations has not expired.

(viii)         Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction,” within the meaning of Treasury Regulation § 1.6011-4(b).

(ix)             None of the Company or any of its Subsidiaries has received written notice from a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is subject to taxation by that jurisdiction (except for any claims that would not be material).

(x)               Neither the Company nor any of its Subsidiaries has been, during the previous five (5) years, a “United States real property holding corporation,” within the meaning of Section 897(c)(2) of the Code.

(m)             Labor Matters.

(i)                 Neither the Company nor any of its Subsidiaries (A) has been a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union, labor organization, employee organization or works council or (B) is engaged in any negotiation with any labor union, labor organization, employee organization or works council. There is no union organization activity involving any of the Employees pending or, to the Knowledge of the Company, threatened, nor has there ever been union representation involving any of the Employees. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union, labor organization, employee organization or works council. There is not pending or, to the Knowledge of the Company, threatened any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and each of its Subsidiaries is in compliance with all laws, regulations and orders relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law, immigration collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding, social security or any similar Tax. Neither the Company nor any of its Subsidiaries has any material liability (contingent or otherwise) with respect to any misclassification of any Person as an independent contractor rather than as an employee, with respect to any employee leased from another employer, or with respect to any misclassification of an employee as exempt versus non-exempt.

(ii)               Section 3.1(m)(ii) of the Company Disclosure Letter contains a correct and complete list as of the date of this Agreement of all employees of the Company and its Subsidiaries whose annual rate of base compensation exceeds $200,000, along with the position, annual rate of base compensation and annual bonus opportunity, of each such person.

(iii)             To the Knowledge of the Company, no employee of the Company, any of its Subsidiaries or any Partner FC is in violation of any term of any employment Contract,

A-30

patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement or any restrictive covenant to or with a former employer where the basis of such violation relates to such employee’s employment with the Company, any of its Subsidiaries or any Partner FC or actions undertaken by the employee while employed with the Company, any of its Subsidiaries or any of the Partner FCs, except as such violation would not, individually or in the aggregate, have a Company Material Adverse Effect.

(n)               Intellectual Property.

(i)                 The Company and its Subsidiaries own, free and clear of any Liens (other than Permitted Liens), or otherwise possess the right to use, all Intellectual Property that is necessary for the conduct of their businesses as of the date of this Agreement (the “Company Intellectual Property”), except whether the failure to own or possess the right to use Company Intellectual Property would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, no claim by any third party contesting the validity, enforceability or ownership of the Company Intellectual Property has been made and is currently outstanding against the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, is any such claim threatened. Since the Applicable Date, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any Partner FC has received written notice from any third party alleging that the Company, any of its Subsidiaries or any Partner FC has infringed or otherwise violated any Intellectual Property rights of such third party or offering to grant a license to such third party Intellectual Property rights (that was the subject of such allegation). To the Knowledge of the Company, no Person is infringing upon or otherwise violating any Company Intellectual Property owned by the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries do not infringe upon or otherwise violate, and, within the applicable statute of limitations periods, have not infringed upon or otherwise violated, any Intellectual Property owned by a third party, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(ii)               Section 3.1(n)(ii) of the Company Disclosure Letter contains a correct and complete list of all material Trademarks, Copyrights and Patents owned by the Company or any of its Subsidiaries as of the date hereof that are currently registered with or subject to a pending application for registration before any Governmental Entity or internet domain name registrar (the “Registered Intellectual Property”). All Registered Intellectual Property is subsisting and, to the Knowledge of the Company, is valid and enforceable, in each case except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(o)               Insurance.

(i)                 Section 3.1(o) of the Company Disclosure Letter contains a correct and complete list of all material insurance policies owned or held by the Company or any of its Subsidiaries (the “Insurance Policies”). Correct and complete copies of all Insurance Policies have been made available to Parent. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, all Insurance Policies are in full force and effect (except for

A-31

Insurance Policies that have expired under their terms in the ordinary course and have been replaced by insurance policies with substantially similar coverage), neither the Company nor any Subsidiary of the Company is in breach or default under an Insurance Policy and, to the Knowledge of the Company, no notice of cancellation or modification of any Insurance Policy has been received other than in connection with ordinary renewals. To the Knowledge of the Company, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, all material insurance policies owned or held by the Partner FCs (the “Partner FC Insurance Policies”) are in full force and effect (except for Partner FC Insurance Policies that have expired under their terms in the ordinary course and have been replaced by insurance policies with substantially similar coverage), no Partner FC is in breach or default under a Partner FC Insurance Policy and no notice of cancellation or modification of any Partner FC Insurance Policy has been received other than in connection with ordinary renewals.

(ii)               To the Knowledge of the Company, ARTIC maintains loss reserves calculated in accordance with proper actuarial principles and conducts its insurance operations in compliance in all material respects with applicable Laws, including the insurance Laws of the Cayman Islands. To the Knowledge of the Company, there are no material disputes between ARTIC and any fronting carrier.

(p)               Real Property.

(i)                 Neither the Company nor any of its Subsidiaries owns any real property.

(ii)               Except in any such case as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company or its applicable Subsidiary holds good and valid leasehold interests in the real property that is leased or subleased by the Company or any of its Subsidiaries (the “Leased Real Property”), free and clear of any Liens (other than Permitted Liens). Section 3.1(p)(ii) of the Company Disclosure Letter contains a correct and complete list, as of the date hereof, of each parcel of Leased Real Property with an annual rent payment in excess of $100,000 (the “Material Leased Real Property”). Each Contract of the Company or its applicable Subsidiary for the Material Leased Real Property, where such Contract constitutes a lease of real property establishing a leasehold estate under which the Company or its applicable Subsidiary is a tenant or subtenant (a “Material Lease”), is valid and binding on the Company and each of its Subsidiaries that is a party thereto (but, in each case, subject to the Bankruptcy and Equity Exception) and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, have a Company Material Adverse Effect. There is no default under any Material Lease by the Company or any of its Subsidiaries that is a party thereto, and no event has occurred that with notice or lapse of time or both would constitute a default thereunder by the Company or any of its Subsidiaries that is a party thereto, except in each case as would not, individually or in the aggregate, have a Company Material Adverse Effect. Complete and correct copies of each Material Lease have been made available to Parent. With respect to each parcel of Material Leased Real Property that is used and occupied by a Physician Practice, the Material Lease with respect to such Material Leased Real Property permits the Company or a Subsidiary of the Company to allow such Physician Practice

A-32

to use and occupy such Material Leased Real Property, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(q)               Contracts.

(i)                 Each of the Material Contracts is valid and binding on the Company and each of its Subsidiaries that is a party thereto (but, in each case subject to the Bankruptcy and Equity Exception) and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, have a Company Material Adverse Effect. There is no default under any Material Contract by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any Partner FC that is a party thereto, and no event has occurred that with notice or lapse of time or both would constitute a default thereunder by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any Partner FC that is a party thereto, or, to the Knowledge of the Company, give any Person the right to accelerate, modify, terminate or obtain changed terms thereunder, except in each case as would not, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, (A) no counterparty to any Material Contract has threatened to, or notified the Company, any of its Subsidiaries or any Partner FC in writing of any intention to, cancel any such Material Contract or reduce the frequency or volume of business under such Material Contract compared to the frequency and volume of business during the twelve (12)-month period ended as of the date hereof, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, except in the case of Material Contracts described in clause (ii) of the definition thereof, to which such exception shall not apply, and (B) as of the date of this Agreement, no Physician Practice has requested any other material change or modification to the relationship between such Physician Practice and the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has been notified that a third party payor intends to materially reduce or adversely modify any reimbursement rates, terms or conditions.

(ii)               Except for any Material Contract where the terms thereof prohibit its disclosure to any third party, complete and correct copies of each Material Contract have been made available to Parent. Section 3.1(q)(ii) of the Company Disclosure Letter contains a correct and complete list, as of the date hereof, of each Material Contract which is not listed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC.

(r)                 Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. The information to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will not, on the date the Proxy Statement is first mailed to the stockholders of the Company, at the time of any amendment of supplement thereto or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading (it being understood that no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent or any Affiliate of Parent in

A-33

connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein). As of the date of this Agreement, to the Knowledge of the Company, there is no fact, circumstance or event which would reasonably be expected to delay the preparation and filing of the Proxy Statement.

(s)                Related Party Transactions. Neither the Company nor any of its Subsidiaries has entered into any transaction that would be subject to disclosure pursuant to Item 404(a) of Regulation S-K that has not been disclosed in the Company Reports.

(t)                 Brokers. Except for Jefferies, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries that is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement. The Company has made available to the Parent a complete and accurate copy of all agreements pursuant to which Jefferies is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

(u)               Certain Regulatory Matters.

(i)                 The Company, its Subsidiaries, the Company's Attain IVF Refund Program and Attain IVF Multi-Cycle Program (collectively, the “Attain IVF Programs”) and, to the Knowledge of the Company, the Partner FCs and the physicians employed by the Physician Practices have been since the Applicable Date and are in compliance in all material respects with any Laws prohibiting the corporate practice of medicine, as may be relevant, in each state in which the Physician Practices provide medical services or in which any of the Attain IVF Programs is offered. In states in which the corporate practice of medicine is prohibited, the Company performs only non-medical administrative services, does not offer medical services and does not exercise influence or control over the independent medical decision making of the physicians or their affiliated Physician Practice. None of the Company, its Subsidiaries or, to the Knowledge of the Company, any Partner FC or the physicians employed by the Physician Practices, has received any notification from any Governmental Entity asserting that such Person has violated a Law prohibiting the corporate practice of medicine.

(ii)               The Company, its Subsidiaries, the Attain IVF Programs and, to the Knowledge of the Company, the Partner FCs and the physicians employed by the Physician Practices have been since the Applicable Date and are in compliance in all material respects with Laws prohibiting licensed professionals from dividing with any Person any fee, commission, rebate or other form of compensation for any professional service not actually and personally rendered by the Person. None of the Company, its Subsidiaries or, to the Knowledge of the Company, any Partner FC or the physicians employed by the Physician Practices has received any notification from any Governmental Entity asserting that such Person is not compliant with such “fee-splitting” Laws.

(iii)             None of the Company, its Subsidiaries or, to the Knowledge of the Company, any Partner FC has made any knowing and willful offer or payment, or has solicited or received any form of remuneration in return for, or with the purpose to induce, the referral of patients, or in return for, or with the purpose to induce, the purchase, lease or order of items or

A-34

services, that are covered by Medicare, Medicaid or other federal or private health care programs, or to have violated any Law related to kickbacks or patient inducements. The Company, its Subsidiaries and, to the Knowledge of the Company, the Partner FCs and the physicians employed by the Physician Practices have been since the Applicable Date and are in compliance in all material respects with state and federal physician self-referral “Stark” Laws and regulations prohibiting a physician’s referral of health services to any entity with which that physician has a financial relationship. None of the Company, its Subsidiaries or, to the Knowledge of the Company, any Partner FC or the physicians employed by the Physician Practices has received any notification from any Governmental Entity asserting that such Person is not compliant with any “anti-kickback” Laws or Laws prohibiting self-referral.

(iv)             The Company, its Subsidiaries and, to the Knowledge of the Company, the Partner FCs have been since the Applicable Date and are in compliance in all material respects with the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), the Health Information Technology for Economic and Clinical Health Act (“HITECH”), any “business associate” agreements that any of the Company or its Subsidiaries have executed pursuant to HIPAA and any state Laws governing the privacy or security of identifiable patient information. None of the Company, its Subsidiaries or, to the Knowledge of the Company, any Partner FC, has received any notification from any Governmental Entity asserting that such Person is not compliant with HIPAA, HITECH or any other Law governing the privacy or security of identifiable patient information.

(v)               None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any Partner FC has material outstanding overpayments or refunds due to governmental programs or private programs, except amounts arising in the ordinary course of business that are subject to the regular business practice of identifying and resolving such overpayments or refunds due. The Company, its Subsidiaries and, to the Knowledge of the Company, the Partner FCs have not engaged in a pattern or practice of submitting bills or claims to governmental programs or private programs for services, items or goods which would be considered false or fraudulent pursuant to 31 U.S.C. § 3729 or any other Law related to false claims or fraud, including submitting claims for services, items or goods which are not actually provided to persons qualified under such governmental programs or private programs to receive such services, items or goods.

(vi)             Neither the Company nor any of its Subsidiaries nor to the Knowledge of the Company, any of the Partner FCs or the physicians employed by the Physician Practices have, since the Applicable Date:

(A)             been excluded from participation in any federal or state health care program;

(B)              been debarred or suspended from participating in Contracts with any Governmental Entity;

(C)              received any notice from a Governmental Entity of any proposed exclusion, debarment, suspension, removal or restriction;

A-35

(D)             been a party or subject to the terms of a corporate integrity agreement or similar agreement or consent order required by a Governmental Entity;

(E)              been subject to ongoing reporting obligations pursuant to any settlement agreement entered into with a Governmental Entity; or

(F)               been subject to a formal review or audit of claims (outside of the ordinary course of review or audit) by any federal or state health care program.

(vii)           None of the Company, its Subsidiaries or, to the Knowledge of the Company, the Partner FCs have engaged or presently engage in the business of insurance in violation of Laws governing the licensing and business of insurance, and the Attain IVF Programs are not insurance products. None of the Company, its Subsidiaries or, to the Knowledge of the Company, any Partner FC has received any notification from any Governmental Entity asserting that such Person is engaged in the business of insurance.

(viii)         The Company and its Subsidiaries have been since the Applicable Date and are in compliance in all material respects with applicable federal and state Laws relating to franchises. Neither the Company nor its Subsidiaries has received any notification from any Governmental Entity asserting that such Person is not compliant with such franchise laws.

(v)               Indebtedness; Certain Liens. Section 3.1(v) of the Company Disclosure Letter identifies all outstanding Indebtedness of the Company and its Subsidiaries as of the date hereof (other than certain guaranties by the Company and/or its Subsidiaries of certain business related credit card obligations of employees of the Company and/or its Subsidiaries). As of the Closing Date the Company and/or one of its wholly-owned Subsidiaries (other than a Vein Clinic), as secured party, will possess a first priority perfected security interest in the accounts receivable of, and substantially all of the other material assets of, each of the Physician Practices.

3.2             Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub each hereby jointly and severally represent and warrant to the Company that:

(a)                Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such qualification, except where any such failure to be so organized, validly existing, qualified, in good standing or to have such power or authority would not, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent has made available to the Company complete and correct copies of the certificate of incorporation and bylaws of each of Parent and Merger Sub, each as amended on the date of this Agreement, and each as so made available is in full force and effect.

A-36

(b)               Corporate Authority. No vote of the holders of any class or series of capital stock or other securities of Parent is necessary for Parent to consummate the Merger or the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and, subject only to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which adoption will occur immediately following the execution of this Agreement pursuant to Section 4.13, to perform its obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c)                Governmental Filings; No Violations.

(i)                 Except for: (A) the applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws; (B) the applicable requirements of the HSR Act; (C) the filing with the office of the Secretary of State of the State of Delaware of the Delaware Certificate of Merger as required by the DGCL and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business; (D) the applicable requirements of any antitrust, competition or other similar Laws, rules, regulations and judicial doctrines of jurisdictions other than the United States; and (E) any notices, reports, filings, consents, registrations, approvals, permits and authorizations listed on Section 3.1(d)(i) of the Company Disclosure Letter, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(ii)               The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of the certificate of incorporation or bylaws of Parent or Merger Sub, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets, of Parent or Merger Sub pursuant to, any material Contracts to which Parent or Merger Sub is a party or by which Parent, Merger Such or any of their respective properties are bound or (C) assuming compliance with the matters referred to in Section 3.2(c)(i), a violation of any Laws to which Parent or Merger Sub is subject, except, in the case of clause (B) or (C), for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement

A-37

(iii)             None of Parent, any Sagard Entity or any Person Controlled by Parent or any Sagard Entity has derived revenues in the most recent fiscal year or in the current fiscal year which would overlap with any NAICS Code listed in Section 3.2(c)(iii) of the Company Disclosure Letter.

(d)               Litigation. As of the date of this Agreement, (i) there is no investigation or review pending (or, to the Knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or Merger Sub and (ii) there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations or other proceedings pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub, which, in each case, if adversely determined, would, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement. As of the date of this Agreement, neither Parent nor Merger Sub is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity specifically imposed upon Parent or Merger Sub, except as would not, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

(e)                Financing.

(i)                 Parent has delivered to the Company correct and complete copies of (A) the executed commitment letter between GCI Capital Markets LLC and Sagard Capital Partners, L.P. and Merger Sub (the “Debt Financing Commitment”), pursuant to which the lender parties thereto have committed, subject to the terms and conditions set forth therein, to provide the debt financing set forth therein in connection with the transactions contemplated by this Agreement (the “Debt Financing”), and (B) the executed commitment letter between Parent and Sagard Capital Partners, L.P. (the “Equity Financing Commitment” and, together with the Debt Financing Commitment, the “Financing Commitments”), pursuant to which the investor party thereto has committed, subject to the terms and conditions set forth therein, to provide the equity financing set forth therein in connection with the transactions contemplated by this Agreement (the “Equity Financing” and, together with the Debt Financing, collectively, the “Financing”).

(ii)               As of the date hereof, the Financing Commitments are in full force and effect and are the legal, valid and binding obligations of Parent, Merger Sub and Sagard Capital Partners, L.P. (in the case of the Debt Financing Commitment only), as applicable, and each of the other parties thereto, enforceable against Parent, Merger Sub and Sagard Capital Partners, L.P. (in the case of the Debt Financing Commitment only), as applicable, and, to the Knowledge of Parent, each of the other parties thereto in accordance with their respective terms, subject to the Bankruptcy and Equity Exception. The Company has been designated as a third party beneficiary of the Equity Financing Commitment as provided therein. As of the date hereof, none of the respective commitments contained in the Financing Commitments have been withdrawn or rescinded in any respect. Parent, Merger Sub and Sagard Capital Partners, L.P., as applicable, have fully paid, or caused to be fully paid, any and all commitment or other fees which are due and payable on or prior to the date hereof pursuant to the terms of the Financing Commitments. None of the Financing Commitments has been amended or modified prior to the

A-38

date hereof, and no such amendment or modification is contemplated as of the date hereof. As of the date hereof, no event has occurred that, with notice or lapse of time or both, would constitute a breach or default by Parent, Merger Sub or Sagard Capital Partners, L.P. (in the case of the Debt Financing Commitment only) or, to the Knowledge of Parent, any other parties to the Financing Commitments under the Financing Commitments. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in or expressly contemplated by the Financing Commitments. Except for a fee letter relating to fees with respect to the Debt Financing (a correct and complete copy of which has been provided to the Company, with only certain fee amounts redacted (none of which would adversely affect the amount or availability of the Debt Financing)), there are no side letters or other agreements, contracts or arrangements related to the funding or investing, as applicable, of the Financing other than as expressly set forth in the Financing Commitments delivered to the Company prior to the date hereof. As of the date hereof, neither Parent nor Merger Sub have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be consummated as contemplated in the Financing Commitments. Parent, Merger Sub and the Surviving Corporation will have at and after the Closing funds sufficient to (A) pay the aggregate Per Share Merger Consideration, (B) pay the aggregate Option Consideration, (C) pay the aggregate Restricted Stock Consideration, (D) assuming the accuracy of the representations and warranties of the Company contained in Section 3.1, pay any and all fees and expenses required to be paid by Parent, Merger Sub or the Surviving Corporation in connection with the Merger or the Financing, (E) pay for any repayment or refinancing of any outstanding Indebtedness of the Company contemplated by the Financing Commitments and (F) assuming the accuracy of the representations and warranties of the Company contained in this Agreement, the performance by the Company of its covenants contained in this Agreement and satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger, satisfy all of the other payment obligations of Parent, Merger Sub and the Surviving Corporation contemplated hereunder.

(f)                Operations. Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, neither Parent nor Merger Sub will have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated hereby or related hereto.

(g)               Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

(h)               Solvency. Assuming (i) satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger, or waiver of such conditions, (ii) the accuracy of the representations and warranties of the Company set forth in Section 3.1 (without giving effect to any materiality, Company Material Adverse Effect or Knowledge of the Company qualifications) and (iii) that any estimates, projections or forecasts of the Company and its Subsidiaries that have been provided to Parent have been prepared in good faith based upon assumptions that were and continue to be reasonable, and after giving effect to the transactions contemplated by this Agreement, including the Financing, the payment of the aggregate Per Share Merger Consideration, the payment of the aggregate Option Consideration and the

A-39

payment of the aggregate Restricted Stock Consideration, any other repayment or refinancing of Indebtedness contemplated by the Financing Commitments, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby and payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. No transfer of property is being made and no obligation is being incurred by Parent or Merger Sub in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent, the Surviving Corporation and/or its Subsidiaries.

(i)                 Limited Guaranty. Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company the duly executed Limited Guaranty. The Limited Guaranty is in full force and effect and is a valid, binding and enforceable obligation of the Guarantor, subject to the Bankruptcy and Equity Exception. No event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Limited Guaranty.

(j)                 Ownership of Common Shares. None of Parent, Merger Sub or any of their respective “affiliates” or “associates” is, or was at any time during the last three (3) years, an “interested stockholder” of the Company. Except for 445,100 Common Shares beneficially owned by the Guarantor, which were acquired prior to the date hereof, none of Parent, Merger Sub or any of their respective “affiliates” or “associates” “owns” any shares of capital stock of the Company, as such quoted terms are defined in Section 203 of the DGCL.

(k)               Absence of Certain Agreements. As of the date hereof, neither Parent nor any of its Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which: (i) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or any stockholder of the Company agreed to vote to adopt this Agreement or agreed to vote against any Superior Proposal, other than pursuant to the Voting Agreement; (ii) any Person has agreed to provide, directly or indirectly, equity capital to Parent or the Company to finance in whole or in part the Merger, other than pursuant to the Equity Financing Commitment; or (iii) any current employee of the Company or any of its Subsidiaries has agreed to (x) remain as an employee of the Company or any of its Subsidiaries following the Effective Time (other than pursuant to any arrangement or understanding with the Company or any of its Subsidiaries in effect as of the date hereof), (y) contribute or roll-over any portion of such employee’s Common Shares, Company Options and/or Company Restricted Stock to the Company or its Subsidiaries or Parent or any of its Affiliates or (z) receive any capital stock or equity securities of the Company or any of its Subsidiaries or Parent or any of its Affiliates.

(l)                 Proxy Statement. The information to be supplied by or on behalf of Parent or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement will not, on the date the Proxy Statement is first mailed to the stockholders of the Company, at the time of any amendment of supplement thereto or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be

A-40

stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading (it being understood that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company in connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein).

(m)             No Other Company Representations or Warranties. Except for the representations and warranties set forth in Section 3.1, Parent and Merger Sub hereby acknowledge and agree that neither the Company nor any of its Subsidiaries, nor any of their respective Representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company, any of its Subsidiaries, any of the Physician Practices or their respective businesses or operations, including with respect to any information provided or made available to Parent or Merger Sub. Neither the Company nor any of its Subsidiaries, nor any of their respective Representatives, nor any other Person, will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any other Person, or the use by Parent, Merger Sub or any other Person, of any such information provided or made available to them by the Company or any of its Subsidiaries, or any of their respective Representatives, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, Merger Sub or any other Person in certain “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of any of the transactions contemplated by this Agreement.

(n)               Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company, its Subsidiaries, the Physician Practices and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information and business plans), and that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, or any other Person, with respect thereto. Accordingly, Parent and Merger Sub hereby acknowledge that none of the Company, its Subsidiaries, any of their respective Representatives or any other Person has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

A-41

Article IV.
COVENANTS

4.1              Interim Operations.

(a)                Except as (x) required by applicable Law, (y) otherwise expressly contemplated or expressly required by this Agreement or (z) otherwise set forth in Section 4.1(a) of the Company Disclosure Letter, the Company covenants and agrees that, commencing on the date hereof and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms, unless Parent shall otherwise approve in writing, such approval not to be unreasonably withheld, delayed or conditioned, the Company shall, and shall cause its Subsidiaries to, conduct their respective businesses in the ordinary course and, to the extent consistent therewith, use their respective commercially reasonable efforts to preserve their respective business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, employees and business associates. Without limiting the generality of the foregoing and in furtherance thereof, commencing on the date hereof and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms, except as (A) required by applicable Law, (B) otherwise expressly contemplated or expressly required by this Agreement or (C) otherwise set forth in Section 4.1(a) of the Company Disclosure Letter, unless Parent shall otherwise approve in writing, such approval not to be unreasonably withheld, delayed or conditioned, except in the cases of clauses (i), (ii), (iii), (iv), (v), (vi), (viii), (x), (xi), (xii)(A) or (B), (xiii) or (xv) or clause (xviii) (solely to the extent relating to one of the preceding clauses), as to each of which Parent shall have the right to approve in its sole discretion, the Company will not and will not permit any of its Subsidiaries to:

(i)                 amend or otherwise change its governing documents;

(ii)               merge or consolidate with any other Person or restructure, reorganize or completely or partially liquidate the Company or any of its Subsidiaries;

(iii)             issue, sell, pledge, dispose of, grant, confer, award, transfer or encumber any shares of capital stock of the Company or any its Subsidiaries (other than (A) the issuance of Common Shares upon the exercise of Company Options or the vesting of Company Restricted Stock in accordance with their terms or (B) the issuance or transfer of capital stock by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(iv)             declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any wholly-owned Subsidiary of the Company to the Company or to any other wholly-owned Subsidiary of the Company);

(v)               reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or

A-42

exchangeable into or exercisable for any shares of its capital stock, other than (A) the acquisition of any Common Shares tendered by Employees or current or former directors in connection with the cashless exercise of Company Options or in order to pay Taxes in connection with the exercise of Company Options or the vesting of Company Restricted Stock, (B) pursuant to the forfeiture of Company Options or Company Restricted Stock or (C) from former employees and directors in accordance with agreements providing for the repurchase of shares of capital stock in connection with any termination of services to the Company or any of its Subsidiaries;

(vi)             incur any indebtedness for borrowed money or guarantee such indebtedness of another Person (other than a wholly-owned Subsidiary of the Company), or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, other than with respect to letters of credit or similar agreements in the ordinary course of business;

(vii)           make any material changes in accounting methods, principles or practices, except as required by changes in GAAP;

(viii)         except as required pursuant to existing written agreements or Benefit Plans in effect as of the date hereof, (A) increase the compensation or other benefits payable or to become payable to directors or executive officers of the Company or any of its Subsidiaries (except, in the case of a director or executive officer of a Subsidiary of the Company that is not a management-level employee of the Company, in the ordinary course of business consistent with past practice), (B) grant or materially increase any retention, severance or termination pay to, or enter into or materially amend any retention agreement, severance agreement or termination agreement with any director or executive officer of the Company or any of its Subsidiaries (except, in the case of a director or executive officer of a Subsidiary of the Company that is not a management-level employee of the Company, in the ordinary course of business consistent with past practice), (C) enter into or materially amend any employment agreement with any executive officer of the Company or any of its Subsidiaries (except for employment agreements terminable on less than 30 calendar days’ notice without penalty to the Company or the applicable Subsidiary or to the extent to replace a departing Employee, in which case, only in the ordinary course of business consistent with past practice) or (D) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or Employees or any of their beneficiaries;

(ix)             except as required pursuant to existing written agreements or Benefit Plans in effect as of the date hereof, (A) enter into any new, or amend, terminate or renew any existing, bonus or change in control or severance agreement with or for the benefit of any officers, directors or employees of the Company or its Subsidiaries (except, in the case of a director, executive officer or employee of a Subsidiary of the Company that is not a management-level employee of the Company, in the ordinary course of business consistent with past practice), (B) establish, adopt, enter into, amend, renew or terminate any Benefit Plan, (C) make any deposits or contributions of cash or other property to, or take any other action to fund or in any other way secure the payment of compensation or benefits under, Benefit Plans or agreements subject to Benefit Plans or any other plan, agreement, contract or arrangement of the Company, except to the extent required by Law, such Benefit Plan or any other agreement,

A-43

contract or arrangement in effect as of the date hereof or in accordance with the ordinary course of business consistent with past practice, or (D) hire or terminate (other than for cause) any employee, except in the ordinary course of business, and except, in the case of each of clauses (A) through (D), (1) to the extent required by applicable Law, this Agreement, any Benefit Plan or any other agreement in effect as of the date hereof and disclosed in the Company Disclosure Letter, (2) in conjunction with agreements or arrangements that are entered into in the ordinary course of business with new hire employees (other than officers and directors of the Company), and, in the case of any individual who is engaged to replace or succeed a then-current employee (other than officers and directors of the Company), the total target annual cash compensation for such individual may be increased above the level applicable to such replaced or succeeded employee, but only to the extent necessary on a commercially reasonable basis, (3) annual or other scheduled increases in salary, annual bonus targets, hourly wage rates, perquisites and benefits in the ordinary course of business consistent with past practice or (4) to comply with Section 409A of the Code and guidance applicable thereunder to the extent that such action would not reasonably be expected to result in the imposition of a penalty under Section 409A of the Code; provided, however, that, notwithstanding anything herein to the contrary, the Company shall not terminate its Long-Term Incentive Cash Award Plan or make payments thereunder in relation to the transactions contemplated by this Agreement;

(x)               grant, confer or award options, convertible securities, restricted stock units or other rights to acquire any capital stock of the Company or any of its Subsidiaries or take any action to cause to be exercisable any otherwise unexercisable Company Option;

(xi)             acquire (including by merger, consolidation, business combination, acquisition of stock or assets or otherwise), except in respect of any mergers, consolidations, business combinations or acquisitions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, any Person or any division thereof, or all or substantially all of the assets of any Person in connection with acquisitions or investments, or enter into any agreement, arrangement or understanding with respect to any such acquisition or investment (other than any confidentiality or similar agreements);

(xii)           (A) other than in the ordinary course of business consistent with past practice, modify or amend in any material respect any Material Contract with a term longer than one (1) year which cannot be terminated without material penalty to the Company or its applicable Subsidiary upon notice of sixty (60) calendar days or less, (B) waive, release or assign any material rights or claims under any Material Contract or (C) enter into any Contract that if in existence on the date hereof would have been a Material Contract (other than a renewal or replacement of any existing Material Contract that is expiring by its terms, so long as the terms and conditions of which renewal or replacement Contract, in the aggregate, are not materially less favorable to the Company or its applicable Subsidiary than the existing Material Contract);

(xiii)         except for transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens), or otherwise dispose of, any material portion of its properties or assets (other than in the ordinary course of business consistent with past practice);

A-44

(xiv)         file any amendment to any Tax Return or make any election relating to Taxes, change any election relating to Taxes already made, adopt or change any accounting method relating to Taxes, enter into any closing agreement relating to Taxes, settle any claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment if any of the foregoing would reasonably be expected to materially increase the Tax liability of the Company and its Subsidiaries or materially reduce a Tax attribute of the Company and its Subsidiaries;

(xv)           settle, compromise, discharge or agree to settle any litigation, investigation, arbitration or proceeding other than those that do not involve the payment by the Company or any of its Subsidiaries of monetary damages in excess of $500,000 in the aggregate, after taking into account any applicable reserves and any applicable insurance coverage, and do not involve any material injunctive or other material non-monetary relief or impose material restrictions on the business or operations of the Company or its Subsidiaries;

(xvi)         make any capital expenditures, except (A) capital expenditures made in accordance with the Company’s annual budget and capital expenditure plan, copies of which have been previously provided to Parent, or (B) other capital expenditures in the ordinary course of business consistent with past practice in an aggregate amount not to exceed One Million Dollars ($1,000,000);

(xvii)       solely to the extent that the Company or a Subsidiary of the Company has the right, but not the obligation, whether by Contract or otherwise, to consent to an action by a Physician Practice which would be subject to the provisions of this Section 4.1(a) (assuming solely for these purposes, that references to a “Subsidiary” instead refer to such “Physician Practice”), grant such consent (it being understood that if the Company or the applicable Subsidiary determines in good faith (after reasonable prior notice to Parent) that it would be unreasonable to withhold its consent to such action, Parent shall be deemed to have consented to such action); or

(xviii)     authorize or enter into any written agreement or otherwise make any commitment to do any of the foregoing.

(b)               Except as otherwise expressly contemplated or expressly required by this Agreement, Parent and Merger Sub covenant and agree that, commencing on the date hereof and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms, unless the Company shall otherwise approve in writing, Parent and Merger Sub shall not enter into any agreement, arrangement or understanding that would reasonably be expected to materially prevent, delay or impair the consummation of the transactions contemplated by this Agreement, or propose, announce an intention, enter into any agreement, arrangement or understanding or otherwise make a commitment to take any such action.

(c)                Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to Control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and notwithstanding anything to the contrary contained in this Agreement, no consent of Parent or Merger Sub will be required with respect to any matter

A-45

set forth in this Agreement to the extent the requirement of such consent would violate any applicable Law. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations and the operations of its Subsidiaries.

4.2              No Solicitation.

(a)                No Solicitation or Negotiation. Except as expressly permitted by this Section 4.2, the Company shall, and the Company shall use its reasonable best efforts to instruct and cause its Representatives to, cease and cause to be terminated any discussions or negotiations with any Person or Persons that may be ongoing with respect to an Acquisition Proposal that would otherwise be a violation of the restrictions set forth in this Section 4.2(a). Except as expressly permitted by this Section 4.2, from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company shall not, and the Company shall use its reasonable best efforts to instruct and cause its Representatives not to, (A) initiate, solicit or knowingly encourage the making of any Acquisition Proposals, (B) engage in or otherwise participate in any discussions or negotiations with any Person or Persons with respect to any Acquisition Proposals, (C) provide any non-public information concerning the Company or any of its Subsidiaries to any Person or Persons with the intent to initiate, solicit or knowingly encourage the making of any Acquisition Proposals or (D) enter into any letter of intent, acquisition agreement, merger agreement or other similar definitive agreement (other than an Acceptable Confidentiality Agreement) relating to an Acquisition Transaction (an “Alternative Acquisition Agreement”).

(b)               Conduct Following the Date Hereof. Notwithstanding anything in this Agreement to the contrary, at any time following the date hereof and prior to the time the Company Requisite Vote is obtained, if the Company or any of its Representatives receives an Acquisition Proposal from any Person or Persons that did not result from a material breach of Section 4.2(a), the Company and its Representatives may contact such Person or Persons to clarify the terms and conditions thereof and, subject to compliance with this Section 4.2, (i) the Company and its Representatives may provide access to non-public information concerning the Company and its Subsidiaries to such Person or Persons pursuant to an Acceptable Confidentiality Agreement; provided, that the Company shall promptly make available to Parent and Merger Sub any material non-public information concerning the Company or any of its Subsidiaries that the Company or any of its Representatives provides to such Person or Persons that was not previously made available to Parent or Merger Sub, (ii) the Company and its Representatives may engage, enter into or participate in any discussions or negotiations with such Person or Persons with respect to such Acquisition Proposal and (iii) after having complied with Section 4.2(c), the Board of Directors of the Company may authorize, adopt, approve, recommend or otherwise declare advisable such Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (i) or (ii), the Board of Directors of the Company determines in good faith (after consultation with the Company’s outside legal counsel and financial advisor) that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal and (y) prior to taking any action described in clause (iii), the Board of Directors of the Company determines in good faith (after consultation with the Company’s outside legal counsel and financial advisor) that such Acquisition Proposal is a Superior Proposal.

A-46

(c)                No Change in Recommendation or Alternative Acquisition Agreement.

(i)                 Except as contemplated by this Section 4.2(c), Section 4.2(d), Section 6.3(a) or Section 6.3(c), the Board of Directors of the Company shall not: (A) withhold, withdraw, modify or amend, in a manner adverse to Parent, the Company Recommendation; (B) authorize, adopt, approve, recommend or otherwise declare advisable any Acquisition Proposal; or (C) cause or permit the Company to enter into an Alternative Acquisition Agreement.

(ii)               Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 4.2(c)(iii) and Section 4.2(c)(iv), prior to the time the Company Requisite Vote is obtained, the Board of Directors of the Company may (A) withhold, withdraw, modify or amend the Company Recommendation or (B) authorize, adopt, approve, recommend or otherwise declare advisable any Acquisition Proposal made after the date hereof that the Board of Directors of the Company determines in good faith (after consultation with the Company’s outside legal counsel and financial advisor) is a Superior Proposal (any action in clause (A) or (B), a “Change of Recommendation”), in each case if the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel) that failure to do so could be inconsistent with its fiduciary obligations under applicable Law, and may also take action pursuant to Section 6.3(a) or Section 6.3(c).

(iii)             Notwithstanding anything to the contrary contained in this Agreement, the Company shall not effect a Change of Recommendation, in connection with a Superior Proposal or otherwise, prior to taking the following actions: (A) the Company shall notify Parent in writing, at least seventy-two (72) hours in advance, that it intends to effect a Change of Recommendation, in connection with a Superior Proposal or otherwise; (B) upon Parent’s request, the Company shall discuss with Parent the facts and circumstances giving rise to such Change of Recommendation to facilitate Parent’s evaluation of whether to improve the terms and conditions of this Agreement, the Financing Commitments or the Limited Guaranty as would permit the Board of Directors of the Company not to effect a Change of Recommendation, in connection with a Superior Proposal or otherwise; (C) if Parent shall have delivered to the Company a written, binding and irrevocable offer capable of being accepted by the Company to alter the terms of this Agreement, the Financing Commitments or the Limited Guaranty during such seventy-two (72) hour notice period, the Board of Directors of the Company shall have determined in good faith, after considering the terms of such offer by Parent and (1) if the intended Change of Recommendation is in connection with a Superior Proposal, after consultation with the Company’s outside legal counsel and financial advisor, that such Superior Proposal would continue to constitute a Superior Proposal or (2) after consultation with the Company’s outside legal counsel, that failure to effect a Change of Recommendation could be inconsistent with its fiduciary obligations under applicable Law; and (D) with respect to an intended Change of Recommendation in connection with a Superior Proposal, in the event of any material change to the material terms of such Superior Proposal, the Company shall, in each case, provide Parent with an additional notice and, unless the Company provides such additional notice to Parent within forty-eight (48) hours of providing Parent with the original notice contemplated by clause (A), the notice period shall recommence, except that the notice period shall be twenty-four (24) hours rather than the seventy-two (72) hour notice period otherwise contemplated by clause (A).

A-47

(iv)             Notwithstanding anything to the contrary contained in this Agreement, the Company shall not enter into an Alternative Acquisition Agreement with respect to a Superior Proposal prior to taking the following actions: (A) the Company shall notify Parent in writing, at least seventy-two (72) hours in advance, that it intends to enter into such Alternate Acquisition Agreement (which notice shall include a copy of such Superior Proposal and any financing commitments relating thereto) to facilitate Parent’s evaluation of whether to improve the terms and conditions of this Agreement, the Financing Commitments or the Limited Guaranty in such a manner that would cause such Superior Proposal to no longer constitute a Superior Proposal; (B) if Parent shall have delivered to the Company a written, binding and irrevocable offer capable of being accepted by the Company to alter the terms of this Agreement, the Financing Commitments or the Limited Guaranty during such seventy-two (72) hour notice period, the Board of Director of the Company shall have determined in good faith (after consultation with the Company’s outside legal counsel and financial advisor), after considering the terms of such offer by Parent, that such Superior Proposal would continue to constitute a Superior Proposal; and (C) in the event of any material change to the material terms of such Superior Proposal, the Company shall, in each case, provide Parent with an additional notice and, unless the Company provides such additional notice to Parent within forty-eight (48) hours of providing Parent with the original notice contemplated by clause (A), the notice period shall recommence, except that the notice period shall be twenty-four (24) hours rather than the seventy-two (72) hour notice period otherwise contemplated by clause (A).

(d)               Certain Permitted Disclosure. Nothing contained in this Section 4.2 shall be deemed to prohibit the Board of Directors of the Company from (i) complying with its disclosure obligations under applicable Law, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 under the Exchange Act (or any similar communications to the Company’s stockholders) or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the Company’s stockholders).

(e)                Notice. From and after the date hereof, the Company agrees that it will promptly notify Parent if: (i) an Acquisition Proposal is received by the Company or any of its Representatives, indicating, in connection with such notice, the material terms and conditions of the Acquisition Proposal (including, if applicable, by providing Parent with a copy of such Acquisition Proposal and any proposed agreements with respect thereto); (ii) any non-public information is requested from the Company or any of its Representatives by any Person or Persons that have made an Acquisition Proposal; (iii) the Company or its Representatives engage, enter into or participate in any discussions or negotiations with any Person or Persons that have made an Acquisition Proposal, other than to clarify the terms and conditions thereof (and the Company shall keep Parent reasonably informed on a reasonably current basis of any material discussions or negotiations with such Person or Persons); or (iv) an amendment to a previously disclosed Acquisition Proposal is received by the Company or any of its Representatives, indicating, in connection with such notice, the material terms and conditions of such amendment (including, if applicable, by providing Parent with copies of such amendment and any revised agreements with respect thereto).

A-48

4.3              Proxy Statement.

(a)                As promptly as reasonably practicable after the date hereof, the Company shall prepare and file with the SEC a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendments or supplements thereto, the “Proxy Statement”). Parent shall cooperate with the Company in connection with the preparation of the Proxy Statement, including furnishing to the Company any and all information regarding Parent and Merger Sub and their respective Affiliates as may be required to be disclosed or incorporated by reference therein under the Exchange Act or other applicable Law as promptly as reasonably practicable after the date hereof. The Company shall promptly notify Parent of the receipt of all comments from the SEC or its staff with respect to the Proxy Statement and of any request by the SEC or its staff for any amendment or supplement thereto or for additional information, and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC or its staff with respect to the Proxy Statement or the Merger. The Company and Parent (to the extent applicable) shall each use its reasonable best efforts to promptly provide responses to the SEC or its staff with respect to all comments received on the Proxy Statement from the SEC or its staff. The Company shall cause the definitive Proxy Statement to be mailed to the holders of Common Shares promptly after the date the staff of the SEC advises the Company that it has no further comments thereon or that the Company may commence mailing the Proxy Statement to the holders of Common Shares. Notwithstanding anything to the contrary contained in this Agreement, prior to filing the Proxy Statement, or any amendment or supplement thereto, with the SEC, mailing the Proxy Statement, or any amendment or supplement thereto, to the holders of Common Shares or responding to any comments or requests from the SEC or its staff with respect to the Proxy Statement or the Merger, the Company shall provide Parent and its counsel with a reasonable opportunity to review and comment on such Proxy Statement, amendment, supplement or response and shall consider in good faith any comments reasonably proposed by Parent and/or its counsel and, to the extent permissible, shall provide Parent and its counsel an opportunity to participate in any material discussions or meetings with the staff of the SEC with respect to the Proxy Statement.

(b)               If, at any time prior to the time the Company Requisite Vote is obtained, any information is discovered by the Company, Parent or Merger Sub which it reasonably believes should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall provide prompt notice thereof to the other parties hereto and, if the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel) that an amendment or supplement to the Proxy Statement describing such information is required under Applicable Law, such an amendment or supplement shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

4.4             Stockholders Meeting. Unless this Agreement has been terminated in accordance with its terms, and subject to fiduciary obligations under applicable Law, the Company will take, in accordance with applicable Law, its certificate of incorporation and bylaws and the rules and

A-49

regulations of the SEC and NASDAQ, all reasonable action necessary to convene and hold a meeting of the holders of Common Shares (the “Stockholders Meeting”), which Stockholders Meeting shall be held as promptly as reasonably practicable after the date the Proxy Statement is mailed to the holders of Common Shares, to consider and vote upon the adoption of this Agreement; provided, however, for the avoidance of doubt, the Company may postpone or adjourn the Stockholders Meeting: (i) with the consent of Parent in its sole discretion; (ii) for the absence of a quorum; (iii) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement required under applicable Law is provided to the holders of Common Shares within a reasonable period of time in advance of the Stockholders Meeting; (iv) to allow reasonable additional time to solicit additional proxies; (v) to the extent required by Law; (vi) if the Company has provided a written notice to Parent pursuant to Section 4.2(c)(iii) that it intends to make a Change of Recommendation in connection with a Superior Proposal and the notice period contemplated by Section 4.2(c)(iii) has not yet expired; or (vii) if the Company has provided a written notice to Parent pursuant to Section 4.2(c)(iv) that it intends to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and the notice period contemplated by Section 4.2(c)(iv) has not yet expired. Subject to a Change of Recommendation pursuant to Section 4.2, the Board of Directors of the Company shall recommend the adoption of this Agreement by the holders of Common Shares, shall include such recommendation in the Proxy Statement and shall take all reasonable lawful action to solicit such adoption of this Agreement by the holders of Common Shares.

4.5              Filings; Other Actions; Notification.

(a)                Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable the expiration or termination of any applicable waiting period, and to obtain all necessary actions, non-actions, waivers, consents, registrations, approvals, permits and authorizations that may be required, necessary or advisable to be obtained from any third party and/or any Governmental Entity, in order to consummate the Merger or any of the other transactions contemplated by this Agreement, including under the HSR Act and any other applicable Antitrust Law. In furtherance of and not in limitation of the foregoing, Parent and the Company each shall file the initial pre-merger notifications with respect to this Agreement and the transactions contemplated herein required under the HSR Act (which filing, including the exhibits thereto, need not be shared or otherwise disclosed to the other party except to outside counsel of each party) no later than ten (10) Business Days after the date of this Agreement. Parent and the Company shall also make, as soon as reasonably practicable, all notifications, reports, applications or other filings, and take all other actions, that may be reasonably necessary, proper or advisable, under any other applicable Antitrust Law. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act and any other applicable Antitrust Law. Parent will not withdraw its initial filing under the HSR Act or any other Antitrust Law, as the case may be, and refile it unless the Company has

A-50

consented in advance to such withdrawal and refiling. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as reasonably practicable. Nothing in this Agreement shall require the Company or any of its Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing.

(b)               Information. Subject to applicable Law, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Affiliates to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement, including under the HSR Act and any other applicable Antitrust Law.

(c)                Status. Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Affiliates, from any third party and/or any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement. Neither the Company nor Parent shall permit any of its Affiliates, officers or any other Representatives to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry with respect to the Merger or any of the other transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(d)               Antitrust Matters.

(i)                 Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the other undertakings pursuant to this Section 4.5, each of the Company (in the case of clauses (A) and (C)) and Parent (in the case of clauses (A), (B) and (C)) agree to take or cause to be taken the following actions:

(A)             to provide promptly to each and every Governmental Entity with jurisdiction over enforcement of any applicable Antitrust Law (a “Governmental Antitrust Entity”) such non-privileged information and documents as requested by any such Governmental Antitrust Entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement;

A-51

(B)              to use its reasonable best efforts to avoid the entry or enactment of any permanent, preliminary or temporary injunction or other order, decree, decision, determination, judgment, investigation or Law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement; and

(C)              in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination, decree or Law is entered, issued or enacted, or becomes reasonably foreseeable to be entered, issued or enacted, in any proceeding, review or inquiry of any kind that would make consummation of the Merger in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement, to use its reasonable best efforts to take any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (B)) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination, decree or enactment so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

(ii)               Notwithstanding anything in this Agreement to the contrary, the obligations of Parent under this Section 4.5 shall include Parent committing to: (A) selling, divesting or otherwise conveying particular assets, categories, portions or parts of assets of businesses of Parent or any Sagard Entity or any Person Controlled by either Parent or any Sagard Entity; (B) agreeing to sell, divest or otherwise convey any particular asset, category, portion or part of an asset or business of the Company or any of its Subsidiaries contemporaneously with or subsequent to the Effective Time; (C) permitting the Company to sell, divest or otherwise convey any of the particular assets, categories, portions or parts of assets or businesses of the Company or any of its Subsidiaries prior to the Effective Time; and (D) licensing, holding separate or entering into similar arrangements with respect to its respective assets or the assets of the Company or conduct of business arrangements or terminating any and all existing relationships and contractual rights and obligations as a condition to obtaining any and all expirations of waiting periods under the HSR Act or consents from any Governmental Antitrust Entity necessary, to consummate the transactions contemplated hereby. All efforts described in this Section 4.5(d)(ii) shall be unconditional and shall not be qualified by reasonable best efforts and no actions taken pursuant to this Section 4.5(d)(ii) shall be considered for purposes of determining whether a Company Material Adverse Effect has occurred.

(e)                Notwithstanding the foregoing provisions of this Section 4.5 or any other provision of this Agreement, the obligations of Parent and Merger Sub with respect to the Financing are solely set forth in Section 4.14.

4.6             Access. Commencing on the date hereof and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms, the Company shall (and shall cause its Subsidiaries to) (a) upon reasonable prior written notice, afford Parent and its Representatives reasonable access, during normal business hours and in a manner that does not disrupt or interfere with business operations, to its employees, properties, books, contracts and records, (b) furnish promptly to Parent all information concerning the Company’s business, properties and personnel as may reasonably be requested by Parent and (c) use

A-52

reasonable efforts to provide access, upon reasonable prior notice, to physicians at the Physician Practices, during normal business hours and in a manner that does not disrupt or interfere with business operations; provided, that the foregoing shall not require the Company to, nor shall the Company be required to cause its Subsidiaries to, (w) permit any access, or disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of a third party or violate any of the Company’s obligations with respect to confidentiality, (x) permit any Phase I or Phase II environmental site assessments or any other sampling activities, (y) disclose any privileged information of the Company or any of its Subsidiaries or (z) permit any access, or disclose any information, that in the reasonable judgment of the Company would violate any applicable Law. The parties will use their reasonable best efforts to make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply. All information obtained by Parent or any of its Representatives pursuant to this Section 4.6 shall be governed by the terms of the Confidentiality Agreement.

4.7             Stock Exchange De-listing. The Company agrees to use its reasonable best efforts to continue the quotation of the Common Shares on NASDAQ prior to the Effective Time. Parent shall take such actions as are necessary to cause the Company’s securities to be de-listed from NASDAQ and de-registered under the Exchange Act as soon as practicable following the Effective Time.

4.8             Publicity. Neither the Company, on the one hand, nor Parent or Merger Sub, on the other hand, shall issue any public release or make any public announcement or disclosure concerning this Agreement or the Merger without the prior written consent of the other party(ies) (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release, announcement or disclosure may be required by applicable Law or the rules or regulations of any applicable securities exchange or Governmental Entity to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release, announcement or disclosure shall use its reasonable best efforts to allow the other party(ies) reasonable time to comment on such release, announcement or disclosure in advance of such issuance (it being understood that the final form and content of any such release, announcement or disclosure, as well as the timing of any such release, announcement or disclosure, shall be at the final discretion of the disclosing party); provided, however, that the restrictions set forth in this Section 4.8 shall not apply to any release, announcement or disclosure made or proposed to be made by the Company pursuant to Section 4.2 and shall not apply to any release, announcement or disclosure concerning or related to the Company’s ongoing regulatory or governance matters.

4.9              Employee Benefits.

(a)                Parent agrees that, for a period of not less than one (1) year following the Effective Time, it shall, or it shall cause the Surviving Corporation or any of its Subsidiaries to, provide all individuals who are employees of the Company or any of its Subsidiaries (including employees who are not actively at work on account of illness, disability or leave of absence, in each case, which absence was approved by the Company or the applicable Subsidiary of the Company) as of the Effective Time (the “Affected Employees”), while employed by Parent, the Surviving Corporation or any of their respective Subsidiaries, with base salaries, bonus

A-53

opportunities and employee pension and welfare benefits (other than equity, equity-based or change in control compensation) that are substantially comparable in the aggregate to those provided to such Affected Employees immediately prior to the Effective Time. From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to comply with the terms (including terms which provide for amendment or termination) of all Contracts, agreements, arrangements, policies, plans and written commitments of the Company or any of its Subsidiaries as in effect immediately prior to the Effective Time that are applicable to any Employees or current or former directors of the Company or any of its Subsidiaries.

(b)               Parent shall cause each Affected Employee to receive full credit for service accrued or deemed accrued immediately prior to the Effective Time with the Company or any of its Subsidiaries for purposes of eligibility to participate and vesting and, in the case of vacation or severance pay only, benefit accrual under any employee benefit plan, program or arrangement established or maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries under which such Affected Employee may be eligible to participate from or after the Effective Time to the same extent recognized by the Company or any of its Subsidiaries under an analogous Benefit Plan immediately prior to the Effective Time (except to the extent that it would result in a duplication of benefits).

(c)                With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent, the Surviving Corporation or any of their respective Subsidiaries (the “Parent Welfare Benefit Plans”) in which an Affected Employee may become eligible to participate from or after the Effective Time, Parent shall (i) cause to be waived all limitations as to pre-existing conditions and at-work conditions, if any, with respect to participation and coverage requirements applicable to each such Affected Employee and his or her eligible dependants under any Purchaser Welfare Benefit Plan to the same extent waived under an analogous Benefit Plan, (ii) cause any eligible expenses incurred by any Affected Employee and his or her eligible dependants under a Benefit Plan during the plan year in which such individuals move to an analogous Purchaser Welfare Benefit Plan to be taken into account under such Purchaser Welfare Benefit Plan for purposes of satisfying all deductible, co-insurance and maximum out-of-pocket requirements applicable to such Affected Employee and his or her eligible dependants as if such amounts had been paid in accordance with such Purchaser Welfare Benefit Plan and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to an Affected Employee and his or her eligible dependants from or after the Effective Time during the plan year in which such individuals move to an analogous Purchaser Welfare Benefit Plan.

(d)               Nothing contained in this Section 4.9 will create any third party beneficiary rights in any Person not a party hereto, including any Employee or beneficiary or dependent thereof. Nothing contained in this Section 4.9, express or implied, (i) shall be construed to establish, amend or modify any Benefit Plan or other benefit plan, program or other arrangement, (ii) require Parent, the Surviving Corporation or any of their respective Subsidiaries to continue any Benefit Plan or other benefit plan, program or other arrangement, or prevent the amendment, modification or termination thereof following the Effective Time, (iii) guarantee employment for any period of time or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates to terminate any employee for any reason or

A-54

(iv) obligate Parent or the Surviving Corporation to provide any equity or equity-based awards or compensation (including stock options or restricted stock).

4.10          Expenses. Except as otherwise provided in Section 4.14(d), Section 6.5(b) or Section 6.5(d), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger, the other transactions contemplated hereby or the financing thereof shall be paid by the party incurring such costs or expenses; provided, however, that the Company and Parent shall share equally all costs and expenses, other than accountants’ and attorneys’ fees, incurred with respect to the printing, filing and mailing of the Proxy Statement (including any related preliminary materials).

4.11          Indemnification; Directors’ and Officers’ Insurance.

(a)                For a period of six (6) years after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation and the governing documents of each of its Subsidiaries shall contain, and Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation and the governing documents of each of its Subsidiaries to contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of directors and officers than are set forth in the certificate of incorporation or bylaws of the Company or the governing documents of its applicable Subsidiary as in effect on the date hereof. For a period of six (6) years after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable Law (and shall also advance expenses as incurred to the fullest extent permitted under applicable Law upon receipt of an undertaking by or on behalf of an Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified), each person who is now, has been at any time prior to the date hereof or who becomes prior to the Effective Time a director or officer of the Company or any of its Subsidiaries (collectively, the “Indemnified Parties”) against any fees, costs or expenses (including reasonable attorneys’ fees and disbursements), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Party’s service as a director, officer, employee or agent of the Company or any of its Subsidiaries or services performed by such Indemnified Party at the request of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, including, for the avoidance of doubt, in connection with (i) the transactions contemplated by this Agreement or (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party; provided, however, that if, at any time prior to the six (6) year anniversary of the Effective Time, any Indemnified Party delivers to the Surviving Corporation a written notice asserting a claim for indemnification under this Section 4.11(a), then the foregoing obligations of the Surviving Corporation, and of Parent to cause the Surviving Corporation, to indemnify, hold harmless and advance expenses to Indemnified Parties in respect of the claim asserted in such notice shall survive the six (6) year anniversary of the Effective Time until such time as such claim is fully and finally resolved.

(b)               The Company shall use commercially reasonable efforts prior to the Effective Time to purchase a six (6) year prepaid “tail policy,” with terms, conditions, retentions

A-55

and limits of liability that are at least as favorable to the beneficiaries thereof as provided in the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “Current D&O Insurance Policies”) as of the date hereof, with respect to matters existing or occurring at or prior to the Effective Time, covering, without limitation, the transactions contemplated hereby; provided, that (i) such “tail policy” shall not require the payment of an aggregate annual premium in excess of three hundred percent (300%) of the aggregate annual premium most recently paid by the Company prior to the date hereof to maintain the Current D&O Insurance Policies (and if the aggregate annual premium of such “tail policy” exceeds such amount, the Company shall use commercially reasonable efforts prior to the Effective Time to purchase a prepaid “tail policy” with the greatest coverage available for a cost not exceeding such amount) and (ii) the Company shall not purchase such “tail policy” without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). If the Company shall for any reason fail to obtain such “tail policy” prior to the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect for at least six (6) years from the Effective Time, at no expense to the beneficiaries thereof, the Current D&O Insurance Policies, with terms, conditions, retentions and limits of liability that are at least as favorable to the beneficiaries thereof as provided in the Current D&O Insurance Policies as of the date hereof, with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement); provided, however, that neither Parent nor the Surviving Corporation shall be required to pay an aggregate annual premium for such Current D&O Insurance Policies in excess of three hundred percent (300%) of the aggregate annual premium most recently paid by the Company prior to the date hereof to maintain the Current D&O Insurance Policies (and if the aggregate annual premium of such Current D&O Insurance Policies exceeds such amount, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, obtain directors’ and officers’ insurance policies and fiduciary liability insurance policies with the greatest coverage available for a cost not exceeding such amount).

(c)                If Parent or the Surviving Corporation or any of their respective successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfer all or substantially all of its properties and assets to any Person or (iii) cease to exist for any reason, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations of Parent or the Surviving Corporation, as the case may be, set forth in this Section 4.11.

(d)               The provisions of this Section 4.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, each of the other persons who are beneficiaries under the Current D&O Insurance Policies and their respective heirs and legal representatives, who are third party beneficiaries of this Section 4.11, with full rights of enforcement against Parent and the Surviving Corporation as if a party hereto.

(e)                The provisions of this Section 4.11 are intended to be in addition to the rights available to current or former directors, officers or employees, as the case may be, of the Company or any of its Subsidiaries under the certificate of incorporation or bylaws of the Company or the governing documents of any of its Subsidiaries, or under any applicable agreements, contracts, arrangements, understandings or Laws. Parent and Merger Sub agree that

A-56

all rights to indemnification, exculpation and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or any of its Subsidiaries, as provided in the certificate of incorporation or bylaws of the Company or the governing documents of any of its Subsidiaries or in any agreement, contract, arrangement or understanding, shall survive the Merger, shall not be amended, repealed or otherwise modified in any manner by the Merger and shall continue in full force and effect following the Merger. The obligations set forth in this Section 4.11 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Party, any other person who is a beneficiary under a Current D&O Insurance Policy or any of their respective heirs or legal representatives without the prior written consent of such affected Indemnified Party or other person.

(f)                Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ or fiduciary liability insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective current or former directors, officers or employees, it being understood and agreed that the indemnification provided for in this Section 4.11 is not prior to or in substitution for any such claims under such policies.

4.12          Anti-Takeover Laws. In the event that any state anti-takeover or other similar Law is or becomes applicable to any of the transactions contemplated by this Agreement, the Company, Parent and Merger Sub shall use their reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to eliminate or minimize the effects of such Law on this Agreement and the transactions contemplated hereby.

4.13          Stockholder Consent. Immediately following the execution of this Agreement, Parent shall execute and deliver to the Company, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

4.14          Financing.

(a)                Parent and Merger Sub acknowledge that they shall be fully responsible for obtaining the Equity Financing and each shall use its reasonable best efforts to take (or cause to be taken) all actions, and do (or cause to be done) all things, necessary, proper or advisable to obtain the Equity Financing on the terms and conditions set forth in the Equity Financing Commitment, including (i) maintaining in effect the Equity Financing Commitment, (ii) using reasonable best efforts to ensure the accuracy of all representations and warranties of Parent or Merger Sub set forth in the Equity Financing Commitment, (iii) complying with all covenants and agreements of Parent or Merger Sub set forth in the Equity Financing Commitment, (iv) satisfying, on a timely basis, all conditions applicable to Parent or Merger Sub set forth in the Equity Financing Commitment that are within their control, (v) consummating the Equity Financing in accordance with the Equity Financing Commitment (subject to the terms and conditions set forth therein) at or prior to the Closing (and, in any event, prior to the Termination

A-57

Date) and (vi) fully enforcing the obligations of the investor party to the Equity Financing Commitment and its investment affiliates (and the rights of Parent and Merger Sub) under the Equity Financing Commitment, including (at the request of the Company) by filing one or more lawsuits against such investor party to fully enforce such investor party’s obligations (and the rights of Parent and Merger) thereunder. Neither Parent nor Merger Sub shall amend, alter or waive, or agree to amend, alter or waive (in any case whether by action or inaction), any term of the Equity Financing Commitment, without the prior written consent of the Company, if such amendment, alteration or waiver would (x) reduce the aggregate amount of the Equity Financing below the amount to be provided as set forth in the Equity Financing Commitment unless the Debt Financing is increased by a corresponding amount or (y) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the Equity Financing in a manner that would reasonably be expected to (A) prevent, delay or impair the Closing, (B) make the funding of the Equity Financing (or satisfaction of the conditions to obtaining the Equity Financing) less likely to occur or (C) adversely impact the ability of Parent and Merger Sub to enforce its rights against the other parties to the Equity Financing Commitment, the ability of Parent and Merger Sub to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby. Each of Parent and Merger Sub agrees to notify the Company promptly, and in any event within one (1) Business Day, if at any time prior to the Closing Date (1) the Equity Financing Commitment expires or is terminated for any reason (or if any Person attempts or purports to terminate the Equity Financing Commitment, whether or not such attempted or purported termination is valid), (2) the investor party to the Equity Financing Commitment refuses to provide the full Equity Financing on the terms set forth in the Equity Financing Commitment or (3) for any reason, Parent or Merger Sub no longer believes in good faith that it will be able to obtain all or any portion of the Equity Financing on the terms set forth in the Equity Financing Commitment. In no event shall Parent and Merger Sub be required to seek or obtain equity financing other than the Equity Financing and in no event shall the investor party to the Equity Financing Commitment be required to provide equity financing in an amount in excess of the amount set forth in the Equity Financing Commitment.

(b)               Parent acknowledges that it shall be fully responsible for obtaining the Debt Financing and shall use its reasonable best efforts to take (or cause to be taken) all actions, and do (or cause to be done) all things, necessary, proper or advisable to obtain the Debt Financing on the terms and conditions set forth in the Debt Financing Commitment. Parent shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Debt Financing Commitment, without the prior written consent of the Company, if such amendment, modification or waiver would (x) reduce the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing), unless the Equity Financing is increased by a corresponding amount, or (y) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the Debt Financing in a manner that would reasonably be expected to (1) prevent, delay or impair the Closing, (2) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur or (3) adversely impact the ability of Sagard Capital Partners, L.P., Parent or Merger Sub to enforce its rights against the other parties to the Debt Financing Commitment or the definitive agreements contemplated by the Debt Financing Commitment, the ability of Parent or Merger Sub to consummate the transactions contemplated hereby or the likelihood of consummation of the

A-58

transactions contemplated hereby. Notwithstanding the foregoing, Parent and Merger Sub may (A) amend or modify the Debt Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Financing Commitment as of the date hereof, if the addition of such additional parties, individually or in the aggregate, would not prevent, delay or impair the availability of the Debt Financing or the consummation of the transactions contemplated by this Agreement, and (B) enter into additional financing commitment letters with respect to the debt financing of the transactions contemplated by this Agreement; provided, that such commitment letters either do not reduce the aggregate amount of the Debt Financing committed pursuant to the Debt Financing Commitment or, if such commitments are reduced, such commitment letters do not contain any new or additional conditions other than those set forth in the Debt Financing Commitment or that would not adversely affect the ability of Parent or Merger Sub to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, each of Parent and Merger Sub shall use its reasonable best efforts to (i) maintain in effect the Debt Financing Commitment until the transactions contemplated by this Agreement are consummated, (ii) ensure the accuracy of all representations and warranties of Sagard Capital Partners, L.P. and Parent set forth in the Debt Financing Commitment, (iii) comply with all covenants of Sagard Capital Partners, L.P. and Parent set forth in the Debt Financing Commitment, (iv) satisfy, on a timely basis, all conditions applicable to Sagard Capital Partners, L.P. and Parent set forth in the Debt Financing Commitment (including by consummating the Equity Financing pursuant to the terms of the Equity Financing Commitment) that are within its control, (v) enter into definitive agreements with respect to the Debt Financing on the terms and conditions contemplated by the Debt Financing Commitment and (vi) consummate the Debt Financing at or prior to the Closing (and, in any event, prior to the Termination Date). In the event that all conditions precedent in the Debt Financing Commitment (other than the availability of funding of the Equity Financing contemplated under the Equity Financing Commitment) have been satisfied, or upon funding will be satisfied, each of Parent and Merger Sub will use its reasonable best efforts to cause the lender parties to the Debt Financing Commitment to fund on the Closing Date the Debt Financing required to consummate the transactions contemplated by this Agreement and otherwise enforce its rights under the Debt Financing Commitment (including through litigation pursued in good faith).

(c)                Parent shall keep the Company informed, on a reasonably current basis, in reasonable detail, with respect to the Debt Financing, shall provide the Company with prompt notice if it becomes aware of any material adverse change with respect to the availability of the Debt Financing and shall promptly provide copies of all material documents provided to the Financing Sources or otherwise related to the Debt Financing to the Company. Without limiting the generality of the foregoing, each of Parent and Merger Sub agrees to notify the Company promptly, and in any event within one (1) Business Day, if at any time prior to the Closing Date: (i) the Debt Financing Commitment expires or is terminated for any reason (or if any Person attempts or purports to terminate the Debt Financing Commitment, whether or not such attempted or purported termination is valid); (ii) Parent or Merger Sub becomes aware of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to the Debt Financing Commitment or any of the definitive agreements contemplated by the Debt Financing Commitment; (iii) Sagard Capital Partners, L.P., Parent or Merger Sub receives any

A-59

written notice or other written communication from any Person with respect to any: (x) actual or potential breach, default, termination or repudiation by any party to the Debt Financing Commitment or any definitive agreement contemplated by the Debt Financing Commitment or (y) material dispute or disagreement between or among any parties to the Debt Financing Commitment or any definitive agreement contemplated by the Debt Financing Commitment; or (iv) for any reason, Sagard Capital Partners, L.P., Parent or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Debt Financing on the terms, in the manner or from the Financing Sources contemplated by the Debt Financing Commitment or the definitive agreements contemplated by the Debt Financing Commitment, including if a Financing Source refuses in writing to provide, expresses an intent to refuse to provide, or expresses any material concern or reservation regarding its obligation and/or ability to provide, all or a portion of the Debt Financing contemplated by the Debt Financing Commitment on the terms set forth therein. As soon as reasonably practicable, but in any event within two (2) Business Days after the date the Company delivers Parent or Merger Sub a written request, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (i), (ii), (iii) or (iv) of the preceding sentence. Neither Parent nor Merger Sub shall, nor shall it permit any of its Affiliates to, without the prior written consent of the Company, take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, that could reasonably be expected to impair, delay or prevent consummation of all or a portion of the Debt Financing. If all or any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitment, or the Debt Financing Commitment shall be terminated or modified in a manner materially adverse to Parent or Merger Sub for any reason, each of Parent and Merger Sub shall use its reasonable best efforts (A) to arrange to promptly obtain such Debt Financing from alternative sources in an amount that is sufficient, when added to the portion of the Financing that is available and together with any cash or cash equivalents held by the Company as of the Effective Time, to pay in cash all amounts required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the transactions contemplated by this Agreement and (B) to promptly obtain a new debt financing commitment letter and a new definitive agreement with respect thereto that provides for debt financing on terms (including structure, covenants and pricing) not materially less favorable, in the aggregate, to Parent and Merger Sub, taken as a whole, and in an amount that is sufficient, when added to the portion of the Financing that is available together with any cash or cash equivalents held by the Company as of the Effective Time, to pay in cash all amounts required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the transactions contemplated by this Agreement, including the aggregate Per Share Merger Consideration, the aggregate Option Consideration, the aggregate Restricted Stock Consideration and all other payments, fees and expenses related to or arising out of the transactions contemplated by this Agreement (any such new debt financing commitment letter described in this clause (B), a “Satisfactory Replacement Debt Financing Commitment”).

(d)               Prior to the Closing, at Parent’s sole expense, the Company shall use reasonable best efforts to provide Parent and Merger Sub with such cooperation in connection with the financing of the Merger (including the Debt Financing contemplated by the Debt Financing Commitment) as may be reasonably requested by Parent and as is customary in connection with the arrangement of financing similar in all material respects to the Financing; provided, that (i) no liability or obligation (including any liability or obligation to pay any

A-60

commitment or other similar fee) of the Company or any of its Subsidiaries under any certificate, document or instrument shall be effective until the Effective Time and none of the Company or any of its Subsidiaries shall be required to take any action under any certificate, document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Effective Time) or that would be effective prior to the Effective Time, (ii) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or any of its Subsidiaries and (iii) none of the Company or any of its Subsidiaries shall be required to issue any offering or information document. Subject in all cases to the proviso in the immediately preceding sentence, such cooperation shall include the following: (A) participating in a reasonable and limited number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing and senior management and Representatives, with appropriate seniority and expertise, of the Company), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Debt Financing; (B) assisting Parent and Merger Sub with the preparation of customary offering memoranda, bank information memoranda, rating agency presentations and similar documents relating to the Debt Financing (it being understood that each such memoranda, presentation and documents will state that the Debt Financing will not be an obligation of the Company or any of its Subsidiaries unless and until the Merger occurs); (C) delivery to Parent, Merger Sub and their Financing Sources of all information with respect to the business, operations, financial condition, projections and prospects of the Company as may be reasonably requested by Parent and as is customarily provided by a borrower in a secured financing transaction (including in connection with Parent’s preparation of pro forma financial statements); (D) participation by senior management of the Company in the negotiation of, and the execution and delivery of, the definitive agreements contemplated by the Debt Financing Commitment; (E) providing and executing documents as may be reasonably requested by Parent, including a certificate of the Chief Financial Officer of the Company with respect to solvency matters; (F) executing and delivering customary pledge and security documents and otherwise facilitating the pledge of collateral; (G) cooperating with marketing efforts of Parent, Merger Sub and their Financing Sources for all or any portion of the Debt Financing; (H) using commercially reasonable efforts to obtain accountant’s comfort letters and legal opinions from the Company’s current outside legal counsel (it being understood that the main enforceability legal opinion relating to the Debt Financing will be rendered by counsel to Parent) reasonably requested by Parent and customary for financings similar to the Debt Financing; and (I) using reasonable best efforts to arrange for customary payoff letters, Lien terminations and instruments of discharge in connection with the repayment of outstanding Indebtedness of the Company and its Subsidiaries, as contemplated by the Financing Commitments. Notwithstanding anything to the contrary contained in this Agreement, the condition set forth in Section 5.2(b), as it applies to the Company’s obligations under this Section 4.14(d), shall be deemed satisfied unless there has occurred a knowing and willful material breach of the Company’s obligations under this Section 4.14(d). All non-public or otherwise confidential information regarding the Company or any of its Subsidiaries obtained by Parent, Merger Sub or any of their respective Representatives pursuant to this Section 4.14(d) shall be kept confidential in accordance with the Confidentiality Agreement; provided, that the Company agrees that Parent and Merger Sub may share non-public or otherwise confidential information with rating agencies and the Financing Sources, and that Parent, Merger Sub and such Financing Sources may share such information with potential

A-61

Financing Sources in connection with the marketing of the Debt Financing, in each case, if the recipients of such information agree to customary confidentiality arrangements. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation contemplated by this Section 4.14(d). Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the arrangement of the Financing (including any action taken in accordance with this Section 4.14(d)) and any information utilized in connection therewith (other than historical information relating to the Company or any of its Subsidiaries approved by the Company in writing specifically for use in the Debt Financing offering documents). The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided, that such logos shall be used solely in a manner that is not intended or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their respective Intellectual Property rights or imply that the Company or any of its Subsidiaries have prepared, endorsed or approved any such materials.

(e)                Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to the Closing and reaffirm their obligations to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing, or any alternative financing, subject to the fulfillment or waiver of the conditions set forth in Article V.

(f)                For purposes of this Section 4.14, unless the context otherwise requires, references to “Financing” shall include the financing contemplated by the Financing Commitments as permitted to be replaced, amended and/or modified by this Section 4.14, references to “Equity Financing” shall include the equity financing contemplated by the Equity Financing Commitment as permitted to be amended and/or modified by this Section 4.14, references to “Debt Financing” shall include the debt financing contemplated by the Debt Financing Commitment as permitted to be replaced, amended and/or modified by this Section 4.14 and references to “Equity Financing Commitment” or “Debt Financing Commitment” shall include such documents as permitted to be replaced, amended and/or modified by this Section 4.14.

4.15          Litigation. In the event that any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or, to the Knowledge of the Company, threatened in writing, against the Company and/or the members of the Board of Directors of the Company prior to the Effective Time, the Company shall promptly notify Parent of any such litigation and shall keep Parent reasonably informed with respect to the status thereof; provided, however, that the obligation of the Company to notify Parent of any demands for appraisal pursuant to Section 262 of the DGCL is solely set forth in Section 2.9(f). The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such litigation and shall consider in good faith Parent’s views with respect to any such litigation; provided, however, that the right of Parent to participate in the defense or settlement of any demands for appraisal pursuant to Section 262 of the DGCL is solely set forth

A-62

in Section 2.9(f). The Company shall not settle any such litigation without Parent’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned (except to the extent that such consent is required under the provisions of Section 4.1(a)(xv)).

4.16          Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent permitted by applicable Law.

4.17          Notification of Certain Matters. At all times during the period commencing on the date hereof and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, (a) upon becoming aware that any representation or warranty made by it (or, in the case of Parent, Merger Sub) has become untrue or inaccurate in any material respect such that the condition set forth in Section 5.2(a) (with respect to representations and warranties made by the Company) or Section 5.3(a) (with respect to representations and warranties made by Parent or Merger Sub) would not be satisfied, in each case, at any time from and after the date of this Agreement until the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms or (b) of any failure by it (or, in the case of Parent, Merger Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it (or, in the case of Parent, Merger Sub) under this Agreement; provided, however, that the unintentional failure to give notice upon becoming aware that any representation or warranty has become untrue or inaccurate under this Section 4.17 shall not be deemed a covenant breach, but instead shall constitute only a breach of the underlying representation or warranty. Notwithstanding the above, the delivery of any notice pursuant to this Section 4.17 will not affect or be deemed to modify any representation or warranty set forth in this Agreement or limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger. All information obtained by Parent pursuant to this Section 4.17 shall be governed by the terms of the Confidentiality Agreement.

4.18          Company Affidavit. At the Closing, the Company shall deliver to Parent an affidavit, dated as of the Closing Date, setting forth the Company’s name, address and federal employer identification number and stating, under penalties of perjury, that the Company is not, and has not during the previous five (5) years been, a “United States real property holding corporation,” within the meaning of Section 897(c)(2) of the Code.

4.19          Confidentiality. The Company, Parent and Merger Sub hereby acknowledge that an Affiliate of Parent and the Company have previously executed a Confidentiality Agreement, dated as of March 16, 2012 (as the same may have been amended or supplemented, the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms except as expressly modified herein. Parent and Merger Sub hereby agree to be bound by the terms of the Confidentiality Agreement as so modified; provided, however, that Parent and Merger Sub may share non-public or otherwise confidential information regarding the Company and its Subsidiaries with rating agencies and the Financing Sources, and that Parent, Merger Sub and such Financing Sources may share such information with potential Financing Sources in

A-63

connection with the marketing of the Debt Financing, in each case, if the recipients of such information agree to customary confidentiality arrangements.

4.20          Company Stockholder, Director and Employee Arrangements. Except to the extent expressly authorized by the Board of Directors of the Company in advance, prior to the Effective Time, none of Parent, Merger Sub or any of their respective Affiliates shall enter into any contract or agreement, and none of Parent, Merger Sub or any of their respective Affiliates shall make or enter into any formal or informal arrangement or other understanding (whether or not binding), with any holder of Common Shares or any director, officer or employee of the Company or any of it Subsidiaries relating to (a) this Agreement, the Merger or any other transactions contemplated by this Agreement, including as to any investment to be made in, or contributions to be made to, Parent or Merger Sub, or (b) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to any continuing employment) from and after the Effective Time.

Article V.
CONDITIONS

5.1             Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) at or prior to the Closing of each of the following conditions:

(a)                Stockholder Approval. This Agreement shall have been duly adopted by holders of Common Shares constituting the Company Requisite Vote in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.

(b)               Regulatory Consents. (i) The waiting period (and extensions thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated and (ii) all required approvals and clearances by any other applicable Governmental Antitrust Entity applicable to the Merger under applicable Antitrust Law shall have been obtained and any applicable waiting period (or extension thereof) thereunder shall have expired or been earlier terminated.

(c)                Orders. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger (collectively, an “Order”).

5.2          Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following additional conditions:

(a)                Representations and Warranties. Each of the representations and warranties of the Company (i) set forth in the second sentence of Section 3.1(f) (Absence of Certain Changes) and in the second sentence of Section 3.1(v) (Indebtedness; Certain Liens) shall be true and correct in all respects at and as of the Effective Time, (ii) set forth in Section 3.1(b) (Capitalization) shall be true and correct in all respects (except for such

A-64

inaccuracies as are de minimis relative to Section 3.1(b) taken as a whole) at and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) set forth in Sections 3.1(t) (Brokers) and the first sentence of 3.1(v) (Indebtedness; Certain Liens), without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, shall be true and correct in all material respects at and as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date) and (iv) set forth in Section 3.1 (other than the Sections of Section 3.1 referred to in clause (i), (ii) or (iii)), without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, shall be true and correct at and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of clause (iv), for such failures to be true and correct as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b)               Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement on or prior to the Closing Date.

(c)                No Company Material Adverse Effect. Since the date hereof, no Company Material Adverse Effect shall have occurred.

(d)               Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date, signed on behalf of the Company by a duly authorized officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 5.2(a), (b) and (c).

(e)                Form 10-Q. If the Closing has not occurred prior to August 15, 2012, the Company shall have filed a Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2012, including all of the financial statements as of and for the period ending June 30, 2012 that are required to be contained in such Quarterly Report on Form 10-Q.

5.3             Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following additional conditions:

(a)                Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement, without giving effect to any materiality qualifications therein, shall be true and correct at and as of the Effective Time as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), except for such failures to be true and correct as would not, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(b)               Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects the obligations required to be performed by it under this Agreement on or prior to the Closing Date.

A-65

(c)                Officer’s Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date, signed on behalf of Parent by a duly authorized officer of Parent, certifying as to the satisfaction of the conditions specified in Sections 5.3(a) and (b).

5.4             Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 5.2 or Section 5.3, as the case may be, to be satisfied to excuse such party’s obligation to effect the Merger if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated by this Agreement, including as required by and subject to Section 4.5 and Section 4.14.

Article VI.
TERMINATION

6.1             Termination by Mutual Consent. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 5.1(a), by mutual written agreement of the Company and Parent.

6.2             Termination by Either the Company or Parent. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time by either the Company or Parent, with written notice from the terminating party to the other party, if:

(a)                the Merger shall not have been consummated by November 15, 2012, whether such date is before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 5.1(a) (such date, the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 6.2(a) shall not be available to (i) any party hereto whose actions or omissions have been the primary cause of, or the primary factor that resulted in, either the failure to satisfy the conditions to the obligations of the terminating party set forth in Article V to consummate the Merger prior to the Termination Date or the failure of the Effective Time to have occurred prior to the Termination Date or (ii) the Company (if the Company seeks to terminate on or after August 15, 2012), to the extent that the condition in Section 5.2(e) shall not have been satisfied;

(b)               the Stockholders Meeting shall have been held and completed (or postponed or adjourned) and the adoption of this Agreement by the stockholders of the Company referred to in Section 5.1(a) shall not have been obtained at such Stockholders Meeting or at any adjournment or postponement thereof; or

(c)                any Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall become final and non-appealable, whether such Order becomes final and non-appealable before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 5.1(a); provided, that the right to terminate this Agreement pursuant to this Section 6.2(c) shall not be available to any party hereto whose actions or omissions have been the primary cause of, or the primary factor that resulted in, such Order being issued.

A-66

6.3             Termination by the Company. This Agreement may be terminated, and the Merger may be abandoned, by the Company, with written notice to Parent:

(a)                at any time prior to the time that the Company Requisite Vote is obtained, if (i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement (including Section 4.2(c)(iv)), to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (ii) immediately prior to or substantially concurrently with the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement with respect to such Superior Proposal and (iii) the Company, immediately prior to or substantially concurrently with such termination, pays to Parent or its designees in immediately available funds any fees required to be paid by it pursuant to Section 6.5;

(b)               at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 5.1(a), if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 5.3(a) or Section 5.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by the Company to Parent and (ii) the date that is three (3) Business Days prior to the Termination Date; provided, however, that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 5.1, Section 5.2(a) or Section 5.2(b) not to be satisfied;

(c)                at any time prior to the time that the Company Requisite Vote is obtained, if (i) the Board of Directors of the Company shall have effected a Change of Recommendation in response to, or as a result of, an event, development, occurrence or change in circumstances or facts occurring or arising after the date hereof (other than in connection with an Acquisition Proposal) and (ii) the Company, immediately prior to or substantially concurrently with such termination, pays to Parent or its designees in immediately available funds any fees required to be paid by it pursuant to Section 6.5; provided, however, that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 5.1, Section 5.2(a) or Section 5.2(b) not to be satisfied;

(d)               at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 5.1(a), if (i) all of the conditions set forth in Section 5.1 and Section 5.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing or have not been satisfied as a result of Parent or Merger Sub’s breach of, or failure to perform any of their respective covenants or agreements contained in, this Agreement), (ii) the Company delivered in good faith written notice to Parent, at least one (1) Business Day prior to the date on which the Closing should have occurred pursuant to Section 2.2, (A) identifying such date as the date on which the Company in good faith believes the Closing should occur pursuant to Section 2.2 and (B) to the effect that it would be ready, willing and able to consummate the Merger on such date and (iii) Parent fails to close the transactions contemplated herein, including the Merger, within three (3) Business Days of such date; or

A-67

(e)                at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 5.1(a), if (i) the Debt Financing Commitment has been terminated and (ii) a Satisfactory Replacement Debt Financing Commitment shall not have been obtained by the 90th day after the date of such termination, and shall still not have been obtained prior to the termination of this Agreement by the Company pursuant to this Section 6.3(e); provided, however, that notwithstanding the foregoing the Company may not terminate this Agreement pursuant to this Section 6.3(e) if, at the time of such a potential termination, any of the following is then true: (W) if the Company seeks to terminate on or after August 15, 2012, the condition set forth in Section 5.2(e) shall not have been satisfied, (X) the Company is then in material breach of this Agreement so as to cause any of the conditions set forth in Section 5.1, Section 5.2(a) or Section 5.2(b) not to be satisfied (except if the occurrence of the events described in clauses (i) and (ii) of this Section 6.3(e) is the primary cause of such material breach); (Y) the condition in Section 5.2(c) is not then satisfied (except if the occurrence of the events described in clauses (i) and (ii) of this Section 6.3(e) is the primary cause of such condition not being satisfied); or (Z) Parent and Merger Sub would then be entitled to terminate this Agreement pursuant to Section 6.1 or Section 6.2 (except a right to terminate under Section 6.2(a) which arises solely due to the occurrence of the events described in clauses (i) through (ii) of this Section 6.3(e)).

6.4             Termination by Parent. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 5.1(a), by Parent, with written notice to the Company, if:

(a)                (i) the Board of Directors of the Company shall have effected a Change of Recommendation or (ii) a tender or exchange offer for Common Shares that constitutes an Acquisition Proposal (whether or not a Superior Proposal) is commenced by a Person unaffiliated with Parent and, within ten (10) Business Days after the public announcement of such Acquisition Proposal, the Company shall not have filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 under the Exchange Act recommending that the holders of Common Shares reject such Acquisition Proposal and not tender any Common Shares into such tender or exchange offer; or

(b)               there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 5.2(a) or Section 5.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by Parent to the Company and (ii) the date that is three (3) Business Days prior to the Termination Date; provided, however, that Parent and Merger Sub are not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 5.1, Section 5.3(a) or Section 5.3(b) not to be satisfied.

6.5              Effect of Termination.

(a)                In the event of the termination of this Agreement, and the abandonment of the Merger, pursuant to this Article VI, this Agreement shall become void and of no effect with

A-68

no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) the agreements of the Company, Parent and Merger Sub contained in Article I, Section 4.10, the indemnification and reimbursement provisions of Section 4.14(d), Section 4.19, this Section 6.5, Article VII, the Confidentiality Agreement and the Limited Guaranty shall survive the termination of this Agreement (in the case of the Confidentiality Agreement and the Limited Guaranty, subject to the terms thereof) and (ii) the termination of this Agreement will not relieve any party hereto from liability for fraud in connection with this Agreement. Nothing shall limit or prevent any party hereto from exercising any rights or remedies it may have under Section 7.8 in lieu of terminating this Agreement, and abandoning the Merger, pursuant to this Article VI.

(b)               In the event that:

(i)                 (A) this Agreement is terminated (1) pursuant to Section 6.2(a) before obtaining the Company Requisite Vote or (2) pursuant to Section 6.2(b), (B) after the date of this Agreement but prior to such termination, a bona fide written Acquisition Proposal shall have been publicly announced or otherwise publicly communicated to the holders of Common Shares and not subsequently withdrawn at least three (3) days prior to such termination and (C) within nine (9) months after such termination either an Acquisition Transaction is consummated or the Company shall have entered into a definitive agreement with respect to an Acquisition Transaction that is subsequently consummated (provided, that for purposes of this clause (C), the references to twenty percent (20%) and eighty percent (80%) in the definition of “Acquisition Transaction” shall be deemed to be references to fifty percent (50%)), then the Company shall promptly, but in no event later than three (3) Business Days after the date on which the Company consummates such Acquisition Transaction, pay Parent an amount equal to $5,086,087 (the “Termination Fee”) by wire transfer of immediately available funds;

(ii)               this Agreement is terminated by Parent pursuant to Section 6.4(a) or Section 6.4(b), then the Company shall promptly, but in no event later than three (3) Business Days after the date of such termination, pay Parent the Termination Fee by wire transfer of immediately available funds; or

(iii)             this Agreement is terminated by the Company pursuant to Section 6.3(a) or Section 6.3(c), then the Company shall, immediately prior to or substantially concurrently with such termination, pay Parent the Termination Fee by wire transfer of immediately available funds.

For the avoidance of doubt, in no event shall the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under multiple provisions of this Agreement at the same time or at different times or upon the occurrence of different events.

In addition to the payment of the Termination Fee, in the event that this Agreement is terminated pursuant to Section 6.2(a) before obtaining the Company Requisite Vote or pursuant to Section 6.2(b), the Company shall, upon demand of Parent accompanied by copies of all appropriate invoices, promptly, but in no event later than three (3) Business Days after the date

A-69

of such demand, reimburse Parent for the out-of-pocket costs and expenses incurred by or on behalf of Parent and/or Merger Sub in connection with the transactions contemplated by this Agreement, up to a maximum amount equal to $2,119,203 (it being agreed and understood that any amounts paid pursuant to this paragraph shall be credited against any Termination Fee ultimately due pursuant to Section 6.5(b)(i)).

(c)                In the event that this Agreement is terminated pursuant to (i) Section 6.3(b), Section 6.3(d) or Section 6.3(e) or (ii) Section 6.2(a) and at the time of such termination this Agreement could have been terminated by the Company pursuant to Section 6.3(b) or Section 6.3(d), then Parent shall promptly, but in no event later than three (3) Business Days after the date of such termination, pay or cause to be paid to the Company an amount equal to $8,476,812 (the “Parent Fee”), by wire transfer of immediately available funds. For the avoidance of doubt in no event shall Parent be required to pay the Parent Fee on more than one occasion, whether or not the Parent Fee may be payable under multiple provisions of this Agreement at the same time or at different times or upon the occurrence of different events.

(d)               The parties acknowledge that the agreements contained in this Section 6.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if the Company fails to promptly pay the amount due pursuant to Section 6.5(b) or Parent fails to promptly pay the amount due pursuant to Section 6.5(c), and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amount set forth in Section 6.5(b) or any portion thereof or a judgment against Parent for the amount set forth in Section 6.5(c) or any portion thereof, the Company shall pay to Parent or Merger Sub, on the one hand, or Parent shall pay to the Company, on the other hand, (i) its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with such suit and (ii) interest on the amount payable pursuant to such judgment, at the prime rate as published in the Wall Street Journal in effect on the date such payment was originally required to be made pursuant to Section 6.5(b) or Section 6.5(c), as the case may be, with such interest being payable in respect of the period from the date that payment was originally required to be made pursuant to Section 6.5(b) or Section 6.5(c), as the case may be, through the date of payment.

(e)                In the event that Parent shall receive full payment of the Termination Fee, the receipt of the Termination Fee, together with any indemnification or reimbursement owed pursuant to Section 6.5(d), shall be deemed to be liquidated damages and the sole and exclusive remedy of Parent, Merger Sub and their respective Affiliates against the Company, its Subsidiaries and any of their respective former, current or future equity holders, controlling Persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Physician Practices, Affiliates or assignees and any and all former, current or future equity holders, controlling Persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates, Physician Practices or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing (collectively, “Company Related Parties”), and no Company Related Party shall have any other liability or obligation for any or all losses or damages suffered or incurred by Parent, Merger Sub or any other Person in connection with this Agreement (and the termination

A-70

hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for the termination of this Agreement, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company, any of its Affiliates or any Company Related Party arising out of this Agreement, any of the transactions contemplated hereby, or any matters forming the basis for the termination of this Agreement. For the avoidance of doubt, (i) under no circumstances will Parent or Merger Sub be entitled to amounts in excess of the amount of the Termination Fee (and any payment pursuant to Section 6.5(d)) and (ii) although Parent and Merger Sub may pursue both a grant of specific performance in accordance with Section 7.8 and the payment of the Termination Fee under Section 6.5(b), under no circumstances shall Parent or Merger Sub be permitted or entitled to receive both a grant of specific performance that results in the Closing and any portion of the Termination Fee.

(f)                In the event that the Company shall receive full payment of the Parent Fee, the receipt of the Parent Fee, together with any indemnification or reimbursement owed pursuant to Section 4.14(d) or Section 6.5(d), shall be deemed to be liquidated damages and the sole and exclusive remedy of Company and its Subsidiaries and stockholders against Parent, Merger Sub and any of their respective former, current or future equity holders, controlling Persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees and any and all former, current or future equity holders, controlling Persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing, and any Financing Source and each Affiliate, officer, director, employee, controlling Person, advisor, agent, attorney or representative of any Financing Source (collectively, “Parent Related Parties”), and no Parent Related Party shall have any other liability or obligation for any or all losses or damages suffered or incurred by the Company or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for the termination of this Agreement, and none of the Company, any of its Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Parent, Merger Sub or any other Parent Related Party arising out of this Agreement, the Financing Commitments, the Limited Guaranty or any of the transactions contemplated hereby, or any matters forming the basis for the termination of this Agreement. For the avoidance of doubt, (i) under no circumstances will the Company be entitled to amounts in excess of the amount of the Parent Fee (and any payment pursuant to Section 4.14(d) or Section 6.5(d)) and (ii) although the Company may pursue both a grant of specific performance in accordance with Section 7.8 and the payment of the Parent Fee under Section 6.5(c), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance that results in the Closing and any portion of the Parent Fee.

Article VII.
MISCELLANEOUS AND GENERAL

7.1             Survival. None of the representations, warranties, covenants or agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided, however, that those covenants and agreements contained in

A-71

this Agreement that by their terms apply, or are to be performed in whole or in part, following the Effective Time shall survive the Effective Time until fully performed.

7.2             Amendment. Except as otherwise expressly provided in this Agreement, this Agreement may be amended by the parties hereto at any time by execution of a written instrument by each of the Company, Parent and Merger Sub; provided, however, that in the event that this Agreement has been duly adopted by the holders of Common Shares, no amendment shall be made to this Agreement that requires the approval of the holders of Common Shares under applicable Law without such approval.

7.3             Extension; Waiver. At any time and from time to time prior to the Effective Time, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of another party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any instrument delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

7.4             Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement. For purposes of this Agreement, a facsimile or portable document format (pdf) signature will be considered an original signature.

7.5             Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

7.6              Consent to Jurisdiction.

(a)                Subject to Section 7.6(b), each of the parties hereto (i) irrevocably and unconditionally consents and submits itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, County of New Castle, or, only if that court does not have subject matter jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined only in any such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court and (v) waives any objection that it may now or hereafter have to the venue of any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any such court or that such action or proceeding was brought in an inconvenient forum, and agrees not to plead or claim the same. Each party hereto irrevocably agrees that any party hereto may make service on another party hereto by sending or delivering a copy of the process to the party to be

A-72

served at the address and in the manner provided for the giving of notices in Section 7.9; provided, that nothing in this Section 7.6(a) shall affect the right of any Person to serve legal process in any other manner permitted by Law.

(b)               Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing Commitment or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or the United States District Court for the Southern District of New York, and that the provisions of Section 7.7 shall relate thereto.

7.7             WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY ACTION OR PROCEEDING AGAINST A FINANCING SOURCE) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING (WHETHER BASED ON TORT, CONTRACT OR OTHERWISE). EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.7.

7.8              Remedies.

(a)                Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

(b)               The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law

A-73

or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief sought in accordance with this Section 7.8 on the basis that (i) the party seeking such remedy has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

(c)                Notwithstanding Section 7.8(b), it is explicitly agreed that the Company shall be entitled to enforce specifically the obligations of Parent and Merger Sub to cause the Equity Financing to be funded to fund the Merger only in the event that (i) all conditions set forth in Section 5.1 and Section 5.2 have been satisfied (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing) at the time when the Closing would have occurred but for the failure of the Equity Financing to be funded, (ii) the Debt Financing (or, if alternative financing is being used in accordance with Section 4.14, pursuant to the commitments with respect thereto) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing and (iii) the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, then it would take such actions required of it under this Agreement to cause the Closing to occur. For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically the obligation of Parent or Merger Sub to cause the Equity Financing to be funded or to complete the Merger if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing).

7.9             Notices. Any notices and other communications hereunder shall be deemed to have been duly delivered and received (a) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, (c) immediately upon delivery by hand or (d) immediately upon facsimile transmission (with a written or electronic confirmation of delivery) if sent during normal business hours of the recipient, or, if not sent during normal business hours of the recipient, then on the next Business Day, in each case to the intended recipient as set forth below:

If to Parent or Merger Sub, to it at:

c/o Sagard Capital Partners Management Corp.

325 Greenwich Avenue, 2nd Floor

Greenwich, Connecticut 06830

Attention:     Chief Executive Officer

Facsimile:     (203) 629-6721

with a copy to:

Finn Dixon & Herling LLP

177 Broad Street

Stamford, Connecticut 06901

Attention:     Charles J. Downey III, Esq.

Facsimile:     (203) 325-5001

A-74

If to the Company, to it at:

IntegraMed America, Inc.

Two Manhattanville Road

Purchase, New York 10577

Attention:     Claude E. White, Esq.

Facsimile:     (914) 253-8010

with a copy to:

Dorsey & Whitney LLP

51 West 52nd Street

New York, New York 10019-6119

Attention:     Steven Khadavi, Esq.

Facsimile:     (646) 390-6549

Any party to this Agreement may give any notice or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly delivered and received unless and until it is actually received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner set forth in this Section 7.9.

7.10          Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Confidentiality Agreement, the Voting Agreement, the Financing Commitments and the Limited Guaranty constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all other prior agreements, understandings, representations and warranties by or among the parties hereto, or any of them, whether written or oral, with respect to the subject matter hereof.

7.11          No Third Party Beneficiaries.

(a)                Except as provided (i) in Section 4.11 (with respect to which the Indemnified Parties, each of the other persons who are beneficiaries under the Current D&O Insurance Policies and their respective heirs and legal representatives shall be third party beneficiaries, but only following the Effective Time), (ii) the penultimate sentence of Section 4.14(d) (with respect to which the Representatives described in such sentence shall be third party beneficiaries), (iii) Section 6.5(e) (with respect to which the Company Related Parties shall be third party beneficiaries), (iv) Section 6.5(f) (with respect to which the Parent Related Parties, including the Financing Sources, shall be third party beneficiaries), (v) Section 7.6(b) (with respect to which the Financing Sources shall be third party beneficiaries) and (vi) Section 7.7 (with respect to which the Financing Sources shall be third party beneficiaries), this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns. Notwithstanding the immediately preceding sentence, following the Effective Time, (1) the provisions of Article II relating to the payment of the Per Share Merger Consideration shall be enforceable by holders of Certificates and Book-Entry Shares, (2) the provisions of Article II relating to the payment of the

A-75

Option Consideration shall be enforceable by holders of Company Options and (3) the provisions of Article II relating to the payment of Company Restricted Stock shall be enforceable by holders of Company Restricted Stock. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations or warranties are subject to waiver by the parties hereto in accordance with Section 7.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(b)               The Company acknowledges and agrees that it has no right of recovery against Parent, Merger Sub or any other Parent Related Party, whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of Parent or Merger Sub against any other Parent Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except for its rights (i) against Parent and Merger Sub under, and solely in accordance with the terms of, this Agreement, (ii) against the Guarantor under, and solely in accordance with the terms of, the Limited Guaranty (subject to the Cap (as defined in the Limited Guaranty)), (iii) under, and solely in accordance with the terms of, the Equity Financing Commitment and (iv) under, and solely in accordance with the terms of, the Confidentiality Agreement. The Company hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, this Agreement, the Equity Financing Commitment or the transactions contemplated hereby or thereby, or in respect of any oral representations made or alleged to be made in connection herewith or therewith, against Parent, Merger Sub or any other Parent Related Party, except for (1) claims against Parent and/or Merger Sub under, and solely in accordance with the terms of, this Agreement, (2) claims against the Guarantor under, and solely in accordance with the terms of, the Limited Guaranty (and subject to the Cap), (3) the Company’s limited rights to cause enforcement of the Equity Financing Commitment pursuant to the terms thereof and the conditions in this Agreement or (4) claims by the Company for breach of the Confidentiality Agreement.

7.12          Obligations of Parent, the Company and the Surviving Corporation. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

7.13          Transfer Taxes. Except as expressly contemplated in Section 2.9(b), all transfer, documentary, sales, use, stamp, recording, registration and other such Taxes and fees (including penalties and interest thereon) incurred in connection with the Merger shall be paid by Parent or Merger Sub when due, and Parent and Merger Sub shall, at their own expense, properly file on a timely basis all necessary Tax Returns and other documentation with respect to any such Taxes.

A-76

7.14          Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to negotiate in good faith to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

7.15          Company Disclosure Letter. The Company Disclosure Letter shall be arranged in Sections corresponding to the Sections of this Agreement. The disclosure set forth in any particular Section of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section of this Agreement and (ii) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but, in the case of clause (ii), only if the relevance of that disclosure as an exception to (or disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure. The inclusion of any information in the Company Disclosure Letter shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or is outside of the ordinary course of business.

7.16          Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void; provided, that (a) prior to the date that the definitive Proxy Statement is printed, Parent and Merger Sub may assign or transfer their respective rights under this Agreement to any Affiliate without the prior written consent of the Company provided that the Commitment Letters and the Limited Guaranty remain in full force and effect and (b) after the Effective Time, each of Parent and Merger Sub may assign its rights and obligations hereunder to the Financing Sources providing the Debt Financing, pursuant to the terms thereof, to the extent necessary for the purposes of creating a security interest herein or otherwise assigning as collateral in respect of such Debt Financing; provided, further, that no such assignment shall release any assigning party from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

[Signature page follows.]

A-77

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

SCP-325 HOLDING CORP.

By:	/s/ Dan Friedberg
	Name:	Dan Friedberg
	Title:	President

SCP-325 MERGER SUB, INC.

By:	/s/ Dan Friedberg
	Name:	Dan Friedberg
	Title:	President

INTEGRAMED AMERICA, INC.

By:	/s/ Jay Higham
	Name:	Jay Higham
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF VOTING AGREEMENT

[See Annex D]

EXHIBIT B

FORM OF SURVIVING CORPORATION CERTIFICATE OF INCORPORATION

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

INTEGRAMED AMERICA, INC.

Article I.
NAME

The name of the Corporation (the “Corporation”) is IntegraMed America, Inc.

Article II.
ADDRESS

The registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

Article III.
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may be hereafter amended (the “Delaware Statute”).

Article IV.
CAPITAL STOCK

The authorized capital stock the Corporation shall consist of twenty million (20,000,000) shares of Common Stock, par value of $0.01 (the “Common Stock”).

Article V.
POWERS OF DIRECTORS; ELECTION OF DIRECTORS

In furtherance and not in limitation of the powers conferred by the Delaware Statute, the Board of Directors is expressly authorized and empowered, without the assent or vote of the stockholders of the Corporation, to make, alter, amend and repeal the By-laws of the Corporation, in any manner not inconsistent with the Delaware Statute or the Certificate of Incorporation. Election of directors need not be by ballot, unless the By-laws of the Corporation shall so provide.

Article VI.
AMENDMENT OF CERTIFICATE OF INCORPORATION

From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the Delaware Statute at that time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of the Delaware Statute.

Article VII.
INDEMNIFICATION AND EXCULPATION OF DIRECTORS

(i)                 The Corporation shall, to the fullest extent permitted by Section 145 of the Delaware Statute or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section. The Corporation shall advance expenses to the fullest extent permitted by said Section. Such right to indemnification and advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-laws, agreement, vote of stockholders or disinterested directors or otherwise.

(ii)               To the fullest extent that the Delaware Statute permits the limitation or elimination of the liability of directors, no director shall be personally liable to the Corporation or its stockholders for any monetary damages for breach of fiduciary duty as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Statute, or (iv) for any transaction from which such director derived an improper personal benefit.

(iii)             Neither the amendment or repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article shall adversely affect any right or protection existing under this Article at the time of such amendment or repeal.

ANNEX B

[LETTERHEAD OF Jefferies & Company, Inc.]

June 9, 2012

The Board of Directors

IntegraMed America, Inc.
Two Manhattanville Road
Purchase, New York 10577

The Board of Directors:

We understand that IntegraMed America, Inc. (“IntegraMed”), SCP-325 Holding Corp. (“Sagard Parent”), an affiliate of Sagard Capital Partners, L.P. (“Sagard”), and SCP-325 Merger Sub, Inc., a wholly owned subsidiary of Sagard Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into IntegraMed (the “Merger”) and each outstanding share of the common stock, par value $0.01 per share, of IntegraMed (“IntegraMed Common Stock”), other than shares owned by IntegraMed as treasury stock or any subsidiary of IntegraMed, Sagard Parent, Merger Sub or any other subsidiary of Sagard Parent (which shares will be cancelled) or as to which dissenters rights have been properly exercised, will be converted into the right to receive $14.05 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by holders of IntegraMed Common Stock (other than Sagard and its affiliates) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

In arriving at our opinion, we have, among other things:

(i)	reviewed an execution version provided on June 9, 2012 of the Merger Agreement;
(ii)	reviewed certain publicly available financial and other information about IntegraMed;
(iii)	reviewed certain information furnished to us by the management of IntegraMed relating to the business, operations and prospects of IntegraMed, including financial forecasts and estimates prepared by the management of IntegraMed;
(iv)	held discussions with members of senior management of IntegraMed concerning the matters described in clauses (ii) and (iii) above;
(v)	held discussions, at the direction of IntegraMed, with third parties to solicit indications of interest in the possible acquisition of IntegraMed;
(vi)	reviewed the stock trading price history and implied multiples for IntegraMed Common Stock and compared them with those of certain publicly traded companies that we deemed relevant;
(vii)	compared the financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant; and
(viii)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by IntegraMed or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the management of IntegraMed that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise), nor did we conduct a physical inspection of any of the properties or facilities, of IntegraMed and we have not been furnished with, and assume no responsibility to obtain, any such evaluations, appraisals or physical inspections.

B-1

With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. We have been informed, however, and we have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of IntegraMed as to the future financial performance of IntegraMed. We express no opinion as to any such financial forecasts or the assumptions on which they are made.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of any legal, accounting or tax matters affecting IntegraMed, and we have assumed the correctness in all respects material to our analysis of all legal, accounting and tax advice given to IntegraMed or its Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to IntegraMed and its stockholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the Merger to any holder of IntegraMed Common Stock. We have assumed that the final Merger Agreement will be substantially similar to the execution version reviewed by us. We also have assumed that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on IntegraMed or the Merger.

It is understood that our opinion is for the use and benefit of the Board of Directors of IntegraMed (in its capacity as such) in its evaluation of the Merger, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to IntegraMed, nor does it address the underlying business decision by IntegraMed to engage in the Merger or the terms of the Merger Agreement or any voting or other agreements, documents or arrangements referred to therein or entered into in connection with the Merger. Our opinion does not constitute a recommendation as to how any stockholder should vote or act with respect to the Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of IntegraMed, other than holders of IntegraMed Common Stock as expressly set forth herein. We express no opinion as to the price at which shares of IntegraMed Common Stock will trade at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of IntegraMed’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Consideration or otherwise. The issuance of our opinion has been authorized by the Fairness Committee of Jefferies & Company, Inc.

We have been engaged by IntegraMed to act as its financial advisor in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and the principal portion of which is payable contingent upon consummation of the Merger. We will be reimbursed for expenses incurred in connection with our engagement. IntegraMed also has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. We maintain a market in the securities of IntegraMed and, in the ordinary course of business, we and our affiliates may trade or hold securities of IntegraMed and/or affiliates of Sagard for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may in the future seek to provide financial advisory and financing services to IntegraMed, Sagard or entities that are affiliated with IntegraMed or Sagard, for which we would expect to receive compensation.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by holders of IntegraMed Common Stock (other than Sagard and its affiliates) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Jefferies & Company, Inc.

Jefferies & Company, Inc.

B-2

ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

(a)                 Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)                 Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)                 Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)                 Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.                   Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.                   Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.                    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.                   Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)                 In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)                 Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)                 Appraisal rights shall be perfected as follows:

(1)                 If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance

C-1

with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)                 If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)                 Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

(f)                  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition

C-2

by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)                 At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)                 After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)                   The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)                  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)                 From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)                   The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

C-3

ANNEX D

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into as of June 10, 2012 by and between the undersigned stockholders (“Stockholders”) of IntegraMed America, Inc., a Delaware corporation (the “Company”), and SCP-325 Holding Corp., a Delaware corporation (“Parent”). The obligations, representations and warranties of the undersigned Stockholders hereunder are several and not joint and several.

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Parent and SCP-325 Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), providing for, among other things, the merger (the “Merger”) of Merger Sub with and into the Company upon the terms and subject to the conditions contained in the Merger Agreement;

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that each Stockholder execute and deliver this Agreement; and

WHEREAS, in order to induce Parent to enter into the Merger Agreement, each Stockholder is willing to make certain representations, warranties, covenants and agreements with respect to the shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) shown as owned of record and/or beneficially owned by such Stockholder on Annex I hereto (the “Original Shares” and, together with any additional shares of Company Common Stock acquired pursuant to Section 9, the “Subject Shares”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1.                  Definitions. Capitalized terms used herein but not otherwise defined have the meanings ascribed to them in the Merger Agreement.

2.                  Representations and Warranties.

(a)                Each Stockholder hereby represents and warrants to Parent that:

(i)                 (A) such Stockholder owns of record and/or beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act) all of the Original Shares free and clear of any Liens and (B) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Stockholder is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares.

(ii)               Such Stockholder does not beneficially own any shares of Company Common Stock other than the Original Shares.

D-1

(iii)             Such Stockholder (to the extent an entity) is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

(iv)             Such Stockholder has full corporate power and authority to enter into, execute and deliver this Agreement and to perform fully such Stockholder’s obligations hereunder, and such Stockholder has taken all corporate action necessary to execute and deliver this Agreement and to perform its obligations hereunder.

(v)               Such Stockholder has full power and authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully such Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery of this Agreement by Parent, constitutes a valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(vi)             None of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or the compliance by such Stockholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or Law applicable to such Stockholder or to such Stockholder’s property or assets.

(vii)           Except for (A) the applicable requirements of the Exchange Act and (B) the approval of this Agreement by the Board of Directors and/or the stockholders of the Company for purposes of Section 203 of the DGCL, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of such Stockholder is required in connection with the valid execution and delivery of this Agreement. No consent of such Stockholder’s spouse is necessary under any “community property” or other laws in order for such Stockholder to enter into and perform such Stockholder’s obligations under this Agreement.

(viii)         Any proxies heretofore given by such Stockholder in respect of the Original Shares are not irrevocable.

(ix)             Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Stockholder.

(b)               Parent hereby represents and warrants to the Company that: (i) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) Parent has full corporate power and authority to enter into, execute and deliver this Agreement and to perform fully Parent’s obligations hereunder; (iii) Parent has taken all corporate action necessary in order to execute and deliver this Agreement; and (iv) this Agreement has been duly and validly executed and delivered by Parent and, assuming the due execution and delivery of this Agreement by such Stockholder, constitutes a valid and binding

D-2

agreement of Parent enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception.

3.                  Agreement to Vote Subject Shares; Irrevocable Proxy.

(a)                Each Stockholder agrees, during the term of this Agreement, to vote the Subject Shares, and to cause any holder of record of Subject Shares to vote or execute a written consent or consents if stockholders of the Company are requested to vote their shares through the execution of an action by written consent in lieu of an annual or special meeting of stockholders of the Company: (i) in favor of the Merger, the Merger Agreement and the other transactions contemplated thereby (and any actions required in furtherance thereof, including, but not limited to, waiving any notice that may have been or may be required as a result of or relating to the Merger, the Merger Agreement and the other transactions contemplated thereby), at every meeting (or in connection with any action by written consent) of the stockholders of the Company at which such matters are considered and at every adjournment or postponement thereof; and (ii) against (1) any Acquisition Proposal, (2) any action, proposal, transaction or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of a Stockholder contained in this Agreement and (3) any action, proposal, transaction or agreement involving the Company that would impede, interfere with, delay, discourage, adversely affect or inhibit the transactions contemplated by the Merger Agreement, including the Merger.

(b)               Each Stockholder hereby appoints Parent and any designee of Parent, and each of them individually, as such Stockholder’s proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Subject Shares in accordance with Section 3(a). This proxy and power of attorney is given to secure the performance of the duties of each Stockholder under this Agreement. Each Stockholder shall take such further action or execute and deliver such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by each Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Stockholder with respect to the Subject Shares. The power of attorney granted by each Stockholder herein is a durable power of attorney and shall survive the death or incapacity of such Stockholder. The proxy and power of attorney granted by each Stockholder herein shall terminate upon the termination of this Agreement.

4.                  No Voting Trusts or Other Arrangements. Each Stockholder agrees that, during the term of this Agreement, such Stockholder will not, and will not permit any entity under such Stockholder’s control to, deposit any of the Subject Shares in a voting trust, grant any proxies with respect to the Subject Shares or subject any of the Subject Shares to any arrangement with respect to the voting of the Subject Shares other than agreements entered into with Parent or an Affiliate of Parent.

5.                  Transfer and Encumbrance. Each Stockholder agrees that, during the term of this Agreement, such Stockholder will not directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of (including by gift, by merger, by testamentary disposition,

D-3

by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangements that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Subject Shares or encumber (as applicable, a “Transfer”) any of the Subject Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of any of the Subject Shares or Stockholder’s voting or economic interest therein. Any attempted Transfer of Subject Shares or any interest therein in violation of this Section 5 shall be null and void. Notwithstanding the above, this Section 5 shall not prohibit a Transfer of Subject Shares by a Stockholder to an Affiliate of such Stockholder, or to any member of such Stockholder’s immediate family, or to a trust for the benefit of such Stockholder or any member of such Stockholder’s immediate family, or upon the death of such Stockholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in writing to be bound by all of the terms of this Agreement.

6.                  Stockholder Actions. Each Stockholder covenants and agrees that prior to the consummation of the Merger, such Stockholder shall not take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have or would reasonably be expected to have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Stockholder of such Stockholder’s obligations under this Agreement.

7.                  Non-Solicitation Agreement. Each Stockholder covenants and agrees, during the term of this Agreement, not to, directly or indirectly, (a) solicit or encourage submission of any Acquisition Proposal by any Person (other than Parent and its affiliates, agents, and representatives) or (b) participate in any discussions or negotiations with, or disclose any information concerning the Company or any of the Company’s affiliates to, or afford access to the properties, books, or records of the Company or any of the Company’s affiliates, or otherwise assist or facilitate, or enter into any Contract with, any Person (other than Parent and its affiliates, agents, and representatives) in connection with any Acquisition Proposal with respect to the Company. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 7 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 7 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.

8.                  Confidentiality. Each Stockholder shall hold any and all information (a) regarding this Agreement, the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement, and (b) related to business or financial affairs of Parent or its subsidiaries that such Stockholder has been or shall become privy to by reason of this Agreement, the Merger, the Merger Agreement, and the transactions contemplated by the Merger Agreement, in either case with respect to clause (a) or (b) whether furnished to such Stockholder directly or indirectly, and whether furnished prior to or following the date hereof, by Parent or the Company or to such Stockholder in connection with the Merger Agreement, in strict confidence and shall not divulge any such information to any third person other than (i) its

D-4

professional advisers, or (ii) employees, officers or directors of such Stockholder, who are bound by confidentiality restrictions and have a reasonable need to know such information.

9.                  Additional Subject Shares. Each Stockholder agrees that all shares of Company Common Stock that such Stockholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) of after the execution and delivery of this Agreement shall be subject to the terms of this Agreement and shall constitute Subject Shares for all purposes of this Agreement.

10.              Waiver of Appraisal and Dissenters’ Rights. Each Stockholder agrees not to seek appraisal or assert any rights of dissent from the Merger that it may have under Section 262 of the DGCL and, to the extent permitted by applicable Law, such Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under Section 262 of the DGCL.

11.              Termination. This Agreement shall automatically terminate, and neither Parent nor any Stockholder shall have any rights or obligations hereunder, and this Agreement shall become null and void, upon the earliest to occur of (a) the mutual consent of Parent and the Stockholders, (b) the Effective Time, (c) the termination of the Merger Agreement in accordance with its terms, (d) the Board of Directors of the Company expressly withdrawing the Company Recommendation in accordance with the terms of the Merger Agreement and (e) upon written notice by the Stockholders to Parent upon a bona fide third party having made a bona fide written Acquisition Proposal after the date hereof which is a Superior Proposal to acquire all of the outstanding Common Shares for cash at a per share price of at least $16.50 per share (as adjusted for stock splits, reverse stock splits, share combinations, stock dividends, recapitalizations and the like). Notwithstanding the above, the termination of this Agreement will not relieve any party hereto from liability for any willful breach of, or fraud in connection with, this Agreement.

12.              Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that he or it, as the case may be, will not oppose the granting of an injunction, specific performance or other equitable relief sought in accordance with this Section 12 on the basis that (i) the party seeking such remedy has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

13.              Entire Agreement. This Agreement, including Annex I, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements, understandings, representations and warranties by or between the parties hereto, or any of them, whether written or oral, with respect to the subject matter hereof.

D-5

14.              Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Parent and each Stockholder or, in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation of this Agreement, whether intentional or not, will be deemed to extend to any prior or subsequent breach or violation hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

15.              Notices. Any notices and other communications hereunder shall be deemed to have been duly delivered and received (a) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, (c) immediately upon delivery by hand or (d) immediately upon facsimile transmission (with a written or electronic confirmation of delivery) if sent during normal business hours of the recipient, or, if not sent during normal business hours of the recipient, then on the next Business Day, in each case to the intended recipient as set forth below:

If to Parent, to it at:

c/o Sagard Capital Partners Management Corp.

325 Greenwich Avenue, 2nd Floor

Greenwich, Connecticut 06830

Attention:	Chief Executive Officer
Facsimile:	(203) 629-6721

with a copy to:

Finn Dixon & Herling LLP

177 Broad Street

Stamford, Connecticut 06901

Attention:	Charles J. Downey III, Esq.
Facsimile:	(203) 325-5001

If to Stockholder, to such Stockholder at the address on Annex I.

Any party to this Agreement may give any notice or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly delivered and received unless and until it is actually received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other party to this Agreement notice in the manner set forth in this Section 15.

16.              Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

D-6

17.              Consent to Jurisdiction. Each of the parties hereto (a) irrevocably and unconditionally consents and submits itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, County of New Castle, or, only if that court does not have subject matter jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined only in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court and (e) waives any objection that it may now or hereafter have to the venue of any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any such court or that such action or proceeding was brought in an inconvenient forum, and agrees not to plead or claim the same. Each party hereto irrevocably agrees that any party hereto may make service on the other party hereto by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 15; provided, that nothing in this Section 17 shall affect the right of any Person to serve legal process in any other manner permitted by Law.

18.              WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING (WHETHER BASED ON TORT, CONTRACT OR OTHERWISE). EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 18.

19.              Publication. Each Stockholder hereby permits the Company and Parent to publish and disclose in the Proxy Statement, the Company Reports and any form, report or other document required to be filed or furnished by Parent with the SEC pursuant to the Exchange Act such Stockholder’s identity and ownership of the Subject Shares and the nature of such Stockholder’s commitments, arrangements and understandings pursuant to this Agreement; provided, that Parent shall, and shall use its reasonable best efforts to cause the Company to, provide such Stockholder and its counsel with a reasonable opportunity to review and comment on such disclosure and Parent shall, and shall use its reasonable best efforts to cause the Company to, consider in good faith any comments reasonably proposed by such Stockholder and/or its counsel.

D-7

20.              No Third Party Beneficiaries. Except as provided in Section 19 (with respect to which the Company shall be a third party beneficiary), this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

21.              Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to negotiate in good faith to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable term.

22.              Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement. For purposes of this Agreement, a facsimile or portable document format (pdf) signature will be considered an original signature.

23.              Further Assurances. Each party hereto shall execute and deliver such additional documents and take such further actions as may be necessary or desirable to effect the transactions contemplated by this Agreement.

24.              Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other party hereto, and any such assignment without such prior written consent shall be null and void; provided, that Parent may assign or transfer its rights under this Agreement to any Affiliate of Parent, but no such assignment shall release Parent from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

25.              Interpretation. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect the meaning or interpretation of this Agreement. No summary of this Agreement by a party hereto shall affect the meaning or interpretation of this Agreement. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The words “hereof,” “herein,” “hereunder,” hereby” and “herewith” and words of similar import when used in this Agreement shall, unless otherwise indicated, refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” unless otherwise indicated. All pronouns and all

D-8

variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require. Where a word or phrase is defined herein, each of its other grammatical forms has a corresponding meaning. A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[Signature page follows.]

D-9

IN WITNESS WHEREOF, each Stockholder, Parent and the Company have executed and delivered this Agreement as of the date first written above.

IAT REINSURANCE COMPANY LTD.

By: /s/ David Pirrung

 Name: David Pirrung

 Title: Chief Financial Officer

WILSHIRE INSURANCE COMPANY

By: /s/ David Pirrung

 Name: David Pirrung

 Title: Senior Vice President and Treasurer

SCP-325 HOLDING CORP.

By: /s/ Dan Friedberg_

 Name: Dan Friedberg

 Title: President

* * *

The undersigned may be deemed to beneficially own the Subject Shares and agrees to be bound by this Voting Agreement in accordance with its terms as a “Stockholder.”

Dated as of the date first set forth above:

/s/ Peter R. Kellogg

Peter R. Kellogg

[Signature Page to Voting Agreement]

Annex I

Name/Address of Stockholder	Number of Shares Owned of Record	Number of Shares Beneficially Owned
IAT Reinsurance Company Ltd. 48 Wall Street, 30th Floor New York, New York 10005 Attention: Peter Kellogg	2,596,084	2,596,084
Wilshire Insurance Company 48 Wall Street, 30th Floor New York, New York 10005 Attention: Peter Kellogg	625,000	625,000
Total	3,221,084	3,221,084

0                   ■

PROXY
INTEGRAMED AMERICA, INC.

Special Meeting of Stockholders to be Held on                                      , 2012

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned stockholder of IntegraMed America, Inc. (the “Company”) acknowledges receipt of the Notice of Special Meeting of Stockholders and the accompanying Proxy Statement dated                                     , 2012 and, revoking all prior proxies, hereby appoints each of Jay Higham, Timothy P. Sheehan and Claude E. White as proxy, with full power of substitution, to represent the undersigned stockholder at the Special Meeting of Stockholders of the Company to be held at the Company’s headquarters located at Two Manhattanville Road, 3rd Floor, Purchase, New York 10577 on                                     , 2012 at 10:00 a.m. local time and at any adjournments or postponements thereof, and to vote the shares of common stock of the Company the undersigned stockholder would be entitled to vote if personally present, as indicated on the reverse.

(Continued and to be signed on the reverse side.)

■	14475 ■

SPECIAL MEETING OF STOCKHOLDERS OF

INTEGRAMED AMERICA, INC.

                                  , 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.	COMPANY NUMBER
Vote online/phone until 11:59 p.m. EDT the day before the meeting.	ACCOUNT NUMBER
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the special meeting.

Ü Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the internet. Ü

■ [____________________] [_] [______]
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
FOR AGAINST ABSTAIN

The Board of Directors unanimously recommends a vote “FOR” Proposal 1.

1. To adopt and approve the Agreement and Plan of Merger, dated as of June 10, 2012 (the “Merger Agreement”), by and among SCP-325 Holding Corp., SCP-325 Merger Sub, Inc. and the Company.

☐ ☐ ☐

The Board of Directors unanimously recommends a vote “FOR” Proposal 2.

2. To approve, on a non-binding advisory basis, the merger-related executive compensation payable under existing agreements with the Company that the Company’s named executive officers will or may receive in connection with the merger contemplated by the Merger Agreement.

☐ ☐ ☐

The Board of Directors unanimously recommends a vote “FOR” Proposal 3.

3. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement or to constitute a quorum.

☐ ☐ ☐

In their discretion, proxies are authorized to vote upon such other business as may properly come before the special meeting.
The shares represented by this proxy will be voted as directed. If no contrary instruction is given, the shares represented by this proxy will be voted “FOR” Proposal 1, to adopt and approve the Merger Agreement, “FOR” Proposal 2, to approve, on a non-binding advisory basis, the merger-related executive compensation payable under existing agreements with the Company that the Company’s named executive officers will or may receive in connection with the merger contemplated by the Merger Agreement, and “FOR” Proposal 3, to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement or to constitute a quorum.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.		■